Exhibit 2.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

BBU, INC.,

GRUPO BIMBO, S.A.B. DE C.V.,

and

SARA LEE CORPORATION

dated as of November 9, 2010

i

(continued)

(continued)

		Page
Section 7.6	Asset Transfers	81
Section 7.7	Non-Solicitation	81
Section 7.8	Assumed Business Liabilities	82
Section 7.9	Corporate Names	82
Section 7.10	Brand Transition Products	82

	ARTICLE VIII
	COVENANTS RELATED TO TAX MATTERS
	82

Section 8.1	Allocation	82
Section 8.2	Apportionment	83
Section 8.3	Preparation and Filing of Tax Returns and Payment of Taxes	84
Section 8.4	Cooperation; Accounting and Tax Records	85
Section 8.5	Transfer Taxes	85
Section 8.6	Payments	86
Section 8.7	Refunds and Credits	86
Section 8.8	Tax Sharing Agreements	86
Section 8.9	Adjustment to Purchase Price	86

	ARTICLE IX
	CONDITIONS
	86

Section 9.1	Conditions to Each Party’s Obligations to Effect the Closing	86
Section 9.2	Additional Conditions to Obligations of Purchaser to Effect the Closing	87
Section 9.3	Additional Conditions to Obligations of Seller to Effect the Closing	87

	ARTICLE X
	TERMINATION
	88

Section 10.1	Termination	88
Section 10.2	Effect of Termination	89

	ARTICLE XI
	INDEMNIFICATION
	89

Section 11.1	Survival	89
Section 11.2	Indemnification by Seller	90
Section 11.3	Indemnification by Purchaser	91
Section 11.4	Indemnification for Taxes	92
Section 11.5	Indemnification Procedures	92
Section 11.6	Limits on Indemnification	95
Section 11.7	Assignment of Claims	96
Section 11.8	Tax Effect of Indemnification Payments	97
Section 11.9	Indemnification for Assumed Business Liabilities	97
Section 11.10	No Duplication; Exclusive Remedy	97
Section 11.11	Limitation on Set-off	98

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Reorganization
Exhibit B	Adjustment Liabilities
Exhibit C	Assumptions Regarding Adjustment Liabilities
Exhibit D-1	Form of Sara Lee North America License Agreement to Purchaser
Exhibit D-2	Form of Sara Lee Outside North America License Agreement to Purchaser
Exhibit D-3	Form of Ball Park License Agreement
Exhibit D-4	Form of Non-Trademark Intellectual Property License Agreement
Exhibit D-5	Form of Sara Lee North America License Agreement to Seller
Exhibit D-6	Form of Sara Lee Outside North America License Agreement to Seller
Exhibit E	Form of Seller Transition Services Agreement
Exhibit F-1	Form of Sara Lee North America Trademark Contribution Agreement
Exhibit F-2	Form of Sara Lee Outside North America Trademark Contribution Agreement
Exhibit F-3	Form of Contribution Agreement to Bakery
Exhibit G-1	Form of Newco A Certificate of Formation
Exhibit G-2	Form of Newco B Certificate of Formation
Exhibit H-1	Form of Newco A Operating Agreement
Exhibit H-2	Form of Newco B Operating Agreement
Exhibit H-3	Form of Newco A Cost Sharing Agreement
Exhibit H-4	Form of Newco B Cost Sharing Agreement
Exhibit H-5	Form of Newco A Separateness Agreement
Exhibit H-6	Form of Newco B Separateness Agreement
Exhibit I	Form of Steering Committee Agreement
Exhibit J	Form of Owner’s Affidavit
Exhibit K	Form of BBU Guaranty

Schedules

Schedule 1.1(a)	Adjusted Net Working Capital Example
Schedule 1.1(b)	Schedule of Persons with Knowledge
Schedule 2.2(b)	Purchase Price Allocation
Schedule 2.6(a)	Closing Balance Sheet Template
Schedule 3.4	Consents and Approvals
Schedule 4.3	Organizational Chart
Schedule 4.4(a)(ii)	Additional Businesses Financial Information Exceptions
Schedule 4.4(a)(iii)	Fresh Bakery Interim Balance Sheet Exceptions
Schedule 4.4(a)(iv)	Additional Businesses Interim Financial Information Exceptions
Schedule 4.5(a)	Absence of Certain Changes or Events
Schedule 4.5(b)	Undisclosed Liabilities
Schedule 4.5(c)	Financial Debt
Schedule 4.6(a)	Owned Property
Schedule 4.6(b)(i)	Leased Properties
Schedule 4.6(b)(ii)	Material Real Property Lease Consents
Schedule 4.6(c)	Lease Deficiencies
Schedule 4.6(d)	Real Property Leases Valid
Schedule 4.6(e)	Owned Property Encumbrances

v

(continued)

Schedule 4.7(a)	Material Contracts
Schedule 4.7(b)(i)	Material Contracts Valid
Schedule 4.7(b)(ii)	Compliance with Material Contracts
Schedule 4.8(a)	Affiliate Transactions
Schedule 4.8(b)	Affiliate Contracts
Schedule 4.9	Customers and Suppliers
Schedule 4.10	Sufficiency of Assets
Schedule 4.11	In-Force Insurance Policies
Schedule 4.12	Litigation
Schedule 4.13	Environmental Matters
Schedule 4.14	Compliance with Laws
Schedule 4.15(a)	Benefit Plans
Schedule 4.15(b)(ii)	Benefit Plans Determination Letters
Schedule 4.15(c)	Benefit Plan Matters
Schedule 4.15(d)	Companies Multiemployer Plans
Schedule 4.15(e)	Welfare Plans
Schedule 4.15(g)	Changes to Benefits Plans Payments
Schedule 4.15(h)	Transaction Compensation Arrangements
Schedule 4.15(i)	Companies Multiemployer Welfare Benefit Plan
Schedule 4.15(j)	Changes to Benefit Plans
Schedule 4.15(k)	Amendment and Termination of Benefit Plans
Schedule 4.16	Tax Matters
Schedule 4.17(a)	Owned Companies Intellectual Property
Schedule 4.17(b)(i)(A)	Material Written Licenses
Schedule 4.17(b)(i)(B)	Third Party Licenses
Schedule 4.17(b)(ii)	License-In Agreements
Schedule 4.17(b)(iii)	Access to Owned Companies Intellectual Property and License-In Agreements
Schedule 4.17(c)	Sufficiency of Intellectual Property
Schedule 4.17(d)	Use of IP
Schedule 4.17(e)(i)	Ownership of IP
Schedule 4.17(e)(ii)	Status of IP
Schedule 4.17(e)(iii)	Registration of IP
Schedule 4.17(e)(iv)	Compliance as to IP
Schedule 4.17(h)	IP Claims
Schedule 4.17(i)	Validity of Licenses
Schedule 4.17(j)	Limitations on IP
Schedule 4.18(i)	IT Contracts
Schedule 4.18(ii)	IT Licenses
Schedule 4.20(a)(i)	Collective Bargaining Agreements
Schedule 4.20(a)(ii)	Expired Collective Bargaining Agreements
Schedule 4.20(c)	Compliance with Labor Matters
Schedule 4.23(a)	Franchise Agreements
Schedule 4.23(b)	I/O Loan Guarantees
Schedule 6.1(a)	Interim Operations of the Companies
Schedule 6.1(b)(vi)	Capital Expenditures
Schedule 6.7	Intercompany Arrangements
Schedule 6.12	Shared Contracts
Schedule 6.14	Business Guaranties
Schedule 6.17	Former Seller Employees
Schedule 6.20	Transferred GIS Employees

(continued)

Schedule 7.1(i)	Days Off Accrual
Schedule 7.1(j)(i)	Agreements with Affected Employee
Schedule 7.1(j)(ii)	Agreements with I/Os
Schedule 7.1(o)	Senior Management Bonuses
Schedule 7.1(p)	TSA Employees
Schedule 7.1(r)	Employee Transfers
Schedule 7.1(s)	Workers’ Compensation Claims

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into as of November 9, 2010 by and among BBU, INC., a corporation incorporated under the laws of the State of Delaware (“Purchaser”), GRUPO BIMBO, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“Grupo Bimbo”), and SARA LEE CORPORATION, a corporation organized under the laws of the State of Maryland (“Seller”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article I.

WHEREAS, Seller directly owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of Sara Lee Bakery Group, Inc., a corporation organized under the laws of the State of Delaware (“Bakery”), and Sara Lee Vernon, LLC, a limited liability company organized under the laws of the State of Delaware (“Vernon” and together with Bakery, the “Companies”);

WHEREAS, prior to the consummation of the Closing Transactions, Seller, Bakery and Vernon will have completed the Reorganization such that, as of the Closing Date, among other things, none of the Excluded Subsidiaries will be owned by the Companies or any of the Companies’ Subsidiaries;

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, on the Closing Date, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares (the “Share Purchase” and together with the transactions contemplated by the Ancillary Agreements to be consummated at the Closing, the “Closing Transactions”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein (the sufficiency of which is acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For all purposes of this Agreement, the following capitalized terms shall have the following meanings:

“2010 Health Care Law” shall mean the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010.

“Accrued Bonus Amount” shall mean fifty percent (50%) of the amounts accrued for all bonuses of the Affected Employees as of Closing Date .

“Additional Businesses” shall mean the development, manufacture, marketing, distribution and/or sale of (i) bagels and English muffins produced at the Arlington, Texas, South Sioux City, Nebraska, and Vernon, California facilities of Seller and its Affiliates, (ii) pan bread produced at the Nashville, Tennessee facility of Seller and its Affiliates, and (iii) stuffing, croutons and bread crumbs produced at the Wisconsin Plant of Seller and its Affiliates, in the case of each of clauses (i), (ii) and (iii), for Seller’s foodservice bakery operations.

“Additional Businesses Financial Information” shall have the meaning set forth in Section 4.4(a)(ii) (Financial Statements).

“Additional Businesses Interim Financial Information” shall have the meaning set forth in Section 4.4(a)(iv) (Financial Statements).

“Adjusted Aggregate Net Indebtedness” shall mean (i) the aggregate combined amount of Indebtedness of the Companies (other than the I/O Loans and the I/O Loan Guarantees) less (ii) the aggregate combined amount of (x) all Outstanding Deposits and all cash not otherwise swept on or after the Closing Date from the accounts of the Companies or the Companies’ Subsidiaries to Seller or any of its Affiliates (and the Parties shall take into account any such cash sweeps in determining the Outstanding Deposits and cash on the Estimated Adjusted Closing Balance Sheet or the Closing Balance Sheet), and (y) cash equivalents and other short term securities of the Companies , in each case, determined as of the close of business on the Closing Date and in accordance with Seller Accounting Principles; provided, however, that if (A) the Vernon Mortgage has been defeased, (B) cash associated with such defeasance is, as of the Closing Date, on deposit in an account of the Companies or the Companies’ Subsidiaries or another account in the name of the Companies or the Companies’ Subsidiaries specified by the trustee relating to the Vernon Mortgage, and(C) the Indebtedness related to the Vernon Mortgage has not been cancelled, such Indebtedness shall not be included in the calculation of Adjusted Aggregate Net Indebtedness.

“Adjusted Net Working Capital” shall mean (i) the sum of the combined (A) trade accounts receivable, (B) notes receivable, (C) inventories, and (D) prepaid expenses and other current assets of the Companies less (ii) the sum of the combined (A) accounts payable, (B) Seller Outstanding Checks, and (C) accrued expenses (including current Taxes payable other than income and franchise tax) of Companies, with each such balance sheet line item being (x) determined as of the close of business on the Closing Date, (y) prepared in accordance with Seller Accounting Principles and the Adjusted Net Working Capital Example (z) calculated and adjusted in a manner consistent with the Adjusted Net Working Capital Example; provided, however, that “Adjusted Net Working Capital” shall not include any Adjustment Liabilities, any accrued bonuses, any Adjusted Aggregate Net Indebtedness, any deferred tax assets or liabilities, assets or liabilities relating to pension plan contributions, environmental reserves or litigation reserves. In addition, no reserves, liabilities, asset valuation allowances or similar items reflected in the combined balance sheet of the Fresh Bakery Operations as of July 3, 2010 shall be increased or reversed in determining the Closing Balance Sheet, Estimated Adjusted Net Working Capital or Final Adjusted Net Working Capital unless supported by a change in the facts and circumstances to which such amounts relate subsequent to July 3, 2010.

“Adjusted Net Working Capital Example” shall mean the example calculation of the Adjusted Net Working Capital as of October 2, 2010 set forth on Schedule 1.1(a).

“Adjustment Liabilities” shall mean the categories of Liabilities of the Companies set forth in Exhibit B, the amounts of which shall be determined in the manner, and on the basis of the assumptions and methodologies, specified in Exhibit C.

“Affected Benefit Plan” shall mean (i) any Companies Benefit Plan and (ii) any other Benefit Plan the liabilities of which are being transferred to Purchaser pursuant to Article VII.

“Affected Employee” shall mean any individual who is employed by the Companies or any Companies’ Subsidiary and any individual who becomes an employee of the Companies or any Companies Subsidiary as contemplated by Section 6.8 (Reorganization), Section 7.1(p) (Employee Matters) or Section 7.1(r) (Employee Matters) (and such term shall be interpreted to include all such individuals without regard to whether any such individual is employed by the Companies or any Companies’ Subsidiary as of the date hereof).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of doubt, no I/O Distributor shall be considered an Affiliate of Seller, the Companies or the Companies’ Subsidiaries for purposes of this Agreement.

“Agreement” shall mean this Share Purchase Agreement, together with the Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Aggregate Balance” shall have the meaning set forth in Section 7.1(e)(iv) (Employee Matters).

“Alternative Financing” shall have the meaning set forth in Section 6.11(c) (Consummation of Financing).

“Ancillary Agreements” shall mean (i) the License Agreements, (ii) the Seller Transition Services Agreement, (iii) the Trademark Contribution Agreements, (iv) the Newco A Certificate of Formation, (v) the Newco B Certificate of Formation, (vi) the Newco A Operating Agreement, (vii) the Newco B Operating Agreement, (viii) the Newco A Cost Sharing Agreement, (ix) the Newco B Cost Sharing Agreement, (x) the Steering Committee Agreement, (xi) the Separateness Agreements, (xii) the BBU Guaranty, and (xiii) each other agreement, certificate or other instrument that is entered into in connection with this Agreement or any of the transactions contemplated hereby.

“Aon Designated Actuary” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Applicable Rate” shall mean the U.S. Prime Rate as published in The Wall Street Journal from time to time.

“Arlington Lease” shall mean that certain Lease, dated as of February 28, 1991, by and between SLee Grand Prairie, L.P., as landlord, and Sara Lee Corporation, as tenant relating to the premises known as 737 and 725 Great Southwest Parkway, Arlington, Texas.

“As Agreed” shall mean, with respect to the Reorganization, that the Reorganization shall have been carried out in all material respects in the manner specified in Exhibit A; provided that any changes or amendments to the steps described in Exhibit A shall not, and shall not be reasonably likely to, delay the timely consummation of the Closing in any material respect.

“Assigned Leases” shall mean, collectively, (i) the Arlington Lease, (ii) the Knoxville Lease, (iii) the Madison Lease, (iv) the Mooresville Lease, (v) the Oklahoma City Lease, (vi) the Plover Lease, (vii) the Sunbury Lease, (viii) the Tulsa Lease, (ix) the Paramount Lease, (x) the Vernon Lease and (xi) all other leases, subleases and other agreements under which Seller has the right to use or occupy any real property and which are in respect of real property related exclusively to or used exclusively in the Business, including those leases identified on Schedule 4.6(b) for which Seller (or a predecessor in interest of Seller) is identified as tenant thereunder.

“Assumed Business Liabilities” shall mean any and all pre-Closing Liabilities of Seller and Seller’s Affiliates (other than the Companies and the Companies’ Subsidiaries) solely to the extent relating to (x) the ownership, use or operation of assets and properties of the Business, (y) claims in respect of Contracts relating solely to the Business or (z) claims related to the Affected Employees or Former Seller Employees, other than (i) any and all Liabilities related to Taxes and (ii) any and all Liabilities for which Seller and its Affiliates (other than the Companies and the Companies’ Subsidiaries) are responsible pursuant to Article VII (Post-Closing Covenants) or Article VIII (Covenants Relating to

Tax Matters). For the avoidance of doubt, Assumed Business Liabilities shall include Liabilities included in the Fresh Bakery Interim Balance Sheet and any Liabilities arising out of any of the Proceedings listed on Schedule 4.12 or any matters listed on Schedule 4.13, Schedule 4.14 or Schedule 4.20, but shall not include any Liabilities of Seller and Seller’s Affiliates (other than the Companies and the Companies’ Subsidiaries) to the extent arising out of the operation of the Excluded Operations.

“Audits” shall have the meaning set forth in Section 4.16(d) (Tax Matters).

“Bakery” shall have the meaning set forth in the recitals hereto.

“Ball Park License Agreement” means the Ball Park Trademark License Agreement, in the form attached hereto as Exhibit D-3.

“Base Purchase Price” shall have the meaning set forth in Section 2.2(a) (Purchase Price).

“BBU Guaranty” shall mean the BBU Guaranty, in the form attached hereto as Exhibit K.

“Beneficiary” shall have the meaning set forth in Section 12.1(a) (Guaranty of Grupo Bimbo).

“Benefit Plan” shall have the meaning set forth in Section 4.15(a) (Employee Benefit Plans).

“Business” shall mean (i) the development, manufacture, marketing, sale and/or distribution as currently conducted in the Territory by Seller and its Affiliates of bakery products that are fully-baked and delivered to customers as fresh, including white bread, variety bread, bagels, muffins, rolls, buns, snack cakes, English muffins, donuts, sweet rolls, biscuits and cookies, (ii) any royalties or other income producing activity of Seller and its Affiliates associated with the brands formulas and other assets related to the items described in clause (i) above, and (iii) the Additional Businesses. For the avoidance of doubt, the definition of “Business” shall exclude the Excluded Operations.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in New York, New York or México, D.F. are authorized or required by Law to be closed.

“Business Guaranties” shall have the meaning set forth in Section 6.14(a) (Substitution of Guarantees).

“Butter Krust 401(k) Plan” shall have the meaning set forth in Section 7.1(f)(ii) (Employee Matters).

“Butter Krust Pension Plan” shall have the meaning set forth in Section 7.1(g)(x) (Employee Matters).

“Butter Krust Welfare Plan” shall have the meaning set forth in Section 7.1(e)(vii) (Employee Matters).

“Cap” shall have the meaning set forth in Section 11.6(b)(i) (Limits on Indemnification).

“Claim” shall have the meaning set forth in Section 13.1(b) (Insurance Proceeds and Payments).

“Closing” shall have the meaning set forth in Section 2.3 (The Closing).

“Closing Adjustment Items” shall have the meaning set forth in Section 2.6(d) (Purchase Price Adjustment).

“Closing Adjustment Statement” shall have the meaning set forth in Section 2.6(c)(ii) (Purchase Price Adjustment).

“Closing Balance Sheet” shall have the meaning set forth in Section 2.6(c)(i) (Purchase Price Adjustment).

“Closing Date” shall mean the actual date on which the Closing occurs.

“Closing Date Financial Statements” shall have the meaning set forth in Section 2.6(c)(ii) (Purchase Price Adjustment).

“Closing Date Purchase Price” shall be the Base Purchase Price as adjusted pursuant to Section 2.6(b).

“Closing Transactions” shall have the meaning set forth in the recitals hereto.

“COBRA” shall have the meaning set forth in Section 7.1(e)(iii) (Employee Matters).

“Code” shall mean the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” shall mean, collectively, all collective bargaining agreements, union contracts, works council agreements or similar arrangements entered into between any “labor organization” (as defined in Section 2(5) of the National Labor Relations Act) and Seller or the Companies, any Companies’ Subsidiary or the Additional Businesses covering, relating to or benefiting any employee or former employee of the Companies, any Companies’ Subsidiary or the Additional Businesses.

“Companies” shall have the meaning set forth in the recitals hereto.

“Companies Benefit Plan” shall mean any Benefit Plan that is sponsored by the Companies or any of the Companies’ Subsidiaries.

“Companies Intellectual Property” shall mean all Intellectual Property that is used, held for use or exploited by Seller and its Affiliates (including the Companies and the Companies’ Subsidiaries) or on their behalf in the conduct of the Business as currently conducted but excluding therefrom any Excluded Assets. For the avoidance of doubt, Companies Intellectual Property includes all Licensed Intellectual Property.

“Companies Multiemployer Plan” shall have the meaning set forth in Section 4.15(d) (Employee Benefit Plans).

“Companies Multiemployer Welfare Benefit Plan” shall have the meaning set forth in Section 4.15(i) (Employee Benefit Plans).

“Companies Pension Plan” shall mean any Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which Seller, the Companies, the Companies’ Subsidiaries or any of their respective Affiliates has or could have any liability with respect to unfunded or underfunded liabilities.

“Companies’ Subsidiary” shall mean each Subsidiary of the Companies other than the Excluded Subsidiaries.

“Companies UPC Codes” shall mean all uniform product codes used in the Business.

“Company Owned Property” shall have the meaning set forth in Section 4.6(a) (Property).

“Competitive Business” shall have the meaning set forth in Section 7.3(a) (Non-Competition).

“Confidentiality Agreement” shall mean the letter agreement dated August 27, 2010 between Seller and Purchaser.

“Contract” shall mean with respect to any Person, any guarantee of indebtedness or credit agreement, note, bond, mortgage, lease, permit, concession, franchise, license, arrangement, undertaking, contract, commitment, obligation, indenture, deed of trust or other instrument, document or agreement (whether written or oral) by which that Person, or any amount of its present or future properties or assets, is legally bound or subject.

“Contribution Agreement to Bakery” shall mean the Contribution Agreement to Bakery, in the form attached hereto as Exhibit F-3.

“Control”, including when used in the terms “Controlled by”, “Controlling” and “under common Control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conveyed Intellectual Property” shall mean all Intellectual Property to be contributed to one of the Companies or one of the Companies’ Subsidiaries pursuant to the Contribution Agreement to Bakery.

“Conveyed Trademarks” shall mean all Trademarks included in the Conveyed Intellectual Property.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in Software, web content and databases), and all registrations and applications to register the same.

“Core Representations” shall have the meaning set forth in Section 11.1(a)(ii) (Survival).

“CP Date” shall mean the date on which all conditions set forth in Article IX (Conditions) have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions).

“Data Site” shall mean the data site established by Seller with Merrill Corporation or its Affiliates in connection with the sale of the Business.

“Days Off Accrual” shall have the meaning set forth in Section 7.1(i) (Employee Matters).

“Deductible Amount” shall have the meaning set forth in Section 11.6(b)(ii) (Limits on Indemnification).

“Designated Actuary” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Determination Date” shall mean the earlier to occur of (i) if Seller does not timely deliver a Dispute Notice, the date that is forty five (45) days following the date on which Purchaser delivers the Closing Date Financial Statements to Seller, and (ii) if Seller timely delivers a Dispute Notice, the earlier to occur of (x) the date on which Purchaser and Seller finally and conclusively resolve in a definitive agreement any and all disputes set forth in the Dispute Notice and (y) the date of the Final Report of the Independent Accounting Firm.

“Dispute Notice” shall have the meaning set forth in Section 2.6(d) (Purchase Price Adjustment).

“Distributor” shall mean (i) any I/O Distributor and (ii) any Non-I/O Distributor.

“Divestiture Action” shall have the meaning set forth in Section 6.3(b) (Efforts and Actions to Cause Closing to Occur).

“Earthgrains International” shall mean Earthgrains International Holdings, Inc., a corporation organized under the laws of the State of Delaware.

“EGR International” shall mean EGR International, Inc., a corporation organized under the laws of the State of Delaware.

“Employment Date” shall have the meaning set forth in Section 7.1(p) (Employment Matters).

“Encumbrances” shall mean any and all liens, charges, security interests, title defects, options, claims, mortgages, pledges, proxies, voting trusts or agreements or other restrictions on title or transfer of any nature whatsoever.

“Energy Commodities” shall mean energy commodities, including oil, heating oil, natural gas and unleaded gas.

“Environmental Laws” shall mean any Laws relating to pollution, protection of the environment, natural resources damages or human health and safety, occupational health and safety to the extent relating to Hazardous Substances (excluding the U.S. Food, Drug and Cosmetic Act and similar Laws and products liability), or the presence, management, emission, discharge, spill, disposal, escape, migration or release of or exposure to Hazardous Substances.

“Environmental Permits” shall mean all permits, licenses, franchises, approvals, certificates, consents, waivers, exemptions, orders, registrations, notices or other authorizations of any Governmental Entity issued pursuant to Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean any trade or business, whether or not incorporated, that, together with the Companies or any Companies’ Subsidiary, is or would be considered a “single employer” within the meaning of Section 414(b) or (c) of the Code.

“Estimated Accrued Bonus Amount” shall have the meaning set forth in Section 2.6(a)(ii)(E) (Purchase Price Adjustment).

“Estimated Adjusted Aggregate Net Indebtedness” shall have the meaning set forth in Section 2.6(a)(ii)(A) (Purchase Price Adjustment).

“Estimated Adjusted Closing Balance Sheet” shall have the meaning set forth in Section 2.6(a)(i) (Purchase Price Adjustment).

“Estimated Adjusted Net Working Capital” shall have the meaning set forth in Section 2.6(a)(ii)(B) (Purchase Price Adjustment).

“Estimated Adjustment Liabilities” shall have the meaning set forth in Section 2.6(a)(ii)(C) (Purchase Price Adjustment).

“Estimated Adjustment Statement” shall have the meaning set forth in Section 2.6(a)(ii) (Purchase Price Adjustment).

“Estimated Financial Statements” shall have the meaning set forth in Section 2.6(a)(ii) (Purchase Price Adjustment).

“Estimated Seller Outstanding Checks” shall have the meaning set forth in Section 2.6(a)(ii) (Purchase Price Adjustment).

“Excluded Assets” shall mean with respect to the Reorganization, those assets listed in Exhibit A.

“Excluded Operations” shall mean (i) the development, manufacture, marketing, sale and/or distribution of chilled or frozen products and (ii) any products developed, manufactured or marketed by, or distributed and/or sold through, any of Seller’s or any of its Affiliates’ in-store bakery, frozen bakery and/or foodservice bakery operations, other than the Additional Businesses, in each case including any royalties or other income producing activity of Seller and its Affiliates associated with the brands, formulas and other assets related to any of the items in clause (i) or (ii) above.

“Excluded Operations Guaranties” shall have the meaning set forth in Section 6.14(b) (Substitution of Guarantees).

“Excluded Subsidiaries” shall mean (i) EGR Resources, Inc., and (ii) Earthgrains International and each of its Subsidiaries, including EGR International.

“Excluded Taxes” shall have the meaning set forth in Section 8.1(a) (Allocation).

“Exempt Business Activities” shall mean (i) the Excluded Operations and (ii) any business activities incidental or related thereto that do not overlap with the Business.

“Final Accrued Bonus Amount” shall mean the amount of Final Accrued Bonus Amount as of the close of business on the Closing Date as finally determined in accordance with the provisions of Section 2.6(d) or Section 2.6(e) (Purchase Price Adjustment).

“Final Adjusted Aggregate Net Indebtedness” shall mean the amount of Adjusted Aggregate Net Indebtedness as of the close of business on the Closing Date as finally determined in accordance with the provisions of Section 2.6(d) or Section 2.6(e) (Purchase Price Adjustment).

“Final Adjusted Net Working Capital” shall mean the amount of Adjusted Net Working Capital as finally determined in accordance with the provisions of Section 2.6(d) or Section 2.6(e) (Purchase Price Adjustment).

“Final Adjustment Liabilities” shall mean the amount of Adjustment Liabilities as finally determined in accordance with the provisions of Section 2.6(d) or Section 2.6(e) (Purchase Price Adjustment).

“Final Report” shall have the meaning set forth in Section 2.6(e) (Purchase Price Adjustment).

“Final Seller Outstanding Checks” shall mean the Seller Outstanding Checks as finally determined in accordance with the provisions of Section 2.6(d) or Section 2.6(e) (Purchase Price Adjustment).

“Financial Debt” of any Person at any date shall mean, without duplication: (i) Indebtedness of such Person as of such date; (ii) all deferred obligations of such Person as of such date to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other similar instrument; (iii) all obligations of such Person as of such date in respect of any interest rate or currency swaps, caps, collars, options, futures, or other similar derivative instruments; (iv) all obligations of such Person as of such date in respect of bankers’ acceptances or similar facilities issued or created for the account of such Person; and (v) all guarantees of such Person as of such date of any indebtedness of any other Person of the type described in clauses (i) through (iv) above. For the avoidance of doubt, Financial Debt in the case of Seller, the Companies and the Companies’ Subsidiaries shall not include the Adjustment Liabilities, any unfunded or underfunded Liability with respect to any Companies Multiemployer Plan or Companies Multiemployer Welfare Benefit Plan or Companies Pension Plan, any I/O Loans or any I/O Loan Guarantee.

“Financing” shall have the meaning set forth in Section 5.5(a) (Financing Commitment).

“Financing Documents” shall mean (i) the Revolving Credit Agreement, dated as of April 26, 2010, by and among Purchaser, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as Administrative Agent, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer and ING Capital LLC, as Documentation Agents, and Banc of America Securities LLC, Banco Nacional de México, S.A. integrante del Grupo Financiero Banamex, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, and ING Capital LLC, as Joint Lead Arrangers and Bookrunners, and (ii) the Revolving Credit Agreement (Contrato de Apertura de Crédito), dated as of October 27, 2010, between Grupo Bimbo and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

“Former Seller Employee” shall mean an individual whose employment has terminated but who (i) when last employed by Seller or one of its Affiliates, was employed by the Companies or a Companies’ Subsidiary, or (ii) was employed by Seller or any of its other Affiliates in any position with respect to which his or her responsibilities primarily related to the Business and, in either case, whose name is listed on the Schedule of Former Seller Employees delivered to Purchaser in accordance with Section 7.1(n) (Employee Matters).

“Franchise Agreements” shall have the meaning set forth in Section 4.23(a) (Distribution Arrangements; I/O Loans).

“Franchise Disclosure Documents” shall have the meaning set forth in Section 4.23(a) (Distribution Arrangements; I/O Loans).

“Fresh Bakery Balance Sheet” shall have the meaning set forth in Section 4.4(a)(i) (Financial Statements).

“Fresh Bakery Financial Statements” shall have the meaning set forth in Section 4.4(a)(i) (Financial Statements).

“Fresh Bakery Interim Balance Sheet” shall have the meaning set forth in Section 4.4(a)(iii) (Financial Statements).

“Fresh Bakery Interim Financial Statements” shall have the meaning set forth in Section 4.4(a)(iii) (Financial Statements).

“Fresh Bakery Operations” shall mean the Business, other than the Additional Businesses.

“FTC” shall mean the United States Federal Trade Commission.

“Funds Flow Statement” shall mean a Funds Flow Statement, in a form reasonably acceptable to the Parties, specifying, among other things, wire instructions for Seller and the accounts to which the Closing Date Purchase Price shall be paid pursuant to this Agreement, which Funds Flow Statement shall be executed and delivered by the Parties two (2) Business Days prior to the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America as applied in a manner consistent with the past practices of the applicable Person.

“Governmental Entity” means any federal, national, supranational, state, provincial, departmental, local or similar government, governmental, regulatory or administrative authority, branch, agency, court of competent jurisdiction or commission or any judicial or arbitral body or any branch of power, whether judicial, legislative or administrative.

“Grupo Bimbo” shall have the meaning set forth in the opening paragraph of this Agreement.

“Grupo Bimbo Guaranteed Obligations” shall have the meaning set forth in Section 12.1(a) (Guaranty of Grupo Bimbo).

“Grupo Bimbo Guaranteed Person” shall have the meaning set forth in Section 12.1(a) (Guaranty of Grupo Bimbo).

“Grupo Bimbo Guaranty” shall have the meaning set forth in Section 12.1(a) (Guaranty of Grupo Bimbo).

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements that are regulated by, or form the basis of liability under, any Environmental Laws, including asbestos, asbestos-containing material, petroleum and petroleum products and by-products.

“Heiners Pension Plan” shall have the meaning set forth in Section 7.1(g)(x) (Employee Matters).

“HQ Premises” shall have the meaning set forth in Section 6.6(b) (Transition Services).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date shall mean, without duplication, (i) all indebtedness of such Person as of such date for borrowed money or for the deferred purchase price of property other than trade liabilities incurred in the ordinary course of business (including principal, interest and fees), (ii) all indebtedness of such Person under capital leases (as determined in accordance with GAAP as in existence on the date hereof), and (iii) any other indebtedness of such Person as of such date that is evidenced by a note, bond, debenture or similar instrument or commercial paper, and in each case, accrued, but unpaid, interest thereon. Notwithstanding the foregoing, Indebtedness shall not include intercompany payables or loans of any kind or nature between or among the Companies and the Companies’ Subsidiaries. For the avoidance of doubt, Indebtedness in the case of Seller, the Companies and the Companies’ Subsidiaries shall not include the Adjustment Liabilities, any unfunded or underfunded Liability with respect to any Companies Multiemployer Plan, Companies Multiemployer Welfare Benefit Plan, Companies Pension Plan, any I/O Loans, any I/O Loan Guarantee or any items in clauses (ii) through (iv) of the definition of “Financial Debt”.

“Indemnified Party” shall have the meaning set forth in Section 11.5(a) (Indemnification Procedures).

“Indemnifying Party” shall have the meaning set forth in Section 11.5(a) (Indemnification Procedures).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.6(e) (Purchase Price Adjustment).

“Ingredients” shall mean wheat flour, gluten, oil, yeast and corn syrup.

“Insurance Policies” shall have the meaning set forth in Section 4.11 (Insurance).

“Intellectual Property” shall mean, collectively, all of the rights, title or interest in any of the following, arising under the Laws of the U.S., any state, any other country, or international treaty regime, whether or not filed, perfected, registered or recorded, including all renewals and extensions thereof: (i) Trademarks; (ii) Patents and inventions, invention disclosures, and improvements, whether or not patentable; (iii) Copyrights, rights of publicity (and other rights to use the names and likenesses of individuals); (iv) Trade Secrets and rights to limit the use or disclosure thereof by any Person; (v) internet domain names; (vi) design rights; (vii) Software; and (viii) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Intercompany Accounts” shall mean all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account (other than trade payables and receivables) between Seller and its Subsidiaries (other than the Companies and the Companies’ Subsidiaries) on the one hand, and the Companies and the Companies’ Subsidiaries, on the other hand.

“I/O Distributor” shall mean any independent operator under a distribution agreement entered into with the Companies or a Companies’ Subsidiary for the sale and distribution of the Companies’ products.

“I/O Loan Guarantee” shall mean any guarantee of any Indebtedness described in clause (i) of the definition of I/O Loan by the Companies, the Companies’ Subsidiaries or any other Sara Lee Entity.

“I/O Loans” shall mean (i) any Indebtedness of any I/O Distributor incurred as contemplated by the Distribution Loan Program Agreement, dated as of November 23, 1999, by and among Sara Lee Corporation, successor by merger to Sara Lee Fresh, Inc., Sara Lee Bakery Group, Inc., Sara Lee Distribution LLC and Banc of America Leasing & Capital, LLC, and (ii) any capital leases of any I/O Distributor of the type that are reflected on the Fresh Bakery Balance Sheet.

“IRS” shall mean the United States Internal Revenue Service.

“IT Contracts” shall have the meaning set forth in Section 4.18 (IT Systems).

“IT Systems” shall mean information technology and communication systems, including hardware, proprietary and third party Software, data, services, networks, peripherals and associated documentation.

“Knowledge” with respect to a particular fact or other matter shall mean the actual (but not constructive or imputed) knowledge of the individuals listed on Schedule 1.1(b) after a prudent, reasonable inquiry concerning the existence of such fact or other matter.

“Knoxville Lease” shall mean that certain Lease Agreement, dated as of July 31, 1959, by and between S.L. Sullins Sr., Maragaret Mitchell Wayland, and Mary Mitchell Goodman, as lessor, and Sara Lee Corporation, as lessee relating to the land located at 2110 Chapman Highway, Knoxville, Tennessee, as amended from time to time.

“Law” shall mean any statute, law, constitutional provision, code, regulation, circular, ordinance, rule, ruling, judgment, decision, order, writ, injunction, decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy, or rule of common law, requirement of or other governmental restriction of or determination by any Governmental Entity or any interpretation of any of the foregoing by any Governmental Entity.

“Leased Properties” shall have the meaning set forth in Section 4.6(b) (Property).

“Legacy Export Territory” shall mean each country outside of North America in which, as of the Closing Date, there is a registered Licensed Trademark.

“Legacy Insurance Policies” means any insurance policy or program not otherwise included in the Seller Insurance Policies under which insurance coverage was, is or hereafter may be available to the Companies or the Companies’ Subsidiaries, or any predecessor in interest to the Companies or the Companies’ Subsidiaries, in respect of acts, events, losses or occurrences in the period prior to the Closing.

“Letter of Credit” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Liabilities” shall mean all debt, liabilities, commitments or obligations of any kind (whether known or unknown, whether asserted or not asserted, whether fixed, absolute or contingent, whether matured or unmatured, whether determined, determinable or otherwise, whether accrued or unaccrued, whether liquidated or unliquidated, whether classified as such under GAAP or other applicable generally accepted accounting principles, and whether due or to become due) including any liability for Taxes.

“License Agreements” shall mean (i) the Sara Lee North America License Agreement to Purchaser, (ii) the Sara Lee Outside North America License Agreement to Purchaser, (iii) the Ball Park License Agreement, (iv) the Non-Trademark Intellectual Property License Agreement, (v) the Sara Lee North America License Agreement to Seller, and (vi) the Sara Lee Outside North America License Agreement to Seller.

“License-In Agreements” shall mean all Licenses pursuant to which the right to use any Intellectual Property was granted to the Companies or the Companies’ Subsidiaries by any third party, or granted to Seller and used in the Business, other than IT Contracts.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to Purchaser or the Companies pursuant to the License Agreements.

“Licensed Trademarks” shall mean all Trademarks to be licensed to Purchaser or an Affiliate of Purchaser pursuant to the Sara Lee North America License Agreement to Purchaser, and the Sara Lee Outside North America License Agreement to Purchaser.

“Licenses” shall mean any Contracts or other agreements (other than any Franchise Agreements) pursuant to which any license, immunity, covenant not to sue or any other interest in, or any right to use or exploit any Intellectual Property has been granted.

“Losses” shall have the meaning set forth in Section 11.2 (Indemnification by Seller).

“Madison Lease” shall mean that certain Lease, dated as of February 18, 1992, by and between Richard P. Nehls and Barbara N. Nehls, Dale M. Paddock and Judith A. Paddock and Herrling Brothers, LLC, as landlord, and Metz Baking Company, as tenant relating to the premises known as 1905 Bartillon Drive, Madison, Wisconsin.

“Mandatory Revaluation” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Material Adverse Effect” shall mean:

(a) with respect to the Companies or the Business, any event, change, circumstance, effect, development or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Companies and the Companies’ Subsidiaries, taken as a whole; provided, however, that Material Adverse Effect shall not include the effect of any event, change circumstance, effect, development or state of facts arising out of or attributable to any of the following, either alone or in combination: (i) economic, financial market (including the financing, banking, currency or capital markets), regulatory or political conditions or any act of war, declared or undeclared, armed hostilities, civil unrest, sabotage or terrorism or escalation thereof that generally affects the industries in the U.S. in which the Business operates, except to the extent that such event, change, circumstance, effect, development or state of facts has a materially and disproportionately greater adverse effect on the Companies and the Companies’ Subsidiaries, taken as a whole, than on other such entities operating in such industries, (ii) any changes in applicable Laws or interpretations thereof or changes in accounting rules or principles, (iii) the execution and public announcement of this Agreement, including any release or announcement contemplated by any of the Ancillary Agreements, and consummation of the transactions contemplated hereby and thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (iv) any changes in prices for commodities, goods, services, or the availability or costs of hedges or other derivatives, including fluctuations in market rates, (v) any action taken, or omitted to be taken, by Seller or its Affiliates to the extent in compliance with the terms of this Agreement and the Ancillary Agreements, or (vi) any actions taken by Purchaser or any of its Affiliates;

(b) with respect to Seller, any event, change, circumstance, effect, development or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, has had or would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby (other than any action, judgment, ruling, order, decree, Proceeding or injunction of any Governmental Entity or brought by any Person or Governmental Entity in respect of or under the HSR Act or any other antitrust or similar competition Law and that relates to this Agreement or any transaction contemplated hereby);

(c) with respect to Purchaser, any event, change, circumstance, effect, development or state of facts that, individually or together with any other event, change, circumstance, effect, development or state of facts, has had or would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby (other than any action, judgment, ruling, order, decree, Proceeding or injunction of any Governmental Entity or brought by any Person or Governmental Entity in respect of or under the HSR Act or any other antitrust or similar competition Law and that relates to this Agreement or any transaction contemplated hereby).

For the avoidance of doubt, it is understood that, in determining the monetary impact of any such event, change, circumstance, effect, development or state of facts, (i) all amounts, if any, actually received and/or reasonably likely to be received (taking specifically into account the likelihood of collection or recovery) by the Person or its Affiliates, as applicable, under insurance, third party indemnifications or similar agreements and (ii) all Tax Benefits actually received, in each case, with respect to such event, change, circumstance, effect, development or state of facts shall be taken into account.

“Material Contracts” shall have the meaning set forth in Section 4.7(a) (Material Contracts).

“Material IT Contract” shall have the meaning set forth in Section 4.18 (IT Systems).

“Material Leased Properties” shall have the meaning set forth in Section 4.6(b) (Property).

“Material Real Property Leases” shall have the meaning set forth in Section 4.6(b) (Property).

“Minimum Loss Amount” shall have the meaning set forth in Section 11.6(b)(ii) (Limits on Indemnification).

“Model Agreements” shall have the meaning set forth in Section 4.23(a) (Distribution Arrangements; I/O Loans).

“Mooresville Lease” shall mean that certain Lease Agreement dated as of November 10, 2004, by and between Mock Investments, Inc., as landlord, and Sara Lee Foods U.S., a division of Sara Lee Corporation, as tenant relating to the premises known as 150 Fairview Road, Mooresville, North Carolina.

“Multiemployer Plan” shall mean a plan as defined in Section 4001(a)(3) of ERISA.

“Multiemployer Welfare Benefit Plan” shall mean a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to which more than one unrelated employer contributes, and which is maintained pursuant to one or more Collective Bargaining Agreements.

“Nashville Plant” shall mean that certain property located at 2407 Franklin Pike Road, Nashville, Tennessee and all improvements located thereon.

“New York Courts” shall have the meaning set forth in Section 14.8 (Jurisdiction).

“Newco A” shall mean the limited liability company to be formed under the laws of the State of Delaware on or prior to the Closing Date by the filing of the Newco A Certificate of Formation with the Secretary of State of the State of Delaware.

“Newco A Certificate of Formation” shall mean the Newco A Certificate of Formation, in the form attached hereto as Exhibit G-1.

“Newco A Cost Sharing Agreement” shall mean the Newco A Cost Sharing Agreement, in the form attached hereto as Exhibit H-3.

“Newco A Operating Agreement” shall mean the Newco A Operating Agreement, in the form attached hereto as Exhibit H-1.

“Newco A Separateness Agreement” shall mean the Newco A Separateness Agreement, in the form attached hereto as Exhibit H-5.

“Newco B” shall mean the limited liability company to be formed under the laws of the State of Delaware on or prior to the Closing Date by the filing of the Newco B Certificate of Formation with the Secretary of State of the State of Delaware.

“Newco B Certificate of Formation” shall mean the Newco B Certificate of Formation, in the form attached hereto as Exhibit G-2.

“Newco B Cost Sharing Agreement” shall mean the Newco B Cost Sharing Agreement, in the form attached hereto as Exhibit H-4.

“Newco B Operating Agreement” shall mean the Newco B Operating Agreement, in the form attached hereto as Exhibit H-2.

“Newco B Separateness Agreement” shall mean the Newco B Separateness Agreement, in the form attached hereto as Exhibit H-6.

“Non-I/O Distributor” shall mean any Person (other than an I/O Distributor) under any distribution arrangement entered into with Seller, any Affiliate of Seller, the Companies or a Companies’ Subsidiary for the sale and distribution of the products of the Business.

“Non-Trademark Intellectual Property License Agreement” shall mean the Non-Trademark Intellectual Property License Agreement, in the form attached hereto as Exhibit D-4.

“Objection Deadline” shall have the meaning set forth in Section 2.6(d) (Purchase Price Adjustment).

“Occupancy Agreement” shall have the meaning set forth in Section 6.6(b) (Transition Services).

“Oklahoma City Lease” shall mean that certain Industrial Lease Agreement, dated as of September 9, 2008, by and between TC Hobby, LLC, as landlord, and Sara Lee Corporation, as tenant relating to the premises known as 5500 W. Reno, Oklahoma City, Oklahoma, as amended from time to time.

“Optional Revaluation” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Other Leased Properties” shall have the meaning set forth in Section 4.6(d) (Property).

“Other Real Property Lease” shall have the meaning set forth in Section 4.6(d) (Property).

“Outstanding Deposits” shall mean, as of any date, the aggregate consolidated amount of all outstanding deposits made to bank accounts of the Companies and the Companies’ Subsidiaries, but which have not been posted to the bank accounts of the Companies or the Companies’ Subsidiaries as of such date.

“Overallocated Party” shall have the meaning set forth in Section 13.7(c) (Insufficient Limits of Liability for Seller Liabilities and Purchaser Liabilities).

“Owned Companies Intellectual Property” means Companies Intellectual Property owned or purported to be owned by the Companies and the Companies’ Subsidiaries. For the avoidance of doubt, the Owned Companies Intellectual Property does not include any Intellectual Property under the IT Contracts, the Conveyed Intellectual Property or Intellectual Property licensed under the License-In Agreements and the License Agreements.

“Owned Property” shall have the meaning set forth in Section 4.6(e) (Property).

“Paramount Lease” shall mean that certain Standard Industrial/Commercial Single-Tenant Lease, dated as of April 30, 2003, by and between Donald W. Blackmore and Iris S. Blackmore 1976 Family Trust, modified subsequently to Carolyn Blackmore Noble, as lessor, and Sara Lee Corporation, as lessee relating to the premises known as 7100 Jackson Street, Paramount, California.

“Parties” shall mean the parties to this Agreement.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation or confirmation, certificates of invention and similar statutory rights, including in each case all inventions and improvements described therein.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Transfer Participant” shall mean each Affected Employee, each Former Seller Employee and each beneficiary of such persons.

“Permitted Encumbrances” shall mean (i) Encumbrances created by this Agreement or the Ancillary Agreements or by Purchaser or its Affiliates, (ii) Encumbrances for Taxes not yet due and payable, (iii) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business that (A) do not, individually or in the aggregate, materially impair current occupancy or use, (B) could not reasonably be expected to result in forfeiture of the involved property, and (C) individually, are not in excess of the Minimum Loss Amount, and in the aggregate, are not in excess of U.S.$500,000, (iv) Laws relating to zoning, entitlement, building, environmental, safety and other land use regulations that are not violated in any material respect by current occupancy or use, (v) covenants, conditions, restrictions, easements, rights-of-way and similar restrictions of record that do not, individually or in the aggregate, materially impair current occupancy, and (vi) pledges or deposits to secure obligations under workers’ compensation Laws or to secure other public or statutory obligations, in each case to the extent they arise by operation of Law.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plover Lease” shall mean that certain Lease Agreement, dated as of November 6, 1999, by and between G-Group, Inc., as landlord, and Metz Baking Company, as tenant relating to the premises known as 1560 Post Road (Rt. 51), Plover, Wisconsin.

“Potential Contributor” shall have the meaning set forth in Section 11.7 (Assignment of Claims).

“Pre-Closing Period Tax Returns” shall have the meaning set forth in Section 8.3(a)(i) (Preparation and Filing of Tax Returns and Payment of Taxes).

“Pre-Closing Periods” shall have the meaning set forth in Section 8.3(a) (Preparation and Filing of Tax Returns and Payment of Taxes).

“Proceeding” shall mean any civil, criminal or administrative claim, action, demand, suit, hearing, litigation, investigation or other proceeding by, before or with any Governmental Entity or any arbitration proceeding.

“Proprietary Information” shall have the meaning assigned to such term in the Confidentiality Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.2(a) (Purchase Price).

“Purchaser” shall have the meaning set forth in the opening paragraph of this Agreement.

“Purchaser 401(k) Plan” shall have the meaning set forth in Section 7.1(f)(i) (Employee Matters).

“Purchaser Actuary” shall have the meaning set forth in Section 7.1(g)(vi) (Employee Matters).

“Purchaser Designee” shall mean an Affiliate of Purchaser designated by Purchaser prior to the Closing.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2 (Indemnification by Seller).

“Purchaser Pension Plan” shall have the meaning set forth in Section 7.1(g)(i) (Employee Matters).

“Purchaser Plans” shall have the meaning set forth in Section 7.1(d) (Employee Matters).

“Purchaser Special Losses” shall have the meaning set forth in Section 11.6(b)(ii) (Limits on Indemnification).

“Purchaser Trust” shall have the meaning set forth in Section 7.1(g)(ii) (Employee Matters).

“Purchaser’s FSA” shall have the meaning set forth in Section 7.1(e)(iv) (Employee Matters).

“Real Property Lease” shall have the meaning set forth in Section 4.6(b) (Property).

“Reimbursement Amounts” shall have the meaning set forth in Section 13.4 (Reimbursements to Seller).

“Remedial Action” shall mean all action legally required to (i) cleanup, close, remove, treat or in any other way remediate any Hazardous Substance, (ii) prevent or contain a release or threatened release of any Hazardous Substance so that it does not endanger or otherwise adversely affect the environment or public health or welfare, or (iii) perform pre-remedial studies, investigations or monitoring, in, under or on any real property or facility.

“Reorganization” shall mean the transactions to be carried out in accordance with Exhibit A and Section 6.8 (Reorganization).

“Replacement Contract” shall have the meaning set forth in Section 6.12 (Shared Contracts).

“Required Governmental Authorization” shall mean any required filing with, or permit, authorization, consent or approval of, any Governmental Entity.

“Retiree Welfare Benefits” shall have the meaning set forth in Section 7.1(e)(v) (Employee Matters).

“Sara Lee Entities” shall mean, collectively, Seller, the Excluded Subsidiaries and their respective Affiliates (other than the Companies and the Companies’ Subsidiaries).

“Sara Lee North America License Agreement to Purchaser” shall mean the Sara Lee North America License Agreement to Purchaser, in the form attached hereto as Exhibit D-1.

“Sara Lee North America License Agreement to Seller” shall mean the Sara Lee Trademark North America License Agreement to Seller, in the form attached hereto as Exhibit D-5.

“Sara Lee North America Trademark Contribution Agreement” shall mean the Contribution Agreement to Newco A, in the form attached hereto as Exhibit F-1.

“Sara Lee Outside North America License Agreement to Purchaser” shall mean the Sara Lee Outside North America License Agreement to Purchaser, in the form attached hereto as Exhibit D-2.

“Sara Lee Outside North America License Agreement to Seller” shall mean the Sara Lee Outside North America License Agreement to Seller, in the form attached hereto as Exhibit D-6.

“Sara Lee Outside North America Trademark Contribution Agreement” shall mean the Contribution Agreement to Newco B, in the form attached hereto as Exhibit F-2.

“Sara Lee Trademark Contribution Agreements” shall mean (i) the Sara Lee North America Trademark Contribution Agreement and (ii) the Sara Lee Outside North America Trademark Contribution Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the opening paragraph of this Agreement.

“Seller 401(k) Plan” shall have the meaning set forth in Section 7.1(f)(i) (Employee Matters).

“Seller Accounting Principles” shall mean the accounting principles of Seller, which accounting principles were delivered to Purchaser on the date hereof.

“Seller Actuary” shall have the meaning set forth in Section 7.1(g)(ii) (Employee Matters).

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3 (Indemnification by Purchaser).

“Seller Insurance Policies” means the self-insurance retention and deductible programs maintained by Seller, and the insurance policies purchased by Seller, under which coverage is provided to the Companies and the Companies’ Subsidiaries under the types of insurance listed on Schedule 4.11.

“Seller Nonqualified Deferred Compensation Plans” shall have the meaning set forth in Section 7.1(h) (Employee Matters).

“Seller Outstanding Checks” shall mean the aggregate amount of the outstanding checks (or portions thereof) issued by Seller or its Affiliates (other than the Companies and the Companies’ Subsidiaries) in connection with the Business, which amount shall be determined based on the actual amounts outstanding or, if such actual amount is not available, the Parties’ reasonable good faith estimate of such amount.

“Seller Owned Property” shall mean, collectively, (i) the Vernon Plant, (ii) the Wisconsin Plant, (iii) the Nashville Plant, (iv) the South Sioux City Plant and (v) all other real property and interests in real property owned in fee by Seller and related exclusively to or used exclusively in the Business.

“Seller Pension Plan” shall have the meaning set forth in Section 7.1(g)(i) (Employee Matters).

“Seller Plan” shall have the meaning set forth in Section 7.1(d) (Employee Matters).

“Seller Special Losses” shall have the meaning set forth in Section 11.6(b)(ii) (Limits on Indemnification).

“Seller Transition Services Agreement” shall mean the Transition Services Agreement, in the form attached as Exhibit E, regarding the provision of transition services to Companies and the Companies’ Subsidiaries.

“Seller Trust” shall have the meaning set forth in Section 7.1(g)(ii) (Employee Matters).

“Seller’s FSA” shall have the meaning set forth in Section 7.1(e)(iv) (Employee Matters).

“Senior Management Bonuses” shall have the meaning set forth in Section 7.1(o) (Employee Matters).

“Senior Managers” shall mean the persons entitled to a Senior Management Bonus.

“Separateness Agreements” shall mean (i) the Newco A Separateness Agreement and (ii) the Newco B Separateness Agreement.

“Share Purchase” shall have the meaning set forth in the recitals hereto.

“Shared Contracts” shall have the meaning set forth in Section 6.12 (Shared Contracts).

“Shares” shall have the meaning set forth in the recitals hereto.

“Software” shall mean all computer software and web sites, including data files, source code, object code, application programming interfaces and other software related specifications and documentation.

“South Sioux City Plant” shall mean that certain property located at 3723 Dakota Ave., South Sioux City, Nebraska and all improvements located thereon.

“Steering Committee Agreement” shall mean the Steering Committee Agreement, in the form attached hereto as Exhibit I.

“Straddle Period” shall have the meaning set forth in Section 8.2 (Apportionment).

“Straddle Period Tax Returns” shall have the meaning set forth in Section 8.3(a) (Preparation and Filing of Tax Returns and Payment of Taxes).

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Sunbury Lease” shall mean that certain Lease Agreement, dated as of May 19, 2006, by and between Moran Industries, Inc., as landlord, and Butter-Krust Baking, a Division of Sara Lee Corp., as tenant relating to the premises known as 222 Packer Street, Sunbury, Pennsylvania.

“Survival Period” shall have the meaning set forth in Section 11.1(a) (Survival).

“Target Adjusted Net Working Capital” shall mean U.S.$6,548,000.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever, whether arising before, on or after the Closing Date.

“Tax Attributes” shall have the meaning set forth in Section 8.1(d) (Allocation).

“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax rate. The Party receiving such Tax Benefit shall notify in writing the other Party with its calculation of such amount and provide sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

“Tax Claim” shall have the meaning set forth in Section 8.4 (Cooperation, Accounting and Tax Records).

“Tax Return” means a report, return, declaration, claim for refund, statement relating to Tax or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated combined or unitary returns for any group of entities that includes the Companies or any of the Companies’ Subsidiaries.

“Termination Date” shall have the meaning set forth in Section 10.1(c) (Termination).

“Termination Fee” shall have the meaning set forth in Section 10.2(a) (Effect of Termination).

“Territory” shall mean the fifty (50) states of the United States of America and Washington D.C.

“Third Party Claim” shall have the meaning set forth in Section 11.5(a) (Indemnification Procedures).

“Title Companies” shall have the meaning set forth in Section 6.10(a) (Real Estate Matters).

“Title IV Plan” shall have the meaning set forth in Section 4.15(c) (Employee Benefit Plans). For the avoidance of doubt, no Multiemployer Plan shall be considered a “Title IV Plan” for purposes of this Agreement.

“Titled Property” shall have the meaning set forth in Section 6.10(a) (Real Estate Matters).

“Trade Secrets” shall mean trade secrets (to the extent not generally known to the public), know-how, business, marketing and technical information, databases, procedures, research records, market surveys, product specifications, product designs, plans, compositions, proprietary processes, methods, techniques, recipes, formulae, ingredients, customer lists and data, supplier lists and data, and any other non-public or confidential information.

“Trademark Contribution Agreements” shall mean (i) the Sara Lee Trademark Contribution Agreements and (ii) the Contribution Agreement to Bakery.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, certification marks, slogans, corporate names and all registrations and applications to register the same, and the goodwill associated with any of the foregoing.

“Transfer Taxes” shall have the meaning set forth in Section 8.5 (Transfer Taxes).

“Transfer Value” shall have the meaning set forth in Section 7.1(g)(ii) (Employee Matters).

“Transferred Benefits” shall have the meaning set forth in Section 7.1(g)(i) (Employee Matters).

“Transferred GIS Employees” shall have the meaning set forth in Section 6.20 (Transferred GIS Employees).

“Transferred Marks” shall mean, collectively, all Trademarks that are part of the Owned Companies Intellectual Property and the Conveyed Trademarks.

“TSA Employee” shall mean any individual who provides services to Purchaser pursuant to the Seller Transition Services Agreement, and whose name is listed on Schedule 7.1(p).

“Tulsa Lease” shall mean that certain Indenture of Lease, dated as of July 5, 1995, by and between The Space Center, Inc., as landlord, and Sara Lee Corporation, as tenant relating to the premises known as 12027 East 51st Street, Tulsa, Oklahoma.

“Underallocated Party” shall have the meaning set forth in Section 13.7(c) (Insufficient Limits of Liability for Seller Liabilities and Purchaser Liabilities).

“U.S.” shall mean the United States of America.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“Vernon” shall have the meaning set forth in the recitals hereto.

“Vernon Lease” shall mean that certain Standard Industrial/Commercial Multi-Tenant Lease, dated as of November 24, 1993, by and between Laskey-Weil II, as landlord, and International Baking Co., Inc., as tenant relating to the premises known as 52nd Street, Vernon, California, as amended from time to time.

“Vernon Mortgage” shall mean the mortgage securing the Loan Agreement, dated as of January 10, 2007, between Sara Lee Vernon, LLC (as successor to RS Alameda, LLC) and Wells Fargo Bank, N.A., as Trustee for the registered holders of GE Commercial Mortgage Corporation, Commercial Pass-Through Certificates, Series 2007-C1 (as successor to Barclays Capital Real Estate, Inc.).

“Vernon Plant” shall mean that certain property located at 5200/5250 Alameda Street, Vernon, California and all improvements located thereon.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and any state or local Laws regarding the termination or layoff of employees.

“Welfare Plan” shall have the meaning set forth in Section 4.15(e) (Employee Benefit Plans).

“Wisconsin Plant” shall mean that certain property located at 334 Fifth Avenue South and 320 Fifth Avenue, La Crosse, Wisconsin and all improvements located thereon.

Section 1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer to Purchaser or a Purchaser Designee, and Purchaser or a Purchaser Designee shall purchase, acquire, accept and take assignment from Seller of, the Shares, free and clear of all Encumbrances (other than state and federal securities Law restrictions and Encumbrances created by Purchaser or its Affiliates).

Section 2.2 Purchase Price.

(a) The base purchase price for the Shares shall be U.S.$925,000,000 (the “Base Purchase Price”). The Parties have agreed that under certain circumstances, depending on the level of Divestiture Actions, the Base Purchase Price will be decreased by up to U.S.$140,000,000 in order to make such Divestiture Actions commercially reasonable as described in Section 6.3(b) (Efforts and Actions to Cause Closing to Occur). The “Purchase Price” for the Shares shall be the Base Purchase Price as adjusted, if applicable, pursuant to Section 2.6 (Purchase Price Adjustment).

(b) No less than twenty (20) Business Days before the Closing Date, Purchaser shall deliver to Seller the proposed allocation of the Closing Date Purchase Price in accordance with Schedule 2.2(b). Purchaser and Seller agree that a portion of the Base Purchase Price shall be allocated to (i) the trademarks that are Licensed Core Trademarks (as such term is defined in each of the Sara Lee North America License Agreement to Purchaser and the Sara Lee Outside North America License Agreement to Purchaser) and (ii) the trademarks described in the Ball Park License Agreement. In the event the Base Purchase Price is adjusted pursuant to Section 2.6 (Purchase Price Adjustment), Purchaser shall, no later than fifteen (15) Business Days following the Determination Date, prepare and deliver to Seller a proposed revised allocation schedule that reflects such adjustments and that is consistent with the Closing Date Financial Statements, it being understood that any such adjustment shall be allocated solely to the Shares. In either case, Seller shall comment on the proposed schedule within fifteen (15) Business Days of receipt thereof and Purchaser and Seller shall cooperate in good faith to resolve any disagreement related thereto. Purchaser and Seller agree that, solely for federal and applicable state income tax purposes, the transactions contemplated by each of (i) the Sara Lee North America License Agreement to Purchaser, (ii) the Sara Lee Outside North America License Agreement to Purchaser, and (iii) the Ball Park License Agreement shall be treated as a sale of the Licensed Core Trademarks or the trademarks described in the Ball Park License Agreement, as the case may be, from Seller to the Licensee (as such term is defined in the relevant License Agreement) in exchange for the portion of the Purchase Price allocated thereto in accordance with Schedule 2.2(b). Neither Purchaser nor Seller nor any of their respective Affiliates shall file any Tax Return or otherwise take any position or agree to take any position in any audit, proceeding or otherwise that is inconsistent with this Section 2.2(b) without the consent of Seller or Purchaser, as the case may be, such consent not to be unreasonably withheld, delayed or conditioned.

Section 2.3 The Closing. Unless another date or place is agreed in writing by each of the Parties, the consummation of the Closing Transactions (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York at 11:00 a.m. (New York City Time) on (i) if the CP Date occurs less than five (5) Business Days prior to, or within ten (10) calendar days following, the last Business Day of the then-current monthly financial reporting period of Seller, the Business Day immediately preceding the second Saturday after the CP Date or (ii) if the CP Date occurs on or after the tenth (10th) calendar day of any given month, and prior to the fifth (5th) Business Day before the then-current monthly financial reporting period of Seller, then the Closing shall take place on the last Business Day of the then-current monthly financial reporting period of Seller; provided that the Closing shall in all cases occur at least five (5) Business Days after the CP Date; and provided, further, that if the CP Date occurs prior to the Termination Date and the Closing would, pursuant to the terms of this Section 2.3, otherwise occur on a date following the Termination Date, the Closing shall take place not later than the Termination Date.

Section 2.4 Deliveries by Seller Relating to the Transaction. At the Closing, Seller shall deliver to Purchaser or a Purchaser Designee:

(a) one or more certificates representing all the Shares, each such certificate to be duly and validly endorsed in favor of Purchaser or a Purchaser Designee or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Purchaser or a Purchaser Designee legal and beneficial ownership of such Shares;

(b) the certificates to be delivered pursuant to Section 9.2(a) and Section 9.2(b) (Additional Conditions to Obligations of Purchaser to Effect the Closing);

(c) to the extent requested by Purchaser, duly signed resignations or other evidence of removal of all directors of the Companies and each Companies’ Subsidiary;

(d) reasonable evidence that each of the Newco A Certificate of Formation and the Newco B Certificate of Formation have been duly filed in the office of the Secretary of State of the State of Delaware;

(e) the Newco A Operating Agreement, duly executed by Seller;

(f) the Newco B Operating Agreement, duly executed by Seller;

(g) the Trademark Contribution Agreements, each duly executed by Seller and Newco A or Newco B, as applicable;

(h) the License Agreements, each duly executed by Seller, Newco A and/or Newco B, as applicable;

(i) the Steering Committee Agreement, duly executed by Seller, Newco A and Newco B;

(j) the BBU Guaranty, duly executed by Seller and its applicable Affiliates;

(k) the Seller Transition Services Agreement, duly executed by Seller;

(l) the Newco A Cost Sharing Agreement, duly executed by Seller;

(m) the Newco B Cost Sharing Agreement, duly executed by Seller;

(n) the Newco A Separateness Agreement, duly executed by Seller;

(o) the Newco B Separateness Agreement, duly executed by Seller;

(p) a list setting forth the name and address of each I/O Distributor under each Contract entered into between the Companies and each I/O Distributor pursuant to the Franchise Disclosure Documents; and

(q) such other documents and instruments as may be necessary or reasonably required from Seller, the Companies or any of the Companies’ Subsidiaries to consummate the Closing Transactions upon the terms and conditions set forth in this Agreement, in each case in form and substance reasonably satisfactory to the Parties (it being understood and agreed that, except as provided in this Agreement, the License Agreements and the Seller Transition Services Agreement, such documents and instruments shall not provide for any indemnity or recourse against Seller or any of its Affiliates).

Section 2.5 Deliveries by Purchaser Relating to the Transaction. At the Closing, Purchaser shall deliver to Seller:

(a) the Closing Date Purchase Price to Seller by wire transfer of immediately available funds in accordance with the Funds Flow Statement;

(b) the certificate to be delivered pursuant to Section 9.3(a) and Section 9.3(b) (Additional Conditions to Obligations of Seller to Effect the Closing);

(c) the Newco A Operating Agreement, duly executed by Purchaser or the applicable Affiliate thereof;

(d) the Newco B Operating Agreement, duly executed by Purchaser or the applicable Affiliate thereof;

(e) the License Agreements, each duly executed by Purchaser or the applicable Affiliate thereof;

(f) the Steering Committee Agreement, duly executed by Purchaser or the applicable Affiliate thereof;

(g) the Seller Transition Services Agreement, duly executed by Purchaser or Purchaser Designee;

(h) the BBU Guaranty, duly executed by Purchaser;

(i) the Newco A Cost Sharing Agreement, duly executed by Grupo Bimbo;

(j) the Newco B Cost Sharing Agreement, duly executed by Grupo Bimbo;

(k) the Newco A Separateness Agreement, duly executed by Grupo Bimbo;

(l) the Newco B Separateness Agreement, duly executed by Grupo Bimbo; and

(m) such other documents and instruments as may be necessary or reasonably required from Purchaser or any of its Affiliates to consummate the Closing Transaction upon the terms and conditions set forth in this Agreement (including with respect to the Reorganization), in each case in form and substance reasonably satisfactory to the Parties (it being understood and agreed that, except as provided in this Agreement, the License Agreements and the Seller Transition Services Agreement, such documents and instruments shall not provide for any indemnity or recourse against Purchaser or any of its Affiliates).

Section 2.6 Purchase Price Adjustment.

(a) Not more than five (5) Business Days, but in no event less than three (3) Business Days, before the Closing Date, Seller shall deliver to Purchaser:

(i) an estimated unaudited combined balance sheet of the Companies as of the close of business on the Closing Date prepared on a basis consistent with the template attached as Schedule 2.6(a) and including only those assets and liabilities listed on Schedule 2.6(a) (the “Estimated Adjusted Closing Balance Sheet”);

(ii) a statement (the “Estimated Adjustment Statement” and, together with the Estimated Adjusted Closing Balance Sheet, the “Estimated Financial Statements”) setting forth Seller’s good faith estimate of:

(A) the Adjusted Aggregate Net Indebtedness (such estimated amount, the “Estimated Adjusted Aggregate Net Indebtedness”);

(B) the Adjusted Net Working Capital (such estimated amount, the “Estimated Adjusted Net Working Capital”);

(C) the amount of the Adjustment Liabilities (such estimated amount, the “Estimated Adjustment Liabilities”);

(D) the Seller Outstanding Checks (such estimated amount, the “Estimated Seller Outstanding Checks”); and

(E) the Accrued Bonus Amount (such estimated amount, the “Estimated Accrued Bonus Amount”);

in each case as of the close of business on the Closing Date, with such amounts being derived from the Estimated Adjusted Closing Balance Sheet or determined as contemplated by Exhibit C, accompanied by a statement showing in reasonable detail how such good faith estimate was determined. The Estimated Adjustment Statement shall be prepared in accordance with Seller Accounting Principles and, with respect to the Adjusted Net Working Capital, the Adjusted Net Working Capital Example. If there is an inconsistency between Seller Accounting Principles and the definitions of Adjusted Aggregate Net Indebtedness, Adjusted Net Working Capital, Adjustment Liabilities, Seller Outstanding Checks and Accrued Bonus Amount, the terms set forth in such definitions shall control. If there is an inconsistency between Seller Accounting Principles and the Adjusted Net Working Capital Example, the Adjusted Net Working Capital Example shall control. Contemporaneously with the delivery of the Estimated Adjustment Statement, Seller shall also deliver to Purchaser copies of supporting calculations that Seller used in preparing the Estimated Adjustment Statement.

(b) The Base Purchase Price shall be subject to adjustment, without duplication, on the Closing Date as follows:

(i) If the Estimated Adjusted Aggregate Net Indebtedness is less than U.S.$34,000,000, the Base Purchase Price shall be increased by an amount equal to the amount by which the Estimated Adjusted Aggregate Net Indebtedness is less than U.S.$34,000,000. If the Estimated Adjusted Aggregate Net Indebtedness is greater than U.S.$34,000,000, the Base Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Adjusted Aggregate Net Indebtedness exceeds U.S.$34,000,000.

(ii) If the Estimated Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital, the Base Purchase Price shall be decreased by an amount equal to the amount by which the Target Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital. If the Estimated Adjusted Net Working Capital is greater than the Target Adjusted Net Working Capital, the Base Purchase Price shall be increased by an amount equal to the amount by which the Estimated Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital.

(iii) If the Estimated Adjustment Liabilities are greater than U.S.$231,000,000, the Base Purchase Price shall be decreased by an amount equal to the amount by which the Estimated Adjustment Liabilities exceed U.S.$231,000,000 less the amount of any Tax Benefit associated with such excess. If the Estimated Adjustment Liabilities are less than U.S.$231,000,000, the Base Purchase Price shall be increased by an amount equal to the amount by which U.S.$231,000,000 exceeds the Estimated Adjustment Liabilities less the amount of any Tax Benefit associated with such excess.

(iv) The Base Purchase Price shall be increased by the Estimated Seller Outstanding Checks.

(v) The Base Purchase Price shall be decreased by the amount of the Estimated Accrued Bonus Amount less the amount of any Tax Benefit associated with such Estimated Accrued Bonus Amount.

(c) Within one hundred and twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Seller:

(i) an unaudited combined balance sheet of the Companies as of the close of business on the Closing Date (the “Closing Balance Sheet”); and

(ii) a statement (the “Closing Adjustment Statement” and, together with the Closing Balance Sheet, the “Closing Date Financial Statements”) setting forth:

(A) the Adjusted Aggregate Net Indebtedness;

(B) the Adjusted Net Working Capital;

(C) the Adjustment Liabilities;

(D) the Seller Outstanding Checks; and

(E) the Accrued Bonus Amount;

in each case as of the close of business on the Closing Date, with such amounts being derived from the Closing Balance Sheet and accompanied by a statement showing in reasonable detail how such amount was determined. The Closing Date Financial Statements shall be prepared in accordance with Seller Accounting Principles and, with respect to the Adjusted Net Working Capital, the Adjusted Net Working Capital Example. If there is an inconsistency between Seller Accounting Principles and the definitions of Adjusted Aggregate Net Indebtedness, Adjusted Net Working Capital, Adjustment Liabilities, Seller Outstanding Checks and Accrued Bonus Amount, the terms set forth in such definitions shall control. If there is an inconsistency between Seller Accounting Principles and the Adjusted Net Working Capital Example, the Adjusted Net Working Capital Example shall control. Contemporaneously with the delivery of the Closing Date Financial Statements, Purchaser shall also deliver to Seller (subject to the confidentiality obligations of Section 6.4 (Publicity)) copies of the supporting calculations that Purchaser used in preparing the Closing Date Financial Statements.

(d) In the event that Seller either (i) has no objections to the Closing Date Financial Statements as prepared by Purchaser and does not deliver a Dispute Notice to Purchaser prior to the expiration of the Objection Deadline, or (ii) Seller otherwise fails to deliver a Dispute Notice to Purchaser prior to the expiration of the Objection Deadline then, upon expiration of the Objection Deadline, the Closing Date Financial Statements prepared by Purchaser, including the Adjusted Aggregate Net Indebtedness, the Adjusted Net Working Capital, the Adjustment Liabilities, Seller Outstanding Checks and the Accrued Bonus Amount (all such items, the “Closing Adjustment Items”) set forth therein, shall be deemed to be and shall become final, binding and conclusive on all of the Parties. In the event that Seller disputes the amount of any of the Closing Adjustment Items as set forth in the Closing Date Financial Statements, Seller shall, on or prior to the date that is forty-five (45) days following the date on which Purchaser delivers the Closing Date Financial Statements to Seller (the “Objection Deadline”), prepare and deliver to Purchaser a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall (i) identify with reasonable specificity, and provide a reasonably detailed explanation of, the basis upon which Seller has delivered such Dispute Notice, including the applicable provisions of this Agreement on which the dispute set forth in such Dispute Notice is based, and (ii) set forth the amount of each of the Closing Adjustment Items that Seller believe existed as of the close of business on the Closing Date, together with supporting documents and information that Seller has utilized in connection with making such determinations and calculations.

(e) In the event Seller timely delivers a Dispute Notice to Purchaser in accordance with the terms hereof, Purchaser and Seller shall in good faith attempt to reconcile their differences and specify any resolution in writing. Any definitive written resolution by Purchaser and Seller as to any such disputes shall be final, binding and conclusive on all of the Parties. If Purchaser and Seller are unable to resolve any such dispute within thirty (30) days after Purchaser’s receipt of the Dispute Notice from Seller, either Purchaser or Seller may submit the items remaining in dispute for resolution to Ernst & Young Global Limited or another independent accounting firm mutually acceptable to Purchaser and Seller (the “Independent Accounting Firm”). Upon the selection of the Independent Accounting Firm, and in any event within fifteen (15) Business Days following such selection, Purchaser and Seller shall submit to such Independent Accounting Firm (and the other Party) documentary materials and analyses that Purchaser or Seller, as the case may be, believes support its respective position relating to the disputed matters set forth in the Dispute Notice, but excluding any work papers of independent certified public accountants. The Independent Accounting Firm shall, within forty-five (45) Business Days after receipt of all such submissions by Purchaser and Seller, make a determination in accordance with standards provided herein and deliver to Purchaser and Seller a written report (the “Final Report”) containing such Independent Accounting Firm’s determination of the disputed matters that were so submitted to it (and only such matters). In resolving any matter specified in a Dispute Notice, the Independent Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determinations of the Independent Accounting Firm that are contained in the Final Report shall be final, binding and conclusive on all of the Parties. The fees and disbursements of the Independent Accounting Firm shall be paid by Seller in the same proportion that the aggregate amount of the remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted, and the balance shall be paid by Purchaser.

(f) No later than five (5) Business Days following the Determination Date, Seller or Purchaser (or applicable Purchaser Designee, who shall be caused by Purchaser to make the relevant payment), as the case may be, shall make the following payments, after netting, without duplication, against each other all payments required to be made by Seller and/or Purchaser (or the applicable Purchaser Designee), as the case may be, pursuant to clauses (i) through (xii) immediately below, with all such payments being made to the applicable Person(s) via wire transfer of immediately available funds to the account or accounts designated in writing by the Person(s) entitled to receive such payment:

(i) if the Estimated Adjusted Aggregate Net Indebtedness is a negative amount and is less than the Final Adjusted Aggregate Net Indebtedness, Seller shall pay to Purchaser an amount equal to the amount by which the Final Adjusted Aggregate Net Indebtedness exceeds the Estimated Adjusted Aggregate Net Indebtedness;

for example, if the Estimated Adjusted Aggregate Net Indebtedness is (U.S.$20) and the Final Adjusted Aggregate Net Indebtedness is (U.S.$10), Seller pays Purchaser U.S.$10;

(ii) if the Estimated Adjusted Aggregate Net Indebtedness is a negative number and is greater than the Final Adjusted Aggregate Net Indebtedness, Purchaser shall pay to Seller an amount equal to the amount by which the Estimated Adjusted Aggregate Net Indebtedness exceeds the Final Adjusted Aggregate Net Indebtedness;

for example, if the Estimated Adjusted Aggregate Net Indebtedness is (U.S.$20) and the Final Adjusted Aggregate Net Indebtedness is (U.S.$30), Purchaser pays Seller U.S.$10;

(iii) if the Estimated Adjusted Aggregate Net Indebtedness is a positive number and is less than the Final Adjusted Aggregate Net Indebtedness, Seller shall pay to Purchaser an amount equal to the amount by which the Final Adjusted Aggregate Net Indebtedness exceeds the Estimated Adjusted Aggregate Net Indebtedness;

for example, if the Estimated Adjusted Aggregate Net Indebtedness is U.S.$20 and the Final Adjusted Aggregate Net Indebtedness is U.S.$30, Seller pays Purchaser U.S.$10;

(iv) if the Estimated Adjusted Aggregate Net Indebtedness is a positive number and is greater than the Final Adjusted Aggregate Net Indebtedness, Purchaser shall pay to Seller an amount equal to the amount by which the Estimated Adjusted Aggregate Net Indebtedness exceeds the Final Adjusted Aggregate Net Indebtedness;

for example, if the Estimated Adjusted Aggregate Net Indebtedness is U.S.$30 and the Final Adjusted Aggregate Net Indebtedness is U.S.$20, Purchaser pays Seller U.S.$10;

(v) if the Estimated Adjusted Net Working Capital is less than the Final Adjusted Net Working Capital, Purchaser shall pay to Seller an amount equal to the amount by which the Final Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital;

(vi) if the Estimated Adjusted Net Working Capital is greater than the Final Adjusted Net Working Capital, Seller shall pay to Purchaser an amount equal to the amount by which the Estimated Adjusted Net Working Capital exceeds the Final Adjusted Net Working Capital;

(vii) if the Estimated Adjustment Liabilities are less than the Final Adjustment Liabilities, Seller shall pay to Purchaser an amount equal to the amount by which the Final Adjustment Liabilities exceed the Estimated Adjustment Liabilities less the amount of any Tax Benefit associated with such excess;

(viii) if the Estimated Adjustment Liabilities are greater than the Final Adjustment Liabilities, Purchaser shall pay to Seller an amount equal to the amount by which the Estimated Adjustment Liabilities exceed the Final Adjustment Liabilities less the amount of any Tax Benefit associated with such excess;

(ix) if the Estimated Seller Outstanding Checks is less than the Final Seller Outstanding Checks, Purchaser shall pay to Seller an amount equal to the amount by which the Final Seller Outstanding Checks exceeds the Estimated Seller Outstanding Checks;

(x) if the Estimated Seller Outstanding Checks is greater than the Final Seller Outstanding Checks, Seller shall pay to Purchaser an amount equal to the amount by which the Estimated Seller Outstanding Checks exceeds the Final Seller Outstanding Checks;

(xi) if the Estimated Accrued Bonus Amount is less than the Final Accrued Bonus Amount, Seller shall pay to Purchaser an amount equal to the amount by which the Final Accrued Bonus Amount exceeds the Estimated Accrued Bonus Amount less the amount of any Tax Benefit associated with such excess; and

(xii) if the Estimated Accrued Bonus Amount is greater than the Final Accrued Bonus Amount, Purchaser shall pay to Seller an amount equal to the amount by which the Estimated Accrued Bonus Amount exceeds the Final Accrued Bonus Amount less the amount of any Tax Benefit associated with such excess.

(g) Any amount payable pursuant to Section 2.6(f) shall bear simple interest at the Applicable Rate determined as of the Closing Date, to accrue daily on the basis of a 365-day year, calculated for the actual number of days elapsed from (and including) the Closing Date through (but excluding) the date of payment. Such interest payment shall be payable together with the amount payable pursuant to Section 2.6(f).

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO ORGANIZATION, AUTHORIZATION, EXECUTION AND CONSENTS

Seller represents and warrants to Purchaser as to itself, the Companies and the Companies’ Subsidiaries, as applicable, as of the date hereof (except as to any representations and warranties that specifically relate to an earlier date, and then as of such earlier date) that:

Section 3.1 Organization. Each of Seller, the Companies and the Companies’ Subsidiaries: (a) is a corporation or other legal entity duly organized or incorporated, as applicable, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization or incorporation, as applicable; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Companies or Seller. Seller has heretofore made available to Purchaser true and complete copies of the certificate of incorporation and by-laws or similar organizational documents of the Companies and the Companies’ Subsidiaries as in effect as of the date hereof.

Section 3.2 Authorization. Seller has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is contemplated to be a party and to consummate the Closing. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Closing have been duly authorized by the board of directors of Seller (or similar governing body), and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is contemplated to be a party or the consummation by Seller of the Closing.

Section 3.3 Execution; Validity of Agreement. This Agreement has been, and upon execution by Seller of each of the Ancillary Agreements to which it is contemplated to be a party, each such Ancillary Agreement will be, duly executed and delivered by Seller. This Agreement constitutes, and each of the Ancillary Agreements to which Seller is a party, upon execution, will constitute (assuming such agreements are enforceable against the other parties thereto) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

Section 3.4 Consents and Approvals; No Violations. Except for filings required to be made under the HSR Act and as set forth on Schedule 3.4, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the Closing will: (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of Seller or the Companies or of any organizational document of any Companies’ Subsidiary; (b) require any Required Governmental Authorization; (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Contract to which Seller, the Companies or any Companies’ Subsidiary are a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any Law applicable to Seller, the Companies or any of the Companies’ Subsidiaries or any of their respective properties or assets, excluding from the foregoing clause (c) (but only with respect to Contracts that are not Material Contracts or License-In Agreements) and clause (d), such violations, breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Companies or Seller. None of the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or consummation by Seller of the Closing will result in the creation of any Encumbrance (other than Encumbrances created by Purchaser or its Affiliates) upon any of the properties or assets of the Companies or the Companies’ Subsidiaries other than pursuant to this Agreement and the Ancillary Agreements.

Section 3.5 Litigation. Neither Seller nor any of its respective Affiliates (i) is subject to any outstanding injunctions, judgments, orders or decrees or (ii) is a party or, to the Knowledge of Seller, threatened to be made a party, to any Proceedings, which, in the case of clauses (i) and (ii), are related to this Agreement, the Ancillary Agreements or the Closing Transactions or would, individually or in the aggregate, either (x) have a Material Adverse Effect with respect to Seller or (y) impede or delay in any material respect the consummation of the Closing, in each case other than any action, judgment, ruling, order, decree, Proceeding or injunction of any Governmental Entity or brought by any Person or Governmental Entity in respect of or under the HSR Act or any other antitrust or similar competition Law and that relates to this Agreement or any of the transactions contemplated hereby.

Section 3.6 Brokers or Finders. Neither Seller nor any of its respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Closing Transactions, except Bank of America Merrill Lynch, whose fees and expenses will be paid by Seller in accordance with Seller’s agreement with such firm.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

AS TO THE COMPANIES, THE COMPANIES’ SUBSIDIARIES AND THE BUSINESS

Seller represents and warrants to Purchaser as to the Companies, the Companies’ Subsidiaries or the Business, as applicable, as of the date hereof (except as to any representations and warranties that specifically relate to an earlier date, and then as of such earlier date) that:

Section 4.1 Ownership and Possession of Shares. Seller is the record and beneficial owner of the Shares, free and clear of any Encumbrances (other than state and federal securities Law restrictions, Encumbrances created by Purchaser or its Affiliates and Encumbrances created pursuant to this Agreement and the Ancillary Agreements). Seller has the requisite corporate power and authority to sell, assign, transfer, convey and deliver the Shares to Purchaser. Upon delivery to Purchaser of certificates representing the Shares at the Closing against Purchaser’s delivery of the Closing Date Purchase Price, and upon registration of the Shares in the name of Purchaser in the stock records of the Companies, Purchaser will acquire good and valid title to the Shares, free and clear of any Encumbrances (other than state and federal securities Law restrictions and Encumbrances created by Purchaser or its Affiliates).

Section 4.2 Capitalization. The issued and outstanding capital stock of the Companies consists exclusively of the Shares. All the Shares are duly authorized, validly issued, fully paid and non-assessable. None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights, and all of the Shares have been offered, issued, sold and delivered in compliance with all applicable federal and state securities Laws. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind to which Seller, the Companies or any of the Companies’ Subsidiaries are a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of the Companies or any Companies’ Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Companies or any Companies’ Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Companies or any Companies’ Subsidiary. None of the Companies or any Companies’ Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which, in the capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with such entities’ shareholders on any matter.

Section 4.3 Subsidiaries. All the outstanding capital stock or other ownership interests of each Companies’ Subsidiary is owned directly or indirectly by the Companies, free and clear of all Encumbrances (other than state and federal securities Law restrictions, any restrictions imposed pursuant to any applicable charter, by-laws, limited liability company agreement, limited partnership agreement or other governing documents of the Companies’ Subsidiaries and Encumbrances created by Purchaser or its Affiliates) and is duly authorized, validly issued and, in the case of capital stock, fully paid and non-assessable and free of preemptive rights. Neither the Companies nor any of the Companies’ Subsidiaries own (other than the Excluded Subsidiaries prior to the completion of the Reorganization) any capital stock or other ownership interests, or has (or will have) any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other entity that is not the Companies or a Companies’ Subsidiary. Attached hereto as Schedule 4.3 is a true and complete list of the Companies’ Subsidiaries, showing ownership percentages, full corporate names, type of entity and jurisdiction of incorporation or organization of each such entity as of the date hereof and upon completion of the Reorganization. The stock register books (or similar records for other owned interests) of the Companies and the Companies’ Subsidiaries properly reflect the owners of the shares of stock (or other ownership interests) in the amounts and/or percentages set forth in Schedule 4.3.

Section 4.4 Financial Statements.

(a) Seller has delivered to Purchaser on the date hereof a complete and accurate copy of:

(i) the audited balance sheet of the Fresh Bakery Operations as of June 27, 2009 and July 3, 2010 (the “Fresh Bakery Balance Sheet”) and the audited statements of income, divisional equity and cash flows of the Fresh Bakery Operations for the fiscal years June 28, 2008, June 27, 2009 and July 3, 2010 (together with the Fresh Bakery Balance Sheet, the “Fresh Bakery Financial Statements”). Except as otherwise described in the notes to the Fresh Bakery Financial Statements, the Fresh Bakery Financial Statements (A) have been derived from the internal books and records of Seller and its Affiliates, (B) have been prepared in accordance with GAAP and (C) in all material respects, fairly present the financial position of the Fresh Bakery Operations as of such dates and the results of operations and cash flows of the Fresh Bakery Operations for the years then ended;

(ii) the unaudited management reports of sales, gross profits, distribution expenses and brokerage expenses of the Additional Businesses as of and for the fiscal years ended June 27, 2009 and July 3, 2010 (the “Additional Businesses Financial Information”). Except as otherwise described in the notes to the Additional Business Financial Information, the Additional Businesses Financial Information (A) has been derived from the internal books and records of Seller and its Affiliates, (B) except as noted in Schedule 4.4(a)(ii), has been prepared consistent with the Seller Accounting Principles, which are in accordance with GAAP in all material respects, and (C) in all material respects fairly presents the information contained therein in accordance with the Seller Accounting Principles, except as noted in Schedule 4.4(a)(ii);

(iii) the unaudited balance sheet of the Fresh Bakery Operations as of October 2, 2010 (the “Fresh Bakery Interim Balance Sheet”) and the unaudited statement of income of the Fresh Bakery Operations for the three month period ended October 2, 2010 (together with the Fresh Bakery Interim Balance Sheet, the “Fresh Bakery Interim Financial Statements”). Except as otherwise described in the notes to the Fresh Bakery Interim Financial Statements, the Fresh Bakery Interim Financial Statements (A) have been derived from the internal books and records of Seller and its Affiliates, (B) except as noted in Schedule 4.4(a)(iii), have been prepared in accordance with the Seller Accounting Principles, which are in accordance with GAAP in all material respects, and (C) in all material respects fairly presents the information contained therein in accordance with the Seller Accounting Principles, except as noted in Schedule 4.4(a)(iii); and

(iv) the unaudited management reports of sales, gross profits, distribution expenses and brokerage expenses of the Additional Businesses as of and for the three month period ended October 2, 2010 (the “Additional Businesses Interim Financial Information”). Except as otherwise described in the notes to the Additional Business Interim Financial Information, the Additional Businesses Interim Financial Information (A) has been derived from the internal books and records of Seller and its Affiliates, (B) except as noted in Schedule 4.4(a)(iv), has been prepared in accordance with the Seller Accounting Principles, which are in accordance with GAAP in all material respects, and (C) in all material respects fairly presents the information contained therein in accordance with the Seller Accounting Principles, except as noted in Schedule 4.4(a)(iv).

(b) Since July 3, 2010, none of the respective directors, officers or independent auditors of the Companies or the Companies’ Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding any significant deficiency in the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of the Companies or the Companies’ Subsidiaries, including any material complaint, allegation, assertion or claim that any of the Companies or the Companies’ Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.5 Absence of Certain Changes or Events; No Undisclosed Liabilities; Financial Debt.

(a) Except as set forth on Schedule 4.5(a) or as expressly contemplated by this Agreement (including as contemplated by the Reorganization), since July 3, 2010: (i) Seller and its Affiliates have operated the Business in the ordinary course of business, except for any failures to so operate that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Business; (ii) no event, change or circumstance that would reasonably be expected to have a Material Adverse Effect with respect to the Business has occurred; and (iii) through the date hereof, neither the Companies nor any Companies’ Subsidiary nor, solely with respect to the Business, Seller and its Affiliates, have taken action that, if taken after the date hereof, would constitute a violation of clauses (i), (ii) (but only with respect to any senior executive reporting directly to the President of the Companies), (iii), (iv), (v), (xvii) (but only with respect to any senior executive reporting directly to the President of the Companies) and (xxiii) of Section 6.1(b) (Interim Operations of the Companies).

(b) Except for (i) Liabilities included in the Fresh Bakery Financial Statements, (ii) Liabilities arising under any Contract to which the Companies or a Companies’ Subsidiary are a party or by which the Companies or any Companies’ Subsidiary or their respective assets are bound, (iii) Liabilities incurred in the ordinary course of business of the Fresh Bakery Operations since July 3, 2010, (iv) any Liabilities incurred in connection with the Reorganization, (v) Liabilities incurred in the ordinary course of business of the Additional Businesses, and (vi) as set forth on Schedule 4.5(b), neither Seller and its Affiliates (solely with respect to the Business), the Companies nor any of the Companies’ Subsidiaries have any liabilities or obligations (whether absolute or accrued, contingent or otherwise, and whether due or to become due and whether the amount therefore is readily ascertainable or not) that would be required by GAAP as of the date hereof to be set forth on a balance sheet of the Business.

(c) Schedule 4.5(c) lists the Financial Debt of the Business outstanding as of the date hereof in amounts exceeding U.S.$500,000; provided, however, that in the case Financial Debt constituting obligations in respect of any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, or other similar derivative instruments, only the aggregate open position of such Financial Debt shall be set forth in Schedule 4.5(c).

Section 4.6 Property.

(a) Schedule 4.6(a) sets forth a true and complete list as of the date hereof of all real property and interests in real property owned in fee by the Companies or any of the Companies’ Subsidiaries related exclusively to or used exclusively in the Business (each parcel of real property required to be so listed, a “Company Owned Property”) and sets forth for each Company Owned Property (i) the street address, city and state and (ii) the general nature of the current use of the Company Owned Property.

(b) Schedule 4.6(b)(i) sets forth a true description as of the date hereof of locations that are the subject of leases, subleases and other agreements under which Seller, the Companies or any of the Companies’ Subsidiaries uses or occupies or has the right to use or occupy any real property related exclusively to or used exclusively in the Business (each lease required to be so listed and any extensions, renewals, amendments, modifications, supplements, guarantees or indemnities pertaining or relating thereto, a “Real Property Lease” and the properties governed by such Real Property Leases are referred to herein as “Leased Properties”), in each case including (i) the address of each such Leased Property and (ii) the general nature of the current use of each such Leased Property. With regard to each Real Property Lease (A) having annual rental payments in excess of U.S.$100,000, (B) relating to 30,000 or more square feet of rental space or (C) with respect to a premise that is currently being used as a plant (collectively, the “Material Real Property Leases” and the properties governed by such Material Real Property Leases, the “Material Leased Properties”), Schedule 4.6(b)(ii) indicates whether or not the consent of the landlord or any lender to the landlord will be required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Seller has made available to Purchaser true and complete copies (except for the deficiencies set forth on Schedule 4.6(c)) of all Material Real Property Leases and Other Real Property Leases.

(d) Except as disclosed on Schedule 4.6(d): (i) Seller, the Companies or any Companies’ Subsidiary are not in default in any material respect under any Material Real Property Lease and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a default by Seller, the Companies or any Companies’ Subsidiary thereunder; (ii) with respect to each Real Property Lease which is not a Material Real Property Lease and neither (x) relates to less than 1,500 square feet of rental space nor (y) relates to space which tenant rents on a month- to- month basis (each lease and any extensions, renewals, amendments, modifications, supplements, guarantees or indemnities pertaining or relating thereto, an “Other Real Property Lease” and the properties governed by such Other Real Property Leases, the “Other Leased Properties”), neither Seller, the Companies nor any of the Companies’ Subsidiaries which are a party to such Other Real Property Lease have received any written notice of default (or the occurrence of an event which with notice or lapse of time, or both, would constitute a default) by Seller, the Companies or any of the Companies’ Subsidiaries under any Other Real Property Lease that has not been cured; (iii) no Material Real Property Lease or Other Real Property Lease has been terminated and Seller, the Companies or any of the Companies’ Subsidiaries have not received any written notice indicating that any Material Real Property Lease or Other Real Property Lease will be terminated prior to the expiration of its term, except to the extent that, in the case of all Other Real Property Leases, such termination would not reasonably be expected to have a Material Adverse Effect; and (iv) except for Permitted Encumbrances, neither Seller, the Companies nor any of the Companies’ Subsidiaries that are a party to any Material Real Property Leases or Other Real Property Leases have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in such Material Real Property Lease or Other Real Property Lease, and other than the Material Real Property Leases or Other Real Property Leases, neither Seller, the Companies nor any of the Companies’ Subsidiaries have entered into any material lease, sublease, license or other agreement granting to any other Person any right to use, occupancy or enjoyment of such Material Leased Property or Other Leased Property or any part thereof.

(e) Seller, the Companies and the Companies’ Subsidiaries, as applicable, have good and insurable fee title to (i) the respective Company Owned Property indicated as being owned by them on Schedule 4.6(a) and (ii) the Seller Owned Property (the Seller Owned Property, together with the Company Owned Property, collectively, the “Owned Property”), in each case free and clear of all Encumbrances, except Permitted Encumbrances or as disclosed on Schedule 4.6(e). None of the Owned Property is subject to any lease or other agreement or instrument granting any third party the right to occupy, or otherwise granting an interest in, any portion of such Owned Property other than leases or other agreements or instruments granting third parties the right to use or occupy property that relates to less than 1,500 square feet of rentable space or that can be terminated on at least thirty (30) days’ notice. Except as set forth on Schedule 4.6(e), Seller has reasonably adequate rights of ingress and egress to the Owned Property from a public street. To the Knowledge of Seller, such respective owner of the Owned Property has not received any written notice that within the past three (3) years: (i) any buildings, structures or appurtenances situated on any of the Owned Property, or the operation or maintenance thereof, materially violate any restrictive covenant or any provision of any Law; or (ii) any Permitted Encumbrances prohibit the use of any of the Owned Property as it is currently being used by Seller, the Companies or the Companies’ Subsidiaries. Seller, the Companies, and the Companies’ Subsidiaries have received no written notice within the past three (3) years that any improvements on any Owned Property do not conform in all respects to applicable Laws relating to zoning or that the Owned Property is not zoned for the purpose for which such property is being used in the Business, except where the failure to conform or to be so zoned has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Companies. To the Knowledge of Seller, there is no pending or threatened condemnation, eminent domain or similar Proceeding with respect to any Owned Property.

(f) Seller, the Companies and the Companies’ Subsidiaries have obtained all material permits necessary for the current use and operation of each part of the Owned Property, Material Leased Properties and Other Leased Properties by Seller, the Companies or the Companies’ Subsidiaries.

(g) To the Knowledge of Seller, none of Seller, the Companies or the Companies’ Subsidiaries has received written notice within the past three (3) years of any material liability of any kind related to any Material Real Property Lease or Other Real Property Lease with respect to which Seller, the Companies or the Companies’ Subsidiaries terminated their leasehold or subleasehold interest.

(h) All tangible property used in the Business (other than tangible property owned by Seller or any of its Affiliates and used in connection with the Business) is owned in all material respects by the Companies or any of the Companies’ Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, or is leased under a valid and subsisting lease (other than tangible property leased by Seller or any of its Affiliates and used in connection with the Business).

Section 4.7 Material Contracts.

(a) Schedule 4.7(a) sets forth a true and complete list as of the date hereof of the following Contracts to which the Companies or a Companies’ Subsidiary are a party or by which Seller and its Affiliates (with respect to the Business), the Companies, a Companies’ Subsidiary or their respective assets are bound, in each case after giving effect to the transactions contemplated by Section 6.8 (Reorganization) (the “Material Contracts”), a true and complete copy (except for the deficiencies set forth on Schedule 4.7(a)) of each of which (including any amendment, supplement or modification thereto) has heretofore been made available to Purchaser:

(i) any vendor Contract pursuant to which the Companies or a Companies’ Subsidiary paid U.S.$1,000,000 or more in fiscal year 2010 or is required to pay U.S.$1,000,000 or more in fiscal year 2011;

(ii) any customer Contract pursuant to which the Companies or a Companies’ Subsidiary were paid U.S.$5,000,000 or more in fiscal year 2010 or is required to be paid U.S.$5,000,000 or more in fiscal year 2011;

(iii) any distribution Contract other than (A) those entered into between the Companies and I/O Distributors and (B) those of Distributors whose purchases from the Companies or a Companies’ Subsidiary are less than U.S.$400,000 in fiscal year 2010;

(iv) any co-packing Contract;

(v) any Contract under which the Companies or a Companies’ Subsidiary have borrowed or loaned money, or any mortgage, note, bond, indenture or other similar instrument evidencing long-term Indebtedness or any guarantee of long-term Indebtedness to non-affiliated third parties;

(vi) any Contract for the future purchase or sale of materials, supplies, equipment or other assets (other than purchase orders for inventory in the ordinary course of business) which has an aggregate future Liability to any Person in excess of U.S.$1,000,000 or extends for a period of more than twelve (12) months and cannot be cancelled by the Companies or a Companies’ Subsidiary by notice of not more than ninety (90) days without future payment or penalty of any kind;

(vii) any management, service, consulting, investment banking or commercial banking or other similar Contract (other than any Benefit Plan) which has an aggregate future Liability to any Person in excess of U.S.$500,000 or (other than in the case of any service Contract) extends for a period of more than twelve (12) months and cannot be cancelled by the Companies or a Companies’ Subsidiary by notice of not more than ninety (90) days without future payment or penalty of any kind;

(viii) any advertising Contract or arrangement (including any media purchase commitment) that has an aggregate future Liability to any Person in excess of U.S.$500,000 or extends for a period of more than twelve (12) months and cannot be cancelled by the Companies or a Companies’ Subsidiary by notice of not more than ninety (90) days without future payment or penalty of any kind;

(ix) any joint venture, jointly owned partnership or other similar joint ownership Contracts;

(x) any stockholder, voting or similar Contracts relating to the shares of stock (or other ownership interests) of the Companies or a Companies’ Subsidiary;

(xi) all Contracts (other than with respect to any distribution relationship with an I/O Distributor) that limit or purport to limit the ability of the Companies or any of the Companies’ Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii)(A) the Purchase Agreement, dated January 16, 2006, among Sara Lee Corporation, Shareholders of Butter Krust Baking Company, Inc., Avale Limited Partnership, EP Enterprises, Inc., and Fifth and Hanover Northumberland Associates, and (B) any Contract for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2003, pursuant to which the Companies or a Companies’ Subsidiary paid or were paid U.S.$2,500,000 or more; and

(xiii) any Contract (other than any Benefit Plan), the termination or nonexistence of which, would reasonably be expected to have a Material Adverse Effect with respect to the Companies.

(b) Except as set forth on Schedule 4.7(b)(i), each Material Contract is valid and binding on the Companies or the applicable Companies’ Subsidiary, as the case may be, and, to the Knowledge of Seller, on each of the counterparties thereto, and is in full force and effect. Except as set forth on Schedule 4.7(b)(ii), the Companies and the Companies’ Subsidiaries are in compliance with all the Material Contracts in all material respects. Except as set forth on Schedule 4.7(b)(ii), there is not and, to the Knowledge of Seller, there has not been claimed or alleged by any Person, with respect to any Contract listed in Schedule 4.7(a), any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Companies or any Companies’ Subsidiary or, to the Knowledge of Seller, on the part of any other party thereto, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Companies.

Section 4.8 Affiliate Transactions.

(a) Set forth in Schedule 4.8(a) is a list of (i) the general types of services that Seller and any of its Affiliates (other than the Companies and the Companies’ Subsidiaries), directly or through third parties, has provided since June 28, 2009 through the date hereof to the Companies and the Companies’ Subsidiaries and of the general types of services that the Companies and the Companies’ Subsidiaries have provided to Seller and its Affiliates (other than the Companies and the Companies’ Subsidiaries) and (ii) the amounts paid or allocated to the Companies and the Companies’ Subsidiaries for such services in fiscal years 2009 and 2010.

(b) Schedule 4.8(b) includes a list of all written Contracts between Seller or any of its Affiliates (other than the Companies and the Companies’ Subsidiaries) on the one hand, and the Companies or any of the Companies’ Subsidiaries, on the other hand, other than those that will be terminated at or prior to the Closing. A true and complete copy of each Contract listed in Schedule 4.8(b) has heretofore been made available to Purchaser.

Section 4.9 Customers and Suppliers. As of the date hereof, except as set forth in Schedule 4.9, none of Seller or its Affiliates have received within the preceding twelve (12) months any written notice of a dispute, claim or other action or Proceeding between the Business, on the one hand, and any supplier or customer of the Business, on the other hand, other than those occurring in the ordinary course of business in amounts that are not material to the Business. None of the Seller or any of its Affiliates have received within the twelve (12) months prior to the date hereof any written or, to the Knowledge of Seller, oral notice that (i) any of the twenty-five (25) largest customers of the Business (measured in terms of revenues during such period, but excluding any private label customers) or any of the twenty-five (25) largest suppliers of the Business (measured in terms of total spend during such period) will cease dealing with the Business or (ii) that any of such twenty-five (25) largest customers may otherwise reduce or become unable for any reason to maintain the volume of business transacted by such customer with the Business by more than ten percent (10%).

Section 4.10 Sufficiency of Assets. Except as set forth on Schedule 4.10 and except for (i) assets used to provide services pursuant to the Ancillary Agreements, (ii) cash, cash equivalents and other short term securities, and (iii) the Excluded Assets, the Companies and the Companies’ Subsidiaries, taken as a whole, have ownership of or rights in all of the material assets (including the books and records) to the extent reasonably necessary to conduct the Business in all material respects as currently conducted by the Companies and the Companies’ Subsidiaries (after giving effect to the transactions contemplated by Section 6.12 (Shared Contracts). All of the material tangible assets owned or leased by the Companies or the Companies’ Subsidiaries (after giving effect to the transactions contemplated by Section 6.12 (Shared Contracts) are in reasonably satisfactory operating condition for the use or uses to which they are currently being put, subject to ordinary wear and tear and continuing maintenance requirements. To the Knowledge of Seller, no material damage or destruction has occurred since July 3, 2010 with respect to any of the material tangible assets owned or leased by the Companies or the Companies’ Subsidiaries that has not been repaired prior to the date hereof.

Section 4.11 Insurance. Set forth in Schedule 4.11 is a list as of the date hereof of all of (i) the material insurance policies maintained by the Companies and the Companies’ Subsidiaries and (ii) all material insurance policies maintained by Seller or its Affiliates that cover the Companies and the Companies’ Subsidiaries (together, the “Insurance Policies”). All such insurance policies are maintained, to the Knowledge of Seller, with financially sound and reputable insurers, and represent the level of insurance with respect to the Companies’ properties, assets and businesses against such casualties and contingencies as are in accordance with sound business practices for businesses engaged in similar activities and in similar geographic areas and with parent entities of similar financial position as Seller.

To the Knowledge of Seller, none of the Companies or the Companies’ Subsidiaries have received (i) any material refusal of coverage or any notice that a defense will be afforded with reservation of material rights, or (ii) any notice of cancellation or any other indication that any material insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 4.12 Litigation. Except as set forth in Schedule 4.12, (i) as of the date hereof, none of Seller nor its Affiliates is a party to or, to the Knowledge of Seller, threatened to be made a party to any Proceedings with respect to the Business and (ii) as of the Closing Date, none of Seller nor its Affiliates is a party to or, to the Knowledge of Seller, threatened to be made a party to any Proceedings (other than any action, judgment, ruling, order, decree, Proceeding or injunction of any Governmental Entity or brought by any Person or Governmental Entity in respect of or under the HSR Act or any other antitrust or similar competition Law and that relates to this Agreement or any transaction contemplated hereby), in each case relating to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby. Schedule 4.12 sets forth a list as of the date hereof of all settled Proceedings with executory terms that are required to be fulfilled by the Companies or a Companies’ Subsidiary to any other party. As of the date hereof, neither Seller nor its Affiliates have settled any Proceedings with respect to the Business in respect of which any settlement amounts in excess of U.S.$100,000 are still owing from Seller or any of its Affiliates to any other party.

Section 4.13 Environmental Matters. Except as set forth in Schedule 4.13:

(a) The Business is, and for the preceding five (5) years has been in, material compliance with all applicable Environmental Laws. The Companies and the Companies’ Subsidiaries currently have and, for the preceding five (5) years, have previously obtained all material Environmental Permits required for the operation of the Business, and are and have for the preceding five (5) years been in compliance in all material respects with all such Environmental Permits.

(b) None of Seller or its Affiliates, with respect to the Business, is party to or, to the Knowledge of Seller, within the past three (3) years, has been threatened to be made party to, any Proceeding pursuant to any Environmental Law that would reasonably be expected to have a Material Adverse Effect with respect to the Companies.

(c) Neither the Companies nor any Companies’ Subsidiary has received (i) any written notice or other written communication that remains outstanding in any material respect that Seller or any of its Affiliates, with respect to the Business, is or may be a potentially responsible party or otherwise liable in connection with any waste disposal activity or in connection with the presence, release or removal of any Hazardous Substance at any location, except for such a written notice or other written communication related to Remedial Action for which a reserve has been established where the costs and expenses for the Remedial Action would not exceed the current amount of the reserve, as identified in the Sara Lee Corporation Environmental Reserve Summary for Fiscal Year 2010 (FY 10 Period 12), dated as of July 3, 2010, by more than U.S.$50,000, or (ii) any written notice that remains outstanding in any material respect regarding any failure of the Business to comply in any material respect with any Environmental Law or with the requirements of any Environmental Permit.

(d) Neither Seller nor any of its Affiliates, with respect to the Business, is currently engaged in any Remedial Action at any location or is committed to undertake any Remedial Action pursuant to any Contract with any Governmental Entity or third party or any order of any Governmental Entity, at any location, except for Remedial Action for which a reserve has been established where the costs and expenses for the Remedial Action would not exceed the current amount of the reserve, as identified in the Sara Lee Corporation Environmental Reserve Summary for Fiscal Year 2010 (FY 10

Period 12), dated as of July 3, 2010, by more than U.S.$50,000, and to the Knowledge of Seller, there are no Hazardous Substances or threatened releases of Hazardous Substances present at any location that are reasonably expected to give rise to a Remedial Action to the Seller or any of its Affiliates, with respect to the Business, under any Environmental Law.

(e) The representations and warranties in this Section 4.13 are the exclusive representations and warranties as to matters involving Environmental Laws and Environmental Permits.

Section 4.14 Compliance with Laws. Except as described in Schedule 4.14, each of Seller and its Affiliates, with respect to the Business, is in compliance with all Laws, except for instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to the Business. Each of the Companies and the Companies’ Subsidiaries is in possession of all material authorizations, licenses, permits, easements, variances, consents, certificates, approvals and registrations granted by or obtained from any Governmental Entity that is necessary for it to carry on the Business as it is now being conducted and no suspension or cancellation of any of the foregoing is pending or has been threatened in writing within the past three (3) years. Nothing in this Section 4.14 is intended to address any compliance issues that are the subject of any other representation or warranty set forth herein.

Section 4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) lists, as of the date of this Agreement, a true and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means any plan, program, or agreement that is a bonus, pension, deferred compensation, incentive compensation, profit sharing, savings, stock ownership, stock purchase, stock option, phantom stock or other equity or equity-based compensation plan; vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, or agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; an employment, termination, severance, retention, salary continuation, consulting, “change in control,” non-competition, non-solicitation, nondisclosure of confidential information or any other restrictive covenant plan, program, or agreement that is sponsored, maintained or contributed to, or required to be contributed to, by the Additional Businesses, the Companies or any Companies’ Subsidiary or with respect to which the Additional Businesses, the Companies, any Companies’ Subsidiary, or any ERISA Affiliate has any liability, contingent or otherwise, for the benefit of any Affected Employee, Former Seller Employee or any dependent or beneficiary of any of the foregoing, other than a Multiemployer Plan or a Multiemployer Welfare Benefit Plan. Schedule 4.15(a) identifies each material Benefit Plan that is a Companies Benefit Plan. Prior to the date of this Agreement, Seller has made available to Purchaser true and complete copies of each of the following, as applicable, (A) with respect to each Affected Benefit Plan: (i) the plan document or agreement or, with respect to any material Affected Benefit Plan that is not in writing, a written description of the material terms thereof, including any amendments thereto; (ii) the trust agreement, insurance contract, or other documentation of any related funding arrangement, (iii) the most recent summary plan description; (iv) the two (2) most recent annual reports, actuarial reports and/or financial reports; (v) the two (2) most recent required IRS Form 5500, including all schedules thereto; (vi) any material communication to or from any Governmental Entity with respect to any Affected Benefit Plan within the last three years prior to the date hereof; and (vii) the most recent favorable determination letter received from the IRS with respect to each Affected Benefit Plan that is intended to be a “qualified plan” under Section 401 of the Code, and (B) with respect to each Benefit Plan that is not an Affected Benefit Plan, a summary of each such Benefit Plan. No Companies Benefit Plan covers, and none of the Companies or Companies’ Subsidiaries has any outstanding Liabilities or obligations under any Companies Benefit Plan with respect to, employees or former employees (or dependents or beneficiaries thereof) of Seller and its Affiliates other than employees or former employees (or dependents or beneficiaries thereof) of the Companies, any Companies’ Subsidiary or the Business.

(b) With respect to each Affected Benefit Plan (but only with respect to Affected Employees and Former Seller Employees with respect to each Affected Benefit Plan that is not a Companies Benefit Plan), (i) all material expenses, contributions, premiums or payments required to be made to, under or with respect to such Affected Benefit Plan have been or will be timely made on or before the Closing Date and, to the extent required, all material amounts that have properly accrued to date as liabilities of the Companies, any Companies’ Subsidiary, or any Additional Business, which are not yet due have been properly recorded on the books of the Companies and, to the extent required by GAAP, adequate reserves therefor are reflected on the financial statements of the Companies, (ii) except as set forth in Schedule 4.15(b)(ii), each such Affected Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code either has received a favorable determination letter from the IRS with respect to such qualification and, to the Knowledge of Seller, nothing has occurred since the date of such letter that has or is reasonably likely to result in disqualification of such plan, or an application for such letter has been timely submitted to the IRS and is currently pending, (iii) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened in writing, with respect to such Affected Benefit Plan, any fiduciaries of any Affected Benefit Plan with respect to their duties to such Affected Benefit Plan, or against the assets of such Affected Benefit Plan or any trust maintained in connection with such Affected Benefit Plan, (iv) it has been operated and administered in compliance in all material respects with its terms and all applicable Laws and regulations, including ERISA and the Code, (v) it is neither under audit nor, to the Knowledge of Seller, the subject of an investigation by the IRS, the U.S. Department of Labor, the PBGC, the SEC or any other Governmental Entity nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened, (vi) as of the date hereof, there is not (A) any requirement for the posting of security with the PBGC with respect to an Affected Benefit Plan or (B) the imposition of any pledge, lien, security interest or encumbrance on the assets of the Companies or any of the Companies’ Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code; or (vii) as of the date hereof, Seller has no Knowledge of any facts that would reasonably be expected to give rise to (A) any requirement for the posting of security with the PBGC with respect to an Affected Benefit Plan or (B) the imposition of any pledge, lien, security interest or encumbrance on the assets of the Companies or any of the Companies’ Subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.

(c) Except as set forth on Schedule 4.15(c), none of the Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”), and none of the Affected Benefit Plans is a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. None of the Companies, any Companies’ Subsidiary, or any Additional Business has incurred or reasonably expects to incur any material liability pursuant to Title I of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or any other foreign Law or regulation relating to employee benefit plans, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in any case which has not been satisfied in full, and, to the Knowledge of Seller, no event, transaction, fact or condition exists that is reasonably expected to present a material risk to the Companies, any Companies’ Subsidiary, or any Additional Business. As of the date hereof, no Title IV Plan has failed to meet the minimum funding standard (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. As of the date hereof, the PBGC has not instituted Proceedings to terminate any Title IV Plan and, to the Knowledge of Seller, no condition exists that would reasonably be expected to present a material risk that such proceedings will be instituted. Except as set forth on Schedule 4.15(c), as of the date hereof, no “reportable event” (as defined in Section 4043 of ERISA for which the advance notice requirements have not been waived) has occurred with respect to any Title IV Plan, nor has notice of any such event been required to be filed for any Title IV Plan, in any case within the past twelve (12) months. Except as set forth on Schedule 4.15(c), none of the Companies, any Companies’ Subsidiary, any Additional Business, or any ERISA Affiliate has incurred or reasonably expects to incur any material liability with respect to a Title IV Plan (other than premium payments to the PBGC).

(d) Schedule 4.15(d) sets forth a true and complete list of each Multiemployer Plan to which the Companies or any Companies’ Subsidiary are required to make contributions (each a “Companies Multiemployer Plan”). With respect to each Companies Multiemployer Plan and any other Multiemployer Plan with respect to which the Companies, the Companies Subsidiaries or the Additional Businesses have any liability, except as set forth on Schedule 4.15(d), no complete withdrawal from such plan has been made by the Companies or any of the Companies’ Subsidiaries, Seller has no Knowledge as of the date hereof of any facts that would give rise to a partial withdrawal from such plan by the Companies or any of the Companies’ Subsidiaries, and none of the Companies nor any of the Companies’ Subsidiaries has received notice from a Multiemployer Plan that such plan is assessing a partial withdrawal liability that would, if continued, reasonably be expected to result in any material liability to the Companies or any of the Companies’ Subsidiaries, whether such liability is contingent or otherwise. Neither the Companies nor any of the Companies’ Subsidiaries have experienced a reduction in contribution base units in the three (3) consecutive years prior to the date hereof that would, if continued, reasonably be expected to result in a partial withdrawal assessment that could result in any material liability to the Companies or any of the Companies’ Subsidiaries. Schedule 4.15(d) identifies, as of the date hereof, each Companies Multiemployer Plan and each other Multiemployer Plan with respect to which the Companies, the Companies Subsidiaries or the Additional Businesses have any liability and that has notified the Companies or the Companies’ Subsidiaries of any failure to satisfy minimum funding standards, or of its status as a critical or endangered plan. With respect to each Companies Multiemployer Plan, the Companies or any Companies’ Subsidiary have, prior to the date hereof, requested the most recent estimate of withdrawal liability available, and has provided Purchaser with the most recent estimate of withdrawal liability obtained by the Companies, or any Companies’ Subsidiary from the applicable Companies Multiemployer Plan. For each Companies Multiemployer Plan to which both (i) Companies or any of the Companies Subsidiaries, and (ii) a business segment of the Seller that will not be owned by the Companies or any of the Companies Subsidiaries, contribute, Seller has made a good faith effort, by the Closing Date, to allocate the estimated withdrawal liability to the Companies and the Companies Subsidiaries based on the contribution histories that would be used by each of the Companies Multiemployer Plans in calculating withdrawal liability.

(e) Except as set forth on Schedule 4.15(e), with respect to each Affected Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA whether or not subject to ERISA) (each, a “Welfare Plan”), none of the Companies or any of the Companies’ Subsidiaries have any obligations to provide health, life insurance, or death benefits with respect to current or former employees or consultants of the Companies or any of the Companies’ Subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code or sections 601 et. seq. of ERISA or similar provisions of applicable state Law. To the Knowledge of Seller, except with respect the obligations listed on Schedule 4.15(e), there are no promises or guarantees with respect to any Affected Employee or Former Seller Employee to provide retiree health or life insurance or other retiree death benefits on a permanent basis. As of the date hereof, the operation of each Companies Benefit Plan will not result in the incurrence of any material penalty to any of the Companies or any of the Companies’ Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable.

(f) Each Affected Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in material compliance with a good faith interpretation of Section 409A of the Code and the regulations thereunder for the period January 1, 2005 through December 31, 2008 and in accordance with the final regulations issued under Section 409A of the Code for period on and after January 1, 2009. None of the Companies, any Companies’ Subsidiaries or any of the Additional Businesses have any contractual obligation to indemnify, hold harmless or gross-up any Person with respect to any tax, penalty or interest under Section 409A of the Code.

(g) Except as set forth in Schedule 4.15(g), neither the execution or delivery of this Agreement nor the consummation of the Closing Transactions will, in accordance with the terms of Companies Benefit Plans in effect as of the Closing, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Affected Employee, Former Seller Employee or independent contractor of the Companies, Companies’ Subsidiary or any Additional Business, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any amount failing to be deductible by reason of Section 280G of the Code, or (v) result in any payment or any Liabilities (current or contingent) of the Companies, any Companies’ Subsidiary or any Additional Business, to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code, in each case that would become an obligation of the Purchaser or the Companies or the Companies’ Subsidiaries.

(h) Except as set forth in Schedule 4.15(h), there are no material liabilities, whether contingent or absolute, of the Companies, any of the Companies’ Subsidiaries or any Additional Business relating to workers’ compensation benefits that are not fully insured against by a third party insurance carrier, except that the Companies and the Companies’ Subsidiaries are self-insured up to the first U.S.$1,000,000 per incident. With respect to each Affected Benefit Plan and with respect to each state workers’ compensation arrangement, that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under such insurance policy have been paid and all premiums required to be paid under the insurance policy through the Closing Date will have been paid on or before the Closing Date. To the Knowledge of Seller, as of the date hereof, there are no circumstances existing that would reasonably be expected to result in material liability of the Companies, the Companies’ Subsidiaries or the Additional Businesses under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability.

(i) Schedule 4.15(i) sets forth a true and complete list of each Multiemployer Welfare Benefit Plan to which the Companies or any Companies’ Subsidiary are required to make contributions (each a “Companies Multiemployer Welfare Benefit Plan”). Except as set forth on Schedule 4.15(i), none of the Companies Multiemployer Welfare Benefit Plans imposes termination or withdrawal fees or requires maintenance- of- benefit contributions in excess of the contribution rates set forth in the applicable Collective Bargaining Agreement. None of the Benefit Plans is a coal-industry multiemployer plan. None of the Companies Multiemployer Welfare Benefit Plans contains any rule or provision that would impose a withdrawal liability or fee that would be material if the Companies or any Companies’ Subsidiary were to terminate their obligation to contribute to such Companies Multiemployer Welfare Benefit Plan as of the Closing Date.

(j) Except as set forth in Schedule 4.15(j), with respect to each Affected Benefit Plan which is a single-employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (in each case as determined on the basis of the actuarial assumptions contained in such Affected Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Affected Benefit Plan.

(k) Except as otherwise disclosed in this Section 4.15, to the Knowledge of Seller, as of the date hereof, none of the Companies, the Companies’ Subsidiaries or the Additional Businesses have made a plan or commitment to create any additional Affected Benefit Plan or to modify or change any existing Affected Benefit Plan other than as required under Law or an applicable Affected Benefit Plan or an applicable Collective Bargaining Agreement. Except as otherwise disclosed on Schedule 4.15(k), to the Knowledge of Seller, as of the date hereof, none of the Companies, the Companies’ Subsidiaries or the Additional Businesses have made a plan or commitment to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under Law or an applicable Affected Benefit Plan or an applicable Collective Bargaining Agreement. Except as otherwise disclosed in this Section 4.15(k), to the Knowledge of Seller, as of the date hereof, no statement, either written or oral, has been made by the Companies, the Companies’ Subsidiaries or the Additional Businesses to any Person with regard to any Affected Benefit Plan that was not in accordance with the Affected Benefit Plan and that could have an adverse economic consequence to the Companies, the Companies’ Subsidiaries, or the Additional Businesses. Except as set forth on Schedule 4.15(k), to the Knowledge of Seller, all Affected Benefit Plans may be amended or terminated without penalty by any Companies, Companies’ Subsidiaries or the Additional Businesses at any time on or after the Closing.

(l) None of the Companies, any Companies’ Subsidiary or the Additional Businesses currently maintains, operates or has liability with respect to and has never maintained, operated or had liability with respect to any plan, program, agreement or arrangement that is or would have been a Benefit Plan and that is or was subject to the Law of a jurisdiction other than the United States.

Section 4.16 Tax Matters. Except as set forth on Schedule 4.16:

(a) The Companies and each Companies’ Subsidiary have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns required to be filed by them on or prior to the date hereof, taking into account all applicable extensions, and such Tax Returns are true and complete in all material respects. The Companies and each Companies’ Subsidiary have timely paid (or there have been paid on their behalf) in full all material Taxes (whether or not shown on such Tax Returns) except for Taxes that are not yet due and payable.

(b) There are no Encumbrances for Taxes upon any property or assets of the Companies or any Companies’ Subsidiary, except for Encumbrances for Taxes not yet due and payable.

(c) The Companies and each Companies’ Subsidiary have, in accordance with all Tax withholding provisions of applicable federal, state, provincial, local and foreign Laws (including backup withholding provisions) (i) timely, properly and accurately withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other applicable Person or payment, and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto).

(d) No federal, state, provincial, local or foreign audits, claims, suits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Companies or any Companies’ Subsidiary, except for those Audits or court proceedings the adverse resolution of which would not have a Material Adverse Effect with respect to the Companies. None of Seller, the Companies or any Companies’ Subsidiary has received any written notice of any threatened or proposed Audits or assessments.

(e) No claim has ever been made in writing by any authority in a jurisdiction where neither the Companies nor any Companies’ Subsidiary files Tax Returns that the Companies or any Companies’ Subsidiary (as applicable) is required to file Tax Returns or that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Companies nor any Companies’ Subsidiary (i) have any liability for any Tax of any Person other than the Companies or any Companies’ Subsidiary, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by contract, or otherwise, or (ii) have been a member of an affiliated group filing consolidated income Tax Returns (except for the group of which Seller is the parent) for federal, state or foreign Tax purposes during any taxable period for which the applicable statute of limitations remains open.

(g) There are not outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Companies or any Companies’ Subsidiary, except for such requests, agreements, consents or waivers with respect to Taxes, the imposition of which would not have a Material Adverse Effect with respect to the Companies.

(h) Neither the Companies nor any of the Companies’ Subsidiaries are a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person.

(i) Neither the Companies nor any Companies’ Subsidiary participate or, during any taxable period for which the applicable statute of limitations remains open, have “participated” in any “listed transaction” within the meaning of the Code requiring the Companies or any Companies’ Subsidiary to file, register, prepare, produce, or maintain any disclosure, report, list or any other statement or document under Sections 6011, 6111 or 6112 of the Code and the Treasury Regulations thereunder.

(j) Neither the Companies nor any Companies’ Subsidiary are, or will be at the Closing, a U.S. real property holding corporation within the meaning of Section 897 of the Code.

(k) None of Seller, the Companies or any Companies’ Subsidiary have agreed or are required under any written order or instruction of a Governmental Entity to make any adjustments pursuant to Section 482 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to the business of the Companies or any Companies’ Subsidiary, and none of Seller, the Companies or any Companies’ Subsidiary have received any notice in writing from the IRS or other relevant taxing authority proposing any such adjustment or change.

(l) Neither the Companies nor any Companies’ Subsidiary have been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code, since January 1, 2006.

(m) There is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).

(n) Neither the Companies nor any Companies’ Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law), (iv) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign tax Law), or (v) a change in the method of accounting for a period ending on or prior to the Closing Date.

(o) There are no material Tax credits, grants or similar Tax incentives awarded on a conditional basis to the Companies or any Companies’ Subsidiary on or before the Closing Date under state, local or foreign Tax law that will be subject to “clawback” or recapture as a result of a failure by the Companies or such Companies’ Subsidiary to satisfy any requirements on which the credit, grant or similar incentive was conditioned following the Closing Date.

Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) sets forth a true and complete list as of the date hereof of: (i) the following categories of the Owned Companies Intellectual Property: (A) all registered, applied for and material unregistered Trademarks; (B) all Patents; (C) all registered and applied for Copyrights; (D) all Internet domain names and (E) all Software; (ii) the following categories of Conveyed Intellectual Property: (A) all registered, applied for and material unregistered Trademarks; (B) Patents; (C) Copyrights; (D) Internet domain names; and (E) Software; and (iii) the following categories of Licensed Intellectual Property: (A) all registered, applied for and material unregistered Trademarks; (B) all Patents; (C) all registered and applied for Copyrights; (D) all Internet domain names and (E) all Software. With respect to the Owned Companies Intellectual Property, Licensed Intellectual Property, and Conveyed Intellectual Property, which are issued, granted or registered by or with any domestic or foreign Governmental Entity or for which an application therefor has been filed with any Governmental Entity, Schedule 4.17(a) sets forth (i) the application, registration or renewal numbers, (ii) the jurisdictions where such Intellectual Property is registered or where applications have been filed, (iii) the name of the current registrant or owner of record and (iv) for U.S. Patents and Trademarks, the applicable expiration or renewal date, if any

(b) Schedule 4.17(b)(i)(A) sets forth a list as of the date hereof of all written Licenses of Owned Companies Intellectual Property, Licensed Intellectual Property and Conveyed Intellectual Property granted to any third parties. Except as disclosed on Schedule 4.17(b)(i)(B), none of the Companies, the Companies’ Subsidiaries, Seller or any Seller Affiliate has granted exclusively to any third party any license or any other interest in, or any right to use or exploit any Owned Companies Intellectual Property, the Licensed Intellectual Property or the Conveyed Intellectual Property. Schedule 4.17(b)(ii) sets forth a list as of the date hereof of all written material License-In Agreements. Except as set forth on Schedule 4.17(b)(iii) all Licenses relating to Owned Companies Intellectual Property and all License-In Agreements were made available to Purchaser prior to the Closing Date in the Data Site that was set up for the transactions contemplated by this Agreement.

(c) Except as set forth in Schedule 4.17(c), the Owned Companies Intellectual Property (after giving effect to the Reorganization), together with the Intellectual Property licensed to the Companies or the Companies’ Subsidiaries pursuant to the License-In Agreements, constitutes all of the Intellectual Property reasonably necessary to conduct the Business in all material respects as currently conducted by the Companies and the Companies’ Subsidiaries, except for any Intellectual Property licensed under the IT Contracts and the License Agreements.

(d) Upon Closing, except as provided pursuant to the Seller Transition Services Agreement, and as set forth in Schedule 4.17(d) and except for Intellectual Property otherwise licensed under License Agreements, neither Seller nor its Affiliates will own any Intellectual Property that is currently used or intended by Seller or its Affiliates for use in the development, manufacture, packaging or marketing of goods sold or intended to be sold under the Conveyed Trademarks or used in the Business.

(e) Except as set forth in Schedule 4.17(e)(i), (A) Seller or one of its Subsidiaries exclusively owns all right, title and interest in and to each item of Licensed Intellectual Property free and clear of any Encumbrances (other than Encumbrances created by Purchaser or its Affiliates) and, immediately following the Closing, Newco A and Newco B shall be the sole and exclusive owners of the Licensed Trademarks, with the right to grant the licenses to Purchaser or an Affiliate of Purchaser granted under the applicable License Agreements, (B) Seller or one of its Subsidiaries exclusively owns all right, title and interest in and to each item of Conveyed Intellectual Property free and clear of any Encumbrances (other than Encumbrances created by Purchaser or its Affiliates), (C) the Companies or a Companies’ Subsidiary exclusively own all right, title and interest in and to each item of Owned Companies Intellectual Property free and clear of any Encumbrances (other than Encumbrances created by Purchaser or its Affiliates), and (D) the Companies or a Companies’ Subsidiary have the right, free and clear of any Encumbrances (other than Encumbrances created by Purchaser or its Affiliates), to use, in accordance with any applicable License-In Agreement and, after the Closing Date, a License Agreement, the Companies Intellectual Property and the Conveyed Intellectual Property in the United States. Except as set forth in Schedule 4.17(e)(ii), all registered U.S. Trademarks and registered non-U.S. Trademarks and issued U.S. Patents included in the Owned Companies Intellectual Property, in the Licensed Intellectual Property, and in the Conveyed Intellectual Property, are subsisting and in full force and effect and currently in good standing and have not been cancelled, expired or abandoned. To the Knowledge of Seller, except as set forth in Schedule 4.17(e)(iii), all registered U.S. Trademarks and registered non-U.S. Trademarks and issued U.S. Patents included in the Owned Companies Intellectual Property, in the Licensed Intellectual Property and in the Conveyed Intellectual Property, are valid, and the correct chain of title has been recorded with the U.S. Patent and Trademark Office (or applicable non-U.S. Governmental Entity, to the extent such recordation is required therein) against each item of registered or applied-for Owned Companies Intellectual Property, Licensed Intellectual Property or Conveyed Intellectual Property. To the Knowledge of Seller, no false allegations of use or other false statements have been made in connection with the filing, prosecution or maintenance of any U.S. or non-U.S. Trademarks or U.S. Patents included in the Owned Companies Intellectual Property, in the Licensed Intellectual Property, and in the Conveyed Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, none of the U.S. or non-U.S. Trademarks included in the Owned Companies Intellectual Property, in the Licensed Trademarks and in the Conveyed Intellectual Property, has been assigned from any Person without the associated goodwill. Except as set forth in Schedule 4.17(e)(iv), Seller and its Subsidiaries have complied in all material respects with and are in material compliance with all Laws (including payment of all applicable fees (but excluding for purposes of this representation any infringement, misappropriation, violation or dilution of any Intellectual Property or copyright-related moral rights of any Person)) with respect to any such U.S. Patents and U.S. and non-U.S. Trademarks that are issued, granted or registered by or with a U.S. and non-U.S. Governmental Entity, as applicable, or for which an application therefor has been filed with any U.S. or non-U.S. Governmental Entity, as applicable, and all such registered, issued and applied for U.S. Patents and U.S. and non-U.S. Trademarks are duly registered, issued or filed in the name of Seller or a Subsidiary of Seller, as applicable.

(f) The Companies and the Companies’ Subsidiaries and, to the extent applicable, their Affiliates have had policies in effect whereby all former and current employees, consultants and contractors of Seller and its Affiliates who contribute or have contributed to the creation or development of any of the Owned Companies Intellectual Property must execute written instruments with the Companies or a Companies’ Affiliate that assign or acknowledge the assignment to the Seller or a Seller’s Subsidiary all rights, title and interest in and to any such contributions that the Seller or such Seller’s Affiliate does not already own by operation of Law. No employees of the Companies or the Companies’

Affiliates have any rights that prevent a vesting of title to the Owned Companies Intellectual Property with the Companies or Companies’ Subsidiaries and, to the Knowledge of Seller, no past, present or future royalties or other fees are or will be payable to any current or former employee, officer, director, stockholder, consultant or independent contractor with respect to any Owned Companies Intellectual Property.

(g) The Seller and, to the extent applicable, their Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material product formulae and of all other Trade Secrets that comprise any part of the Owned Companies Intellectual Property. The Seller and their Subsidiaries have a policy of requiring each of their employees, contractors and consultants and any other Person with access to such formulae or Trade Secrets to adhere to confidentiality obligations. To the Knowledge of Seller, there has not been any material breach of any such confidentiality obligations by any party thereto. To the Knowledge of Seller, all use by the Companies or any of the Companies’ Affiliates of any Trade Secret owned by third parties has been in compliance with the terms of the applicable confidentiality obligation or is otherwise lawful.

(h) Except as set forth in Schedule 4.17(h)(i), neither the conduct of the Business as currently conducted nor the use or exploitation of the material Companies Intellectual Property or, to the Knowledge of Seller, any other Companies Intellectual Property, infringes, misappropriates, violates or dilutes any Intellectual Property or Copyright-related moral rights of any Person. Without limiting the foregoing and except as otherwise set forth in Schedule 4.17(h)(ii): (A) there is no order, judgment, injunction or award (whether temporary, preliminary or permanent) of any Governmental Entity relating to the Owned Companies Intellectual Property, the Conveyed Intellectual Property and the Licensed Intellectual Property that limits the Companies’ rights to such Intellectual Property; and (B) to the Knowledge of Seller, there has been no prior use by any Person of any of the U.S. Trademarks included in the Owned Companies Intellectual Property, in the Conveyed Intellectual Property and in the Licensed Trademarks, that would confer upon such Person superior rights in such U.S. Trademarks that would reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth in Schedule 4.17(h)(iii), there is no pending or, to the Knowledge of Seller, threatened, Proceeding, and there has been no such Proceeding in the preceding three (3) year period (x) challenging the validity or enforceability of Companies Intellectual Property, or contesting the Companies’ or the Companies’ Affiliates’ rights with respect to any of the Companies Intellectual Property, (y) challenging the validity or enforceability of, or the Companies’ rights under, any License-In Agreement, or (z) asserting that any use or exploitation by Seller, the Companies or the Companies’ Subsidiaries and, to the extent applicable, their Affiliates of any Companies Intellectual Property, or the conduct of the Business as currently conducted, infringed upon, misappropriated, diluted or violated or currently infringes upon, misappropriates, dilutes or violates the Intellectual Property or Copyright-related moral rights of any Person. To the Knowledge of Seller, except as set forth on Schedule 4.17(h)(iv), no Person has infringed, misappropriated, violated or diluted any Owned Companies Intellectual Property, Licensed Intellectual Property and Conveyed Intellectual Property in any material respect.

(i) Each material License-In Agreement, and each material License of Owned Companies Intellectual Property granted to any third, is valid and binding on the applicable Companies or the applicable Companies’ Subsidiary, as the case may be, and, to the Knowledge of Seller, on each of the counterparties thereto, and is in full force and effect. Except as set forth on Schedule 4.17(i), the Companies and the Companies’ Subsidiaries are in compliance with all the material License-In Agreements in all material respects. With respect to any material License-In Agreement, there is no existing and, to the Knowledge of Seller, there has not been any claimed or alleged, default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Companies or any Companies’ Subsidiary or, to the Knowledge of Seller, on the part of any other party thereto, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Companies.

(j) Subject to obtaining all applicable consents, either Seller or a Subsidiary of Seller (including Companies or a Companies’ Subsidiary) has the right to sell, convey, transfer, assign and deliver to Purchaser, each License of Owned Companies Intellectual Property granted to third parties and the License-In Agreements. Except as set forth on Schedule 4.17(j), no limitations or restrictions on the use or enforceability of any of the Owned Companies Intellectual Property, the Licensed Intellectual Property and the Conveyed Intellectual Property, have been agreed to with any third party that would materially limit or restrict the Business as currently conducted or the use or exploitation of any of the foregoing material Intellectual Property. The consummation of the Closing Transactions will not create an obligation, under such Licenses of Owned Companies Intellectual Property granted to third parties or License-In Agreements, for the Companies or any of the Companies’ Subsidiaries to grant or cause an Affiliate to grant a further license of any Intellectual Property that is not Owned Companies Intellectual Property to any third party (including by means of a covenant not to sue).

(k) The representations and warranties in this Section 4.17, Section 4.7 (Material Contracts), and clause (c) of Section 3.4 (Consents and Approvals; No Violations) are the exclusive representations and warranties as to matters involving the ownership, validity and non-infringement of the Companies Intellectual Property and any other Intellectual Property of the Companies and their Subsidiaries.

Section 4.18 IT Systems. Except as set forth on Schedule 4.18(i), the Companies or a Companies’ Subsidiary have the valid right to use in all material respects all IT Systems to the extent used in the conduct of the Business as currently conducted by the Companies and the Companies’ Subsidiaries after giving effect to the Reorganization. Third party Contracts relating to IT Systems to the extent used in the conduct of the Business as currently conducted by the Companies and the Companies’ Subsidiaries (the “IT Contracts”) and pursuant to which any of the Companies or a Companies’ Subsidiary have paid more than U.S.$1,000,000 in fiscal year 2010 or is expected to pay U.S.$1,000,000 for 2011 have been disclosed in Schedule 4.18(ii). Since July 3, 2010, neither the Companies nor a Companies’ Subsidiary have, received written notice from a third party alleging a default under any IT Contract pursuant to which the Companies or a Companies’ Subsidiary have paid more than U.S.$250,000 in fiscal year 2010 or is expected to pay U.S.$250,000 for 2011 (each, a “Material IT Contract”). There exists no condition or event (including the execution, delivery and performance of this Agreement or any other agreement related to the Closing Transactions) that, with the giving of notice or the lapse of time or both, would constitute a default by any of Seller or the Companies or the Companies’ Subsidiaries under any Material IT Contracts, which default would reasonably be expected to result in a Material Adverse Effect with respect to the Companies or the Companies’ Subsidiaries. Except as set forth on Schedule 4.18(iii), the IT Systems licensed or provided under the Material IT Contracts and under the Seller Transition Services Agreement are all the IT Systems necessary in all material respects for the conduct of the Businesses as currently conducted by the Companies and the Companies’ Subsidiaries. The Companies and the Companies’ Subsidiaries have not experienced any material defects in the IT Systems used in their businesses as they are currently conducted that have not been resolved or are in the process of being resolved, including, to the Knowledge of Seller, any error or omission in the processing of any data.

Section 4.19 UPC Codes. The Companies or a Companies’ Subsidiary exclusively own or have valid rights in all material respects to use the Companies UPC Codes free and clear of any claims, actions, Proceedings and Encumbrances (other than Encumbrances created by Purchaser or its Affiliates) and of any requirements of past, present or future royalties or other license fees. The Companies UPC Codes for products that the Business is currently selling are in all material respects valid, subsisting and in full force and effect, and have not been cancelled, expired or abandoned.

Section 4.20 Labor Matters.

(a) Schedule 4.20(a)(i) provides a true and complete list as of the date hereof of all (i) the Collective Bargaining Agreements that apply to any employees of the Business, and (ii) Contracts to which the Companies, the Companies’ Subsidiaries or the Additional Businesses are a party or is bound that require the Companies, the Companies’ Subsidiaries or the Additional Businesses to use only third party transport providers that recognize a specified labor union. Except as set forth on Schedule 4.20(a)(ii), as of the date of this Agreement, no Collective Bargaining Agreement has expired without being either (x) renewed or (y) extended pending negotiations. Except as set forth on Schedule 4.20(a)(i), neither the Additional Businesses, nor the Companies nor any Companies’ Subsidiary are a party to or bound by any Collective Bargaining Agreement or any labor union contract. To the Knowledge of Seller, there are no activities or proceedings of any labor union to organize any employees of the Business or compel the Business to bargain with any labor union or labor organization. There is no pending or to the Knowledge of Seller, threatened, labor strike, corporate campaign, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work- to- rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Business, and no such strike, corporate campaign, walkout, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation, or lockout has occurred since December 31, 2008. No material grievance or arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a Collective Bargaining Agreement, has been filed, is pending or to the Knowledge of Seller, threatened, against the Business.

(b) None of the Companies, the Companies’ Subsidiaries or the Additional Businesses are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity that is material to the Companies, the Companies’ Subsidiaries or the Additional Businesses relating to their current or former employees, officers or directors or employment practices.

(c) Except as set forth on Schedule 4.20(c), Seller and its Affiliates, with respect to the Business, are in compliance in all material respects with all applicable local, state, provincial and federal Laws relating to labor and employment, including Laws relating to discrimination, disability, retaliation, whistleblower claims, human rights, labor relations, hours of work, payment of wages and minimum and overtime wages, meal and rest periods, timing of wage payment, wage statements, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations. Except as set forth on Schedule 4.20(c), there are no material unfair labor practice charges or unfair labor complaints pending, or to the Knowledge of Seller, threatened against Seller or any of its Affiliates, with respect to the Business. Except as set forth on Schedule 4.20(c), there are no material complaints, lawsuits, arbitrations, administrative proceedings, or other Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates, with respect to the Business brought by or on behalf of any union, applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) All amounts due or accrued for all salary, wages, bonuses, commissions, vacation with pay, sick days and benefits under the Affected Benefit Plans have either been paid or are accurately reflected in the books and records of the Business.

(e) During the twelve (12) months preceding the date of this Agreement, none of Seller or any of its Affiliates with respect to the Business have incurred any liability or obligation which remains unsatisfied under the WARN Act or any other similar legislation in any jurisdiction any of Seller or any of its Affiliates with respect to the Business carries on business.

(f) As of the Closing Date, the Business has fulfilled all consultation and notification requirements to any union or other similar labor organization as are expressly required in connection with the negotiation and consummation of the Closing Transactions and has obtained all approvals from such unions or other labor organizations as are expressly required for the consummation of the Closing Transactions.

Section 4.21 Absence of Unlawful Payments. To the Knowledge of Seller, none of the officers, directors or employees of the Business have (i) used any corporate funds for any contributions, payments, gifts or entertainment, (ii) made any expenditures of corporate funds relating to political activity to government officials or others or (iii) established or maintained any unrecorded corporate funds, in each case in material violation of applicable Law. To the Knowledge of Seller, none of the officers, directors or employees of the Business acting in such capacities has accepted or received any contributions, payments, gifts or expenditures in material violation of applicable Law.

Section 4.22 Books and Records. The books and records of the Business have been kept in accordance with reasonable business practice and applicable Law in all material respects.

Section 4.23 Distribution Arrangements; I/O Loans.

(a) True and complete copies of the franchise disclosure documents (the “Franchise Disclosure Documents” and the related model agreement attached thereto as in effect during the period beginning on January 1, 2008 and ending on September 30, 2010 have been made available to Purchaser. The Contracts entered into between the Companies, the Companies Subsidiaries or the Additional Businesses and each I/O Distributor (collectively, the “Franchise Agreements”) and still in effect substantially conform to one of the applicable model agreements contained in folder 9.1 of the Data Site (the “Model Agreements”) in all material respects, except for such non-conformance that individually or in the aggregate would not reasonably be expected to be material to the Business. Schedule 4.23(a) sets forth a list of all distribution Contracts and the applicable date of execution entered into between the Companies and I/O Distributors whose purchases are U.S.$400,000 or more in fiscal year 2010. The Franchise Disclosure Documents and the Franchise Agreements comply in all material respects with applicable state and federal Laws in effect at the time of their respective use by the Business. Each Franchise Agreement is valid and binding on the Companies, the applicable Companies’ Subsidiaries or the applicable Additional Businesses, as the case may be, and, to the Knowledge of Seller, on each of the counterparties thereto, and is in full force and effect. Except as set forth on Schedule 4.23(a), the Companies, the Companies’ Subsidiaries and the Additional Businesses are in compliance with all Franchise Agreements in all material respects. Except as set forth on Schedule 4.23(a), there is not and, to the Knowledge of Seller, there has not been claimed or alleged by any Person, with respect to any Franchise Agreement, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Companies, any Companies’ Subsidiary or any Additional Business or, to the Knowledge of Seller, on the part of any other party thereto, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Business. None of Seller or any of its Affiliates with respect to the Business has committed any material violation of any Law (including any Laws of the FTC or of any state or other jurisdiction) relating to the relationship between franchisors and franchisees, or the offer, sale, assignment, renewal, advertising, termination or rights of succession, of franchises, business opportunities or seller-assisted marketing plans, and Seller or any of its Affiliates is not aware of any material pending or threatened federal or state investigation of the franchise practices of the Business.

(b) To the Knowledge of Seller, all I/O Loans, including all loans subject to the I/O Loan Guarantee, are valid, binding and enforceable, and Seller’s role in securing such I/O Loans was performed in compliance with all applicable Laws. For the twelve (12)-month period ending October 2, 2010, the aggregate liability of the Companies and the Companies’ Subsidiaries under the I/O Loan Guarantees demanded by the lender thereunder (whether paid during such period or currently outstanding) is indicated on Schedule 4.23(b), and to the Knowledge of the Seller, as of the date hereof, no facts or circumstances have occurred or exist that would lead the Seller to reasonably believe that such liability of the Companies and the Companies’ Subsidiaries under such I/O Loan Guarantees will materially increase.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GRUPO BIMBO

Purchaser and Grupo Bimbo jointly and severally represent and warrant to Seller as of the date hereof (except as to any representations and warranties that specifically relate to an earlier date, and then as of such earlier date) that:

Section 5.1 Organization. Purchaser (a) is a corporation duly organized and validly existing under the Laws of the State of Delaware and (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. Grupo Bimbo (a) is a corporation duly organized and validly existing under the Laws of Mexico, which has been duly recorded in the Public Registry of Commerce of the jurisdiction of its domicile, and (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

Section 5.2 Authorization.

(a) Purchaser, Grupo Bimbo and their Affiliates that are contemplated to be parties to any Ancillary Agreement have the requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, as applicable. The execution, delivery and performance by Purchaser, Grupo Bimbo and their Affiliates that are contemplated to be parties to any Ancillary Agreement of this Agreement and the Ancillary Agreements have been duly authorized by the board of directors of Purchaser, Grupo Bimbo or their Affiliates, as applicable, and no other corporate action on the part of Purchaser, Grupo Bimbo or their Affiliates that are contemplated to be parties to any Ancillary Agreement is necessary to authorize the execution, delivery and performance by Purchaser, Grupo Bimbo of this Agreement and the Ancillary Agreements or the consummation by Purchaser, Grupo Bimbo and their Affiliates that are contemplated to be parties to any Ancillary Agreement of the Closing and the transactions contemplated thereby.

(b) No vote of the shareholders of Grupo Bimbo is required, including under Mexican Law or Grupo Bimbo’s by-laws (estatutos sociales), for Grupo Bimbo or Purchaser to execute, deliver and perform this Agreement and the Ancillary Agreements.

Section 5.3 Execution; Validity of Agreement. This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and Grupo Bimbo. This Agreement and the Ancillary Agreements constitute a legal, valid and binding obligation of Purchaser and Grupo Bimbo, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

Section 5.4 Consents and Approvals; No Violations. Except for filings required to be made under the HSR Act, none of the execution, delivery or performance of this Agreement and the Ancillary Agreements by Purchaser or Grupo Bimbo or the consummation by Purchaser or Grupo Bimbo of the Closing Transactions will: (a) conflict with or result in any breach of any provision of the estatutos sociales of Grupo Bimbo or the organizational documents of Purchaser; (b) require any Required Governmental Authorization; (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or Grupo Bimbo is a party or by which any of them or any of their respective properties or assets may be bound; or (d) violate any Law applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (c) and (d) such violations, breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Purchaser.

Section 5.5 Financing Commitment.

(a) Grupo Bimbo has delivered to Seller on or prior to the date hereof a complete and accurate copy of the fully executed Financing Documents, pursuant to which the lenders thereunder have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to Grupo Bimbo (the “Financing”); provided that, for purposes of this Section 5.5(a), the copies of the Financing Documents that have been provided to Seller have been redacted to delete provisions relating to pricing.

(b) The funds that may be drawn under the Financing Documents, together with Grupo Bimbo’s cash on hand, are sufficient to fully fund all of Purchaser’s obligations under this Agreement, including payment of the Purchase Price and payment of all fees and expenses of Purchaser and Grupo Bimbo related to the Closing Transactions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Documents.

(c) The Financing Documents have been duly authorized, executed and delivered by, and are a legal, valid and binding obligation of, Grupo Bimbo and, to the knowledge of Grupo Bimbo, the lenders thereunder and all other parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, concurso mercantil, quiebra or similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by Proceedings in equity or at Law). As of the date hereof, the Financing Documents are in full force and effect and have not been terminated or otherwise amended or modified in any respect and no such amendment or modification is contemplated. All commitment and other fees required to be paid pursuant to the Financing Documents on or prior to the date hereof have been paid. As of the date of this Agreement, no event has occurred that would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under the Financing Documents. Grupo Bimbo has no reason to believe (other than due to general market conditions that might generally affect a lender’s ability to provide funding (unless market conditions disproportionately impact any of the lenders), which are a matter of public knowledge), after due inquiry, that any of the conditions to funding of the Financing will not to be satisfied on a timely basis, or that the availability of the Financing will be adversely affected, at or before the Closing. Grupo Bimbo acknowledges that it is not a condition to Closing or to any of its or Purchaser’s other obligations under this Agreement that Grupo Bimbo obtain the Financing pursuant to the Financing Documents or from any other source.

Section 5.6 Litigation. None of Purchaser, Grupo Bimbo or any of their respective Affiliates (i) is subject to any outstanding injunctions, judgments, orders or decrees or (ii) is a party or, to the knowledge of Purchaser, threatened to be made a party, to any Proceedings (other than any action, judgment, ruling, order, decree, Proceeding or injunction of any Governmental Entity or brought by any Person or Governmental Entity in respect of or under the HSR Act or any other antitrust or similar competition Law and that relates to this Agreement or any transaction contemplated hereby), in each case relating to this Agreement, the Ancillary Agreements or the Closing Transactions or that would, individually or in the aggregate, either (x) have a Material Adverse Effect with respect to Purchaser or (y) impede or delay in any material respect the consummation of the Closing.

Section 5.7 Brokers or Finders. None of Grupo Bimbo, Purchaser or their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Closing Transactions, except Atlas Strategic Advisors, LLC, whose fees and expenses will be paid by Grupo Bimbo in accordance with Grupo Bimbo’s agreement with such firm.

Section 5.8 Qualified Plans. Purchaser represents and warrants, with respect to the Purchaser Pension Plan and the Purchaser 401(k) Plan (as each such term is defined in Section 7.1(g)(i) (Employee Matters) and Section 7.1(f)(i) (Employee Matters), respectively, that each such Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), is intended to qualify under Section 401 of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and, to the Knowledge of the Purchaser, nothing has occurred since the date of such letter that has or is reasonably likely to result in disqualification of either such plan.

Seller acknowledges that, except for the representations and warranties contained in this Article V, neither Purchaser nor any other Person acting on behalf of Purchaser, makes any representation or warranty, express or implied.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1 Interim Operations of the Companies.

(a) Except as set forth on Schedule 6.1(a) or as expressly contemplated by this Agreement (including as contemplated by the Reorganization) or as required by Law, Seller covenants and agrees that, between the date of this Agreement and the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the Business of the Companies and the Companies’ Subsidiaries shall be conducted only in the ordinary course of business in all material respects and (ii) the Companies and the Companies’ Subsidiaries shall use their respective commercially reasonable efforts to preserve intact their business organization and maintain in all material respects their existing relationships and goodwill with customers, distributors, suppliers, labor unions and employees.

(b) Without limiting the generality of Section 6.1(a) and in furtherance thereof, except as set forth on Schedule 6.1(a) or as expressly contemplated by this Agreement (including as contemplated by the Reorganization) or as required by Law, Seller covenants and agrees that between the date of this Agreement and the Closing Date, without the prior consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) neither the Companies nor any Companies’ Subsidiary shall amend its certificate of incorporation or by-laws or similar organizational documents and neither the Companies nor any Companies’ Subsidiary shall (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (unless such action with respect to a Companies’ Subsidiary does not reduce the Companies’ aggregate direct or indirect ownership of such Companies’ Subsidiary), (B) except with respect to securities of wholly owned Subsidiaries of the Companies, split, combine or reclassify any shares of any class or series of its stock, or (C) except with respect to securities of wholly owned Subsidiaries of the Companies, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(ii) none of Seller, the Companies, any Companies’ Subsidiary or any Additional Business shall make any material increase in the compensation payable or to become payable to any employees of the Companies, any Companies’ Subsidiary or any Additional Business or any employee that is reasonably likely to become an Affected Employee prior to the Closing Date other than (A) increases in the ordinary course of business consistent with past practice for employees other than the Senior Managers, (B) pursuant to the terms of the Affected Benefit Plans existing on the date hereof or as required by or advisable to comply with Law or the terms of any Collective Bargaining Agreement; provided, however, that (x) Seller may make changes to Benefit Plans that are not Companies Benefit Plans, so long as such changes are not specifically directed at Affected Employees and Seller advises Purchaser regarding such changes in advance, and (y) Seller, the Companies or the Companies’ Subsidiaries may enter into retention agreements with the Senior Managers and other key Affected Employees; provided that the aggregate cost of benefits under such agreements shall not exceed U.S.$5,000,000;

(iii) neither the Companies nor any Companies’ Subsidiary shall acquire any corporation, partnership, limited liability company, other business organization or division thereof by merger or consolidation or any purchase of substantially all of its capital stock or substantially all of its assets (other than inventory) or any real property involving the payment of consideration by the Companies or a Companies’ Subsidiary in such acquisition of U.S.$2,500,000 or more;

(iv) neither the Companies nor any Companies’ Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization of the Companies or any Companies’ Subsidiary;

(v) neither the Companies nor any Companies’ Subsidiary shall change in any material respect any of the accounting methods used by it except as required by applicable GAAP or by applicable Law;

(vi) except as set forth in Schedule 6.1(b)(vi), neither the Companies nor any Companies’ Subsidiary, nor Seller with respect to the Business, shall become legally committed to any new capital expenditure requiring expenditures after the Closing in excess of (A) U.S.$1,000,000, individually or (B) aggregate capital expenditures that are in excess of U.S.$5,000,000 per month;

(vii) neither Seller, the Companies nor any Companies’ Subsidiary shall knowingly subject any of their respective material properties, assets, rights, claims, Contracts and liabilities related exclusively to or used exclusively in the Business, to any Encumbrance (other than Permitted Encumbrances) that would have been required to be set forth in Schedule 4.6(e) or Schedule 4.7(a) if existing on the date of this Agreement;

(viii) neither Seller, the Companies nor any Companies’ Subsidiary shall sell, lease, license or otherwise dispose of any asset that is material to the Business, taken as a whole, except (A) inventory held for sale and all raw materials, packaging and supply materials, finished goods and products and works in process and obsolete or excess equipment sold or disposed of in the ordinary course of business consistent with past practice, (B) leases entered into in the ordinary course of business consistent with past practice with aggregate annual lease payments not in excess of U.S.$250,000 and (C) sales of distribution rights and related assets by Seller, the Companies or a Companies’ Subsidiary in the ordinary course of business consistent with past practice, other than the termination of employee relationships for the purpose of converting company routes into independent operator routes, and in no event in excess of fifteen (15) routes in any given area;

(ix) neither the Companies nor any Companies’ Subsidiary shall enter into any I/O Loan Guarantees other than in the ordinary course of business consistent with past practices; provided that in no event shall I/O Loan Guarantees entered into by Seller, the Companies or the Companies’ Subsidiaries represent obligations, in the aggregate, of more than U.S.$56,600,000;

(x) neither Seller, the Companies nor any Companies’ Subsidiary shall enter into any lease of real property to be included in the properties, assets, rights, claims, Contracts and liabilities of the Companies or the Companies’ Subsidiaries as of the Closing Date, except (A) any renewals of existing Real Property Leases or new leases for comparable locations with lease costs not to exceed those of the expiring Real Property Lease by more than ten percent (10%), in each case, in the ordinary course of business consistent with past practice, provided, however, that such leases are not Material Real Property Leases, and (B) Real Property Leases with annual rental payments not in excess of U.S.$250,000; provided, however, that Seller shall give notice to Purchaser at least ten (10) days prior to any such renewal;

(xi) none of the Companies, any Companies’ Subsidiary or any Additional Business shall make any loans or advances to any Person other than employee travel advances (it being understood and agreed that I/O Loan Guarantees shall not constitute loans or advances by any Company, Companies’ Subsidiary or any Additional Business) and other loans or advances made in the ordinary course of business consistent with past practice;

(xii) neither Seller, with respect to the Business, the Companies nor any Companies’ Subsidiary shall (A) incur or assume any Financial Debt, other than loans made to the Companies or the Companies’ Subsidiaries or in the ordinary course of business consistent with past practice, or (B) make any material advances or capital contributions to, or investments in, any other Person (except to the Companies or any Companies’ Subsidiary or, prior to the Reorganization, any Excluded Subsidiaries);

(xiii) neither the Companies nor any Companies’ Subsidiary shall forgive any loans to employees, officers or directors of the Additional Businesses, the Companies or any Companies’ Subsidiary or any of their respective Affiliates;

(xiv) none of the Companies, any Companies’ Subsidiary or any Additional Business shall (A) enter into any new, or amend, terminate or renew any existing, employment, severance, change in control, consulting or salary continuation agreements or arrangements with or for the benefit of any of its employees, or grant any new awards to or material increases in the compensation, perquisites or benefits to employees and consultants or (B) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former employees, consultants or service providers, or otherwise pay any amounts not due such individual, including with respect to severance, other than (w) increases in the ordinary course of business consistent with past practice, except with respect to Senior Managers, (x) pursuant to the terms of the Benefit Plans existing on the date hereof or as required by or advisable to comply with Law or the terms of any Collective Bargaining Agreement existing on the date hereof and none of Seller, the Companies, any Companies’ Subsidiary or any Additional Business shall take any of the foregoing actions with regard to any employee who is reasonably likely to become an Affected Employee prior to the Closing Date, (y) changes in connection with 2011 annual enrollment; provided that Seller advises Purchaser of such changes prior to December 31, 2010, or (z) modifications set forth in Schedule 4.15(k); provided, however, that Seller, the Companies or the Companies’ Subsidiaries may enter into retention agreements with the Senior Managers and other key Affected Employees; provided that the aggregate cost of benefits under such agreements shall not exceed U.S.$5,000,000;

(xv) neither the Companies nor any Companies’ Subsidiary shall (A) terminate, other than for cause (as reasonably determined by the Companies or the Companies’ Subsidiaries), the employment or service of any Senior Manager or (B) hire any employee at the level of director or above, other than for the purpose of filling existing vacant positions, provided that Seller consults with Purchaser prior to filling any such vacant position;

(xvi) none of Seller, the Companies or any Companies’ Subsidiary shall, in connection with the Reorganization or otherwise, transfer any employee of the Companies or any Companies’ Subsidiary as of the date hereof whose primary employment duties concern servicing, maintaining or supporting the Business to any Affiliate of Seller (other than the Companies or any Companies’ Subsidiary);

(xvii) none of the Companies, any Companies’ Subsidiary or any Additional Business shall make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Affected Benefit Plans or agreements subject to the Affected Benefit Plans or any other plan, agreement, contract or arrangement of the Companies except as otherwise required by the terms of the Affected Benefit Plans, the terms of any applicable Collective Bargaining Agreement or applicable Law;

(xviii) none of Seller, the Companies, any Companies’ Subsidiary or any Additional Business shall take any action that could reasonably be expected to result in a complete withdrawal or partial withdrawal (each as defined under ERISA) from any Companies Multiemployer Plan;

(xix) none of Seller, the Companies, any Companies’ Subsidiary or any Additional Business shall, except as required by Law, (A) enter into negotiations to amend or extend any Collective Bargaining Agreement, any agreement that would, if entered into, be a Collective Bargaining Agreement or any other labor agreement or (B) adopt, amend, increase the benefits under or terminate any Affected Benefit Plan or adopt or enter into any other employee benefit plan or arrangement that would be considered an Affected Benefit Plan if it were in existence on the date of this Agreement, in either case, without prior consultation with Purchaser, except as required by the terms of any Collective Bargaining Agreement;

(xx) neither Seller, with respect to the Business, the Companies nor any Companies’ Subsidiary shall amend any Material Contract in any respect that would adversely affect the use and enjoyment thereof by Purchaser in any material respect, terminate any of the Material Contracts (except with respect to purchase orders in the ordinary course of business consistent with past practice) or materially and intentionally default in the performance of any covenant or obligation thereunder or (except for Material Contracts entered into by Seller or its Affiliates that do not relate solely to the Business) enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract required to be disclosed pursuant to Section 4.7(a) (Material Contracts), other than in the ordinary course of business consistent with past practice;

(xxi) neither Seller, with respect to the Business, the Companies nor any Companies’ Subsidiary shall amend existing pricing, purchasing, sales, leasing, marketing and promotional practices and operations with respect to products sold in connection with the Business other than in the ordinary course of business consistent with past practice;

(xxii) neither the Companies nor any Companies’ Subsidiary shall enter into any material line of business or offer any services other than those in which the Companies and the Companies’ Subsidiaries are engaged or provide as of the date of execution of this Agreement;

(xxiii) neither Seller, with respect to the Business, the Companies nor any Companies’ Subsidiary shall settle or compromise any pending or threatened Proceeding (A) in respect of a reclassification of an I/O Distributor, (B) with executory terms that would be required to be fulfilled after the Closing by the Companies or a Companies’ Subsidiary to another party, or (C) for consideration payable by or to the Companies or any of the Companies’ Subsidiaries either (x) in excess of U.S.$100,000 (exclusive of any amounts, if any, actually received and/or reasonably likely to be received from insurance carriers) or (y) less than U.S.$100,000 if the non-monetary aspects of such settlement or compromise could reasonably be likely to have any adverse impact on the operations of the Companies and the Companies’ Subsidiaries, taken as a whole;

(xxiv) none of Seller, the Companies or the Companies’ Subsidiaries or their respective Affiliates shall license, grant any rights to or transfer any of the Companies Intellectual Property, other than grants of non-exclusive licenses pursuant to Licenses entered into in the ordinary course of business consistent with past practice;

(xxv) none of Seller, the Companies or the Companies’ Subsidiaries or their respective Affiliates shall abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, defend, or otherwise dispose of any Companies Intellectual Property;

(xxvi) neither the Companies nor any Companies’ Subsidiary shall directly or indirectly (A) make, change, or rescind a material express or deemed election relating to Taxes, (B) settle or compromise any material claim, action, suit, litigation, audit, or controversy relating to Taxes, (C) surrender any right or claim to a refund of material Taxes, (D) amend any material Tax Return, (E) enter into any closing agreements with respect to a material amount of Taxes, or (F) engage in any transaction, except (x) as contemplated by this Agreement or (y) in the ordinary course of business, that could reasonably be expected to reduce the tax basis of any depreciable or amortizable asset owned by the Companies or any Companies’ Subsidiary immediately following the Closing; provided that, to the extent such Tax elections, claims, Tax Returns, closing agreements, and transactions described in (A) through (F) relate to a business that is not the Business or the Additional Businesses, Seller may take any such actions to the extent that such actions could not reasonably be expected to adversely affect the Companies or any Companies’ Subsidiary following the Closing Date;

(xxvii) none of Seller (with respect to the Business), the Companies or any Companies’ Subsidiary shall: (A) enter into (1) any purchase or hedging agreement for any Ingredient having a term that is reasonably expected to expire more than seven (7) months after Closing or (2) any purchase or hedging agreement for any Energy Commodity having a term that is reasonably expected to expire more than twelve (12) months after Closing; or (B) except in the ordinary course of business, allow its committed supply of Ingredients to drop below an amount reasonably expected to be sufficient to meet the need of the Business for a period of at least four (4) months after the Closing;

(xxviii) during the period beginning on the date hereof and ending on the Closing Date, Seller and its Affiliates shall continue to administer its workers compensation program with respect to Affected Employees and Former Seller Employees in the ordinary course of business, consistent with past practice and shall not make any material changes to such program without the prior consent of Purchaser; and

(xxix) neither the Companies nor any of the Companies’ Subsidiaries shall enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing shall prohibit Seller from time to time (i) sweeping cash from the accounts of the Companies, the Companies’ Subsidiaries, or, prior to the Reorganization, any Excluded Subsidiaries, including making any distributions or dividends in furtherance thereof, and retaining such cash for their own account or the account of any of their Affiliates or (ii) paying, pre-paying, reducing or otherwise discharging any Financial Debt of the Companies, the Companies’ Subsidiaries, or, prior to the Reorganization, any Excluded Subsidiaries, up until the completion of the Closing.

Section 6.2 Access; Confidentiality.

(a) Subject to the terms and conditions of this Agreement, applicable Law and the terms of the Confidentiality Agreement, Seller shall cause the Companies prior to the Closing to (i) give Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all Collective Bargaining Agreements, all distribution Contracts, including those entered into between the Companies and I/O Distributors, documentation surrounding pending litigation, books, records, personnel and personnel records, officers and other facilities and properties of the Companies and the Companies’ Subsidiaries (for purposes of coordinating post-Closing transfer of such items, transition planning and other matters), (ii) permit Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Purchaser may reasonably request, and (iii) cause the officers of the Companies and the Companies’ Subsidiaries to furnish Purchaser with such unaudited financial and operating data and other information that relates to the business and properties of the Business as is regularly prepared in the ordinary course that Purchaser may from time to time reasonably request; provided, however, that any such access shall be conducted at Purchaser’s expense, at a reasonable time, under the supervision of Seller’s or the Companies’ personnel, shall not include sampling of building materials or environmental media without the prior written consent of Seller and shall be conducted in such a manner as to maintain the confidentiality of this Agreement and the Closing Transactions and not to interfere with the normal operations of the business of Seller or the Companies. The Parties shall take all actions necessary to permit access by Purchaser and its representatives under this Section 6.2(a) unless such access would reasonably be expected to result in (A)

disclosure of competitively sensitive information to Purchaser or any of its representatives in a manner that would reasonably be expected to result in competitive harm to Seller or any of its Affiliates if the Closing were not to occur, (B) the disclosure of any trade secrets of third parties or a violation of any of the obligations of the Companies or the Companies’ Affiliates with respect to confidentiality (provided that the Seller shall use its reasonable efforts (which shall not require the payment of any money or the incurrence of any Liability) to obtain the consent of such third party to such inspection or disclosure), or (C) the loss of attorney-client privilege with respect to such information (provided that Seller will limit access to the minimum extent required to maintain such privilege). By way of example and not limitation, Seller and its Affiliates shall provide access to Collective Bargaining Agreements, distribution Contracts, including those entered into between the Companies and I/O Distributors, and I/O Distributor and other wage/hour litigation to the fullest extent possible and, if access to such documents is required to be limited pursuant to the immediately preceding sentence, Seller and its Affiliates shall used their reasonable best efforts to limit such access to the least extent possible to comply the immediately preceding sentence.

(b) The Confidentiality Agreement shall be binding on the Parties and in full force and effect until the Closing, at which time it shall terminate only with respect to information relating solely to the Companies and the Companies’ Subsidiaries. The information contained herein, in the Schedules or delivered to Purchaser or its authorized representatives pursuant hereto and the terms and existence of this Agreement and the status of the Closing Transactions shall be deemed to be Proprietary Information (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms, notwithstanding such termination.

(c) With respect to the representations made by Seller in Section 4.15 (Employee Benefit Plans) as of the date hereof, in the event that Seller obtains Knowledge of facts and circumstances that arise after the date hereof and prior to the Closing, which would cause one or more of Seller’s representations to be materially inaccurate if made as of the Closing Date, Seller shall, or shall cause the Companies or the Companies’ Subsidiaries, to use commercially reasonable efforts to provide Purchaser with information regarding such change in facts and circumstances. For the avoidance of doubt, the breach of, or noncompliance with, the covenants and obligations set forth in this Section 6.2(c) shall not be considered (i) for purposes of determining whether the condition set forth in Section 9.2(a) (Additional Conditions to Obligations of Purchaser to Effect the Closing) shall have been satisfied or (ii) for purposes of Section 11.2(a) (Indemnification by Seller).

Section 6.3 Efforts and Actions to Cause Closing to Occur.

(a) Purchaser and Grupo Bimbo shall use reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith. Each Party agrees to make as soon as practicable, but no later than twenty (20) days following the date hereof, its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Each Party agrees to make as soon as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition or trade regulation Law. Purchaser shall pay all fees or make other payments to any Governmental Entity in order to obtain any such authorizations, consents, orders or approvals.

(b) Without limiting the generality of Purchaser’s undertaking pursuant to Section 6.3(a), Purchaser agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity or any other Person so as to enable the Parties to close the transactions contemplated hereby as promptly as practicable (it being understood that the reference to “as promptly as practicable” shall not prejudice Purchaser in negotiating or completing any potential required Divestiture Action) after taking into account any potential required Divestiture Action, if any, and in any event prior to the Termination Date, including (i) after consultation with and good faith efforts to reach agreement with Seller, proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, license, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto (a “Divestiture Action”), and (ii) entering into such other arrangements, including arrangements involving a conduct remedy, as are necessary or advisable in order to avoid the entry of any injunction, temporary restraining order or other order in any suit or proceeding, in each case, which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby or of delaying such consummation until after the Termination Date, so long as such Divestiture Actions and other arrangements are commercially reasonable steps in the aggregate. In addition, Purchaser, Grupo Bimbo and Seller shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of Purchaser or Grupo Bimbo to use its reasonable best efforts to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date.

(c) Neither Purchaser, Grupo Bimbo nor Seller shall (and shall not permit any of their Affiliates to) enter into any transaction, or any agreement to effect any transaction involving any merger or acquisition of shares or assets that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby, or (iii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(d) In addition, with respect to matters not otherwise covered by Section 6.3(b), each of Purchaser and Seller shall, subject to the conditions and upon the terms of this Agreement, use commercially reasonable efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(e) From the date of this Agreement until the Closing, Seller shall as promptly as reasonably practicable after becoming aware thereof notify Purchaser in writing of: (i) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (ii) any Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 (Litigation) or that relates to the consummation of the transactions contemplated by this Agreement.

(f) Purchaser’s receipt of information pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any right of Purchaser under this Agreement, including pursuant to Article IX (Conditions), Article X (Termination) and Article XI (Indemnification), or any representation, warranty or agreement of Seller in this Agreement and shall not be deemed to amend or supplement the Schedules.

Section 6.4 Publicity. From the date hereof through the Closing Date, no public release, announcement or disclosure concerning the Closing Transactions shall be issued by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that nothing in this Section 6.4 shall prevent (i) any release, announcement or disclosure required by Law or the rules or regulations of any U.S., Mexican or foreign securities exchange, in which case the Party required to make the release, announcement or disclosure shall, to the extent practicable, allow the other Parties reasonable time to comment on such release, announcement or disclosure in advance of such issuance, or (ii) any enforcement of rights hereunder. This Section 6.4 shall not limit the applicability of the Confidentiality Agreement.

Section 6.5 Third Party Consents.

(a) The Parties acknowledge that the consent, approval or permission of certain Governmental Entities and other Persons listed in Schedule 3.4 may be required as a result of the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties acknowledge that the receipt of such consents, approvals or permissions is not a condition to Closing. To the extent that any of the Contracts or other assets are not saleable, transferable or assignable without the consent of a third party, neither this Agreement, the Ancillary Agreements nor any of the instruments or documents executed and delivered in connection herewith or therewith, shall constitute a sale, transfer or assignment thereof if such sale, transfer or assignment or attempted sale, transfer or assignment could constitute a breach, violation or default thereof or could result in the termination of or accelerate the performance required by or result in the right of termination or acceleration thereunder or could result in the creation of an Encumbrance (other than Permitted Encumbrances) on any such Contract. The Parties also agree that, although each of the Parties hereby agrees to use reasonable best efforts to obtain such consents prior to Closing and the Parties hereby agree to cooperate with each other in attempting to obtain all such consents, any failure to obtain any consent by Seller for any reason in and of itself whatsoever shall not constitute a breach of this Agreement and except as provided in Section 6.3 or any Ancillary Agreement, no Party shall be required to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case, financial or otherwise) to any third party (including any Governmental Entity) to obtain such consents, approvals or permissions.

(b) If one or more consents are not obtained prior to or on the Closing Date and the Closing is consummated, unless the Parties otherwise agree in writing, during the six (6) month period after the Closing, Seller agrees to use reasonable best efforts after Closing to assist Purchaser in obtaining any such consent; provided, however, that no Party shall be required to pay money to any third party (including any Governmental Entity), commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case, financial or otherwise) to any third party (including any Governmental Entity). The Parties shall use reasonable best efforts to allow Purchaser, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of the Parties, to enjoy the economic and other benefits, and to have the economic and other burdens, of the subject matter of the Contract as if such consent had been obtained; provided, however, that (i) Purchaser shall reimburse Seller for any reasonable and documented out of pocket expenses incurred in connection with any such arrangement and (ii) Seller has no obligation to engage in the Business after the Closing. Once a consent for the sale, transfer or assignment of a Contract retained at the Closing is obtained, Seller shall promptly convey, transfer and assign such Contract to Purchaser, and Purchaser shall assume such Contract in accordance with the terms of this Agreement.

Section 6.6 Transition Services.

(a) The Parties agree that, prior to the Closing Date, they will negotiate in good faith the Transition Plan (as defined in the Seller Transition Services Agreement) that is to be attached as Annex B to the Seller Transition Services Agreement.

(b) Prior to the Closing Date, Seller and Purchaser hereby agree to negotiate in good faith the terms of a sublease (the “Occupancy Agreement”) with respect to the property located at 3500 Lacey Road, Downers Grove, IL 60515 (the “HQ Premises”) for the period of time from the Closing Date through March 31, 2012, such Occupancy Agreement to be entered into as of the Closing Date. The Occupancy Agreement shall be in respect of the fourth floor of the HQ Premises. Rent payable in respect of the Occupancy Agreement shall equal $158,333.33 per month. Seller hereby agrees to cooperate in good faith to obtain the consent to the Occupancy Agreement, if necessary, of the landlord under the lease for the HQ Premises at Seller’s sole cost and expense.

Section 6.7 Intercompany Arrangements.

(a) Notwithstanding anything herein to the contrary, during the period from the date hereof through the Closing Date, Seller and its Affiliates shall be permitted to manage all Intercompany Accounts between the Companies or any Companies’ Subsidiary, on the one hand, and Seller or any of its Affiliates (excluding the Companies and the Companies’ Subsidiaries), on the other hand, in the sole discretion of Seller, provided that Seller causes, in a manner in their sole discretion, for all such accounts to be entirely cancelled effective prior to or as of the Closing. In addition, except as otherwise expressly contemplated in the previous sentence, elsewhere in this Agreement or as set forth on Schedule 6.7, Seller shall cause all agreements and commitments, whether written, oral or otherwise, which are solely between the Companies or any Companies’ Subsidiary, on the one hand, and Seller or any of its Affiliates (excluding the Companies and the Companies’ Subsidiaries), on the other hand, to be terminated and of no further effect, prior to or as of the Closing.

(b) On or prior to the Closing, Seller shall, or shall cause Earthgrains Baking Companies, Inc., to, repay or otherwise terminate all intercompany debt owed by Earthgrains Baking Companies, Inc. to EGR Resources, Inc.

Section 6.8 Reorganization.

(a) The Reorganization as set forth in Exhibit A shall (alone or in connection with any other transaction): (i) be carried out As Agreed; (ii) not result in the incurrence of any cost or other Liability to the Companies that is not paid for or reimbursed by Seller, other than Liabilities existing as of the date of such Reorganization that are to be assumed by the Companies in accordance with the terms and conditions of this Agreement; (iii) not result in the giving of any warranties or indemnification by the Companies or the Companies’ Subsidiaries; (iv) not violate any Law (including as a result of not obtaining any required permit) or require any Permit that could not reasonably be expected to be received by the Closing; (v) not result in the transfer of any employee of the Companies that was an employee of the Companies as of the date hereof; (vi) not violate any anti-assignment or change in control provision in any Contract that would reasonably be expected to result in a Material Adverse Effect with respect to the Companies; (vii) not result in any Person, other than Seller, owning the capital stock of the Companies or a Companies’ Subsidiary; (viii) not result in any change in any tax or accounting methodology or election with respect to the Companies; or (ix) not otherwise materially and adversely impact the operation of the Business after giving effect to the Closing.

(b) Except as provided in Section 7.1(r) (Employee Matters), Purchaser and Seller agree that during the period between the date hereof and Closing, they shall evaluate whether there are any of the employees of Seller or any Affiliate of Seller (other than any Company or Company Subsidiary) who are not Affected Employees but whose primary employment duties concern servicing, maintaining or supporting the Business as conducted on the date hereof. To effectuate such evaluation, within thirty (30) days following the date of this Agreement, Seller shall provide Purchaser with a list of the employees described in the preceding sentence. If Purchaser and Seller mutually agree that any such employee will be an Affected Employee, then, effective as of the Closing Date, Purchaser shall offer employment to such individual (if such individual is still employed by Seller and its Affiliates) and such individual shall be deemed to be an Affected Employee. Purchaser shall have no liability related to the resignation or termination of employment (including for severance benefits, if applicable) of any such employee to whom an offer of employment is made, or is not made, pursuant to this Section 6.8(b), and Seller shall indemnify and hold harmless Purchaser, the Companies and the Companies’ Subsidiaries from any liability in respect thereof.

Section 6.9 Bank Accounts. Seller shall provide Purchaser with a complete list of each of the bank accounts of the Companies and the Companies’ Subsidiaries and the authorized signatories for each such account as soon as reasonably practicable before the Closing Date. The Parties shall reasonably cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing. The Parties shall reasonably cooperate to separate the bank accounts, lock boxes and other cash management arrangements of the Companies and the Companies’ Subsidiaries from the bank accounts, lock boxes and other cash management arrangements of Seller and its Affiliates (other than the Companies and Companies’ Subsidiaries).

Section 6.10 Real Estate Matters.

(a) Purchaser, at its own discretion and sole expense, may order preliminary title reports from a nationally recognized title company (the “Title Companies”) with respect to any of the real property described on Schedule 4.6(a) or any Seller Owned Property (the property covered by such reports being referred to herein as the “Titled Property”). Seller, the Companies and the Companies’ Subsidiaries shall use commercially reasonable efforts in cooperating with Purchaser and the Title Companies in connection with the compilation, review and examination of title to the Titled Property and in connection with Purchaser’s efforts to obtain title insurance policies pursuant thereto on behalf of itself and/or its lender, including, by the Companies and the Companies’ Subsidiaries providing customary affidavits and indemnities, substantially similar to the form attached hereto as Exhibit J, as are reasonably required by the Title Companies for the deletion of any standard or printed exceptions, in any title insurance policies issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Titled Property, which is the subject of such a title insurance policy, is located (provided that such affidavits shall be based on the actual knowledge of the signatory and delivered on the Closing Date). Such cooperation by Seller, the Companies and the Companies’ Subsidiaries shall include providing Purchaser and the Title Companies copies of, with respect to Titled Property, reasonably requested existing surveys, maps, GIS reports (including GIS-based compartment maps), aerial photographs, existing title reports and title insurance policies and true and complete copies of the encumbrance documents identified therein, to the extent the same are in the possession of Seller, the Companies or any of the Companies’ Subsidiaries and to the extent the same are not publicly available; provided, that delivery of such items shall be subject to any confidentiality restrictions set forth herein and in the Confidentiality Agreement, and that Seller may redact from such materials any confidential or proprietary information. Purchaser shall reimburse Seller and its Affiliates for any out-of-pocket expenses incurred by any of them in connection with this Section 6.10.

(b) Seller shall, not less than five (5) Business Days prior to the Closing Date, (i) convey to one of the Companies all of Seller’s right, title and interest in, to and under (A) the Vernon Plant, (B) the Wisconsin Plant, (C) the Nashville Plant, (D) the South Sioux City Plant, and (E) all other Seller Owned Property, without, in each case, encumbering such property with any additional liens other than Permitted Encumbrances, to one of the Companies pursuant to quitclaim deeds (or local equivalent) acceptable to Purchaser in its reasonable discretion, (ii) subject to obtaining any applicable consents or approvals with respect thereto, effect an assignment of all of Seller’s right, title and interest under or relating to each of the Assigned Leases, except the Paramount Lease and Vernon Lease which shall be assigned pursuant to clause (iii) to one of the Companies pursuant to documentation acceptable to Purchaser in its reasonable discretion and (iii) subject to obtaining any applicable consents or approvals with respect thereto, effect an assignment of all of Seller’s right, title and interest under or relating to the Paramount Lease and the Vernon Lease to Earthgrains Baking Companies, Inc. pursuant to documentation acceptable to Purchaser in its reasonable discretion.

(a) Notwithstanding the delivery of quitclaim deeds pursuant to clause (b) of this Section 6.10, Seller, the Companies and the Companies’ Subsidiaries agree that (i) the representations and warranties made pursuant to Section 4.6 (Property) shall survive the Closing for the period specified in Section 11.1(a) (Indemnification by Seller) and (ii) such representations and warranties contained therein shall not be deemed to merge into such quitclaim deeds as of the Closing Date.

Section 6.11 Consummation of Financing.

(a) Grupo Bimbo shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or appropriate to maintain the Financing on the terms and subject to the conditions set forth in the Financing Documents, including reasonable best efforts to (1) maintain in effect the Financing Documents at all times prior to the close of business on the Termination Date, (2) satisfy on a timely basis all terms and conditions that are within Grupo Bimbo’s control to obtain the Financing (including the payment of any and all fees and expenses required to be paid pursuant to the Financing Documents), (3) consummate the Financing at or prior to the Closing and (4) enforce its rights under the Financing Documents.

(b) Grupo Bimbo shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Financing Documents without Seller’s prior written consent, except for any amendments, supplements and modifications that, individually and in the aggregate, would not reasonably be expected to adversely affect or delay the availability of the Financing. In the event of any amendment, supplement or modification of, or waiver of any rights under, the Financing Documents in accordance with this Section 6.11(b), Grupo Bimbo shall provide a copy thereof to Seller promptly, and in any event within three (3) Business Days, and references in this Agreement to the term “Financing Documents” shall be deemed to refer to the Financing Documents as so amended, supplemented or modified; provided that Grupo Bimbo may redact from Financing Documents the pricing terms and any other provisions thereof to the extent they relate to the period after the Closing to the extent necessary to meet the confidentiality obligations of Grupo Bimbo.

(c) In the event the Financing Documents are terminated for any reason, Grupo Bimbo shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, but in any event prior to the Termination Date, alternative financing (the “Alternative Financing”) in an amount sufficient to fully fund, taking into account Grupo Bimbo’s cash on hand, all of Grupo Bimbo’s obligations under this Agreement, including payment of the Total Purchase Price and payment of all fees and expenses of Grupo Bimbo related to the Closing Transactions. In the event an Alternative Financing is obtained, references in this Agreement to the “Financing” and the “Financing Documents” shall be deemed to refer to the Financing, if applicable, and the Alternative Financing. Grupo Bimbo shall promptly provide written notice to Seller in the event that, at any time on or after the date hereof and prior to the Closing, (i) there exists any material breach by Grupo Bimbo or its Affiliates of or event of default under the Financing Documents, (ii) Grupo Bimbo and its Affiliates cease to have availability of at least U.S.$925,000,000 under the Financing Documents or otherwise would be unable to borrow at least such amount thereunder, or (iii) Purchaser and its Affiliates would be unable to satisfy all applicable conditions to borrowing under the Financing Documents.

(d) On or prior to the Closing Date, Grupo Bimbo will or will cause an Affiliate of Grupo Bimbo to provide Purchaser with, or ensure Purchaser will have, the funds sufficient to pay the Closing Date Purchase Price.

Section 6.12 Shared Contracts. The Parties acknowledge that certain Sara Lee Entities are parties to certain Contracts that relate to the operations or conduct of the business of one or more of the Sara Lee Entities and the Business, but will remain with the applicable Sara Lee Entities after the Closing. In the case of those Contracts set forth on Schedule 6.12 (the “Shared Contracts”), the Parties shall cooperate with each other and use their respective reasonable best efforts to (i) obtain the agreement of the third party that is the counterparty to each Shared Contract to enter into a new contract effective as of the Closing Date pursuant to which a Company or a Companies’ Subsidiary, as applicable, will receive substantially the same goods and services provided by the Shared Contract to a Company or a Companies’ Subsidiary, as applicable, prior to the Closing on terms and conditions substantially similar to those contained in the Shared Contract as of the Closing Date (each, a “Replacement Contract”) and, where applicable, to cause the applicable counterparty to release Seller and its applicable Affiliates (other than the Companies and the Companies’ Subsidiaries) from any applicable minimum quantity or other commitments to the extent such commitments become the obligation of a Company or Companies’ Subsidiary under the Replacement Contract and (ii) to the extent a Company or a Companies’ Subsidiary is a party to a Shared Contract, obtain the release of the counterparty of a Company or a Companies’ Subsidiary, as applicable, from obligations arising after the Closing Date under the Shared Contract effective as of the Closing Date. If one or more Replacement Contracts are not obtained prior to or on the Closing Date, unless the Parties otherwise agree in writing, during the remaining term of the applicable Shared Contract, the Parties shall use their respective reasonable best efforts to allow the Companies or a Companies’ Subsidiary, as applicable, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of Seller or Purchaser, as the case may be, to receive substantially the same goods and services of the subject matter of the Shared Contract received prior to the Closing and the economic and other burdens of such Shared Contract; provided, however, that (i) Purchaser shall reimburse Seller for any reasonable and documented out of pocket expenses incurred in connection with any such arrangement and (ii) Seller has no obligation to engage in the Business after the Closing. For the avoidance of doubt, in no event shall any Replacement Contract impose any obligations or liability on Seller or its Affiliates after the Closing.

Section 6.13 Distribution Arrangements. On or prior to the Closing, Seller shall, or shall cause, all of the Franchise Agreements and the associated loan documentation to be delivered to such location as shall be notified in writing by Purchaser.

Section 6.14 Substitution of Guarantees.

(a) Purchaser and Seller shall use their respective reasonable best efforts to (i) cause Purchaser or an Affiliate thereof to be substituted for Seller and its Affiliates in those guarantees, letters of comfort, indemnities or similar arrangements entered into by Seller or any of its Affiliates (other than the Companies and the Companies’ Subsidiaries) in respect of the Business listed on Schedule 6.14 (collectively, the “Business Guaranties”) and (ii) cause Seller and its Affiliates (other than the Companies and the Companies’ Subsidiaries) to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of Seller and any Affiliate thereof under all Business Guaranties. If Purchaser is unable to effect such a substitution and release with respect to any Business Guaranty after using reasonable efforts to do so, Purchaser shall indemnify the Seller Indemnified Parties from any Losses arising from such Business Guaranty.

(b) Purchaser and Seller shall use their respective reasonable best efforts to (i) cause Seller or an Affiliate thereof to be substituted for the Companies and the Companies’ Subsidiaries in those guarantees, letters of comfort, indemnities or similar arrangements entered into by the Companies and the Companies’ Subsidiaries in respect of the Excluded Operations (collectively, the “Excluded Operations Guaranties”) and (ii) be fully released, in each case, effective as promptly as practicable, in respect of all obligations of the Companies or the Companies’ Subsidiaries under all Excluded Operations Guaranties. If Seller is unable to effect such a substitution and release with respect to any Excluded Operations Guaranty after using reasonable efforts to do so, Seller shall indemnify the Purchaser Indemnified Parties from any Losses arising from such Excluded Operations Guaranty.

Section 6.15 Insurance Matters. During the period from the date hereof through the Closing Date, none of the Seller, the Companies, the Companies’ Subsidiaries or any of their respective Affiliates shall make any changes or amendments to the Insurance Policies, other than any changes or amendments made in the ordinary course of business consistent with past practice. Seller shall take all necessary actions to (i) maintain coverage for the Business under each of the Insurance Policies in amounts in all material respects consistent with the amounts held as of the date hereof and (ii) renew or replace such Insurance Policies in the event of their expiration prior to the Closing Date; provided that any renewals, replacements or amendments shall be made on terms in all material respects consistent with the terms of the Insurance Policies.

Section 6.16 Additional Businesses. Subject to obtaining any necessary consents or approvals of third parties, prior to the Closing, Seller shall or shall cause its Affiliates to assign, transfer or convey to a Company or a Companies’ Subsidiary all rights, title and interest in assets, rights or properties that properly constitute assets of the Additional Businesses but are not included in the Companies or the Companies’ Subsidiaries as of the date hereof. With respect to any Contract related to the Additional Businesses, Seller and its Affiliates shall comply with their respective obligations under Section 6.5 (Third Party Consents) regarding any necessary consents or approvals required for Seller and its Affiliates to assign, transfer or convey such Contracts to Companies or Companies’ Subsidiaries.

Section 6.17 Pre-Closing Deliverables. Prior to the Closing, Seller shall deliver to Purchaser Schedule 6.17, which shall set forth an initial list of the individuals who, to the Knowledge of Seller, are Former Seller Employees as of the Closing Date.

Section 6.18 Stop Loss Insurance. Prior to the Closing Date, Seller agrees to use commercially reasonable efforts to shop for, and to the extent available, assist Purchaser in securing stop loss insurance coverage effective as of the Closing Date on Purchaser’s behalf to cover the self-insured welfare plans established by Purchaser effective as of the Closing Date pursuant to the Seller Transition Services Agreement. Purchaser shall be responsible for all of the costs associated with Seller’s efforts pursuant to the preceding sentence, and the stop loss insurance itself.

Section 6.19 Payment of Costs Relating to Newco A and Newco B. Purchaser shall be responsible for (a) 50% of all of the actual out-of-pocket costs incurred by Seller and its Affiliates in connection with forming Newco A (including filing fees and expedited fees, if any, payable to the

Secretary of State of Delaware, service fees related to such filing payable to any applicable service agency and fees payable to such service agency for a one (1)-year appointment as registered agent), contributing any Trademarks to Newco A and registering the transfer of such Trademarks, and (b) 100% of all of the actual out-of-pocket costs incurred by Seller and its Affiliates in connection with forming Newco B (including filing fees and expedited fees, if any, payable to the Secretary of State of Delaware, service fees related to such filing payable to any applicable service agency and fees payable to such service agency for a one (1)-year appointment as registered agent), contributing any Trademarks to Newco B and registering the transfer of such Trademarks. Purchaser shall reimburse Seller and its Affiliates for such costs no later than five (5) Business Days after receipt from Seller or any of its Affiliates of an invoice for any of such costs, together with reasonably detailed supporting documentation with respect to such costs.

Section 6.20 Transferred GIS Employees. Prior to the Closing, Seller shall transfer the employment of the employees whose positions are listed on Schedule 6.20 (the “Transferred GIS Employees”) to the Companies or Companies’ Subsidiaries, in which case, for the avoidance of doubt, such employees shall be Affected Employees. Purchaser shall indemnify and hold harmless Seller and its Affiliates for co-employment Liabilities incurred by Seller or any of its Affiliates related to the Transferred GIS Employees for the period beginning on the Closing Date and ending, with respect to each Transferred GIS Employee, on the earliest to occur of (i) the date on which the “FSS/GIS Service Period” (as such term is defined in the Seller Transition Services Agreement) ends, (ii) the date Seller no longer needs the services of such Transferred GIS Employee, or (iii) such date as is agreed upon by the Parties.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1 Employee Matters.

(a) From and after the Closing, Purchaser shall comply with, or shall cause the Companies and the Companies’ Subsidiaries to comply with, in accordance with their terms, the Affected Benefit Plans (or, in the case of a Seller Benefit Plan, the portion thereof transferred pursuant to this Section 7.1) and assume, or shall cause the Companies and the Companies’ Subsidiaries to assume, all of the Seller’s, Companies’ and the Companies’ Subsidiaries’ Liabilities that are attributable to the contributions or contribution histories assumed by the Purchaser with respect to Affected Employees and Former Seller Employees relating to the Companies Multiemployer Plans and Companies Multiemployer Welfare Benefit Plans, regardless of when any such Liability arises or is incurred. Notwithstanding the foregoing or any other provision of this Agreement, the terms and conditions of employment, including compensation and benefits, applicable to any Affected Employee who is covered by a Collective Bargaining Agreement shall be governed by the terms of the applicable Collective Bargaining Agreement and/or the federal labor Law. Purchaser shall be responsible for causing the Companies and the Companies’ Subsidiaries to satisfy all Liabilities related to Affected Employees, Former Seller Employees, Affected Benefit Plans (with respect to the portion thereof transferred pursuant to this Section 7.1), and Companies Multiemployer Welfare Benefit Plans, whether such Liabilities relate to periods prior to, on or after the Closing Date. With respect to each Companies Multiemployer Plan and each other Multiemployer Plan to which contributions are required to be made under a Collective Bargaining Agreement identified on Schedule 4.20(a)(i), as well as any other Collective Bargaining Agreement or predecessor collective bargaining agreement attributable to the Business: (1) Purchaser agrees that it shall be allocated the contribution histories with respect to (A) Affected Employees and Former Seller Employees of the Companies, each Companies Subsidiary, and the Seller relating to the Business, and (B) any other individual who performed services for the Companies, a Companies’ Subsidiary or the Seller relating to the Business if for the period during which such individual performed services for the Companies, a Companies’ Subsidiary or the Seller relating to the Business, contributions are or were required to be made with respect to a Companies Multiemployer Plan or other Multiemployer Plan to which contributions are or were required to be made under a Collective Bargaining Agreement identified on Schedule 4.20(a)(i), or any other Collective Bargaining Agreement or predecessor collective bargaining agreement attributable to the Business; and (2) Purchaser covenants that the obligation to contribute the contributions required to be made to any such Multiemployer Plan shall be continued without interruption in the manner required under Section 4218 of ERISA to prevent the occurrence of a “withdrawal” by reason of the transactions contemplated under this Agreement. Subject to the foregoing, nothing in this Section 7.1, expressed or implied, shall be construed to prevent the Purchaser from terminating or modifying to any extent or in any respect, any Affected Benefit Plans (subject to the terms thereof) or any other benefit plan that the Purchaser may establish or maintain.

(b) Except as otherwise required by applicable Law or pursuant to the terms of a Collective Bargaining Agreement, for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Purchaser shall, and shall cause the Companies, the Companies’ Subsidiaries and their respective Affiliates to, provide each Affected Employee with at least the same salary and wages as were provided by Seller or any of its Affiliates to such employee immediately prior to the Closing Date. Except as required by Law or pursuant to the terms of a Collective Bargaining Agreement or as expressly set forth in this Section 7.1, nothing in this Section 7.1 shall require Purchaser to provide Affected Employees with any employee benefits or compensation at a particular level or of a particular type on and after the Closing Date.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent that any Affected Employee is entitled to any severance, termination or similar payment, benefit or other obligation under any Benefit Plan or otherwise as a result of the Closing Transactions or the Reorganization, Seller shall be responsible for all such payments and benefits and shall indemnify and hold harmless Purchaser, the Companies and the Companies’ Subsidiaries from any Liability in respect thereof. Except as provided in the preceding sentence, Purchaser, the Companies, Companies’ Subsidiaries and their respective Affiliates shall be responsible, if applicable, for severance pay and obligations payable to any Affected Employee whose employment is terminated by Purchaser, the Companies, or any Companies’ Subsidiary on or after the Closing Date; provided that for the period beginning on the Closing Date and ending on the later to occur of (i) the six (6)-month anniversary of the Closing Date, or (ii) December 31, 2011, Purchaser shall, and shall cause the Companies, the Companies’ Subsidiaries and their respective Affiliates to provide to each such Affected Employee severance benefits that are no less favorable than those for which they are eligible under the applicable Seller severance plan (pursuant to the terms of such severance plan as in effect on the date hereof and disclosed to Purchaser on or prior to the date hereof) in which they are eligible to participate as of the date hereof. Purchaser shall be responsible for all such payments and benefits and shall indemnify and hold harmless Seller from any Liability in respect thereof.

(d) Seller will have taken all such action prior to the Closing Date as may be required to cause the Affected Employees and Former Seller Employees to cease their participation in, and accrual of benefits under, all Benefit Plans that are not Companies Benefit Plans (each such plan, a “Seller Plan”) as of the Closing Date. On and after the Closing Date, Purchaser shall, and shall cause the Companies, the Companies’ Subsidiaries and their respective Affiliates to, give each Affected Employee full credit for service with the Seller, the Companies and the Companies’ Subsidiaries prior to the Closing Date for purposes of eligibility to participate, vesting, retirement eligibility, seniority, level of benefits, and benefit accrual (but not for purposes of benefit accruals under a defined benefit plan) under any employee benefit plans, programs, policies or arrangements maintained by Purchaser or any of its Affiliates in which Affected Employees are eligible to participate (the “Purchaser Plans”) on or after the Closing Date to the same extent recognized by Seller, the Companies, the Companies Subsidiaries and their respective Affiliates immediately prior to the Closing Date; provided that in no event shall such service recognition result in any duplication of benefits; and provided, further, that for purposes of past service credit under the Purchaser Pension Plan (as defined in Section 7.1(g)(i) below) with respect to the Transferred Benefits (as defined in Section 7.1(g)(i) below), recognition of such past service credit shall be contingent upon receipt by the Purchaser Pension Plan of the Transfer Value (as defined in Section 7.1(g)(ii) below).

(e) Welfare Plans.

(i) Seller shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses incurred by any Affected Employee under any Seller Plan prior to the Closing Date; provided, however, that Purchaser shall be responsible for reimbursing Seller for any claims incurred but not reported under such a Benefit Plan with respect to Affected Employees and their eligible dependents and beneficiaries as of the Closing Date. Purchaser shall remit to Seller all Affected Employee premiums due for medical and dental benefit coverage under any Seller Plan attributable to periods prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Seller. To the extent an Affected Employee is receiving short-term disability benefits as of the Closing Date, Purchaser shall assume responsibility for such continuing short-term disability benefits; provided, however, that should such Affected Employee become entitled to long-term disability benefits pursuant to the long-term disability plan maintained by Seller (assuming, for these purposes, that such Affected Employee had been employed by Seller at the time that the event giving rise to the disability occurred), then Seller shall retain responsibility for providing such Affected Employee with long-term disability benefits. On, or no later than fourteen (14) days following, the Closing Date, Seller shall provide Purchaser with a list that sets forth the Affected Employees who are out on short term disability or other leave of absence as of the Closing Date.

(ii) To the extent applicable and permitted under applicable Law, Purchaser shall, or shall cause the Companies, the Companies’ Subsidiaries, and their respective Affiliates to, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees (and their eligible dependents) under any Purchaser Plan that is a welfare plan (within the meaning of section 3(1) of ERISA) to the extent such conditions were satisfied under a corresponding Benefit Plan immediately prior to the Closing Date. Purchaser shall provide each Affected Employee (and their eligible dependents) with credit under any Purchaser Plan that is a welfare plan for any co-payments and deductibles paid under a corresponding Benefit Plan in the calendar year in which the Closing Date occurs (or, if later, in the calendar year in which Affected Employees (and their eligible dependents) become eligible to participate in such Purchaser Plan) for purposes of satisfying any applicable deductibles, co-payment or out-of-pocket limits under the corresponding Purchaser Plans.

(iii) Purchaser shall take all action necessary to ensure that all Affected Employees (and their eligible dependents) who participated in any medical plan maintained by Seller or any of its Affiliates immediately prior to the Closing shall be eligible to participate in a medical plan maintained by Purchaser or any of its Affiliates, effective as of the Closing Date. Following the Closing Date, Seller shall, or shall cause its Affiliates to, retain all obligations to provide continuation health care coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Persons who incur or incurred a “qualifying event” in accordance with COBRA at any time under any Seller Benefit Plans. Following the Closing Date, Purchaser shall, or shall cause an Affiliate to, provide COBRA coverage to all Affected Employees and their qualified beneficiaries who incur a “qualifying event” in accordance with COBRA under an employee benefit plan maintained by Purchaser or any of its Affiliates at any time on or after the Closing Date.

(iv) Purchaser shall establish, for the calendar year in which the Closing Date occurs, flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Purchaser’s FSA”), effective as of the Closing Date, for each Affected Employee who, on or prior to such date, is a participant in, and maintains a flexible spending account for medical or dependent care expenses under, a Seller Benefit Plan pursuant to Section 125 and Section 129 of the Code (“Seller’s FSA”). As of the Closing Date, Purchaser shall credit the applicable account of each such Affected Employee under Purchaser’s FSA with an amount equal to the balance of such Affected Employee’s account under Seller’s FSA immediately prior to such date. Purchaser and Seller intend that the actions to be taken pursuant to this subparagraph be treated as an assumption by Purchaser of the portion of Seller’s FSA and the elections made thereunder attributable to such Affected Employees. As soon as reasonably practicable after the Closing Date, the Seller shall determine the Aggregate Balance (as defined below) of the assumed flexible spending accounts and notify the Purchaser of the amount of such Aggregate Balance in writing. For purposes of this Section 7.1(e)(iv), the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the Affected Employees’ flexible spending accounts under Seller’s FSA by Affected Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Affected Employees’ flexible spending accounts under Seller’s FSA to Affected Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, the Purchaser shall pay such negative amount to the Seller as soon as practicable following the Purchaser’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, the Seller shall pay such positive amount to the Purchaser as soon as practicable following the Seller’s delivery to Purchaser of the written notice thereof.

(v) Seller currently sponsors the Sara Lee Corporation Employee Health Benefit Plan under which certain Affected Employees and Former Seller Employees who are or may become eligible for retiree welfare benefits (including retiree medical, retiree prescription drug, retiree dental and retiree life insurance benefits) (the “Retiree Welfare Benefits”). From and after the Closing, Purchaser shall assume all obligations with respect to the Retiree Welfare Benefits currently provided by Seller and its Affiliates under the Sara Lee Corporation Employee Health Benefit Plan (or any separate successor plan created on or prior to December 31, 2010 in contemplation of the 2010 Health Care Law under which the Retiree Welfare Benefits will be provided), and Seller and its Affiliates shall cease to have any responsibility or liability for such Retiree Welfare Benefits. Except as provided in this Section 7.1(e)(v), Seller and its Affiliates shall retain all responsibility and liability for all other retiree welfare obligations under the Sara Lee Corporation Employee Health Benefit Plan and any other Benefit Plan that is not a Companies Benefit Plan.

(vi) As of the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume all obligations of Seller and its Affiliates with respect to the Companies Multiemployer Welfare Benefit Plans, and Seller and its Affiliates shall be relieved of all responsibility for Liabilities.

(vii) Effective as of the Closing Date, the Parties shall take all action necessary to transfer sponsorship (including all related assets and liabilities (including liabilities related to retiree welfare benefits)) of the Health Plan of Butter Krust Baking Company, Inc. (the “Butter Krust Welfare Plan”) from Seller to Purchaser. Following the Closing Date, neither Seller nor any of its Affiliates shall have any Liability for the Butter Krust Welfare Plan.

(f) Defined Contribution Plan Transfers.

(i) As soon as administratively practicable after the Closing Date, the Parties shall take all action necessary to effectuate a spinoff from the Sara Lee Corporation 401(k) Plan (“Seller 401(k) Plan”) to the Bimbo Bakeries USA Savings Plan or such other Purchaser sponsored 401(k) plan as Purchaser may designate (“Purchaser 401(k) Plan”) of assets having a value as of the applicable valuation date that are equal to the value of the account balances of, and liabilities with respect to, all Pension Transfer Participants with an account balance under the Seller 401(k) Plan as of such valuation date. Such transfer shall be an in-kind transfer, subject to fund substitutions agreed between the relevant plan representatives and any other reasonable substitutions made by Seller subject to the reasonable consent of the trustee of the Purchaser 401(k) Plan and shall include participant loan notes held under such plans. Any assets that are liquidated prior to transfer shall be reduced by the asset liquidation expenses, such as commissions or early withdrawal penalties, actually incurred. Such transfer shall be made in accordance with Section 414(l) of the Code. Liabilities under any qualified domestic relations orders (as defined in Section 414(p) of the Code) received with respect to any accounts transferred to the Purchaser 401(k) Plan shall be transferred to and assumed by the Purchaser 401(k) Plan at the time such assets attributable to such accounts are transferred. Purchaser 401(k) Plan shall assume and thereafter be solely responsible for all then existing and future employer liabilities related to such Affected Employees under the Purchaser 401(k) Plan and the administration thereof, and neither Seller nor any of its Affiliates shall have any Liability therefor.

(ii) Effective as of the Closing Date, the Parties shall take all action necessary to transfer sponsorship (including all related assets and liabilities) of the Butter Krust Baking Co., Inc. Profit Sharing and 401(k) Plan (the “Butter Krust 401(k) Plan”) from Seller to Purchaser. Following the date of such asset transfer, neither Seller nor any of its Affiliates shall have any liability for the Butter Krust 401(k) Plan. In connection therewith, Purchaser or its Affiliates shall, effective as of the Closing Date, succeed to all of the rights, title and interest (including the rights as plan sponsor, plan administrator or employer) under the Butter Krust 401(k) Plan and under each contract, agreement or arrangement established thereunder or relating thereto. Seller agrees that, on or prior to the Closing Date, it shall contribute to the Butter Krust 401(k) Plan all amounts required to be contributed to such plan as of such date, including any contribution related to any period prior to the Closing (including, without limitation, matching contributions with respect to employee elective deferrals made prior to the Closing Date and pro rated contributions with respect to other contributions required to be made on a periodic basis).

(g) Defined Benefit Plan Transfers.

(i) Effective as of the Closing Date, the Affected Employees who participated in the Sara Lee Corporation Consolidated Hourly Pension Plan and the Sara Lee Corporation Salaried Pension Plan (each, a “Seller Pension Plan”) immediately prior to the Closing Date shall no longer participate in the Seller Pension Plan, and the Seller shall take all action necessary prior to the Closing Date as may be required to achieve this result. Effective as of the Closing Date, the Parties shall take all action necessary to effectuate transfers from the Seller Pension Plans to the Bimbo Bakeries USA Pension Plan (the “Purchaser Pension Plan”) of all liabilities of the Seller Pension Plans for benefits accrued through the Closing Date in respect of Pension Transfer Participants taking into account satisfaction by Pension Transfer Participants after the Closing Date of eligibility requirements for benefits protected by Section 411(d)(6) of the Code (the “Transferred Benefits”), and none of Seller, any Seller Affiliate or the Seller Pension Plan shall have any further responsibility for the Transferred Benefits.

(ii) As soon as practical following the Closing Date, there shall be transferred from the trust fund of the Seller Pension Plan (the “Seller Trust”) to the trust designated to fund the Purchaser Pension Plan (the “Purchaser Trust”) an amount of assets in cash determined as described herein. A nationally recognized actuary selected by Seller (the “Seller Actuary”) shall determine the amount of assets to be transferred to the Purchaser Pension Plan (the “Transfer Value”) with respect to Pension Transfer Participants. The Transfer Value that will be transferred to the Purchaser Pension Plan will be the amount which would be allocated to the Pension Transfer Participants if the Seller Pension Plan was terminated as of the Closing Date and assets were allocated to participants using assumptions for interest rates, mortality, and XRAs set forth in Sections 4044.51 through 4044.57, excluding Appendix C of Part 4044 of the regulations under Section 4044 of ERISA.

(iii) Purchaser and Seller acknowledge and agree that such transfer of assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder.

(iv) Effective as of the Closing, Purchaser and the Purchaser Pension Plan shall assume all liabilities for all accrued benefits of Pension Transfer Participants under the Seller Pension Plans, and Seller and the Seller Pension Plans shall be relieved of all liabilities for such benefits.

(v) The Seller shall make an initial transfer of assets in cash equal to ninety percent (90%) of the estimated Transfer Value within thirty (30) days after the Closing Date (plus interest measured from the Closing Date based on the PBGC interest rate set forth in Section 4044 of ERISA during the period commencing on the Closing Date and ending immediately prior to the date of such initial transfer), subject to the compliance with applicable notice requirements to any Governmental Entity.

(vi) Within one hundred twenty (120) days after the Closing Date, Seller will provide Purchaser with a calculation of the Transfer Value, including supporting information necessary to verify the calculation of the Seller’s Actuary. Purchaser may submit the Seller Actuary’s determination of the Transfer Value to a nationally recognized actuary selected by Purchaser (“Purchaser Actuary”) for verification, which shall relate only to the calculation of the Transfer Value on the basis of the assumptions and methods set forth above. Purchaser shall pay the cost of the Purchaser Actuary. To the extent necessary, the Seller Actuary and the Purchaser Actuary shall make a good faith attempt to reconcile any difference in their calculations. If the Purchaser Actuary’s calculation is within five percent (5%) of the Seller Actuary’s calculation of the Transfer Value, the average of the Seller Actuary’s calculation and the Purchaser Actuary’s calculation shall be used. If the difference cannot be reconciled and exceeds five percent (5%), the Seller Actuary and the Purchaser Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the Purchaser Actuary or less than the calculation of the Seller Actuary. Purchaser and Seller shall each pay one-half the costs of such third actuary. The final verification shall be completed not later than forty-five (45) days following the date on which Seller delivers to the Purchaser the Seller’s Actuary’s calculation of the Transfer Value (and in the event Purchaser fails to affirmatively confirm Seller’s Actuary’s calculation of the Transfer Value or provide the Purchaser Actuary’s calculation within such forty-five (45) day period, Seller’s Actuary’s calculation of the Transfer

Value shall be deemed the final calculation on such forty-fifth (45th) day); provided that if there is a dispute regarding the Seller’s Actuary’s calculation of the Transfer Value that must be reconciled by a third actuary in accordance with the terms of this Section 7.1(g)(vi), the foregoing forty-five (45) day period shall be extended until the date on which such independent actuary’s verification is final. The Parties shall use commercially reasonable efforts to cause the independent actuary’s verification to be finalized within ninety (90) days following the date on which the Seller delivers to the Purchaser the Seller Actuary’s calculation of the Transfer Value. The foregoing time frames may be extended upon mutual agreement of the Parties in writing.

(vii) Within thirty (30) days after completion of the final verification, Seller or Purchaser, as applicable, shall cause an additional transfer of assets in cash from the Seller Pension Plan to the Purchaser Pension Plan (or from the Purchaser Pension Plan to the Seller Pension Plan, as applicable) in an amount equal to the verified Transfer Value. The verified Transfer Value shall be adjusted from the Closing Date to the transfer date to reflect investment experience under the Seller Pension Plans, the Purchaser Pension Plan’s allocable share of recordkeeping and investment expenses (excluding all transaction expenses related to liquidating assets to enable the Seller Pension Plans to transfer cash to the Purchaser Pension Plan), any benefit distributions made to the Pension Transfer Participants and the initial asset transfer set forth in Section 7.1(g)(v).

(viii) Purchaser and Seller shall cooperate in (A) making all filings required under the Code or ERISA, (B) implementing all appropriate communications with Pension Transfer Participants, (C) transferring appropriate records, and (D) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 7.1(g) in a timely manner.

(ix) In the event that Seller discovers individuals that should have been listed on Schedule 6.17 and treated as Pension Transfer Participants following the final asset transfer set forth in Section 7.1(g)(vii), Seller shall retain all Liability with respect to such individuals under the Seller Pension Plan unless Seller and Purchaser mutually agree that Seller shall cause the Seller Trust to transfer sufficient assets to the Purchaser Trust to fund the accrued benefits of such individuals under the Purchaser Pension Plan.

(x) Effective as of the Closing Date, the Parties shall take all action necessary to transfer sponsorship (including all related assets and liabilities) of the Pension Plan for Employees of Butter Krust Baking Co., Inc. (the “Butter Krust Pension Plan”) from Seller to Purchaser. In addition, effective as of the Closing Date, the Parties shall take all action necessary to transfer sponsorship (including all related assets and liabilities) of the Heiners Bakery Workers Pension Trust Plan (the “Heiners Pension Plan”) from Seller to Purchaser. Following the date of such transfer of sponsorship, neither Seller nor any of its Affiliates shall have any liability for either the Butter Krust Pension Plan or the Heiners Pension Plan. In connection therewith, Purchaser or its Affiliates shall, effective as of the Closing Date, succeed to all of the rights, title and interest provided to the plan sponsor, plan administrator or participating employer under the terms of the Butter Krust Pension Plan and the Heiners Pension Plan and under each contract, agreement or arrangement established thereunder or relating thereto. Seller agrees that, on or prior to the Closing Date, it shall contribute to the Butter Krust Pension Plan and the Heiners Pension Plan all amounts required to be contributed to such plans as of such date and any contribution related to any period prior to the Closing.

(xi) Effective as of the Closing Date, Purchaser shall assume Seller’s obligations with respect to the American Bakers Association Retirement Plan.

(h) From and after the Closing Date, Purchaser shall assume all obligations of Seller and its Affiliates with respect to benefits currently provided with respect to Affected Employees, Former Seller Employees and their beneficiaries under the Sara Lee Corporation Executive Deferred Compensation Plan and the Sara Lee Corporation Supplemental Executive Retirement Plan (collectively, the “Seller Nonqualified Deferred Compensation Plans”). Purchaser shall satisfy such obligations in a manner consistent with the terms of such Seller Nonqualified Deferred Compensation Plans and Section 409A of the Code. Following the Closing Date, neither Seller nor any of its Affiliates shall have any Liability for the Seller Nonqualified Deferred Compensation Plans with respect to Affected Employees, Former Seller Employees and their beneficiaries under such plans.

(i) Purchaser shall recognize and assume all Liability for all vacation, holiday, sick leave, flex days and personal days off, including banked vacation, accrued but not yet used by Affected Employees as of the Closing Date (the “Days Off Accrual”), and shall credit each Affected Employee with such Days Off Accrual. On, but no later than fourteen (14) days following, the Closing Date, Seller shall provide Purchaser with Schedule 7.1(i), which shall set forth the Days Off Accrual as of the Closing Date.

(j) Effective as of the close of business on the Closing Date, Purchaser shall assume, and none of Seller or any of its Subsidiaries or Affiliates shall have any further Liability for, the following agreements, obligations and liabilities, and Purchaser shall indemnify Seller and its Subsidiaries and Affiliates, and the employees of each, and hold them harmless with respect to such agreements, obligations or liabilities:

(i) the agreements entered into between Seller, its Subsidiaries or Affiliates and Affected Employees set forth on Schedule 7.1(j)(i).

(ii) the agreements entered into between Seller, its Subsidiaries or Affiliates and independent contractors/operators providing services solely to the Business, a list of which independent contractors/operators is set forth on Schedule 7.1(j)(ii).

(iii) the Collective Bargaining Agreements applicable to the Affected Employees.

(k) Seller shall be responsible for all obligations and Liabilities under Seller’s equity or equity-based plans in accordance with the terms thereof and agrees to indemnify and hold harmless the Purchaser, the Companies and the Companies Subsidiaries for any Liability in respect thereof.

(l) The Parties hereto agree to, to the extent applicable, (i) treat Purchaser as a “successor employer” and Seller (or the applicable Subsidiary of Seller) as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to employees of the Companies and the Companies’ Subsidiaries for purposes of taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act, and (ii) use their reasonable best efforts to cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing Date occurs by utilizing solely Section 5 of Revenue Procedure 2004-53, Alternate Procedure for Predecessors and Successors. To the extent that Section 5 of Revenue Procedure 2004-53, Alternate Procedure for Predecessors and Successors applies to the transactions contemplated by this Agreement, the Parties agree that (i) Seller shall be relieved from furnishing Forms W-2 to employees of the Companies and the Companies’ Subsidiaries, (ii) Purchaser shall be responsible for the issuance of such Forms W-2 to all such employees and will report wages and taxes withheld, by both Seller (or the applicable Seller Subsidiary) and Purchaser, and (iii) Purchaser shall be responsible for all reporting of such compensation data to the pertinent federal and state taxing authorities.

(m) Except as otherwise set forth herein, nothing contained in this Agreement is intended (i) to require Purchaser, the Companies or any Companies’ Subsidiary or any of their respective Affiliates to establish or maintain any specific Benefit Plan or other employee benefit plan or arrangement for any length of time on and after the Closing Date; or (ii) to create or amend any Affected Benefit Plan or other employee benefit plan or arrangement. This Section 7.1 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Affected Employee or Former Seller Employee. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.

(n) On, or no later than the date on which Seller delivers to Purchaser Seller’s calculation of the Transfer Value pursuant to Section 7.1(g)(vi), Seller shall provide Purchaser with an updated and final Schedule 6.17, which shall set forth the name of each Former Seller Employee as of the Closing Date.

(o) For the fiscal year of Seller in which the Closing Date occurs, Purchaser shall be responsible for all obligations and Liabilities, to the extent accrued on the financial statements of the Companies, under Seller’s annual incentive plans in place for the Affected Employees (including the annual cash incentives payable to the Affected Employees whose names are set forth on Schedule 7.1(o) (the “Senior Management Bonuses”)), in accordance with the terms thereof and agrees to indemnify and hold harmless the Seller for any Liability in respect thereof.

(p) Effective as of the end of the “Service Period” (as such term is defined in the Seller Transition Services Agreement) (or such earlier date as is agreed upon by the Parties), Purchaser shall, or shall cause the Companies, the Companies’ Subsidiaries or one of their respective affiliates to, offer employment to the TSA Employees listed on Schedule 7.1(p) under the heading “TSA Employees to be Offered Employment”, and if any such TSA Employee accepts Purchaser’s offer of employment, and does not resign from employment with Seller or the applicable affiliate of Seller, then Seller or the applicable affiliate of Seller shall terminate the employment of each such TSA Employee who accepts the offer of employment made by Purchaser. Purchaser shall have no Liability related to the resignation or termination of employment (including for severance benefits, if applicable) of any TSA Employee listed on Schedule 7.1(p) under the heading “TSA Employees to be Offered Employment” to whom an offer is made pursuant to first sentence of this Section 7.1(p) and Seller shall indemnify and hold harmless Purchaser, the Companies and the Companies’ Subsidiaries from any Liability in respect thereof. The date on which a TSA Employee becomes an employee of Purchaser, the Companies or a Companies’ Subsidiary shall be referred to herein as such TSA Employee’s “Employment Date.” For purposes of applying this Section 7.1 with respect to a TSA Employee, the term “Closing Date” shall be interpreted to mean such TSA Employee’s Employment Date. With respect to any TSA Employee listed on Schedule 7.1(p) to whom an offer is not made pursuant to the first sentence of this Section 7.1(p) and any other TSA Employee, Purchaser shall (i) assume all Liability related to the termination of employment (including for severance benefits, if applicable) to the extent Seller elects to lawfully terminate any such TSA Employee and (ii) indemnify and hold harmless Seller, the Companies and the Companies’ Subsidiaries from any Liability in respect thereof.

(q) Seller (i) shall be responsible for all obligations and Liabilities relating to any retention agreements Seller, the Companies or the Companies’ Subsidiaries enter into in accordance with Section 6.1(b)(xiv) (Interim Operations of the Companies), (ii) agrees to pay all amounts due under such retention agreements in accordance with the terms thereof and (iii) agrees to indemnify and hold harmless the Purchaser, the Companies, and the Companies’ Subsidiaries for any Liability in respect thereof.

(r) Prior to Closing, Seller shall take all action necessary to transfer the employment of the corporate level employees and certain other transferred employees of Seller or its Affiliates whose positions are listed on Schedule 7.1(r) to the Companies or Companies’ Subsidiaries effective no later than the Closing Date. For the avoidance of doubt, such employees shall be Affected Employees for purposes of this Agreement.

(s) As of the Closing Date, Purchaser shall, or shall cause its Affiliates to, assume all obligations and Liabilities of Seller and its Affiliates with respect to workers’ compensation claims of any Affected Employee or Former Seller Employee whether reported prior to, on or after the Closing Date which are the result of an injury or illness incurred while employed by the Companies, any Companies’ Subsidiary or the Business prior to or on the Closing Date. Within ten (10) days prior to the Closing Date, Seller shall deliver to Purchaser Schedule 7.1(s), which shall set forth the workers’ compensation claims of Affected Employees and Former Seller Employees which are, to the Knowledge of Seller, outstanding as of a date not more than five (5) days before the date on which such Schedule is effective; provided, however, that the failure to include any such claim on such Schedule shall not affect Purchaser’s assumption of any Liability pursuant to the foregoing sentence or result in any Liability to Seller.

(t) Effective as of the Closing Date and ending on the end of the “FSS/GIS Service Period” (as such term is defined in the Seller Transition Services Agreement) (or such earlier date as is agreed upon by the Parties), Purchaser agrees to make available to Seller, on a full time basis, the services of the Transferred GIS Employees for purposes of providing services under the Seller Transition Services Agreement.

Section 7.2 Maintenance of Books and Records. After the Closing, each of the Parties shall preserve, until at least the eighth (8th) anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such Party relating to the Companies. After the Closing Date and up until at least the eighth (8th) anniversary of the Closing Date, upon any reasonable request from a Party or its representatives, the Party holding such records shall (i) provide to the requesting Party or its representatives reasonable access to such records during normal business hours and (ii) permit the requesting Party or its representatives to make copies of such records, in each case at no cost to the requesting Party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. Such records may be sought under this Section 7.2 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar needs of the Party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a Party if such destroying Party sends to the other Party written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed. Such records may then be destroyed after the sixtieth (60th) day following such notice unless the other Party notifies the destroying Party that such other Party desires to obtain possession of such records, in which event the destroying Party shall transfer the records to such requesting Party and such requesting Party shall pay all reasonable expenses of the destroying Party in connection therewith.

Section 7.3 Non-Competition.

(a) During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, own, operate, manage, control, participate in, consult with, advise, provide services for, or in any manner engage in any business (including by itself or in association with any Person) that directly competes with the Business as conducted by the Companies and the Companies’ Subsidiaries in the Territory as of the Closing Date (after giving effect to the Closing Transactions) (a “Competitive Business”). Notwithstanding the immediately preceding sentence, this Section 7.3(a) shall not prohibit Seller or any of its Affiliates from:

(i) owning (A) not more than five percent (5%) of the outstanding securities of any class listed on a national or foreign securities exchange or regularly traded in the over-the-counter market of any Person engaged, directly or indirectly, in all or a portion of a Competitive Business; or (B) not more than five percent (5%) in value of the indebtedness of any Person engaged, directly or indirectly, in all or a portion of a Competitive Business, without violating the provisions of this Section 7.3, provided that Seller or its applicable Affiliate does not have the power to control or direct the management or affairs of such Person; or

(ii) acquiring, in one transaction or a series of transactions, by purchase of stock or assets, merger, consolidation or otherwise, the whole or any part of any Person that carries on all or a portion of a Competitive Business or the whole or any part of a business that includes the carrying on of all or a portion of a Competitive Business if the revenue of such Person or business so acquired attributable to the Competitive Business did not exceed the greater of (A) an amount equal to ten percent (10%) of such Person’s or business’ total revenue as set out in the latest available annual financial statements of such Person or business to the extent such amount is less than or equal to U.S.$250,000,000 and (B) U.S.$50,000,000; provided that Seller or the relevant Affiliate uses its reasonable best efforts to dispose of the Competitive Business as soon as possible, and in any event within twelve (12) months of the date of acquisition of such Person or business.

(b) Notwithstanding anything herein to the contrary, Section 7.3(a) shall not (i) apply to or bind any third party or its Affiliates that (A) acquires all or a portion of the outstanding equity interest of Seller or any of its Affiliates or (B) acquires all or a portion of the business or assets of Seller or any of its Affiliates, regardless of the form of such transaction, nor apply or bind to any of the Affiliates of such third party (other than Seller and the entities that were Affiliates of Seller prior to such acquisition) or (ii) in any way limit, diminish or waive any of Seller’s or its Affiliates’ rights or obligations under the License Agreements or the Seller Transition Services Agreement.

(c) For greater certainty, the provisions of this Section 7.3 shall not preclude Seller and its Affiliates from (i) conducting any Exempt Business Activities or (ii) developing, manufacturing, marketing, selling or distributing any products that they are permitted to sell under the Sara Lee brand under the Brand Perimeter Map (as defined in the Sara Lee North America License Agreement to Seller), in each case from and after the Closing.

Section 7.4 Further Assurances.

(a) From and after the Closing, each of Seller and Purchaser shall furnish or cause to be furnished to the other Party and its employees, counsel, auditors and other representatives such information and assistance relating to the Companies and the Companies’ Subsidiaries (to the extent in the possession or within the control of such other Party) as is reasonably necessary for financial reporting and accounting matters of the other Party, including the furnishing of such documentation and information relating to the Companies and the Companies’ Subsidiaries as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to any stock exchange or Governmental Entity pursuant to applicable Law.

(b) At any time and from time to time, each Party agrees, upon the other Party’s request, subject to the terms and conditions of this Agreement and without further consideration, to take such actions and to execute, acknowledge and deliver or cause to be executed, acknowledge and delivered such further acts, deeds, documents, assignments, transfers, conveyances, recordations, powers of attorney and assurances (including any notarization, authentication, legalization and consularization of the signatures of Purchaser’s, Seller’s and their respective Affiliates’ representatives) as may be reasonably necessary to effectuate the Closing Transactions and the Reorganization at the earliest practicable time or implement expeditiously the Closing Transactions.

Section 7.5 Use of Intellectual Property. From and after the Closing Date, Seller shall not, and shall cause their Affiliates not to, directly or indirectly, in any jurisdiction: (i) disclose or authorize any third party to disclose any trade secrets, know-how or confidential information included in the Owned Companies Intellectual Property (including the product formulae contained in the Owned Companies Intellectual Property) or exploit or make use of, or authorize any third party to exploit or make use of, any of the Owned Companies Intellectual Property (including the product formulae contained therein); (ii) exploit or make use of, or authorize any third party to exploit or make use of, any Trademarks in a manner which violates applicable law or dilutes or infringes Purchaser’s proprietary right with respect to the Trademarks listed in Schedule 4.17(a); (iii) use or attempt to register any of the Trademarks listed in Schedule 4.17(a) or any Trademark confusingly similar to any such Trademarks; or (iv) oppose, challenge or otherwise contest Purchaser’s efforts to enforce its trademark registrations for, and trademark rights in, the Trademarks listed in Schedule 4.17(a). For the avoidance of doubt, the Parties understand and agree that the provisions of this Section 7.5 shall not apply to or restrict in any way the use or exploitation of the trademarks associated with the Excluded Operations by Seller and its Affiliates. Notwithstanding anything to the contrary in the foregoing, Seller and its Affiliates shall not be restricted from using, exploiting or disclosing any formula, process or know-how which, at the time of such use, disclosure or exploitation, is already generally known and employed in the bakery industry.

Section 7.6 Asset Transfers. In the event that the Parties determine that any assets, rights or properties that properly constitute assets of the Business were not included in the Companies or the Companies’ Subsidiaries at Closing, Seller shall promptly use its commercially reasonable efforts to transfer and deliver any and all of such assets to Purchaser or one of its Affiliates without the payment by Purchaser of any further consideration therefor. In the event that the Parties determine that assets, rights or properties that did not properly constitute assets of the Business as of the Closing Date (other than (i) any assets contributed to a Company or a Companies’ Subsidiary pursuant to the Contribution Agreement to Bakery, (ii) any assets listed on a Schedule to this Agreement or any Ancillary Agreement as being owned by the Business, the Companies or any Companies’ Subsidiary or (iii) any assets contributed to Newco A or Newco B pursuant to the Sara Lee Trademark Contribution Agreements) were included in the Companies or the Companies’ Subsidiaries, then Purchaser shall promptly use its commercially reasonable efforts to transfer and deliver any and all of such assets to Seller or one of its Affiliates at the sole expense of the Seller. The costs of obtaining any consents in connection with such transfer and delivery shall be borne by the Seller.

Section 7.7 Non-Solicitation. Purchaser and Seller each hereby agree that, without the prior written consent of the other party hereto, it will not for a period of two (2) years from the Closing Date directly or indirectly solicit for employment or employ any senior management employees of the other party or its Affiliates (which for the purposes of Purchaser shall mean any employee of Purchaser or its Affiliates at the Vice President level and above within Purchaser’s U.S. operations and which for the purposes of Seller shall mean any employee of Seller or its Affiliates at the Vice President level and above within Sellers’ U.S. operations); provided, however, that Purchaser and Seller shall not be prohibited from hiring (i) any person who contacts such party on his or her own initiative or who is responding to a general advertisement or posting for employment that is not directed or targeted to any of such employees, or (ii) any person who is no longer employed by such party or its Affiliates (provided that the effective date of any such hire by any party is no less than six (6) months from the date of termination (for any reason) of such person’s employment with the party or its Affiliate, as the case may be).

Section 7.8 Assumed Business Liabilities. In furtherance of the indemnification by Purchaser of Seller Indemnified Parties provided under Section 11.9 (Indemnification for Assumed Business Liabilities), for the six (6)-year period following the Closing Date (and for so long thereafter as any claim made under Section 11.9 (Indemnification for Assumed Business Liabilities) is pending), Seller shall, and shall cause its applicable Affiliates to, forward copies of any claims, notices, invoices or other correspondence relating to Assumed Business Liabilities to Purchaser as promptly as reasonably practicable after receipt thereof.

Section 7.9 Corporate Names. Promptly after the Closing Date, but in any event no later than sixty (60) days after the Closing Date, (a) Purchaser and its Affiliates shall make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of the Sara Lee name and marks from the corporate names, registered names or registered fictitious names of the Companies and the Companies’ Subsidiaries and their Affiliates and (b) Seller and its Affiliates shall take reasonable effort to make all filings with any office, agency or body and take all other actions necessary to effect the elimination of any use of any Transferred Marks from the corporate names, registered names or registered fictitious names of Seller and its Affiliates, including the Excluded Subsidiaries; provided that the Parties shall reasonably extend such time frame if reasonably requested by the other Party. The Parties acknowledge, because the use of such Transferred Marks may already be embedded in stationary, signage, content or other materials or documents, Purchaser and Companies will use reasonably efforts to, but in event within eighteen (18) months shall, cease any such other use as soon as reasonably practical.

Section 7.10 Brand Transition Products. From and after the Closing Date, if Purchaser or any of its Affiliates develop, manufacture, market, sell or distribute any Indicative Transition Products (as defined defined in the Sara Lee North America License Agreement to Purchaser), Purchaser and its Affiliates shall offer Seller the right to enter into an non-exclusive co-packing Agreement with Purchaser or its applicable Affiliate with respect to such Indicative Transition Products (as defined in the Sara Lee North America License Agreement to Purchaser) on commercially reasonable terms to be negotiated in good faith by Purchaser and Seller and subject to pricing terms that are equal to or better than those that would result from a competitive bid for such services.

ARTICLE VIII

COVENANTS RELATED TO TAX MATTERS

Section 8.1 Allocation.

(a) Seller shall be liable for and pay any and all Taxes levied or imposed on, or attributable to, the Companies or any Companies’ Subsidiary, for any taxable year or period (or portion thereof) ending or deemed to end (including under this Agreement), on or prior to the Closing Date and (y) any and all Taxes levied or imposed on, or attributable to, the Companies or the Companies’ Subsidiaries as a result of the transactions contemplated by the Reorganization; provided, however, that Seller shall not be liable for or pay (A) any Taxes of a type taken into account in the determination of the Final Adjusted Net Working Capital for the periods taken into account in such determination (excluding, however, Taxes imposed as a result of a reclassification of independent operators or contractors as employees, except to the extent taken into account in the determination of the Final Adjusted Net Working Capital), or (B) any Taxes imposed on the Companies or any Companies’ Subsidiary or for which the Companies or any Companies’ Subsidiary may otherwise be liable as a result of extraordinary transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing (with the Taxes described in this proviso referred to herein as “Excluded Taxes”).

(b) Purchaser shall be liable for and pay (i) any and all Taxes levied or imposed on, or attributable to, the Companies or any Companies’ Subsidiary, for any taxable year or period (or portion thereof) beginning or deemed to begin, after the Closing Date and (ii) any and all Excluded Taxes.

(c) If, as a result of any Audit, Tax Claim or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to Section 8.1(a) (Allocation) or Article XI (Indemnification), and such change results in or will result in a Tax Benefit to the Companies, any Companies’ Subsidiary, Purchaser or any Affiliate thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, the amount for which Seller is liable pursuant to paragraph (a) with respect to such increase shall be reduced by the amount of such Tax Benefit (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Purchaser shall pay Seller an amount equal to the amount of such Tax Benefit).

(d) For purposes of this Agreement and notwithstanding anything to the contrary herein, Seller and Purchaser expressly agree that, subject to Section 6.1(b)(xxvi)(F) and the proviso to this Section 8.1(d), (i) Seller shall have no liability for any reduction in (or limitation on) the amount of any tax basis, net operating loss carryovers, net capital loss carryovers, credits or similar items of the Companies or any Companies’ Subsidiary (collectively, “Tax Attributes”) available to the Companies, any Companies’ Subsidiary, Purchaser or any Affiliate thereof following the Closing Date (or any Taxes imposed on the Companies, any Companies Subsidiary, Purchaser or any Affiliate thereof following the Closing Date as a direct or indirect result of such reduction or limitation), including, without limitation, any reduction or limitation arising from (A) this Transaction, (B) income or gain realized by the Companies, any Companies Subsidiary or any Affiliate thereof on or prior to the Closing Date (or during the portion of any Straddle Period ending on the Closing Date) or (C) as a result of any Audit, Tax Claim or amended Tax return relating to taxable years or periods (or portions thereof) that end on or before the Closing Date and (ii) any such reduction or limitation (or Tax payable as a direct or indirect result of such reduction or limitation) shall not constitute a Loss for any purpose of this Agreement; provided, however, that if, as a result of any Audit, Tax Claim or amended Tax Return relating to a taxable year or period (or portion thereof) ending on or before the Closing Date, there is any decrease in the adjusted tax basis of any depreciable or amortizable asset owned by the Companies or any Companies’ Subsidiary immediately following the Closing, the amount for which Seller is liable pursuant to Section 11.4(a) (Indemnification for Taxes) as a result of such Audit, Tax Claim or amended Tax Return, if any, shall be increased by the amount of any reduction in Tax Benefit attributable to such decrease in adjusted tax basis.

Section 8.2 Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Companies and each Companies’ Subsidiary for all Tax purposes. In any case where applicable Law does not permit the Companies or any Companies’ Subsidiary to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books.

Section 8.3 Preparation and Filing of Tax Returns and Payment of Taxes.

(a) Preparation of Tax Returns.

(i) Subject to clause (iii), Seller shall prepare (or cause to be prepared), (A) all Tax Returns required to be filed by the Companies and each Companies’ Subsidiary for all taxable periods ending on or before the Closing Date that have not been filed on or prior to the Closing Date (the “Pre-Closing Periods”, and such Tax Returns, the “Pre-Closing Period Tax Returns”) and (B) if the Closing occurs on or before July 2, 2011, all Tax Returns required to be filed by the Companies and each Companies’ Subsidiary for all Straddle Periods (such Tax Returns, the “Straddle Period Tax Returns”);

(ii) If the Closing occurs after July 2, 2011, Purchaser shall prepare (or cause to be prepared) all Straddle Period Tax Returns required to be filed by the Companies and each Companies’ Subsidiary;

(iii) Purchaser shall, not later than thirty (30) days prior to the original due date for any Tax Return described in clause (i), provide Seller and its representatives with all information in its possession necessary for Seller to prepare such Tax Return; provided that Seller shall have given Purchaser a written request for the necessary information within a reasonable period of time prior to the time such information is to be provided for a timely preparation of such Tax Return. If Purchaser fails or is unable to provide Seller with all necessary information with respect to any Tax Return described in clause (i) by the date or dates specified in the preceding sentence and Seller has complied with its request obligation described in such sentence, Purchaser shall prepare (or cause to be prepared) such Tax Return unless Seller expressly agrees in writing to prepare such Tax Return. Seller shall, not later than thirty (30) days prior to the original due date for any Tax Return described in clause (ii), provide Purchaser and its representatives with all information in its possession necessary for Purchaser to prepare such Tax Return, provided that Purchaser shall have given Seller a written request for the necessary information within a reasonable period of time prior to the time such information is to be provided for a timely preparation of such Tax Return. If Seller fails or is unable to provide Purchaser with all necessary information with respect to any Tax Return described in clause (ii) by the date specified in the preceding sentence and Purchaser has complied with its request obligation described in such sentence, Seller shall prepare (or cause to be prepared) such Tax Return unless Purchaser expressly agrees in writing to prepare such Tax Return; and

(iv) Purchaser and Seller shall split the cost of preparing each Tax Return covered under this Section 8.3 pro rata based on the number of days within the taxable year or taxable period covered by the Tax Return that fall on or prior to the Closing Date and the number of days within the taxable year covered by the Tax Return that fall after the Closing Date, with Seller bearing the pro rata expense for the period falling on or prior to the Closing Date, and the Purchaser bearing the pro rata expense for the period falling after the Closing Date.

(b) Filing of Tax Returns; Remittance of Tax. Purchaser shall timely file (or cause to be timely filed) all Tax Returns required to be filed by the Companies and each Companies’ Subsidiary that are not filed on or before the Closing Date and, subject to Section 8.3(c) (Pre-Filing Mechanics), shall pay all Taxes due and payable in connection therewith.

(c) Pre-Filing Mechanics. All Pre-Closing Period Tax Returns and Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practices, except as required by applicable Law. The Party that is responsible for preparing any Tax Returns pursuant to this Section 8.3 (Preparation and Filing of Tax Returns and Payment of Taxes) shall deliver drafts of such Tax Returns (and a calculation of the Taxes required to be paid in connection therewith for which such other Party is liable pursuant to Section 8.1 (Allocation) and Section 8.2 (Apportionment)) to the other Party for its review and approval at least twenty (20) days prior to the due date of any such Tax Return (taking into account any valid extension), which approval shall not be unreasonably withheld or delayed. No later than two (2) days before Purchaser files any Tax Return pursuant to Section 8.3(b) (Filing of Tax Returns; Remittance of Tax), Seller shall pay to Purchaser any Taxes shown to be due and payable on such Tax Return for which Seller is liable pursuant to Section 8.1(a) (Allocation) and Section 8.2 (Apportionment).

(d) Dispute Resolution. The Parties shall act in good faith to resolve any dispute prior to the date on which a Pre-Closing Period Tax Return and a Straddle Period Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by the Independent Accounting Firm as promptly as practicable. The fees and expenses of the accountants shall be apportioned and paid equally by Seller and Purchaser.

(e) Post-Closing Amendments. Purchaser shall not amend any Tax Returns of the Companies or any Companies’ Subsidiaries for any Tax period ending on or before the Closing Date, except as required by applicable Law or consistent with any assessments agreed to with a Governmental Entity.

Section 8.4 Cooperation; Accounting and Tax Records. In addition to the obligations set forth in Section 8.3(a)(iii) (Preparation and Filing of Tax Returns and Payment of Taxes), Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Companies and each Companies’ Subsidiary, as is reasonably requested for the preparation or filing of any Tax Returns, for the preparation for any Audit or court proceeding and for the prosecution or defense of any pending or threatened Audit or court proceeding or any assessment, proposed adjustment, deficiency, or other similar claim with any such assessment, proposed adjustment deficiency or other similar claim referred to herein as a (“Tax Claim”). Any information obtained under Section 8.3(a)(iii) (Preparation and Filing of Tax Returns and Payment of Taxes) or this Section 8.4 shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an Audit or court proceeding or defending any Tax Claim, or (ii) with the prior written consent of Seller or Purchaser, as the case may be. Seller shall provide Purchaser with all Tax Returns (and other information relating to Taxes, including all Tax work papers and files) of or relating to the Companies and each Companies’ Subsidiary (other than Tax Returns required to be filed on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than the Companies or any Companies’ Subsidiary) but including, to the extent reasonably available, pro forma federal Tax Returns of the Companies and the Companies’ Subsidiaries for any taxable year beginning on or after July 3, 2009 and ending on or before the Closing Date). Purchaser shall keep and maintain all such Tax Returns (and other information relating to Taxes) and shall make available to Seller such Tax Returns and information as reasonably required by Seller to allow Seller to satisfy its respective obligations under Article VIII (Covenants Related to Tax Matters) and Article XI (Indemnification).

Section 8.5 Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, shall, each pay or cause to be paid one-half (1/2) of all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording, filing or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto (collectively, “Transfer Taxes”) incurred in connection with the purchase and sale of the Shares. Purchaser shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes, unless otherwise required by Law. Transfer Taxes incurred in connection with the Reorganization shall be paid solely by Seller, and Seller shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes, unless otherwise required by Law.

Section 8.6 Payments. Except as expressly provided otherwise in this Article VIII, any amounts owed by any Party to any other Party under this Article VIII shall be paid in cash within five (5) Business Days’ written notice from such other Party. Any amounts that are not paid within such five (5) Business Day period shall accrue interest at the Applicable Rate determined from the date the amount should have been paid.

Section 8.7 Refunds and Credits. Any Tax refunds that are received by any of the Companies or a Companies’ Subsidiary, and any amounts credited against Tax to which Purchaser or any of the Companies or a Companies’ Subsidiary becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller (i) any such cash refund within fifteen (15) days after receipt thereof and (ii) the amount of actual Tax savings realized by Purchaser or the Companies or Companies’ Subsidiary at the time the Tax Return to which such credit relates is filed by Purchaser or the Companies or Companies’ Subsidiary. Any Tax refunds that are received by Seller or any of its Affiliates, and any amounts credited against Tax to which Seller or any of its Affiliates becomes entitled, that relate to Taxes of the Companies or Companies’ Subsidiary for Tax periods or portions thereof after the Closing Date shall be for the account of Purchaser, and Seller or its Affiliates shall pay over to Purchaser (A) any such cash refund within fifteen (15) days after receipt thereof and (B) the amount of Tax savings realized by Seller or any of its Affiliates at the time the Tax Return to which such credit relates is filed by Seller or any of its Affiliates.

Section 8.8 Tax Sharing Agreements. All tax sharing agreements between the Companies or any Companies’ Subsidiary and Seller or its Affiliates (other than the Companies or Companies’ Subsidiary) shall terminate as of the Closing Date.

Section 8.9 Adjustment to Purchase Price. All payments made pursuant to this Article VIII (other than interest payments) shall be treated by the Parties as an adjustment to the consideration paid for the Shares. In the event of a conflict between this Article VIII and any other provision of this Agreement, this Article VIII shall govern and control.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Each Party’s Obligations to Effect the Closing. The obligation of each Party to consummate the Closing shall be subject to the satisfaction or waiver by all Parties on or prior to the Closing Date of each of the following conditions:

(a) (i) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and (ii) there shall be no order or injunction of a court or Governmental Agency of competent jurisdiction in effect that prohibits the consummation of the Closing.

(b) Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(c) The Reorganization shall have been completed in accordance with Section 6.8 (Reorganization).

Section 9.2 Additional Conditions to Obligations of Purchaser to Effect the Closing. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following additional conditions:

(a) In the case of each representation and warranty in Article III and Article IV, except for any inaccuracy that, when taken together with all other inaccuracies in the representations and warranties in Article III and Article IV, has not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect with respect to the Companies, such representation and warranty, without taking into account any materiality, material adverse effect or Material Adverse Effect with respect to the Companies qualification therein, either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date. Seller shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing. Purchaser shall have received from Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer or other appropriate representative thereof.

(b) Purchaser shall have received true and complete copies, certified by the secretary or an assistant secretary of Seller (or equivalent officer), of the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which Seller or an Affiliate of Seller is a party and the consummation of the transactions contemplated hereby and thereby.

(c) Purchaser shall have received all of the agreements, documents and items specified in Section 2.4 (Deliveries by Seller Relating to the Transaction), including all Ancillary Agreements.

(d) Seller shall have delivered a properly and timely executed statement issued by the Companies pursuant to Section 1.897-2(h) of the Treasury Regulations under the Code certifying that the Shares do not constitute a “U.S. real property interest,” as such term is defined in the Code.

Section 9.3 Additional Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following additional conditions:

(a) In the case of each representation and warranty in Article V, except for any inaccuracy that, when taken together with all other inaccuracies in the representations and warranties in Article V, has not had and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect with respect to Purchaser, such representation and warranty, without taking into account any materiality, material adverse effect or Material Adverse Effect with respect to Purchaser qualification therein, either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date. Purchaser and Grupo Bimbo shall each have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing. Seller shall have received from Purchaser a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer or other appropriate representative thereof.

(b) Seller shall have received true and complete copies, certified by the secretary or an assistant secretary of Purchaser (or equivalent officer), of the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser or a Purchaser Designee is a party and the consummation of the transactions contemplated hereby and thereby.

(c) Seller shall have received all of the agreements, documents and items specified in Section 2.5 (Deliveries by Purchaser Relating to the Transaction), including the Closing Date Purchase Price and all Ancillary Agreements.

ARTICLE X

TERMINATION

Section 10.1 Termination. The Closing Transactions may be terminated or abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Seller or Purchaser on prior written notice to the other if any Governmental Entity shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the consummation of the Closing Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by either Seller or Purchaser if the Closing shall not have occurred by the first Business Day following the date that falls twelve (12) months after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by Purchaser if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the conditions set forth in Section 9.2(a) (Additional Conditions to Obligations of Purchaser to Effect the Closing) would not be satisfied and such breach has not been cured by Seller within thirty (30) days after Seller’s receipt of written notice of such breach from Purchaser (or in the case of any breach of the representations set forth in Section 3.5 (Litigation) or Section 4.12 (Litigation) has not been cured prior to the Termination Date); provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Seller, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser or Grupo Bimbo contained in this Agreement such that the conditions set forth in Section 9.3(a) (Additional Conditions to Obligations of Seller to Effect the Closing) would not be satisfied and such breach has not been cured by Purchaser or Grupo Bimbo, as the case may be, within thirty (30) days after Purchaser’s or Grupo Bimbo’s, as the case may be, receipt of written notice of such breach from Seller (or in the case of any breach of the representations set forth in Section 5.6 (Litigation) has not been cured prior to the Termination Date); provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if Seller is then in material breach of any of its covenants or agreements contained in this Agreement;

Section 10.2 Effect of Termination.

(a) In the event that (i) this Agreement has been terminated by either Seller or Purchaser pursuant to Section 10.1(b) (Termination) (in the case of any order, decree or ruling or any other action in respect of or under the HSR Act or any other applicable antitrust, competition, or trade regulation Law) or Section 10.1(c) (Termination), and (ii) the condition set forth in Section 9.1(a)(ii) (Conditions to Each Party’s Obligations to Effect the Closing) (in the case of any order or injunction arising out of any suit, action or Proceeding brought by any Person or Governmental Entity in respect of or under the HSR Act or any other applicable antitrust, competition, or trade regulation Law) or in Section 9.1(b) has not been satisfied as of the date of such termination but all other conditions to Closing set forth in Section 9.1 (Conditions to Each Party’s Obligations to Effect the Closing) and Section 9.2 (Additional Conditions to Obligations of Purchaser to Effect the Closing) shall otherwise have been satisfied (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination), then concurrently with such termination (in the case of a termination by Purchaser) or within three (3) Business Days following such termination (in the case of a termination by Seller), Purchaser shall pay to Seller a fee equal to U.S.$100,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to a bank account provided to Purchaser by Seller.

(b) In the event of the termination of this Agreement in accordance with Section 10.1 (Termination), this Agreement shall become null and void and of no further force or effect except: (i) the provisions of Section 6.2(b) (Access; Confidentiality), Section 6.4 (Publicity), this Article X, Article XII (Guaranty of Grupo Bimbo) and Article XIV (Miscellaneous) shall survive any such termination; and (ii) that nothing herein shall relieve any Party from liability for fraud or a breach of this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival.

(a) The representations and warranties of Seller and Purchaser contained in this Agreement and any certificate delivered pursuant hereto on the date hereof or on the Closing Date shall survive the Closing for a period of eighteen (18) months after the Closing Date (the “Survival Period”); provided, however, that:

(i) the representations and warranties of Seller in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Execution; Validity of Agreement), Section 3.6 (Brokers or Finders), Section 4.1 (Ownership and Possession of Shares), Section 4.2 (Capitalization) and Section 4.3 (Subsidiaries) shall survive until the expiration of the applicable statute of limitations, if any, applicable to the matters addressed therein;

(ii) the representations and warranties of Seller in Section 4.16 (Tax Matters) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to any extension thereof), if any, applicable to the matters addressed therein (the representations and warranties referred to in clauses (i) and (ii) of this Section 11.1 being the “Core Representations”);

(iii) the representations and warranties of Seller in Section 4.13 (Environmental Matters) shall survive until the fifth (5th) anniversary of the Closing Date;

(iv) all representations and warranties related to any item of the Closing Balance Sheet used to determine the Final Adjusted Aggregate Net Indebtedness or Final Adjusted Net Working Capital shall survive only until the Closing Balance Sheet has been finally determined pursuant to Section 2.6 (Purchase Price Adjustment);

(v) the representations and warranties of Purchaser in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Execution; Validity of Agreement), Section 5.7 (Brokers or Finders) shall survive until the expiration of the applicable statute of limitations, if any, applicable to the matters addressed therein; and

(vi) the representations and warranties of Seller in the first sentence of Section 4.17(h) (Intellectual Property) shall survive with respect to each Legacy Export Territory until the earlier of (A) the date that is eighteen (18) months after the issuance of notice pursuant to Section 2.6 of the Outside North America License Agreement by the Licensee that it has the good faith intent to begin Commercializing Field Products in such Legacy Export Territory (as each term is defined in the Outside North America License Agreement) or (B) the date that is forty-two (42) months after the Closing Date.

(b) The covenants and agreements of Seller and Purchaser contained in this Agreement and any certificate delivered pursuant hereto on the date hereof or on the Closing Date shall survive the Closing in accordance with their respective terms.

Section 11.2 Indemnification by Seller. Except as provided in Section 11.4 (Indemnification for Taxes) and subject to this Article XI, from and after the Closing, Seller shall save, defend, indemnify and hold harmless Purchaser and its Affiliates, and each of their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable and documented attorneys’ fees, costs and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from:

(a) any breach of any representation or warranty made by Seller contained in this Agreement or any certificate delivered pursuant hereto to which Seller is a party, or any failure of any such representation and warranty (other than those expressly given as of a specified date on or prior to the date of this Agreement) to be true and complete as of the date hereof and as of the Closing Date, in all cases without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained in such representations and warranties except with respect to Section 4.4 (Financial Statements), Section 4.5 (Absence of Certain Changes or Events; No Undisclosed Liabilities; Financial Debt), Section 4.7(a)(xiii) (Material Contracts) and Section 4.16 (Tax Matters);

(b) any breach of any covenant or agreement by Seller contained in this Agreement or any certificate delivered pursuant hereto to which Seller is a party dated the date hereof or the Closing Date;

(c) any Liabilities arising (i) under Seller’s equity or equity-based plans in accordance with the terms thereof, (ii) with respect to payment obligations under any retention agreements Seller, the Companies or the Companies’ Subsidiaries enter into in accordance with Section 6.1(b)(xiv) (Interim Operations of the Companies); or (iii) with respect to the resignation or termination of employment (including for severance benefits, if applicable) of any employee pursuant to Section 6.8(b) (Reorganization) and any TSA Employee to whom an offer of employment is made by Purchaser pursuant to the first sentence of Section 7.1(p) (Employee Matters); or

(d) any Liabilities arising under the Excluded Operations Guaranties.

Section 11.3 Indemnification by Purchaser. Subject to this Article XI, from and after the Closing, Purchaser shall save, defend, indemnify and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a) any breach of any representation or warranty made by Purchaser contained in this Agreement or any certificate delivered pursuant hereto to which Purchaser is a party, or any failure of any such representation and warranty (other than those expressly given as of a specified date on or prior to the date of this Agreement) to be true and complete as of the date hereof and as of the Closing Date, in all cases without giving effect to any Material Adverse Effect or other materiality qualification, limitation or exception contained in such representations and warranties;

(b) any breach of any covenant or agreement by Purchaser contained in this Agreement or any certificate delivered pursuant hereto to which Purchaser is a party dated the date hereof or the Closing Date;

(c) any Liabilities arising under Title IV of ERISA with respect to any Companies Multiemployer Plan attributable to the contribution histories assumed by the Purchaser or any contribution history of the Purchaser;

(d) any Liabilities relating to the amounts transferred from the Seller Pension Plan to the Purchaser Pension Plan;

(e) any Liabilities relating to the Butter Krust Pension Plan;

(f) any Liabilities relating to the Heiners Pension Plan;

(g) all Liabilities arising with respect to annual cash incentives payable to the Affected Employees for the fiscal year of Seller in which the Closing Date occurs to the extent accrued on the financial statements of the Companies;

(h) all Liabilities with respect to the termination of employment (including for severance benefits, if applicable) of any TSA Employee to whom an offer of employment is not made pursuant to the first sentence of Section 7.1(p) (Employee Matters) and any other TSA Employee to the extent Seller elects to lawfully terminate any such TSA Employee;

(i) any Liabilities arising under the Business Guaranties; or

(j) any co-employment Liabilities relating to any Transferred GIS Employee incurred by Seller or any of its Affiliates for the period beginning on the Closing Date and ending, with respect to each Transferred GIS Employee, on the earliest to occur of (i) the date on which the “FSS/GIS Service Period” (as such term is defined in the Seller Transition Services Agreement) ends, (ii) the date Seller no longer needs the services of such Transferred GIS Employee, or (iii) such date as is agreed upon by the Parties.

Section 11.4 Indemnification for Taxes.

(a) Subject to this Article XI, from and after the Closing and until thirty (30) days following the expiration of the applicable statute of limitations (after giving effect to any extension thereof) on assessment of the relevant Tax, (i) Seller shall, subject to Section 8.1(c) (Allocation) and Section 8.1(d) (Allocation) save, defend, indemnify and hold harmless Purchaser Indemnified Parties, on a dollar for dollar basis, without duplication, from and against all Losses incurred by Purchaser Indemnified Persons that (A) arise out of any breach by Seller of any of Seller’s representations and warranties under Section 4.16 (Tax Matters), (B) arise out of any breach by Seller of any of Seller’s covenants under Section 6.1(b)(xxvi) (Interim Operation of the Companies), or (C) are attributable to Taxes for which Seller is liable under Article VIII and (ii) Purchaser shall save, defend, indemnify and hold harmless Seller Indemnified Parties, on a dollar for dollar basis, from and against all Losses incurred by Seller Indemnified Parties that are attributable to Taxes for which Purchaser is liable under Article VIII.

(b) Notwithstanding any other provision of this Agreement, the Parties agree that any obligation that the Parties may have under this Agreement with respect to indemnification for Taxes under this Section 11.4 shall be limited to Tax Claims made by any Governmental Entity within thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to any extension thereof).

Section 11.5 Indemnification Procedures.

(a) In order for a Purchaser Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 11.5 except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure.

(b) Except with respect to a Tax Claim, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel for the Indemnified Party, there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, or then has the right to assume the defense in accordance with this Section 11.5(b), the

Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed) unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. Notwithstanding the foregoing, an Indemnified Party shall have the right to retain control of the defense of any Third Party Claim in those instances where such Indemnified Party has reasonably anticipated potential Losses in an amount that is materially greater than the remaining amount available under the Cap; provided that if the Indemnified Party exercises this right, it shall (x) consult with the Indemnifying Party with respect to the defense of the Third Party Claim and (y) not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, the provisions of this Section 11.5(b) shall not apply to a Third Party Claim that is a Tax Claim.

(c) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 11.5, except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters (provided, that the Indemnified Party shall not be required to make available any such records, materials or information that is subject to attorney-client or other legal privilege if making available any such records, materials or information would result in a violation or waiver of such privilege), furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(d) Seller shall control the conduct, through its own counsel at its sole expense and with the participation of Purchaser, of any Audit or court proceeding relating to any Tax Claim involving any asserted Liability with respect or relating solely to any Taxes for which Seller would be liable under this Agreement. Seller shall have all rights to settle, compromise or concede such Tax Claim and Purchaser shall reasonably cooperate and shall cause the Companies and each Companies’ Subsidiary to reasonably cooperate; provided, however, that Seller shall not settle, compromise or concede such Tax Claim in a manner that would adversely affect Purchaser or any of the Companies or a Companies’ Subsidiary without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Neither Party shall extend the applicable statute of limitations with respect to any Tax Return for any Tax period ending on or before the Closing Date without the consent of the other Party (which should not be unreasonably withheld, conditioned or delayed).

(e) Subject to Section 8.3(e) (Post-Closing Amendments) and Section 11.5(f) (Indemnification Procedures), Purchaser shall control the conduct, through its own counsel at its sole expense, of any Audit or court proceeding relating to any Tax Claim involving any asserted Liability with respect or relating, in whole or in part, to Taxes for which Purchaser would be liable under this Agreement, provided, that if such Tax Claim involves any asserted Liability with respect or relating to Taxes for which Seller would be liable under this Agreement, Seller shall be entitled to participate in such Audit or court proceeding. Subject to Section 8.3(e) (Post-Closing Amendments) and Section 11.5(f) (Indemnification Procedures), Purchaser shall have all rights to settle, compromise or concede any such Tax Claim and Seller shall reasonably cooperate; provided, however, that Purchaser shall not settle, compromise or concede any Tax Claim involving any asserted Liability for Taxes for which Seller would be liable under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) With respect to any Audit or court proceeding relating to any Tax Claim involving any asserted Liability with respect to or relating to any Straddle Period that involves Taxes for which both Purchaser and Seller would be liable under this Agreement, Purchaser and Seller shall jointly control the conduct of any such Audit or court proceeding, through counsel of their own choosing and expense; provided, however, that neither Purchaser nor Seller shall settle, compromise or concede such Tax Claim in a manner that would adversely affect the other Party without the prior written consent of such Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) With respect to any indemnification claim under this Article XI related to an alleged breach of any representation or warranty in Section 4.13 (Environmental Matters), the following additional provisions shall apply:

(i) Losses identified as a result of physically invasive testing of soil or subsurface strata, sediment, surface water, or groundwater undertaken by or on behalf of the Indemnified Party at any Owned Properties or Leased Properties shall be recoverable under this Article XI, except to the extent that the Indemnifying Party demonstrates that such testing was: (i) not required by Environmental Laws or by a Governmental Entity with authority under Environmental Laws, (ii) not a necessary or reasonably appropriate response to any Third Party Claim or Proceeding, and (iii) not conducted for a legitimate business purpose (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) including conducting audits, engineering or construction studies.

(ii) The notice of claim provided by the Indemnified Party under Section 11.5(a) or Section 11.5(c) (Indemnification Procedures) shall describe any Remedial Actions believed to be necessary to satisfy the claim.

(iii) In connection with the performance of any Remedial Action that is the subject of an indemnity claim under this Agreement, Purchaser shall (A) use commercially reasonable efforts to consult with the other Party in good faith prior to conducting any Remedial Action, (B) provide copies of material documents to the other Party and a reasonable opportunity for the other Party to comment on such documents prior to submission to any third party, (C) keep the other Party reasonably informed relating to the progress of the Remedial Action, (D) permit the other Party and its representatives, at their own expense, to observe any Remedial Action and obtain split or duplicate samples, and (E) select counsel, contractors, consultants and other representatives of recognized standing and competence.

(iv) Any Remedial Action performed by the Indemnified Party shall be performed in accordance with methods reasonably estimated to mitigate costs (from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder) for performing a particular Remedial Action, taking into account the industrial uses of any real property, to achieve compliance with (and in a manner consistent with) Environmental Laws or an order, judgment or determination by a Governmental Entity, it being understood that such methods shall include, where appropriate, risk-based remedies or remedial standards, institutional or engineering controls or deed restrictions on real property, except that the Indemnified Party may perform a Remedial Action that is more expensive than the foregoing if the Indemnified Party bears the incremental costs and expenses.

(v) The Losses recoverable shall not include amounts associated with (A) the Indemnified Party’s failure to maintain an institutional control or environmental land use control established on an Owned Property or Leased Property in connection with a Remedial Action; or (B) the use of any Owned Property or Leased Property for any non-industrial use.

Section 11.6 Limits on Indemnification.

(a) Except with respect to a Tax Claim, no claim may be asserted against either Party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 11.1 (Survival), in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from Seller by all Purchaser Indemnified Parties pursuant to Section 11.2(a) (Indemnification by Seller) shall be U.S.$180,000,000 (the “Cap”); provided, however, that the Cap shall not apply to indemnifiable Losses incurred by a Purchaser Indemnified Party that arise from (A) a breach or inaccuracy of a Core Representation or (B) fraud of Seller (to the extent determined by a final judgment not subject to appeal by a court of competent jurisdiction) (such Losses as set forth in clauses (A) and (B), “Seller Special Losses”). The maximum aggregate liability of Seller for any indemnification claims (arising from Seller Special Losses or otherwise) under this Section 11.6 shall not exceed the Purchase Price; provided, however, that there shall be no maximum liability for Losses incurred as a result of fraud of Seller (to the extent determined by a final judgment not subject to appeal by a court of competent jurisdiction);

(ii) Seller shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 11.2(a) (Indemnification by Seller) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Seller equals or exceeds U.S.$18,000,000 (the “Deductible Amount”), in which case Seller shall be liable only for the Losses in excess of the Deductible Amount; provided, however, that in any event no Losses may be claimed by any Purchaser Indemnified Party or shall be reimbursable by Seller or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of (A) U.S.$250,000 in respect of any claim for indemnification pursuant to Section 11.2(a) (Indemnification by Seller) as a result of the breach of Section 4.12 (Litigation) and (B) U.S.$100,000 (the “Minimum Loss Amount”) in all other cases, in each case, resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; and provided, further, that neither the Deductible Amount nor the Minimum Loss Amount shall apply as a threshold to any indemnification claims for Seller Special Losses or for any Losses described in Section 11.4 (Indemnification for Taxes);

(iii) the maximum aggregate amount of indemnifiable Losses that may be recovered from Purchaser by all Seller Indemnified Parties pursuant to Section 11.3(a) (Indemnification by Purchaser) shall be the Cap; provided, however, that the Cap shall not apply to indemnifiable Losses incurred by a Seller Indemnified Party that arise from (A) a breach or inaccuracy of Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Execution; Validity of Agreement), Section 5.7 (Brokers or Finders) or (B) fraud of Purchaser (to the extent determined by a final judgment not subject to appeal by a court of competent jurisdiction) (such

Losses as set forth in clauses (A) and (B), “Purchaser Special Losses”). The maximum aggregate liability of Purchaser for any indemnification claims (arising from Purchaser Special Losses or otherwise) under this Section 11.6 shall not exceed the Purchase Price, provided, however, that there shall be no maximum liability for Losses incurred as a result of fraud of Purchaser (to the extent determined by a final judgment not subject to appeal by a court of competent jurisdiction);

(iv) Purchaser shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 11.3(a) (Indemnification by Purchaser) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Purchaser equals or exceeds the Deductible Amount, in which case Purchaser shall be liable only for the Losses in excess of the Deductible Amount; provided, however, that in any event no Losses for a claim under Section 11.3(a) (Indemnification by Purchaser) may be claimed by any Seller Indemnified Party or shall be reimbursable by Purchaser or shall be included in calculating the aggregate Losses for purposes of this clause (iv) other than Losses in excess of the Minimum Loss Amount resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; and provided, further, that neither the Deductible Amount nor the Minimum Loss Amount shall apply as a threshold to any indemnification claims for Purchaser Special Losses;

(v) no Party shall have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue whether or not expected, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent that such damages are specifically included in Third Party Claims and result in Losses; and

(vi) any claim for indemnification under this Section 11.6 by any Party shall be bona fide and made in good faith.

(c) For all purposes of this Section 11.6 (and for the avoidance of doubt, for all purposes of Section 11.4 (Indemnification for Taxes)), “Losses” shall be net of any (i) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(d) Purchaser and Seller shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If Purchaser or Seller shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Purchaser and Seller shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 11.7 Assignment of Claims. If any Indemnified Party receives any payment from any Indemnifying Party in respect of any Losses pursuant to this Section 11.7 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a ”Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Person to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Indemnified Party will, at Indemnifying Party’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Indemnifying Person or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnifying Person in an amount equal to the aggregate payments made by the Indemnifying Person to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Indemnifying Person being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

Section 11.8 Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Article XI shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

Section 11.9 Indemnification for Assumed Business Liabilities. Purchaser shall save, defend, indemnify and hold harmless Seller Indemnified Parties from and against any and all Losses to the extent resulting from any Assumed Business Liabilities, and such obligation to save, defend, indemnify and hold harmless shall survive until the sixth (6th) anniversary of the Closing Date (it being understood and agreed that if a claim is made by a Seller Indemnified Party under this Section 11.9 prior to such sixth (6th) anniversary, the obligation of Purchaser to indemnify with respect to such claim shall continue until such claim is resolved and any amounts with respect to such claim are paid); provided that:

(a) no indemnification shall be available for Liabilities that, if asserted against or suffered by the Companies or the Companies’ Subsidiaries, would be subject to indemnification under Section 11.2 (Indemnification by Seller); provided that solely for the purpose of this Section 11.9, the survival period specified in Section 11.1(a) shall be extended from eighteen (18) months to thirty (30) months and the survival period specified in Section 11.1(a)(iii) shall be extended from five (5) years to six (6) years; and

(b) if and to the extent Purchaser indemnifies Seller Indemnified Parties under this Section 11.9 in respect of any Liability that if asserted against or suffered by the Companies or the Companies Subsidiaries would represent a breach of the representations and warranties provided in Article III (Representation and Warranties as to Organization, Authorization, Execution and Consents) or Article IV (Representation and Warranties as to the Companies, the Companies’ Subsidiaries and the Business), the amount of such indemnification shall count towards the Deductible Amount.

Section 11.10 No Duplication; Exclusive Remedy.

(a) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or by reason of a Party receiving an adjustment to the Purchase Price pursuant to Section 2.6 (Purchase Price Adjustment) in connection with the facts giving rise to the right of indemnification.

(b) From and after the Closing, the exclusive remedy of each Party in connection with this Agreement and the Closing Transactions (whether under this Agreement or arising under common law or any other Law) shall be as provided in this Section 11.9, except as otherwise specified in Section 2.6 (Purchase Price Adjustment) and except for common law fraud claims.

Section 11.11 Limitation on Set-off. Neither Purchaser nor Seller shall have any right to set-off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to Article II (Purchase and Sale) or under any other agreement.

ARTICLE XII

GUARANTY OF GRUPO BIMBO

Section 12.1 Guaranty of Grupo Bimbo.

(a) Upon the terms and subject to the conditions set forth in this Section 12.1, Grupo Bimbo irrevocably, absolutely and, except as set forth in Section 12.1(b) and the last paragraph of Section 12.2 (Absolute and Unconditional Guarantee), unconditionally guarantees to Seller the due, prompt and punctual payment and performance, by Purchaser of all of its respective payment and performance obligations under this Agreement, including any damages payable to Seller pursuant to the terms of this Agreement (the “Grupo Bimbo Guaranty”). With respect to the Grupo Bimbo Guaranty, the Person whose payment or performance is covered by such Grupo Bimbo Guaranty is referred to herein as the “Grupo Bimbo Guaranteed Person”, the Persons entitled to the benefit of a Grupo Bimbo Guaranty are collectively referred to herein as the “Beneficiary”, and the obligations guaranteed by such Grupo Bimbo Guaranty are collectively referred to herein as the “Grupo Bimbo Guaranteed Obligations.”

(b) A demand for payment or performance or an action to enforce the Grupo Bimbo Guaranty may be made, brought or prosecuted, as applicable, against Grupo Bimbo only if a Grupo Bimbo Guaranteed Obligation remains unpaid or unperformed for any reason five (5) Business Days after Seller has made a written demand for payment or performance against a Grupo Bimbo Guaranteed Person with respect to such Grupo Bimbo Guaranteed Obligation.

Section 12.2 Absolute and Unconditional Guaranty. The Liability of Grupo Bimbo under its Grupo Bimbo Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and, except as set forth in Section 12.1(b) (Guaranty of Grupo Bimbo) and the last paragraph of this Section 12.2, unconditional irrespective of:

(a) the illegality of the Grupo Bimbo Guaranty;

(b) the validity or genuineness of this Agreement with respect to the Grupo Bimbo Guaranteed Person;

(c) the enforceability of this Article XII against the Grupo Bimbo Guaranteed Person and Grupo Bimbo;

(d) any release or discharge of any obligation of the Grupo Bimbo Guaranteed Person under this Agreement resulting from any change in the corporate existence, structure or ownership of the Grupo Bimbo Guaranteed Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Grupo Bimbo Guaranteed Person or any of its assets;

(e) any amendment or modification of this Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Grupo Bimbo Guaranteed Obligation, any escrow arrangement or other security therefor, any Liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection herewith;

(f) the existence of any claim, setoff or other right that Grupo Bimbo may have at any time against the Grupo Bimbo Guaranteed Person, whether in connection with any Grupo Bimbo Guaranteed Obligation or otherwise; or

(g) any other act or omission relating to the Grupo Bimbo Guaranty that may or might in any manner or to any extent vary the risk of Grupo Bimbo or otherwise operate as a discharge of Grupo Bimbo as a matter of Law or equity.

Grupo Bimbo agrees, provided that a Grupo Bimbo Guaranteed Obligation remains unpaid or unperformed for any reason five (5) Business Days after Purchaser has made a written demand for payment or performance against a Grupo Bimbo Guaranteed Person with respect to such Grupo Bimbo Guaranteed Obligation, the obligations of Grupo Bimbo under this Grupo Bimbo Guaranty shall be unconditional, but subject to all defenses that any Grupo Bimbo Guaranteed Person may have under this Agreement.

Section 12.3 Beneficiaries. No Beneficiary shall be obligated to file any claim relating to any Grupo Bimbo Guaranteed Obligation in the event that the Grupo Bimbo Guaranteed Person becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary to so file shall not affect Grupo Bimbo’s obligations hereunder. In the event that any payment to the Beneficiary in respect of any Grupo Bimbo Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Grupo Bimbo shall remain liable hereunder with respect to the Grupo Bimbo Guaranteed Obligation as if such payment had not been made.

Section 12.4 Waivers. Grupo Bimbo irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Grupo Bimbo Guaranty not provided for herein.

Section 12.5 Consolidation or Merger. Grupo Bimbo shall require any successor, continuing entity or surviving entity to Grupo Bimbo, whether by merger, consolidation, amalgamation or other business combination, to expressly agree in writing with the Beneficiary to assume and perform the obligations of Grupo Bimbo under the Grupo Bimbo Guaranty to the extent that such successor or entity does not succeed to the obligations of Grupo Bimbo hereunder by operation of Law.

Section 12.6 Subrogation. Grupo Bimbo may not exercise any rights of subrogation or contribution, whether arising by contract or operation of Law (including any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the Grupo Bimbo Guaranty unless and until all of the Grupo Bimbo Guaranteed Obligations have been paid in full.

ARTICLE XIII

INSURANCE

Section 13.1 Insurance Proceeds and Payments. From and after the Closing Date:

(a) At the request of Purchaser, and at Purchaser’s expense, Seller shall reasonably cooperate with, and use reasonable best efforts to assist, Purchaser in recovering under the Seller Insurance Policies for claims with respect to the Business existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur (including loss under property insurance coverage) prior to the Closing or any conditions existing or alleged to have existed prior to the Closing; and

(b) Seller shall use reasonable best efforts, subject to the terms of the Seller Insurance Policies, to preserve and retain the right to make claims and receive recoveries under the Seller Insurance Policies for the benefit of the Companies and the Companies’ Subsidiaries under any Seller Insurance Policy maintained at any time prior to the Closing Date by either Seller or its Affiliates covering any loss, liability, damage or expense (to the full extent of the existing coverage) relating to the assets, business, operations, conduct, products and employees of the Business that relates to or arises out of occurrences prior to the Closing (each, a “Claim”).

Section 13.2 Control of Insurance Claims. Seller and Purchaser shall use their reasonable best efforts to cause the Purchaser and/or the Companies and the Companies’ Subsidiaries to have the right, power and authority, subject to any required consent of the insurers under the terms of the Seller Insurance Policies, in the name of the Companies and the Companies’ Subsidiaries, to:

(a) file Claims under the Seller Insurance Policies;

(b) control the administration of any such Claims in accordance with the terms of the Seller Insurance Policies;

(c) pay directly any self-insurance retention or deductible amounts, and receive directly recoveries under the Seller Insurance Policies;

(d) control the prosecution, defense and/or settlement of any litigation or other proceeding by or against the Companies or any Companies’ Subsidiary in connection with Claims, in accordance with the terms of the Seller Insurance Policies; and

(e) select, arrange for the engagement of claims administrators and third party administrators to manage Claims and coverage under the Seller Insurance Policies for the benefit and account of the Companies and the Companies’ Subsidiaries and directly compensate such claims administrator and third party administrators.

Section 13.3 “Claims Made” Policies and Tail Coverage. If and to the extent that any of the Seller Insurance Policies are “claims made” policies, at the written request of Purchaser, Seller shall purchase such commercially available tail coverage for the benefit and account of the Companies and the Companies’ Subsidiaries as Purchaser may specify, provided that Purchaser shall pay the actual costs of such tail coverage either directly to the insurer(s) or by advance payment to Seller.

Section 13.4 Reimbursement to Seller.

(a) In the event the assumption by Purchaser of direct Claims handling, administration, payments and control contemplated by Section 13.2 (Control of Insurance Claims) has not occurred by the Closing, Purchaser and Seller shall use reasonable best efforts to arrange for such Claims handling, administration, payments and control after the Closing. From the Closing until such time as direct Claims handling, administration, payments and control contemplated by Section 13.2 (Control of Insurance Claims) has occurred, if ever, Purchaser shall, or shall cause the Companies and the Companies’ Subsidiaries to, promptly pay to the insurers at the direction and on behalf of Seller, or promptly reimburse Seller for, any self-insured retention or deductible amounts paid or payable as a result of Claims against any Seller Insurance Policy (“Reimbursement Amounts”). Purchaser shall make payments for self-insured retention and deductible amounts on a monthly basis with payment being due within fifteen (15) days following delivery to the Purchaser of a statement showing the amount due for the prior monthly period. Purchaser shall make payments for third party administration fees within fifteen (15) days following Purchaser’s receipt of the quarterly report provided by Seller’s third party administrator.

(b) On or prior to the Closing, Purchaser shall enter into a standby letter of credit, in form and substance reasonably acceptable to Seller, securing the payment of the Reimbursement Amounts contemplated by this Section 13.4 (“Letter of Credit”). The initial amount of the Letter of Credit shall be determined prior to the Closing Date by an actuary employed by Aon Corporation or its Subsidiaries (or such other actuary as mutually agreed upon by the Parties if Aon Corporation and its Subsidiaries are not available) to be jointly designated by the parties (“Aon Designated Actuary”). Either Party may thereafter require not more frequently than once every twelve months a new estimate (each, an “Optional Revaluation”) by a jointly designated actuary (“Designated Actuary”) of the aggregate Reimbursement Amounts to be secured by the Letter of Credit, and the amount of the Letter of Credit shall be adjusted accordingly. The Party requesting an optional revaluation shall bear the cost of the Designated Actuary’s work. If a period of thirty-six (36) months has elapsed since the last estimate of the Reimbursement Amounts, there shall be a mandatory revaluation of the Reimbursement Amounts by a Designated Actuary (“Mandatory Revaluation”) and the amount of the Letter of Credit shall be adjusted accordingly. Purchaser and Seller shall each pay one-half the cost of the Aon Designated Actuary for work related to the initial amount of the Letter of Credit and of the Designated Actuary for any Mandatory Revaluation. Seller and Purchaser shall jointly select a Designated Actuary to perform each Optional Revaluation or Mandatory Revaluation, and the actuary selected for each such engagement may, but need not, have been previously designated for other valuation work under this Section 13.4(b).

(c) Effective as of each February 15 following the Closing Date, Purchaser may cause the face amount of the Letter of Credit to be reduced by an amount equal to the Reimbursement Amounts that were paid in the prior calendar year period, subject to any increase in the face amount of the Letter of Credit resulting from the Optional Revaluation process provided in Section 13.4(a). Additionally, if at any time, a letter of credit posted by Seller to secure payment of any coverage line, including, self-insurance, is replaced by a letter of credit posted by Purchaser (or the Companies and the Companies’ Subsidiaries, individually or in the aggregate), then the face amount of the Letter of Credit shall be reduced by such amount.

(d) Prior to the Closing, Seller shall process and pay self-insurance retention and deductible amounts, and third party administration fees, and to the extent within Seller’s control, shall use reasonable best efforts to cause the insurers of the Seller Insurance Policies to pay Claims, in the ordinary course of business, consistent with past practice. Seller specifically covenants, undertakes and agrees that it will not take any action, or fail to take any action out of the ordinary course, that would cause the payment of Claims, self-insurance retention or deductible amounts, or third party administration fees to be delayed to the post-Closing period.

Section 13.5 Release of Insurance Companies. Neither Seller nor Purchaser shall, without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), provide any insurance company with a release of, or amend, modify or waive any rights under, any insurance policy, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of Seller or Purchaser under any of the Seller Insurance Policies. However, nothing in this Section 13.5 shall (a) preclude Seller or Purchaser from presenting any claim or from exhausting any policy limit (subject, however, to compliance with Section 13.7 (Insufficient Limits of Liability for Seller Liabilities and Purchaser Liabilities)); (b) require Seller or Purchaser to pay any premium or other amount or to incur any liability (other than premiums or other amounts for which Purchaser will reimburse Seller, or liabilities for which Purchaser will indemnify Seller), or (c) require Seller or Purchaser to renew, extend or continue any policy in force.

Section 13.6 Insurance Coverage Actions. In the event that any legal action, arbitration, negotiation or other proceeding is required for coverage to be asserted against any insurer for a Claim to be perfected, in each case on behalf of the Companies or the Companies’ Subsidiaries, Purchaser shall provide Seller thirty (30)-days’ advance notice of such action. Purchaser shall not proceed under this Section 13.6 if Seller reasonably and in good faith determines that such action would adversely and materially prejudice the commercial interests of Seller. If Seller does not provide to Purchaser notice of such determination within such thirty-day period, Purchaser may commence and prosecute such action in Seller’s name, but at Purchaser’s sole expense, and shall hold harmless and indemnify Seller and its affiliates for any costs and expenses they incur in the prosecution of an action at Purchaser’s request under this Section 13.6.

Section 13.7 Insufficient Limits of Liability for Seller Liabilities and Purchaser Liabilities.

(a) Due to the operation of aggregate policy limits, the parties understand that coverage under certain of the Seller Insurance Policies could be exhausted by one or other of the parties’ covered insurance claims, or through a combination of the parties’ covered insurance claims, such that there could be insufficient coverage available for additional claims that would otherwise be entitled to coverage under a Seller Insurance Policy. To address this possibility, the parties agree that coverage under the Seller Insurance Policies shall be available to the parties on a “first come, first served” basis; subject however, to the other terms and conditions of this Section 13.7.

(b) If there are insufficient policy limits available under a Seller Insurance Policy to pay an otherwise covered insurance claim of Seller or of the Companies or any Companies’ Subsidiaries, then to the extent other insurance is not available, an adjusting payment will be made in accordance with clause (c), below.

(c) If (i) the proceeds received by one Party under a Seller Insurance Policy exceed that Party’s Shared Percentage (hereinafter defined) of the total coverage available under the Seller Insurance Policy (the “Overallocated Party”), (ii) the coverage under the Seller Insurance Policy is exhausted by the claims of one or both of the parties, and (iii) the counterparty has claims which cannot be paid under the Seller Insurance Policy due to the exhaustion of the coverage limits or because the insurer has become insolvent (the “Underallocated Party”), then the Overallocated Party shall make a payment to the Underallocated Party in an amount which will result in the Underallocated Party having received, after taking into account actual insurance proceeds received by the Underallocated Party under the Seller Insurance Policy and any insolvent insurer distributions or guaranty fund payments and the adjusting payment (and previous adjusting payments made under this Section 13.7), proceeds equal to the lesser of (x) the Underallocated Party’s Shared Percentage of the total coverage or (y) the insurance policy claim(s) of the Underallocated Party. The requirement to make adjusting payments shall continue for so long as there remain any unpaid claims of the parties under the Seller Insurance Policies.

(d) A Party’s Shared Percentage shall be equal to a percentage, expressed as a fraction, the numerator of which is the total of the party’s claims under the Seller Insurance Policy and the denominator or which is the total of both parties’ claims under such Seller Insurance Policy.

(e) Each of Seller and Purchaser shall use reasonable best efforts to give prompt notice to the other if it is making a claim under a Seller Insurance Policy which it believes may exhaust the limits of such policy.

(f) If either Party reasonably and in good faith determines that additional claims payments under a Seller Insurance Policy may exhaust coverage limits and thereby cause such Party to become an Underallocated Party in the future, such party may require, by written notice to the counterparty, that an amount equal to any further claims payments received by either party under the Seller Insurance Policy shall be paid immediately to a third party escrow agent mutually selected by the parties, such amounts to be held and applied as security for the adjusting payments contemplated by clause (b).

Section 13.8 Post-Closing Insurance Coverage. Except as otherwise provided in Section 13.3 (“Claims Made” Policies and Tail Coverage), Seller shall have no responsibility for obtaining any insurance for the account or benefit of the Companies and the Companies’ Subsidiaries that covers the period commencing and continuing after the Closing Date. From and after the Closing Date, Purchaser shall be responsible for obtaining and maintaining an insurance program for the Business.

Section 13.9 Legacy Insurance Policies. As requested by Purchaser, Seller shall cooperate with Purchaser, the Companies and the Companies’ Subsidiaries on a reasonable best efforts basis to identify, preserve and secure coverage under Legacy Insurance Policies for the account and benefit of the Companies and the Companies’ Subsidiaries. Purchaser shall reimburse Seller for any actual and reasonable out-of-pocket costs incurred by Seller under this Section 13.9.

Section 13.10 Subrogation. As requested by Purchaser, Seller shall cooperate with Purchaser, the Companies and the Companies’ Subsidiaries on a reasonable best efforts basis to identify, preserve and secure subrogation rights and recoveries in respect of self-insurance or deductible amounts incurred by Purchaser, the Companies or the Companies’ Subsidiaries on a claim under a Seller Insurance Policy. Purchaser shall reimburse Seller for any actual and reasonable out-of-pocket costs incurred by Seller under this Section 13.10.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 14.2 Amendment and Modification. This Agreement and all Exhibits and Schedules hereto may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 14.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Purchaser, to:

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

if to Grupo Bimbo, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

if to Seller, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                   Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Section 14.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

Section 14.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the Ancillary Agreements and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof and (ii) are not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder or thereunder.

(b) Nothing in this Agreement shall constitute or be construed as an amendment or modification of any Benefit Plan or of any employee benefit plan or arrangement of Purchaser or any of its Affiliates or, in any way limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any such Benefit Plan or employment benefit plan or arrangement.

(c) Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for other Sections of this Agreement, including any Schedules, to the extent that (i) such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure or (ii) such disclosure is cross-referenced to in such other section or schedule. Matters reflected in any Section of this Agreement, including any Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or order by a Governmental Entity shall be construed as an admission or indication that any breach or violation exists or actually occurred.

Section 14.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 14.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 14.8 Jurisdiction. To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or Proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the Closing Transactions shall be brought only in the state courts located in New York County, in the State of New York and the Federal Courts located in the Southern District of New York located in the borough of Manhattan in the City of New York, New York County (collectively, the “New York Courts”), (ii) agrees to submit to the exclusive jurisdiction of the New York Courts for purposes of all legal Proceedings arising out of, or in connection with, this Agreement or the Closing Transactions, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court or any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in clauses (a) or (c) of Section 14.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 14.9 Time of Essence. Each of the Parties hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 14.10 Extension; Waiver. At any time prior to the Closing Date, either Party may extend the time for the performance of any of the obligations or other acts of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 14.11 Remedies.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or agreement contained in this Agreement, the non-breaching Party shall be entitled (in addition to any remedy that may be available at Law or in equity (including monetary damages, except to the extent expressly prohibited by Article XI (Indemnification)) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or agreement or (ii) an injunction restraining such breach or threatened breach.

(b) Each Party agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 14.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any transfer of any rights, interests or obligations hereunder in violation of this Section 14.12 shall be null and void.

Section 14.13 Disclaimer of Warranties. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller and its Affiliates make no representations or warranties with respect to any projections, forecasts or forward-looking statements provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III THROUGH ARTICLE IV, THE ASSETS OF THE BUSINESS ARE BEING SOLD ON AN “AS-IS, WHERE-IS” BASIS AND SELLER AND ITS AFFILIATES DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. SELLER AND ITS AFFILIATES MAKE NO REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER, AND DISCLAIM ALL SUCH REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITING THE FOREGOING, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III THROUGH ARTICLE IV, SELLER AND ITS AFFILIATES DISCLAIM ANY WARRANTY OF TITLE OR NON-INFRINGEMENT AND ANY WARRANTY ARISING BY INDUSTRY CUSTOM OR COURSE OF DEALING.

PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III THROUGH ARTICLE IV. For the avoidance of doubt, the Parties understand and agree that (i) Seller makes no representation and warranties of any kind as to any matter concerning the Excluded Subsidiaries, or their respective assets or properties. Purchaser acknowledges and agrees that none of Seller, any of its Affiliates, any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, schedules or other information heretofore made available by Seller, any of its Affiliates or its representatives to Purchaser, any of its Affiliates or any of its representatives or any information that is not included in this Agreement or the Schedules hereto, and none of Seller, any of their Affiliates, any of their representatives or any other Person will have or be subject to any Liability to Purchaser, any of its respective Affiliates or any of its representatives resulting from the distribution of any such information to, or the use of any such information by, Purchaser, any of its respective Affiliates or any of its representatives.

Section 14.14 Bulk Transfer Laws. Purchaser acknowledges that Seller will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and Purchaser hereby waives compliance with such provisions.

[Remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BBU, INC.

By	/s/ authorized signer
Name:
Title:

By	/s/ authorized signer
Name:
Title:

GRUPO BIMBO, S.A.B. DE C.V.

By	/s/ authorized signer
Name:
Title:

By	/s/ authorized signer
Name:
Title:

SARA LEE CORPORATION

By	/s/ authorized signer
Name:
Title:

By	/s/ authorized signer
Name:
Title:

[Signature Page]

Exhibit A

Details of the Reorganization

Step 1: Sale or distribution by Sara Lee Bakery Group, Inc. (to Seller or one of its affiliates) of Earthgrains International Holdings, Inc. and Subsidiaries.

Step 2: Distribution by EGR Resources, Inc. to Sara Lee Bakery Group, Inc. of $337,000,000 intercompany receivable (increased by the amount of any accrued interest through the date of distribution) from Earthgrains Baking Company, Inc.

Step 3: Contribution by Sara Lee Bakery Group, Inc. to Earthgrains Baking Company, Inc. of intercompany receivable received in Step 2.

Step 4: Sale or distribution by Sara Lee Bakery Group, Inc. (to Seller or one of its affiliates) of EGR Resources, Inc and Subsidiary.

Step 5: Distribution of cash realized, if any, in steps 1 and/or 4.

Exhibit B

Adjustment Liabilities

Single Employer Pension
Sara Lee Corporation Salaried Pension Plan (“Salaried Plan”)
Sara Lee Corporation Consolidated Hourly Pension Plan (“Consolidated Hourly Plan”)
Pension Plan for Employees of Butter Krust Company, Inc. (“Butter Krust Plan”)
Heiner’s Bakery Workers Pension Plan and Trust Agreement (“Heiners Plan”)
Sara Lee Corporation Supplemental Executive Retirement Plan (“SERP”)
Pension Subtotal

OPEB
Sara Lee Corporation Employee Health Benefit Plan (“SLC Employee Health Benefit Plan”)
Sara Lee Corporation Group Insurance Plan (“SLC Group Insurance Plan”)
Health Plan of Butter Krust Baking Company, Inc. (“Butter Krust Health Plan”)
OPEB Subtotal

Reserves
MEPP Withdrawal
Business Transformation
Environmental
Litigation
Reserves Subtotal

ABA Pension Liability

RSU
Accrued Deferred Compensation

Total Adjustment Liabilities

Notes:

*	Credits and debits shall be netted in arriving at Total Adjustment Liabilities at Closing.

Exhibit C

Pension / OPEB – Detailed assumptions noted in Exhibits C-1, C-2 and C-3.

Consolidated Hourly – Amount shall be calculated after the transfer of the “Asset Transfer Amount” (less the Initial Transfer Amount) from the ABA Plan pursuant to that certain Transfer Agreement dated August 30, 2005 between Seller and the Trustees of the ABA Plan (“Transfer Agreement”). To the extent that such asset transfer does not occur on or prior to the Closing Date, Purchaser and Seller will perform a post-closing true up of the funded status of the Plan as of the Closing Date to the funded status of the Plan promptly after the asset transfer.

Reserves

MEPP – The amount will be the reserves for estimated complete and partial withdrawal liabilities of the Business on the Closing Date calculated in accordance with the Seller Accounting Principles, which are in accordance with GAAP in all material respects except as noted in Schedule 4.4(a). For avoidance of doubt, this amount shall exclude any accruals for ongoing contributions to the plans.

Business Transformation – The amount will be equal to the estimated obligations attributable to exit and restructuring activities initiated prior to the Closing Date calculated in accordance with the Seller Accounting Principles, which are in accordance with GAAP in all material respects except as noted in Schedule 4.4(a).

Litigation and Environmental – The amount will be equal to reserves attributable to pending legal proceedings, claims and environmental actions by government agencies attributable to the period prior to the Closing Date calculated in accordance with the Seller Accounting Principles, which are in accordance with GAAP in all material respects, except as noted in Schedule 4.4(a)

ABA – To the extent the ABA Plan, after reflecting the PBGC Determination that they will assume approximately $82.4M in underfunding attributable to Interstate Bakery Corporation (IBC), has assets (at market value) in excess of the ERISA Funding Target (as determined by the plan’s actuary), both computed at the beginning of the Plan year in which the Closing occurs, the closing Adjustment Liabilities under Section 2.6 with respect to the ABA plan will equal $0. To the extent the ABA Plan, after adjusting for IBC as above, has assets (at market value) less than the ERISA Funding Target (as determined by the plan’s actuary), both computed at the beginning of the Plan year in which the Closing occurs, the closing Adjustment Liabilities under Section 2.6 with respect to the ABA Plan will be equal to a) the absolute difference of these amounts multiplied by b) the ratio of i) Seller contributions to ii) the total contributions of the ABA Plan, both for the Plan year preceding Closing.

Accrued Deferred Compensation – The amount will be equal to the amounts accrued with interest and dividends relating to employees and former employees of the Business on the Closing Date under the terms of the Seller’s Deferred Compensation Plan. This amount represents deferrals in the interest account and deferrals in the stock equivalent account.

RSU Awards – The amount will be equal to the fair value of restricted stock units outstanding as of the Closing Date that are attributable to employees of the Business, excluding the fair value of restricted stock units that vest contemporaneously with the Closing and are paid out by Seller. The fair value will be based upon the closing market price of Seller’s common stock on the Closing Date.

Exhibit C-1: Actuarial Assumptions and Methods for Pensions/SERPS

	Salaried Plan		SERP & Campbell-Taggart Plans	Consolidated Hourly Plan	Heiner’s Plan	Butter Krust Plan
Economic Assumptions
▶ Discount Rate	Most recent Citigroup Pension Liability Index Rate as of the Close Date
▶ Salary Increases	N/A		N/A	N/A	N/A	N/A
▶ Wage Base	4.00%		4.00%	N/A	N/A	N/A
▶ Index Limit on Pay & Benefits	3.00%		3.00%	3.00%	3.00%	3.00%
▶ Lump Sum Conversion Basis
▶ Interest Rate	2011 Segment Rates for September 2010*		N/A	2011 Segment Rates for September 2010*	N/A	N/A
▶ Mortality Table	Applicable 2011 mortality table as specified by Internal Revenue Code Section 417(e)(3)		N/A	Applicable 2011 mortality table as specified by Internal Revenue Code Section 417(e)(3)	N/A	N/A
Demographic Assumptions
■ Healthy Mortality	RP2000 (sex distinct) fully generational with white collar adjustment for Salaried Employees, with blue collar adjustment for all others
■ Disability Mortality	1985 Pension Disability Table, for all plans except Heiner’s and Butter Krust. For these plans, see Healthy Mortality.
	For Salaried Participants	For Hourly Participants
■ Termination (Sample Rates: Male / Female) **
▶Age 20	25.0%	21.8%	25.0%	21.8%	15.0%	12.4% / 20.0%
▶ Age 25	15.0%	23.1%	15.0%	23.1%	12.0%	9.7% / 16.0%
▶ Age 30	15.0%	15.2%	15.0%	15.2%	10.0%	7.5% / 12.8%
▶ Age 35	15.0%	11.0%	15.0%	11.0%	7.0%	5.7% / 10.0%
▶ Age 40	12.0%	8.8%	12.0%	8.8%	5.0%	4.1% / 7.8%
▶ Age 45	12.0%	7.8%	12.0%	7.8%	5.0%	2.8% / 6.4%
▶ Age 50	12.0%	7.0%	12.0%	7.0%	3.0%	1.4% / 4.2%
▶ Age 55	12.0%	3.7%	12.0%	3.7%	3.0%	0.0% / 1.5%
▶ Age 60	12.0%	2.8%	12.0%	2.8%	3.0%	0.0% / 1.5%
■ Disability (Sample Rates: Male / Female)
▶ Age 20	0.029% / 0.03%	0.064% / 0.055%	0.029% / 0.03%	0.064% / 0.055%	0.120%	0.105%
▶ Age 25	0.038% / 0.047%	0.093% / 0.096%	0.038% / 0.047%	0.093% / 0.096%	0.171%	0.105%
▶ Age 30	0.048% / 0.08%	0.134% / 0.165%	0.048% / 0.08%	0.134% / 0.165%	0.220%	0.115%
▶ Age 35	0.069% / 0.136%	0.199% / 0.252%	0.069% / 0.136%	0.199% / 0.252%	0.295%	0.150%
▶ Age 40	0.117% / 0.211%	0.314% / 0.357%	0.117% / 0.211%	0.314% / 0.357%	0.440%	0.215%
▶ Age 45	0.202% / 0.323%	0.505% / 0.522%	0.202% / 0.323%	0.505% / 0.522%	0.719%	0.354%
▶ Age 50	0.358% / 0.533%	0.83% / 0.854%	0.358% / 0.533%	0.83% / 0.854%	0.000%	0.587%
▶ Age 55	0.722% / 0.952%	1.50% / 1.49%	0.722% / 0.952%	1.50% / 1.49%	0.000%	1.103%
▶ Age 60	1.26% / 1.16%	2.27% / 1.79%	1.26% / 1.16%	2.27% / 1.79%	0.000%	2.098%

*	The IRS prescribed 24-month segment rates for September based on bond yields through the preceding August.
**	Rates are shown for employees with more than five years of service and differ for employees with less than five years of service for those in the following plans: Salaried, SERP and Consolidated Hourly.

Exhibit C-1: Actuarial Assumptions and Methods for Pensions/SERPS (cont’d.)

	Salaried Plan			SERP & Campbell-Taggart Plans	Consolidated Hourly Plan	Heiner’s Plan	Butter Krust Plan
	For Salaried Participants	For SERP Participants	For Hourly Participants
■ Retirement
▶ Age 50	0%	0%	0%	0%	0%	0%	0%
▶ Age 51	0%	0%	0%	0%	0%	0%	0%
▶ Age 52	0%	0%	0%	0%	0%	0%	0%
▶ Age 53	0%	0%	0%	0%	0%	0%	0%
▶ Age 54	0%	0%	0%	0%	0%	0%	0%
▶ Age 55	15%	20%	8%	20%	8%	8%	2%
▶ Age 56	15%	20%	8%	20%	8%	8%	2%
▶ Age 57	15%	20%	8%	20%	8%	8%	2%
▶ Age 58	15%	20%	8%	20%	8%	8%	2%
▶ Age 59	20%	25%	8%	25%	8%	8%	2%
▶ Age 60	20%	25%	15%	25%	15%	15%	5%
▶ Age 61	20%	25%	15%	25%	15%	15%	5%
▶ Age 62	33%	33%	30%	33%	30%	15%	30%
▶ Age 63	33%	33%	10%	33%	10%	10%	20%
▶ Age 64	33%	33%	10%	33%	10%	10%	20%
▶ Age 65	33%	33%	50%	33%	50%	100%	50%
▶ Age 66	20%	100%	50%	100%	50%	100%	30%
▶ Age 67	20%	100%	50%	100%	50%	100%	30%
▶ Age 68	20%	100%	50%	100%	50%	100%	30%
▶ Age 69	20%	100%	50%	100%	50%	100%	30%
▶ Age 70	100%	100%	100%	100%	100%	100%	100%
■ Administrative Expense Load	None			N/A	None	None	None
■ Percentage Married
▶ Males	80%			80%	80%	80%	80%
▶ Females	60%			60%	60%	60%	60%
■ Spouse age	Wives three years younger than husbands			Wives three years younger than husbands	Wives three years younger than husbands	Wives three years younger than husbands	Wives three years younger than husbands
■ Form of payment (Married / Unmarried)
▶ Single life annuity	0% / 100%			0%	0% / 100%%	0% / 100%	0% / 100%
▶ 50% Contingent annuity	100% / 0%			0%	100% / 0%	0%	100% / 0%
▶ 100% Contingent annuity	0%			0%	0%	100% / 0%	0%
▶ Five-year certain only	0%			100%	0%	0%	0%
▶ Five-year certain and life annuity	0%			0%	0%	0%	0%
▶ Lump Sum	0% ***			0%	0% ***	0%	0%
Actuarial Method
▶ Service cost and projected benefit obligation	Projected Unit Credit			Projected Unit Credit	Projected Unit Credit	Projected Unit Credit	Projected Unit Credit

***	For Earthgrains and those with the option available in the Consolidated Hourly plan, form of payment is assumed to be 100% lump sum.

Exhibit C-2: Actuarial Assumptions and Methods for Medical and Life OPEB Plans

	SLC Employee Health Benefit Plan (Retiree Medical)	SLC Employee Health Benefit Plan (Grandfathered Divisional) & Butter Krust Health Plan	SLC Group Insurance Plan (Retiree Life Insurance)
Economic Assumptions
■ FAS 106 Purposes
▶ Discount Rate	Most recent Citigroup Pension Liability Index Rate as of the Close Date
▶ Salary Increases	N/A	N/A	4% (if applicable)
Demographic Assumptions
■ Mortality	RP2000 fully generational projected with Scale AA with blue collar adjustment	RP2000 fully generational projected with Scale AA with blue collar adjustment for hourly and white collar adjustment for salaried participants	RP2000 fully generational projected with Scale AA with blue collar adjustment for hourly and white collar adjustment for salaried and SERP participants
■ Termination (Sample Rates*)
	Nonunion	Union		Union		Salaried
▶ Age 25	23.1%	13.9%		13.9%		15.0%
▶ Age 30	15.2%	9.1%		9.1%		15.0%
▶ Age 35	11.0%	6.6%		6.6%		15.0%
▶ Age 40	8.8%	5.3%		5.3%		12.0%
▶ Age 45	7.8%	4.7%		4.7%		12.0%
▶ Age 50	7.0%	4.2%		4.2%		12.0%
▶ Age 55	3.7%	2.2%		2.2%		12.0%
■ Disability	None. Disability benefits are assumed to be paid from the active plan until retirement eligibility.	None. Disability benefits are assumed to be paid from the active plan until retirement eligibility.			N/A
■ Retirement	Hourly	Hourly	Hourly		Salaried		SERP
▶ Age 54	0.0%	0.0%	0.0%		0.0%		0%
▶ Age 55	8.0%	8.0%	8.0%		15.0%		20%
▶ Age 56	8.0%	8.0%	8.0%		15.0%		20%
▶ Age 57	8.0%	8.0%	8.0%		15.0%		20%
▶ Age 58	8.0%	8.0%	8.0%		15.0%		20%
▶ Age 59	8.0%	8.0%	8.0%		20.0%		25%
▶ Age 60	15.0%	15.0%	15.0%		20.0%		25%
▶ Age 61	15.0%	15.0%	15.0%		20.0%		25%
▶ Age 62	30.0%	30.0%	30.0%		33.0%		33%
▶ Age 63	10.0%	10.0%	10.0%		33.0%		33%
▶ Age 64	10.0%	10.0%	10.0%		33.0%		33%
▶ Age 65	50.0%	50.0%	50.0%		33.0%		33%
▶ Age 66	50.0%	50.0%	50.0%		20.0%		100%
▶ Age 67	50.0%	50.0%	50.0%		20.0%		100%
▶ Age 68	50.0%	50.0%	50.0%		20.0%		100%
▶ Age 69	50.0%	50.0%	50.0%		20.0%		100%
▶ Age 70	100.0%	100.0%	100.0%		100.0%		100%

*	Rates are shown for employees with more than five years of service and differ for employees with less than five years of service.

Exhibit C-2: Actuarial Assumptions and Methods for Medical and Life OPEB Plans (cont’d.)

	SLC Employee Health Benefit Plan (Retiree Medical)	SLC Employee Health Benefit Plan (Grandfathered Divisional) & Butter Krust Health Plan		SLC Group Insurance Plan (Retiree Life Insurance)
■ Participation
▶ Actives	60%	Earthgrains- without retiree contributions	100%	100%
		Earthgrains & Butter Krust- with retiree contributions	90%
		Metz Union	40%
▶ Inactives	100%		100%	100%
■ Percentage Married	Male / Female	Male / Female		N/A
	80% / 60%	80% / 60%		N/A
■ Percentage Electing Spousal Coverage	Male / Female		Male / Female
(for active participants)	85% / 50%	Earthgrains Union & Butter Krust	100% / 100%	N/A
		Metz Union	75% / 67%
■ Spouse Age Difference	Three years, male older	Three years, male older		N/A

Exhibit C-3 - Pension and OPEB Adjustment Liabilities

With respect to the following benefit plans, Seller shall calculate, as of Closing Date, the Adjustment Liabilities (including the Estimated Adjustment Liabilities and Final Adjustment Liabilities) as set forth under Section 2.6 in accordance with the following provisions of this Exhibit C-3.

•	Sara Lee Corporation Salaried Pension Plan (“Salaried Plan”)

•	Sara Lee Corporation Consolidated Hourly Pension Plan (“Consolidated Hourly Plan”)

•	Pension Plan for Employees of Butter Krust Company, Inc. (“Butter Krust Plan”)

•	Heiner’s Bakery Workers Pension Plan and Trust Agreement (“Heiners Plan”)

•	Sara Lee Corporation Supplemental Executive Retirement Plan (“SERP”)

•	Campbell Taggart Non-Qualified Retirement/Supplemental Plans (the “Campbell-Taggart Plans”)

•	The Excess Benefit Plan

•	The Additional Service Contracts

•	The Management Equivalency Unit Earnings Contracts

•

Sara Lee Corporation Employee Health Benefit Plan (for retiree medical, retiree dental and retiree prescription drug only) or any separate successor plan created on or prior to December 31, 2010 in contemplation of the 2010 Health Care Law under which the foregoing retiree medical, retiree dental and retiree prescription drug benefits will be provided (“SLC Employee Health Benefit Plan”)

•	Sara Lee Corporation Group Insurance Plan (retiree life only) (“SLC Group Insurance Plan”)

•

Health Plan of Butter Krust Baking Company, Inc. (for retiree medical, retiree dental, retiree prescription drug and retiree vision only) or any separate successor plan created on or prior to December 31, 2010 in contemplation of the 2010 Health Care Law under which the foregoing retiree medical, retiree dental, retiree prescription drug and retiree vision benefits will be provided (the “Butter Krust Health Plan”)

The Adjustment Liabilities shall be equal to a) the Present Value (as defined below) of all benefits transferred to or assumed by the Purchaser or Purchaser’s benefit plans in accordance with Section 7.1, less b) the value of assets transferred to Purchaser or to Purchaser’s benefit plans pursuant to Section 7.1; both a) and b) determined as of the Closing Date.

For purposes of this Exhibit C-3, “Present Value” shall be determined using the assumptions set forth on Schedule C-1 (for pension benefits) or C-2 (for Other Post Employment Benefits).

Present Value shall be calculated in accordance with the principles of GAAP (ASC 715-30 and ASC 715-60) using the plan provisions in effect as of the Closing.

Seller shall provide to Purchaser reasonably sufficient data to be able to verify the calculation of the Present Values determined under this Exhibit C-3.

Exhibit D-1: Form of Sara Lee North America

License Agreement to Purchaser

NORTH AMERICA TRADEMARK LICENSE AGREEMENT

THIS NORTH AMERICA TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [            ], 2011 (the “Effective Date”), is made by and between [Name of Licensor], a [            ] (hereafter referred to as “Licensor”), Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (hereafter referred to as “Licensee”), and Sara Lee Corporation, a corporation organized under the laws of Maryland, solely for the purposes set forth on the signature page hereto (“Stella”, and together with Licensor and Licensee, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser”, Stella as “Seller”, and Licensee are parties to that certain Share Purchase Agreement, dated as of November [__], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of Sara Lee Bakery Group, Inc. and Sara Lee Vernon, LLC, companies holding certain intellectual property and other assets directed at Commercializing (as hereafter defined) the Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, Licensor is a special purpose entity created pursuant to that certain Limited Liability Company Agreement entered into by Stella and Licensee as of [__];

WHEREAS, pursuant to that certain Contribution Agreement, dated on the date hereof (the “Contribution Agreement”), among Seller, certain Affiliates of Seller and Licensor, Seller and certain Affiliates of Seller contributed to Licensor the Core Trademarks (as hereafter defined), which such Trademarks are directed at Commercializing the Field Products, as well as other products Commercialized by Stella and its Affiliates, which such other products are not subject to this Agreement; and

WHEREAS, as a result of the Contribution Agreement, Licensor is the owner of the Core Trademarks; and

WHEREAS, as contemplated by the Share Purchase Agreement and as a material component and condition thereof, Licensor has agreed to grant Licensee the right to use the Licensed Core Trademarks for use in connection with Commercializing the Field Products in the Territory under the terms and conditions hereafter set forth; and

WHEREAS, Licensor is concurrently entering into a trademark license agreement of even date herewith under which Licensor is granting to Stella the right to use the Core Trademarks in connection with Commercializing in the Territory certain products identified in the Brand Perimeter Map (as hereafter defined) (the “Stella License Agreement”).

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NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:1

“Action” shall have the meaning set forth in Section 6.3.

“Agreement” shall have the meaning set forth in the first paragraph.

“Brand Identity Book” shall mean those documents set forth in Exhibit C, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Brand Perimeter Map” shall mean the chart set forth in Exhibit A containing the combinations of the product types represented by the rows contained in such Exhibit and the trade channels (identified as “Retail” and “Foodservice” in Exhibit A) within the temperature zones (identified as “Fresh”, “Chilled” and “Frozen” in Exhibit A) represented by the columns contained in such Exhibit, which such chart may be amended from time to time in accordance with this Agreement. For purposes of Exhibit A, “Par-Baked” means Field Products that Licensee Commercializes to retail customers who fully bake such Field Products before Commercializing them to end consumers.

“Commercialize” (together with its correlatives “Commercializing” and “Commercialization”) shall mean, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, online activities, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including through any other means now or hereafter developed.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine-readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Core Trademarks” shall mean any Trademarks and domain names owned or controlled by Licensor.

“Dispute” shall have the meaning set forth in Section 18.1.

“Effective Date” shall have the meaning set forth in the first paragraph.

[1]	Note to draft: execution version of Agreement will have the definitions of capitalized terms not already defined herein copied and inserted from the Share Purchase Agreement.

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“Enforcement Action” shall mean any third party action or proceeding, including infringement, opposition, revocation, invalidity, or cancellation actions, that might be brought with respect to an infringement or dilution of any of the Core Trademarks or in relation to any act or thing which might materially harm the validity or enforceability of, or the goodwill associated with, any of the Core Trademarks.

“Excluded Core Trademarks” shall mean the Core Trademarks listed or identified on Exhibit D.

“Field” shall mean all bakery products, including fresh, chilled, frozen, fully-baked and par-baked products (including the products identified in the Brand Perimeter Map), and including, in any temperature class, retail and foodservice channels (including institutions, restaurants, hotels, vending machines, distributors, etc.).

“Field Products” shall mean all Type 1 Products.

“Force Majeure Event” shall have the meaning set forth in Section 19.9.

“IBA” shall have the meaning set forth in Section 18.10.

“ICDR” shall have the meaning set forth in Section 18.2.

“Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

“Indicative No Use Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map, as “No Use” combinations.

“Indicative Transition Products” shall mean those Indicative Type 1 Products identified on the Brand Perimeter Map as “Brand Transition” designations denoted by an asterisk.

“Indicative Type 1 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Licensee’s rights. For the avoidance of doubt, Indicative Type 1 Products shall include those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as “Brand Transition” designations.

“Indicative Type 2 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Stella’s rights.

“Licensed Core Trademarks” shall mean all Core Trademarks, excluding the Excluded Core Trademarks.

“Licensee” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Licensor” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Losses” shall have the meaning set forth in Section 12.3(a)(i).

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“No Use Products” shall mean all Indicative No Use Products and any other products within the Field (including those similar to or evolutions of Indicative No Use Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative No Use Products than Indicative Type 1 Products or Indicative Type 2 Products.

“Other Licensee” shall mean any authorized licensee of Licensor with respect to any of the Core Trademarks.

“Permitted Assignee” shall have the meaning set forth in Section 16.1.

“Permitted Divestiture” shall have the meaning set forth in Section 16.1.

“Potential Contributor” shall have the meaning set forth in Section 12.3(b).

“Purchaser” shall have the meaning set forth in the recitals.

“Quality Standards” shall have the meaning set forth in Section 5.2.

“Seller” shall have the meaning set forth in the recitals.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Stella” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Stella License Agreement” shall have the meaning set forth in the recitals.

“Steering Committee” shall mean the steering committee formed pursuant to the Steering Committee Agreement.

“Steering Committee Agreement” shall mean the Steering Committee Agreement, agreed to by [            ] and [            ] on the same date hereto, and included as an exhibit to the [LLC Agreement].

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever.

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“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax rate. The Party receiving such Tax Benefit shall provide the other Party with its calculation of such amount, providing sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

“Territory” shall mean Canada, Mexico and the United States of America, in each case including each of their respective territories and possessions.

“Third-Party Claim” shall mean any claim brought by a Person that is not a Party against any Indemnified Party based on use by or on behalf of Licensee or any Affiliate or sublicensee thereof, of the Licensed Core Trademarks in connection with Field Products (including with respect to product liability or Trademark infringement), or based on any product or service using the Core Trademarks that is Commercialized by or on behalf of Licensee or any of its Affiliates.

“Transition Products” shall mean all Indicative Transition Products and any other products within the Field (including those similar to or evolutions of Indicative Transition Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Transition Products than Indicative No Use Products, Indicative Type 1 Products (other than Indicative Transition Products) or Indicative Type 2 Products.

“Type 1 Products” shall mean all Indicative Type 1 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 1 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 1 Products than Indicative Type 2 Products or No Use Products. Notwithstanding the foregoing, Type 1 Products shall exclude Transition Products in the Territory for four (4) years following the Effective Date.

“Type 2 Products” shall mean all Indicative Type 2 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 2 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 2 Products than Indicative Type 1 Products or No Use Products. Notwithstanding the foregoing, Type 2 Products shall include Transition Products in the Territory for four (4) years following the Effective Date.

1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

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(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive (even as to Licensor, but subject to Section 2.2), perpetual, irrevocable, non-terminable, non-sublicensable (except in accordance with Section 2.4), non-transferable (except in accordance with Section 16), royalty-free license to use the Licensed Core Trademarks in the Territory solely to Commercialize Field Products in the Territory. Licensee shall not use any of the Licensed Core Trademarks except as expressly provided in this Agreement. Subject to the terms and conditions of this Agreement, the license granted hereunder shall include the right to undertake any business activities incidental or related thereto, including the creation of ancillary promotional materials and merchandise (e.g., materials and merchandise in connection with independent operator (I/O) advertising agreements) related to the Field Products.

2.2 Notwithstanding anything to the contrary in this Agreement, including the grant of rights set forth in Section 2.1, (a) Licensee shall not use the Licensed Core Trademarks to sell, market or distribute any Transition Products in the Territory for four (4) years following the Effective Date, and (b) Licensor shall have the right to grant, in the Stella License Agreement, the right to Stella to use the Licensed Core Trademarks to Commercialize Transition Products in the Territory for four (4) years after the Effective Date, the scope of such license to also contain

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rights consistent with the rights granted to Licensee pursuant to Section 2.4. At the end of such four year period, Section 2.2(a) shall have no further effect, and (i) Licensee’s exclusive rights to Transition Products will be the same as its rights to other Type I Products, and (ii) Licensor shall, and cause Stella to, cease any Commercialization of Transition Products in the Territory.

2.3 Licensee shall not use, or permit or direct any Person to use, any of the Licensed Core Trademarks (a) as or as part of a trade name, corporate name, business name or d/b/a, or (b) with any goods or services or for any purpose, other than as permitted in this Agreement. For the avoidance of doubt, Licensee shall not have any right or license under this Agreement to use in any respect any Core Trademark other than as expressly provided in this Agreement.

2.4 Licensee shall not have the right to grant sublicenses under the license granted to Licensee under this Agreement without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required for sublicenses to (a) Affiliates (for so long as such party remains an Affiliate of Licensee), and (b) co-packers, distributors and contract manufacturers (including with respect to ancillary promotional materials and merchandise), entered into by Licensee with such parties in the ordinary course of business, or otherwise as permitted in Section 16, provided that with respect to Section 2.4(a), such written sublicenses expressly name Licensor as a third-party beneficiary of such sublicenses, providing for Licensor the right to enforce each provision of such sublicenses, and provided that with respect to Section 2.4(b), such written sublicenses contain usual and customary conditions (including the right to terminate for uncured material breach), consistent with the terms and conditions of this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.4(b) (which breach shall be deemed a breach of this Agreement), Licensor shall enforce such breach of the terms of this Agreement against Licensee directly, instead of against such sublicensee, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution). In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.4(a) (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution).

2.5 Except as otherwise agreed in writing among Licensor, Licensee and Stella, neither Licensee nor Licensor shall use, or permit or direct any Person to use, the Core Trademarks in connection with Commercializing any No Use Products.

3.	OWNERSHIP OF CORE TRADEMARKS

3.1 Licensee acknowledges that, as between the Parties, Licensor owns all right, title, and interest in and to the Core Trademarks and the goodwill, including future goodwill, associated therewith. Except as expressly stated in this Agreement, no other rights, ownership interest or licenses, express or implied, are granted by Licensor to Licensee in respect of the Core Trademarks. Licensee does not have, nor shall gain, any ownership interest in the Core Trademarks pursuant to this Agreement. Except as otherwise allowed by the Steering Committee or pursuant to Section 13.7, Licensee shall not adopt, register or attempt to register any trademark, trade name, logo, domain name (other than in accordance with Section 13.8), business name or other designation in the Territory which consists of or comprises the Core

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Trademarks set forth on Exhibit B or combinations of the Core Trademarks with other Trademarks, or which is confusingly similar to any of the Core Trademarks set forth on Exhibit B without the express written agreement of Licensor. Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the Core Trademarks set forth on Exhibit B in the Territory. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be filed for registration of a Trademark pursuant to Section 13.7, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest thereto. This Section 3.1 shall not be construed to limit Licensor’s rights in and to any of the Core Trademarks under this Agreement or under applicable Law. All rights in and to the Core Trademarks not specifically granted under this Agreement are reserved to Licensor.

3.2 This Agreement shall not apply to any products that do not use any of the Core Trademarks.

4.	USE OF THE LICENSED CORE TRADEMARKS

4.1 Licensee shall affix to all products, packaging material and advertising materials that bear the Licensed Core Trademarks, including Field Products, such symbols (including “TM” and ®) in material accordance with the Brand Identity Book, or as otherwise required or reasonably necessary to allow adequate protection of the Licensed Core Trademarks and the benefits thereof under applicable trademark Laws, provided, that Licensee shall be deemed in compliance with this Section 4.1 if it uses such symbols in a manner consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately as of the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks as of the Effective Date, in a manner consistent in all material respects to comparable products, in each case subject to Section 4.3. In addition, with respect to each Field Product bearing any of the Licensed Core Trademarks, Licensee shall use the following legend: “[Licensed Core Trademark] is a registered trademark of [Name of Licensor] used under license” on all packaging of Field Products, but not advertising materials, bearing Licensed Core Trademarks.

4.2 Licensee shall use each of the Licensed Core Trademarks in compliance in all material respects with the visual identity sections of the Brand Identity Book with respect to the format, color, placement and visual use of the Licensed Core Trademarks, as set forth therein, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses such Licensed Core Trademarks in a manner consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, subject in each case to Section 4.3. Each use of any of the Licensed Core Trademarks on the Field Products and on labels, packaging, in advertising or otherwise, must reproduce such Licensed Core Trademarks in all material respects in accordance with the Brand Identity Book. Licensee shall use commercially reasonable efforts to use each of the Licensed Core Trademarks in accordance with the strategic objectives set forth in the brand strategy sections of the Brand Identity Book, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses the Licensed Core Trademark in a manner

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consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, in each case, subject to Section 4.3.

4.3 Notwithstanding Section 4.2, if the Steering Committee elects to amend or otherwise change the Brand Identity Book in accordance with this Agreement, Licensor shall notify Licensee in writing of any such change and Licensee shall conform its use of such Licensed Core Trademarks to such changes after the transition period agreed upon by the Steering Committee. In addition, Licensee shall be entitled to continue using the Licensed Core Trademarks in accordance with the Brand Identity Book before notice of such change is made by Licensor for a period of twelve (12) months following the delivery of notice by Licensor of such change (or any other period required by applicable Law, or agreed upon by the Steering Committee, it being understood that with respect to any other period agreed upon by the Steering Committee, such transition period shall be reasonable under the circumstances), including, unless otherwise precluded by applicable Law, in order to: (a) finish production of Field Products in the process of being manufactured as of the date such notice was delivered, and (b) exhaust any existing inventory of packaging, component parts and other materials bearing the earlier form of the Licensed Core Trademark, existing or under late-stage development as of the date such notice was delivered. Except for changes required to comply with applicable Law, the Steering Committee shall not change the form of any of the Licensed Core Trademarks more than once in any twelve (12) month period.

4.4 Notwithstanding Section 4.1, Licensee shall comply with all notice and marking requirements of all Laws applicable to or necessary for the protection of the Licensed Core Trademarks.

4.5 Licensee shall use the Licensed Core Trademarks in a manner reasonably calculated to prevent the Licensed Core Trademarks from becoming generic.

4.6 Licensee has the right to join any Trademark with the Licensed Core Trademarks so as to form a composite mark, and may co-brand or co-promote any Field Product bearing any of the Licensed Core Trademarks with other Trademarks, provided that such use is consistent with the terms of this Agreement (including use of the Licensed Core Trademarks in compliance in all material respects with the Brand Identity Book). Notwithstanding the foregoing, Licensee shall obtain Licensor’s approval prior to co-branding or co-promoting a Field Product that uses a Licensed Core Mark with a Trademark of a third party where such Trademark or brand competes with products of Stella or its Subsidiaries (including by means of using such competitor’s brands in cross-promotions, as opposed to a comparative advertising context). Other co-branding or co-promotion of Licensed Core Trademarks, whether with Licensee’s brands and products or those of a third party, shall not require Steering Committee approval, but shall be consistent with the terms of this Agreement (including in all material respects in accordance with the Brand Identity Book). For the avoidance of doubt, as between the Parties: (a) Licensee owns all right, title, and interest in and to any Trademarks owned or controlled by Licensee (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of

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Licensee’s Trademarks, express or implied; and (b) Licensor owns all right, title, and interest in and to any Trademarks owned or controlled by Licensor (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensor’s Trademarks, express or implied. No rights, ownership interest or licenses, express or implied, are granted by Licensee to Licensor in respect of such Trademarks.

5.	QUALITY CONTROL

5.1 Neither Licensor nor Licensee shall, nor shall either of them authorize any other Person to, do any act or thing that could reasonably be expected to materially damage the reputation or goodwill of any of the Core Trademarks.

5.2 Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks at a level in all material respects at least equivalent to the quality of such products (and materials) sold (or used) by Stella immediately prior to the Effective Date, or, if different, at a level commensurate with any written standards set forth by the Steering Committee in accordance with this Agreement provided to Licensee after the Effective Date and upon reasonable notice to Licensee, provided that such modifications do not impose standards more stringent or burdensome on Licensee than those standards Licensor imposes on or enforces against Other Licensees. Without limiting the foregoing, Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in all material respects in accordance with the quality standards at each of the Field Product manufacturing plants operated by Stella or its Affiliates immediately prior to the Effective Date, or in the case of Field Products that were not produced by Stella or its Affiliates immediately prior to the Effective Date, in accordance with the quality standards for comparable products or as otherwise promulgated by the Steering Committee with respect to such products (the “Quality Standards”). Licensee shall have Field Products bearing any of the Licensed Core Trademarks produced in manufacturing facilities that operate under conditions in compliance with applicable Law.

5.3 Licensee shall, within a reasonably prompt period after receipt, provide to the Steering Committee copies of all material correspondence relating to a material health or product safety concern of any Governmental Entity relating to any of the Field Products which are Commercialized by Licensee bearing any of the Licensed Core Trademarks. For the avoidance of doubt, routine inspections or immaterial violations shall not fall within the foregoing.

5.4 Licensee shall, at its own expense, have an annual audit of its facilities used to manufacture Field Products bearing any of the Licensed Core Trademarks conducted by a third party with reputation or experience reasonably recognized in the industry (e.g., AIB, BRC or SQF). Licensee shall provide a copy of both the completed third party audit and any corrective action plan to Licensor no later than thirty (30) days from the date each such annual audit occurs. If such audit should find a material deficiency in such manufacturing facilities, Licensee shall promptly take commercially reasonable steps to rectify such deficiencies.

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6.	SPECIAL MATTERS

6.1 If either Party reasonably believes any Field Products Commercialized by Licensee bearing any of the Licensed Core Trademarks may pose a material health or safety risk, or may not comply with any applicable Law relating thereto, such Party shall promptly notify the other Party in writing. The Steering Committee shall discuss in good faith, what actions to take to remedy the issues raised in any such notice.

6.2 Licensee may, at its sole discretion, institute and conduct any voluntary or discretionary recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks. Licensee shall institute and conduct a recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks to the extent required by Law or Governmental Entity. Licensee shall notify Licensor of the timing and procedures for the conduct of any recall by Licensee that involves any Field Product bearing any of the Licensed Core Trademarks, whether voluntary or mandated by Law or any Governmental Entity. Licensor acknowledges that Licensee may not have time to notify the other Licensee of such need and such initiation of such a recall. In such event, such Licensee may initiate such recall and, as soon thereafter as reasonably possible, such Licensee shall notify Licensor that a recall has been initiated. As soon as reasonably practical after the initiation of a recall, the Parties shall cooperate and coordinate their actions in a reasonable manner in respect thereto. Licensee shall bear its own expenses in connection with such recall.

6.3 Reasonably promptly after Licensee receives any material complaint, judicial service or action, action by a Governmental Authority or the like (“Action”), related to Licensee’s use of any of the Licensed Core Trademarks and such Action is reasonably likely to materially adversely affect Licensor (or any Other Licensee), Licensee shall notify Licensor as soon as reasonably possible, and the Parties shall, to the extent reasonably beneficial, cooperate and coordinate their actions in respect thereto.

7.	ADVERTISING MATERIALS

7.1 Production and use of existing or new advertising, promotional, packaging, website or other materials bearing the Licensed Core Trademarks shall comply with the terms of this Agreement (including Section 4 and applicable Law). However, no submission to or review by Licensor shall be required.

7.2 Notwithstanding anything to the contrary, the Parties acknowledge that the restriction on Territory shall not restrict Licensee from running any advertising or marketing campaigns or related activities, including via online media, where such campaigns are intended for and directed to the Territory but may, due to the nature of the media, also be received outside of the Territory via the Internet, television or other means.

8.	TERM

8.1 The term of this Agreement shall be perpetual and non-terminable.

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9.	SUSPENSION OF RIGHTS

9.1 Each of the following occurrences shall be deemed a “Suspension Event” as relates to the specific Field Products at issue in the specific area of the Territory that is affected:

(a)	either (i) a pattern of adulteration or food pathogens in violation of applicable Law is found in any Field Products Commercialized bearing any of the Licensed Core Trademarks or in any other facility where such Field Products are made or kept, such that it poses a significant health and safety risk as demonstrated by independent verifiable lab analysis and Licensee fails to correct the same within fifteen (15) days after receipt of such lab analysis results, or (ii) if such defect is curable but cannot be corrected within such fifteen (15)-day period, Licensee has failed to prepare and begin to implement measures that can reasonably correct such defects within thirty (30) days, and such defects are not then remedied within such thirty (30)-day period; and

(b)	upon any other material breach of this Agreement or material violation of applicable Law such that, if unremedied, the Licensed Core Trademarks, Licensor or any other proper licensee of Licensor would be materially harmed, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

9.2 Licensor’s right to issue a notice and cause the suspension of Licensee’s rights under this Agreement pursuant to Section 9.1 shall be subject to the dispute resolution provisions set forth in Section 18. For the avoidance of doubt, no suspension shall occur pursuant to Section 9.1 until a determination is made that a Suspension Event has occurred in accordance with the dispute resolution mechanisms set forth in Section 18.

9.3 For the avoidance of doubt, a Party’s obligations with respect to a Suspension Event shall not negate its obligations arising under applicable Law.

10.	CONSEQUENCES OF SUSPENSION EVENT

10.1 Upon the occurrence of a Suspension Event in Section 9.1(a) in respect of any specific Field Product in a specific area of the Territory that is affected, after the applicable cure period has expired, Licensee shall:

(a)	immediately cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product in such part of the Territory, provided, however, that, Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products; and

(b)	immediately cause all manufacturers, distributors, contractors and sublicensees of Licensee in respect of such Field Product in such affected part of the Territory to cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product, provided, however, that, such parties may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

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10.2 Upon the occurrence of a Suspension Event in Section 9.1(b), after the applicable cure period has expired, Licensee shall suspend the breaching activity giving rise to such Suspension Event (including causing its manufacturers, distributors, contractors and sublicensees to do so as well), provided that (a) such suspension shall be narrowly applied, only as necessary to prevent the continuation of such specific breach (for example, if a breach affects a particular product in a particular part of a country, the suspension would affect only that specific item, as opposed to affecting other areas or related products, or if a breach affects a particular advertisement, then use of that particular advertisement would be suspended), and (b) Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.3 Once the underlying violation or breach has been remedied, the cessation requirements in Sections 10.1 and 10.2 shall no longer be applicable for the affected product or activity.

11.	LIMITED REPRESENTATIONS AND WARRANTIES

11.1 Each Party represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

(b)	the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

(c)	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d)	the execution, delivery and performance of this Agreement by it, does not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other Person or any order, judgment or other restriction by which it may be bound.

11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE LICENSED CORE TRADEMARKS ON AN “AS IS” BASIS.

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12.	INDEMNIFICATION

12.1 Indemnification of Licensor and Other Licensee. Subject to the terms of this Agreement:

(a)	From and after the Effective Date, Licensee shall indemnify, defend, save and hold harmless Licensor, Other Licensees and their Affiliates and each of its and their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from any Third-Party Claim.

(b)	If a Third-Party Claim is brought with respect to use of Licensee’s and any Other Licensee’s use of the Licensed Core Trademarks (including their respective Affiliates or sublicensees), the costs of defending against the claim, and the satisfaction of judgment for damages, will be allocated (i) as reasonably agreed among Licensee and the Other Licensees based on the relative size of any damage award if damages are awarded against them, or on the relative amount of settlement amounts paid if there is a settlement in which such parties pay a settlement amount, or (ii) as determined pursuant to Section 18. If one party pays an amount based on a settlement agreement and any other party pays an amount based on a damages award, the costs of defending the suit shall be allocated based on the relative amounts paid. If only one party pays any amount in settlement or based on a damages award, that party shall pay the entire costs of defending the suit. If no party pays any amount as a damages award or in settlement, then the parties shall allocate equally the costs of defending the suit. Notwithstanding the above, the parties may agree to allocate the costs of suit on any other basis if they voluntarily agree to do so.

12.2 Claims.

(a)	Upon receipt by an Indemnified Party of notice of any Third-Party Claim, in order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall deliver written notice thereof to Licensee promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as Licensee may reasonably request. The failure to provide such notice, however, shall not release Licensee from any of its obligations under this Agreement except and only to the extent, if any, that Licensee is actually prejudiced by such failure.

(b)

Licensee shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of Licensee with counsel of recognized standing selected by Licensee and reasonably satisfactory to the Indemnified Party. If Licensee assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to

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employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If Licensee assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with Licensee in such defense and make available to Licensee all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Licensee. If Licensee assumes the defense, or then has the right to assume the defense thereof in accordance with this Section 12.2(b), of any Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless a final judgment from which no appeal may be taken by or on behalf of Licensee is entered against the Indemnified Party for such Third-Party Claim. If Licensee, after receiving a written notice that complies with Section 12.2(a) of a Third-Party Claim, does not elect to defend such Third-Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Licensee’s expense, to defend such Third-Party Claim (upon providing further written notice to Licensee), subject to the right of Licensee to approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third-Party Claim without the written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed) unless a final appeal from which no appeal may be taken is entered against the Indemnified Party. If an Indemnified Party reasonably determines that it needs to take action concerning a Third-Party Claim earlier than thirty (30) days after receipt of notice of the Third-Party Claim, it shall immediately notify Licensee of such need and provide Licensee a reasonable opportunity to assume the defense of the Third-Party Claim. Licensee then shall determine as soon as reasonably possible whether to assume the defense of the Third-Party Claim in accordance with this Section 12.2(b).

(c)	Licensee shall use commercially reasonable efforts to cause the Indemnified Party to be dismissed or removed as promptly as practicable from any Third-Party Claim indemnifiable hereunder to the extent based on the use by Licensee of a Licensed Core Trademark. Upon such dismissal or removal, and provided the Third-Party Claim is not subsequently reinstated, the obligations of Licensee set forth in Sections 12.2(a) and 12.2(b) shall cease to apply with respect to such Third-Party Claim.

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12.3 Certain Limitations.

(a)	Insurance; Tax Benefits.

(i)	For all purposes of this Agreement, “Losses” shall be net of any (A) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(ii)	Licensee and the Indemnified Party shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If the Indemnified Party shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, Licensee shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Licensee and the Indemnified Party shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(iii)	All payments made to Licensor or Stella pursuant to this Section 12 shall be treated for Tax purposes as adjustments to the portion of the Closing Date Purchase Price (as defined in the Share Purchase Agreement) allocated to the Licensed Core Trademarks pursuant to Section 2.2(b) of the Share Purchase Agreement unless otherwise required by applicable Law.

(iv)	Any payments under this Section 12 shall be made free and clear of, and shall not be reduced by, any taxes, levies, imposts, deductions, withholdings, or charges of any nature whatsoever.

(b)

Assignment of Claims. If any Indemnified Party receives any payment from Licensee or any Other Licensee in respect of any Losses pursuant to this Section 12 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Licensee or any Other Licensee, as applicable, to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not

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take place and the Indemnified Party will, at Licensee’s or any Other Licensee’s direction and expense, as applicable, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Licensee, any Other Licensee or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Potential Contributor being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to Licensee or any Other Licensee, as applicable, in an amount equal to the aggregate payments made by Licensee or any Other Licensee, as applicable, to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

(c)	Limitation on Set-off. No Party shall have any right to set-off any unresolved indemnification claim pursuant to this Agreement against any payment due to such Party pursuant to this Agreement or under any other agreement.

12.4 Share Purchase Agreement. Notwithstanding anything to the contrary, Licensee shall not be subject to any obligation to indemnify an Indemnified Party pursuant to this Section 12 (Indemnification) to the extent Licensee is entitled to indemnification under Section 11.2 of the Share Purchase Agreement with respect to such Third-Party Claim or the facts that gave rise to such Third-Party Claim or to the extent the facts that gave rise to such Third-Party Claim constitute a breach by Seller of any terms, provisions or representations of the Share Purchase Agreement (after giving effect to the representation and warranty and covenant survival periods contained in the Share Purchase Agreement).

13.	TRADEMARK ENFORCEMENT, MAINTENANCE AND DOMAIN NAMES

13.1 Each Party shall notify the other in writing of any material unauthorized use, infringement or dilution of any of the Core Trademarks by others, or of any act or circumstance that might reasonably be expected to materially prejudice the rights in the Core Trademarks, promptly after learning thereof.

13.2 As between Licensor and Licensee, Licensor shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with products other than Field Products sold within the Territory; provided that, if Licensor fails to exercise such right, upon reasonable written advance request from Licensee, and Licensee reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Core Trademarks or its rights hereunder, or risk a material and adverse effect thereon, then Licensee shall have the right to bring such action in the Territory, or cause Licensor to bring such action in the Territory, in consultation with the Steering Committee.

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13.3 Licensee shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with Field Products within the Territory; provided that, if Licensee fails to exercise such right, upon reasonably written advance request from Licensor, and Licensor reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Licensed Core Trademarks or its rights reserved hereunder, or to prevent a risk of a material and adverse effect thereon, then Licensor shall have the right to bring such action, or cause Licensee to bring such action, in consultation with the Steering Committee.

13.4 If both Parties are bringing an Enforcement Action pursuant to Section 13.2 or 13.3 against a single third party or related third parties and (a) a court of competent jurisdiction or other Governmental Entity requires the Parties to consolidate such Enforcement Actions or (b) the Parties otherwise agree and are able to consolidate such Enforcement Actions, the Parties shall cooperate with one another to bring such consolidated action, in consultation with the Steering Committee.

13.5 The Party or Parties not bringing the Enforcement Action shall provide reasonable assistance in such Enforcement Action at the enforcing Party’s expense, including in the defense of any counterclaims, at the request of the enforcing Party (including, to the extent reasonably necessary for standing, joining such action as a party).

13.6 If Licensee brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensee shall bear the costs, including reimbursement of Licensor’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If Licensor brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensor shall bear the costs, including reimbursement of Licensee’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If the Parties bring a consolidated Enforcement Action in accordance with Section 13.4, the Parties shall share the costs, including the satisfaction of any judgment for damages or settlement amounts, and the proceeds, including awards or settlements, in connection with such Enforcement Action as reasonably agreed between the Parties based on the relative benefits of the Enforcement Action to each Party. Notwithstanding the foregoing, if Licensee brings an Enforcement Action pursuant to Section 13.2 as a result of Licensor’s unreasonable failure to bring an Enforcement Action, Licensee shall be entitled to recover from the applicable Other Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action; and conversely, if Licensor or an Other Licensee brings an Enforcement Action in accordance with Section 13.3 as a result of Licensee’s unreasonable failure to bring an Enforcement Action, Licensor and the applicable Other Licensees shall be entitled to recover from Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action. As used in this Section 13.6, “costs” and “out of pocket costs” shall include reasonable attorneys’ fees and expenses.

13.7 Prosecution. Unless otherwise agreed in advance with Licensee in writing, Licensor shall prosecute any of the Licensed Core Trademarks in the Territory which are pending applications for registration and shall maintain, preserve and renew each of the Licensed Core Trademarks in the Territory as it falls due for renewal. Licensee shall, at its expense, promptly execute and return any documents made available to Licensee as required by Licensor to maintain, preserve and renew all registrations for the Licensed Core Trademarks in the Territory pursuant to this

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Section 13. Licensor shall, at Licensee’s reasonable request and expense, prosecute, and thereafter maintain and preserve (a) Trademarks constituting any of the Licensed Core Trademarks in the Territory in those jurisdictions for which such Trademarks are not yet registered (or the subject of an application), and (b) Trademarks that would otherwise constitute permitted variations of the Core Trademarks in the Territory; or, if Licensor fails to do the foregoing, Licensee may do so on Licensor’s behalf, and in the name of Licensor, and such Trademarks shall be deemed Licensed Core Trademarks under this Agreement. Without limiting the foregoing, Licensor shall not affirmatively abandon or withdraw any Licensed Core Trademark without Licensee’s prior written consent, it being understood that a failure by Licensee to use a Licensed Core Trademark may result in an abandonment of the same. Additional decisions regarding such applications, registrations, and maintenance of such trademark applications and registrations shall be made by the Steering Committee in accordance with this Agreement.

13.8 Domain Names. Licensee may use and register, on Licensor’s behalf and in the name of Licensor, domain names that combine Licensed Core Trademarks with other terms that a consumer would reasonably believe to relate to the scope of Licensee’s rights hereunder. To the extent any such domain name might reasonably be believed to otherwise or also refer to or constitute Type 2 Products or No Use Products, Licensee shall obtain the advance consent of the Steering Committee before using any such registered domain name for any purpose, including the Commercialization of Field Products. Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest in and to any domain name registered by Licensee in accordance with this Section 13.8 and shall do any reasonable action upon request of Licensor to further effectuate the same, provided that other than domain names that might reasonably be believed to otherwise refer to or constitute Type 2 Products or No Use Products, Licensee shall retain operational control over any such domain names and any systems supporting or providing services in connection with such domain names. For the avoidance of doubt, Licensee shall be under no obligation to assign or otherwise transfer to Licensor any right, title or interest in any website (or its content) owned or controlled by Licensee under such domain name. In addition, Licensor and Licensee shall, through the Steering Committee, cooperate to coordinate cross-linking activities between themselves, and Other Licensees, to facilitate the desired consumer experience consistent with the Parties’ rights hereunder. With respect to the use of domain names that include the second-level domain “saraleebakery” and confusingly similar derivations thereof, the Parties agree that any such use by Licensee and applicable Other Licensees shall be coordinated use, and such use shall be coordinated through and subject to the approval of the Steering Committee.

14.	COMPLIANCE WITH LAWS

Licensee shall ensure that its Commercialization of the Field Products under the Licensed Core Trademarks, including the labeling, packaging, and advertising and promotional materials thereof, comply in all material respects with all applicable Laws governing the manufacture, packaging, promotion, distribution and sale of the Field Products, including any applicable compliance policy guidelines of the U.S. Food and Drug Administration in the United States and the applicable regulatory authority in jurisdictions in the Territory outside the United States. Licensor shall ensure that its actions hereunder with respect to the Licensed Core Trademarks comply in all material respects will all applicable Laws.

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15.	INTENTIONALLY OMITTED

16.	ASSIGNMENT AND RELATED SUBLICENSING

16.1 Except as set forth herein, no Party (nor any permitted assignee of this Agreement) shall assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Parties’ prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensee may assign (in whole or, in connection with Section 16.1(b), in part) the licenses granted under this Agreement, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (a) Licensee, or (b) Licensee’s U.S. or Mexican business (either of which may also include Licensee’s Canadian business in any such transaction) relating to Field Products using the Licensed Core Trademarks with respect to the applicable portion of the Territory (each of the foregoing, a “Permitted Divestiture”). A third party receiving the assignment in connection with this Sections 16.1(a) or 16.1(b) is a “Permitted Assignee”).

16.2 Unless Licensor otherwise consents, if Licensee assigns this Agreement in whole or in part pursuant to Sections 16.1(a) or 16.1(b) in connection with a Permitted Divestiture of its U.S. business, such Permitted Assignee shall assume Licensee’s rights under the Steering Committee Agreement (in which case, Licensee shall no longer retain any rights under such agreement). For all other Permitted Assignees or permitted sublicensees pursuant to Section 16.3, the Steering Committee Agreement shall not be deemed included within the scope of rights granted therein, and Licensee shall reserve such rights to itself.

16.3 In addition, Licensee may sublicense the licenses granted under this Agreement without consent in connection with a sale by Licensee of its business in Canada relating to Field Products using the Licensed Core Trademarks (even without a sale of the U.S. or Mexican businesses); provided, that (a) such sublicense shall expire no later than four (4) years after the closing date of such transaction, after which the buyer shall have no right to use any of the Licensed Core Trademarks, (b) Licensee may grant such a sublicense under this Section 16.3 only once every ten (10) years, and (c) the terms and conditions of such sublicense are consistent with the terms and conditions of this Agreement. Licensee shall be responsible for the actions and inactions of a sublicensee under this Section 16.3 that would, if committed by Licensee, give rise to a claim by Licensor under this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with this Section 16.3 (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution).

16.4 Unless Licensor otherwise consents, in the case of any assignment (or sublicense, with respect to Section 16.3) of the licenses granted hereunder that may be granted pursuant to Section 16.1(a) or 16.1(b), Licensee shall relinquish its rights with respect to the scope of such rights assigned or sublicensed to such third party, and may no longer exercise the foregoing license with respect thereto. In such instances, a Permitted Assignee (or sublicensee, with respect to Section 16.3) shall agree in writing to the terms, conditions and obligations under this Agreement (as modified, when the Permitted Assignee is acquiring Licensee’s U.S. or Mexico

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business, to reflect the applicable reduced territory or, when the Permitted Assignee is only acquiring Licensee’s Mexico business or is a sublicensee of Licensee’s Canada business, that such Permitted Assignee shall not obtain any rights under the Steering Committee Agreement, and a copy of such written agreement (and the applicable scope of such rights) shall be delivered to Licensor, and this Agreement shall be deemed amended to reflect such relinquishment of such rights.

16.5 Licensee shall be responsible for reimbursing Licensor for any incremental costs (including reasonable attorneys fees) required to implement quality control measures in connection with, or to enforce contractual obligations against, a Permitted Assignee (or a permitted sublicensee pursuant to Section 16.3).

16.6 Any attempt to assign any rights or delegate any obligations under this Agreement without the consent contemplated in Section 2.4 or this Section 16, as applicable, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

17.	CONFIDENTIALITY

17.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

17.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

21

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

18.	DISPUTE RESOLUTION.

18.1 Dispute. In the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”), the complaining Party shall first present the Dispute to the Steering Committee for resolution. The Steering Committee will attempt to resolve the Dispute within 30 days after the written notification by a Party seeking resolution of such Dispute, unless the Parties agree to an extended time period. If the Steering Committee is unable to resolve any Dispute that properly comes before it within 30 days after the written notification by Licensee seeking resolution of such Dispute, unless the Parties agree to an extended time period, each Party shall designate a senior executive officer as representative to resolve the Dispute within five (5) days after the expiration of such 30-day time period. The executive representatives shall have twenty one (21) days from the expiration of such 5-day time period to resolve the Dispute unless the Parties agree to extend the time period. If the executive representatives cannot resolve the Dispute within the prescribed period, either Party may seek arbitration in accordance with the procedures described below.

18.2 Arbitration Procedures. Any Dispute that cannot be resolved by the procedures described above shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”), in accordance with the ICDR International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by later agreement of the Parties.

18.3 Appointment of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties, such selection to be completed within fifteen (15) days after the delivery of the notice of arbitration. If the Parties cannot mutually agree upon the arbitrator within this time period, then the arbitrator shall be appointed by the ICDR. The arbitrator shall be independent and possess expertise in the relevant area of the Dispute.

22

18.4 Number and Definition of Disputes. The arbitration may involve one or more Disputes brought by either Party. Each Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.

18.5 Relief. An arbitrator addressing a Dispute under this Agreement shall have the power to grant any relief sought by any Party to the Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and governing law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Sections 9 and 10. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning a Dispute from a court, to remain in effect until such time as the arbitrators resolve the Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.6 Timing of an Arbitrator’s Decision. It is the intent of the Parties that the arbitrator shall use his or her best efforts to issue the final award or awards within 90 days of his or her appointment, unless the complexity of a Dispute reasonably requires additional time for a fair resolution, as determined by the arbitrator. In addition, the Parties may agree to extend this time limit, or the arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.

18.7 Venue. The place of arbitration shall be New York, New York.

18.8 Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

18.9 Language. The arbitration shall be conducted in English. Notwithstanding the foregoing, either Party may submit testimony or documentary evidence in Spanish, provided that the Party submitting such evidence, at its own cost, also furnishes to the other Party a translation of such evidence (or, in the case of voluminous documentary evidence, of relevant parts of such documentary evidence) into English. Such translations need not be certified.

18.10 Evidence. The Parties agree that the arbitrator shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration.

18.11 Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. If a Party commences a court proceeding seeking to avoid arbitration of a Dispute and does not prevail, the other Party shall be entitled to recover its costs and reasonable attorneys’ fees in connection with such court proceeding. The foregoing sentence shall not apply to proceedings brought to confirm, modify, correct or vacate an arbitral award.

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18.12 Classification of Products. For Disputes as to whether or not a product is a Field Product, the complaining Party shall narrowly define the Dispute for resolution with respect to the specific product at issue (including its nature, trade channel and temperature class), and the arbitrator’s decision shall be limited to classifying the specific product at issue as either a “Type 1 Product,” and hence a Field Product, or a “Type 2 Product,” or a “No Use Product” and hence not a Field Product. Once a product in dispute is subject to such determination by the arbitrator, it shall be deemed added to the Brand Perimeter Map as an Indicative Type 1 Product, Indicative Type 2 Product or No Use Product, based on the arbitrator’s decision. The foregoing shall not preclude the arbitrator for further awarding damages after such determination, if appropriate, subject to Section 18.15.

18.13 Other Disputes. All other Disputes shall be narrowly defined for the arbitrator to make a decision or award as specific and narrow as necessary to address the Dispute at hand.

18.14 Ruling on Suspension. An award shall not include a suspension of use of the Licensed Core Trademarks unless the arbitrator finds that a Suspension Event has occurred pursuant to Sections 9 and 10.

18.15 Ruling on Multiple Disputes. For the avoidance of doubt, if multiple Disputes are submitted in a single arbitration, the arbitrator may rule in favor of one Party for all Disputes, or the other Party for all Disputes, or for some Disputes in favor of different Parties.

18.16 Findings and Conclusions. The award rendered by the arbitrator shall include findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Any monetary award rendered by the arbitrator shall be limited to direct and actually incurred damages, and shall exclude consequential damages, incidental damages, punitive damages, indirect damages or damages for lost profits. The arbitrators shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.17 Confidentiality. Except as may be required by applicable Law or court order, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

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19.	MISCELLANEOUS

19.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

19.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Licensee, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

25

if to Licensor, to:

[SPV]

[Address]

[City, State Zip]

Attention:

Telephone:

Facsimile:

and

if to Stella, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                  Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

19.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

19.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and all Exhibits hereto, together with the Steering Committee Agreement, (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

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19.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19.7 Extension; Waiver. Any Party may extend the time for the performance of any of the obligations or other acts of any of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

19.8 Authority to Bind. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

19.9 Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other affected Party or Parties in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

[LICENSOR]

By:

Name:

Title:

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

Executed and delivered on the Effective Date

(solely for the purposes of Section 12 and 13.6

of this Agreement).

Sara Lee Corporation

By:

Name:

Title:

28

Exhibit A

Brand Perimeter Map

Schedule Exhibit: Brand Perimeter Map

1

Exhibit B

Certain Core Trademarks

SARA LEE (word mark)

NOBODY DOESN’T LIKE SARA LEE (word mark)

Sara Lee
Sara Lee
Sara Lee
Sara Lee
Sara Lee
Sara Lee

1

Exhibit C

Brand Identity Book

The Brand Identity Book was previously delivered to and reviewed by Licensee and was redelivered to Licensee as of November 9, 2010.

1

Exhibit D

Excluded Core Trademarks

KITCHENS OF SARA LEE (word mark)

SARA LEE CHEESECAKE BITES (word mark)

SARA LEE CAKE BITES (word mark)

WHOLESOME INDULGENCE (registration no. 3621032) (word mark)

SARA LEE CARVER’S COLLECTION & DESIGN	SARA LEE PUDDIN IN THE
MIDDLE (CANADA)

SARA LEE CARVER’S COLLECTION & DESIGN2

1

For the avoidance of doubt, Licensee shall not have any right or license under this Agreement to use in any respect any Core Trademark other than the rights expressly granted herein.

Excluded Domain Names

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
saraleedesserts.com	Network Solutions	OHC	7/6/10	7/6/2012
saralee.com	Network Solutions	Sara Lee Corporation	12/2/1994	12/1/2010
saralee.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saralee.mx	Network Solutions	Sara Lee Corporation	12/21/2009	12/20/2010
saralee.net	Network Solutions	Sara Lee Corporation	2/23/1996	2/24/2011
saraleebake.com	Network Solutions	Sara Lee Corporation	7/29/1995	7/28/2011
saraleebakery.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleebrands.com	Network Solutions	Sara Lee Corporation	9/14/2000	9/14/2011
saraleebrands.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleecoffee.biz	Network Solutions	Sara Lee Corporation	11/2/2004	11/2/2010
saraleecoffee.ca	Network Solutions	Sara Lee Corporation	9/28/2010	9/28/2011
saraleecoffee.com	Network Solutions	Sara Lee Corporation	12/21/2001	11/19/2010
saraleecoffee.net	Network Solutions	Sara Lee Corporation	9/3/2002	1/3/2011
saraleecoffeeandtea.com	Network Solutions	Sara Lee Corporation	7/19/2002	4/18/2011
saraleecoffeedirect.com	Network Solutions	Sara Lee Corporation	8/19/2010	8/19/2011
saraleecoffeefs.com	Network Solutions	Sara Lee Corporation	9/14/2000	9/14/2011
saraleecoffeefs.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleecoffeeonline.com	Network Solutions	Sara Lee Corporation	2/14/2001	2/14/2011
saraleecoffeeshop.com	Network Solutions	Sara Lee Corporation	9/21/00	9/21/2011
saraleecoffeetea.com	Network Solutions	Sara Lee Corporation	7/30/2002	7/30/2011
saraleecoffee-tea.com	Network Solutions	Sara Lee Corporation	9/26/2000	9/26/2011
saraleecoffee-tea.us	Network Solutions	Sara Lee Corporation	4/24/2002	4/23/2011
saraleecoffee-usa.com	Network Solutions	Sara Lee Corporation	9/21/2000	9/21/2011
saraleecoffee-usa.us	Network Solutions	Sara Lee Corporation	4/24/2002	4/23/2011
saraleecompany.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saraleecorp.com	Network Solutions	Sara Lee Corporation	8/18/2006	3/31/2011
saraleecorp.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saraleecorporation.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saralee-ct.com	Network Solutions	Sara Lee Corporation	9/20/2000	9/20/2011
saralee-ct.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleedeli.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleedeli.com	Network Solutions	Sara Lee Corporation	1/12/1999	1/12/2011
saraleedelimeat.com	Network Solutions	Sara Lee Corporation	1/13/1999	1/13/2011
saraleedessert1st.com	Network Solutions	Sara Lee Corporation	4/5/2010	4/5/2011
saraleedessertfirst.com	Network Solutions	Sara Lee Corporation	4/5/2010	4/5/2011
saraleefood.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011
saraleefoods.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleefoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleefoods.net	Network Solutions	Sara Lee Corporation	8/12/2003	8/12/2011
saraleefoodservice.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleefoodservice.com	Network Solutions	Sara Lee Corporation	11/25/2002	7/24/2011
saraleefoodservicemerchandising.com	Network Solutions	Sara Lee Corporation	7/6/2007	7/6/2011
saraleefoodseu.com	Network Solutions	Sara Lee Corporation	12/20/2001	12/20/2010
saraleefoodseurope.com	Network Solutions	Sara Lee Corporation	1/10/2002	1/10/2011
saraleefoodsus.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011

2

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
saraleefoundation.org	Network Solutions	Sara Lee Corporation	4/23/1997	4/24/2011
saraleehbc-ca.com	Network Solutions	Sara Lee Corporation	12/21/1999	12/21/2010
saraleehbc-usa.com	Network Solutions	Sara Lee Corporation	7/26/1999	7/26/2011
saraleehealthierlifestyle.com	Network Solutions	Sara Lee Corporation	9/22/2010	7/19/2012
saraleeholidaypromo.com	Network Solutions	Sara Lee Corporation	4/17/2008	4/17/2011
saraleeideas.com	Network Solutions	Sara Lee Corporation	8/18/2006	7/8/2011
saraleeinternational.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saraleelunch.com	Network Solutions	Sara Lee Corporation	8/18/2006	2/14/2011
saraleemeats.com	Network Solutions	Sara Lee Corporation	3/31/1999	3/31/2011
saraleemenuvision.com	Network Solutions	Sara Lee Corporation	7/30/10	7/30/11
saraleepies.com	Network Solutions	Sara Lee Corporation	10/1/2002	10/1/2012
saraleereffoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleerefrigeratedfoods.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleerefrigfoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleeusfoods.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011
slfreshdirect.com	Network Solutions	Sara Lee Corporation	8/18/2006	1/7/2011
slftraffic.com	Network Solutions	Sara Lee Corporation	8/14/2001	9/14/2011
slrf.com	Network Solutions	Sara Lee Corporation	3/26/1999	3/25/2011
slsts.com	Network Solutions	Sara Lee Corporation	10/14/2002	10/14/2011

3

Exhibit D-2: Form of Sara Lee Outside North America

License Agreement to Purchaser

OUTSIDE NORTH AMERICA TRADEMARK LICENSE AGREEMENT

THIS OUTSIDE NORTH AMERICA TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [            ], 2011 (the “Effective Date”), is made by and between [Name of Licensor], a [            ] (hereafter referred to as “Licensor”), Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (hereafter referred to as “Licensee”), and Sara Lee Corporation, a corporation organized under the laws of Maryland, solely for the purposes set forth on the signature page hereto (“Stella”, and together with Licensor and Licensee, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser”, Stella as “Seller”, and Licensee are parties to that certain Share Purchase Agreement, dated as of November [    ], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of Sara Lee Bakery Group, Inc. and Sara Lee Vernon, LLC, companies holding certain intellectual property and other assets directed at Commercializing (as hereafter defined) the Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, Licensor is a special purpose entity created pursuant to that certain Limited Liability Company Agreement entered into by Stella and Licensee as of [    ];

WHEREAS, pursuant to that certain Contribution Agreement, dated on the date hereof (the “Contribution Agreement”), among Seller, certain Affiliates of Seller and Licensor, Seller and certain Affiliates of Seller contributed to Licensor the Core Trademarks (as hereafter defined), which such Trademarks are directed at Commercializing the Field Products, as well as other products Commercialized by Stella and its Affiliates, which such other products are not subject to this Agreement; and

WHEREAS, as a result of the Contribution Agreement, Licensor is the owner of the Core Trademarks; and

WHEREAS, as contemplated by the Share Purchase Agreement and as a material component and condition thereof, Licensor has agreed to grant Licensee the right to use the Licensed Core Trademarks for use in connection with Commercializing the Field Products in the Territory under the terms and conditions hereafter set forth;

WHEREAS, Licensor is concurrently entering into a trademark license agreement (“North America Trademark License Agreement”) of even date herewith under which Licensor is granting to Licensee the right to use the Core Trademarks in connection with Commercializing the Field Products in the United States, Canada and Mexico; and

WHEREAS, Licensor is concurrently entering into a trademark license agreement of even date herewith under which Licensor is granting to Stella the right to use the Core Trademarks in connection with Commercializing in the Territory certain products identified in the Brand Perimeter Map (as hereafter defined) (the “Stella License Agreement”).

1

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:1

“Action” shall have the meaning set forth in Section 6.3.

“Agreement” shall have the meaning set forth in the first paragraph.

“Brand Identity Book” shall mean those documents set forth in Exhibit C, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Brand Perimeter Map” shall mean the chart set forth in Exhibit A containing the combinations of the product types represented by the rows contained in such Exhibit and the trade channels (identified as “Retail” and “Foodservice” in Exhibit A) within the temperature zones (identified as “Fresh”, “Chilled” and “Frozen” in Exhibit A) represented by the columns contained in such Exhibit, which such chart may be amended from time to time in accordance with this Agreement. For purposes of Exhibit A, “Par-Baked” means Field Products that Licensee Commercializes to retail customers who fully bake such Field Products before Commercializing them to end consumers.

“Commercialize” (together with its correlatives “Commercializing” and “Commercialization”) shall mean, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, online activities, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including through any other means now or hereafter developed.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine-readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Core Trademarks” shall mean any Trademarks and domain names owned or controlled by Licensor.

[1]	Note to draft: execution version of Agreement will have the definitions of capitalized terms not already defined herein copied and inserted from the Share Purchase Agreement.

2

“Dispute” shall have the meaning set forth in Section 18.1.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Enforcement Action” shall mean any third party action or proceeding, including infringement, opposition, revocation, invalidity, or cancellation actions, that might be brought with respect to an infringement or dilution of any of the Core Trademarks or in relation to any act or thing which might materially harm the validity or enforceability of, or the goodwill associated with, any of the Core Trademarks.

“Excluded Core Trademarks” shall mean the Core Trademarks listed or identified on Exhibit D.

“Field” shall mean all bakery products, including fresh, chilled, frozen, fully-baked and par-baked products (including the products identified in the Brand Perimeter Map), and including, in any temperature class, retail and foodservice channels (including institutions, restaurants, hotels, vending machines, distributors, etc.).

“Field Products” shall mean all Type 1 Products.

“Force Majeure Event” shall have the meaning set forth in Section 19.9.

“IBA” shall have the meaning set forth in Section 18.10.

“ICDR” shall have the meaning set forth in Section 18.2.

“Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

“Indicative No Use Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map, as “No Use” combinations.

“Indicative Type 1 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Licensee’s rights. For the avoidance of doubt, Indicative Type 1 Products shall include those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as “Brand Transition” designations.

“Indicative Type 2 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Stella’s rights.

“Licensed Core Trademarks” shall mean all Core Trademarks, excluding the Excluded Core Trademarks.

“Licensee” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Licensor” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

3

“Losses” shall have the meaning set forth in Section 12.3(a)(i).

“No Use Products” shall mean all Indicative No Use Products and any other products within the Field (including those similar to or evolutions of Indicative No Use Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative No Use Products than Indicative Type 1 Products or Indicative Type 2 Products.

“North America Trademark License Agreement” shall have the meaning set forth in the recitals.

“Other Licensee” shall mean any authorized licensee of Licensor with respect to any of the Core Trademarks.

“Permitted Assignee” shall have the meaning set forth in Section 16.1.

“Permitted Divestiture” shall have the meaning set forth in Section 16.1.

“Potential Contributor” shall have the meaning set forth in Section 12.3(b).

“Purchaser” shall have the meaning set forth in the recitals.

“Quality Standards” shall have the meaning set forth in Section 5.2.

“Seller” shall have the meaning set forth in the recitals.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Stella” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Stella License Agreement” shall have the meaning set forth in the recitals.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever.

“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax

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rate. The Party receiving such Tax Benefit shall provide the other Party with its calculation of such amount, providing sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

“Territory” shall mean the world, excluding the United States of America, Mexico, Canada, Australia, New Zealand, and those certain Western European countries listed on Exhibit E, in each case including each of their respective territories and possessions.

“Third-Party Claim” shall mean any claim brought by a Person that is not a Party against any Indemnified Party based on use by or on behalf of Licensee or any Affiliate or sublicensee thereof, of the Licensed Core Trademarks in connection with Field Products (including with respect to product liability or Trademark infringement), or based on any product or service using the Core Trademarks that is Commercialized by or on behalf of Licensee or any of its Affiliates.

“Type 1 Products” shall mean all Indicative Type 1 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 1 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 1 Products than Indicative Type 2 Products or No Use Products.

“Type 2 Products” shall mean all Indicative Type 2 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 2 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 2 Products than Indicative Type 1 Products or No Use Products.

1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive (even as to Licensor, but subject to Section 2.2), perpetual, irrevocable, non-terminable, non-sublicensable (except in accordance with Section 2.4), non-transferable (except in accordance with Section 16), royalty-free license to use the Licensed Core Trademarks in the Territory solely to Commercialize Field Products in the Territory. Licensee shall not use any of the Licensed Core Trademarks except as expressly provided in this Agreement. Subject to the terms and conditions of this Agreement, the license granted hereunder shall include the right to undertake any business activities incidental or related thereto, including the creation of ancillary promotional materials and merchandise (e.g., materials and merchandise in connection with independent operator (I/O) advertising agreements) related to the Field Products.

2.2 Licensee shall not use, or permit or direct any Person to use, any of the Licensed Core Trademarks (a) as or as part of a trade name, corporate name, business name or d/b/a, or (b) with any goods or services or for any purpose, other than as permitted in this Agreement. For the avoidance of doubt, Licensee shall not have any right or license under this Agreement to use in any respect any Core Trademark other than as expressly provided in this Agreement.

2.3 Licensee shall not have the right to grant sublicenses under the license granted to Licensee under this Agreement without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required for sublicenses to (a) Affiliates (for so long as such party remains an Affiliate of Licensee), and (b) co-packers, distributors and contract manufacturers (including with respect to ancillary promotional materials and merchandise), entered into by Licensee with such parties in the ordinary course of business, or otherwise as permitted in Section 16, provided that with respect to Section 2.3(a), such written sublicenses expressly name Licensor as a third-party

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beneficiary of such sublicenses, providing for Licensor the right to enforce each provision of such sublicenses, and provided that with respect to Section 2.3(b), such written sublicenses contain usual and customary conditions (including the right to terminate for uncured material breach), consistent with the terms and conditions of this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.3(b) (which breach shall be deemed a breach of this Agreement), Licensor shall enforce such breach of the terms of this Agreement against Licensee directly, instead of against such sublicensee, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution). In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.3(a) (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution).

2.4 Except as otherwise agreed in writing among Licensor, Licensee and Stella, neither Licensee nor Licensor shall use, or permit or direct any Person to use, the Core Trademarks in connection with Commercializing any No Use Products.

2.5 Notwithstanding anything to the contrary set forth in Section 2.1, Stella may continue to Commercialize any Field Products bearing the Licensed Core Trademarks in any country in the Territory, provided, that, Stella must cease all such activities in such country with respect to such Field Products nine (9) months following receipt of written notice by Licensee that advises Stella that Licensee has the good faith intent to begin Commercializing such Field Products in such country immediately following the expiration of such nine (9) month period. Within two (2) weeks following the Effective Date, Stella shall deliver to Licensor and Licensee a list, which shall be attached hereto as Exhibit F, of those countries in the Territory to which Stella or any of its Affiliates Commercialize any Field Products bearing the Licensed Core Trademarks as of such date. Upon request from time to time by Licensor or Licensee, Stella shall provide Licensor and Licensee with an update of such list (which shall replace the then-current Exhibit F).

3.	OWNERSHIP OF CORE TRADEMARKS

3.1 Licensee acknowledges that, as between the Parties, Licensor owns all right, title, and interest in and to the Core Trademarks and the goodwill, including future goodwill, associated therewith. Except as expressly stated in this Agreement, no other rights, ownership interest or licenses, express or implied, are granted by Licensor to Licensee in respect of the Core Trademarks. Licensee does not have, nor shall gain, any ownership interest in the Core Trademarks pursuant to this Agreement. Except pursuant to Section 13.7, Licensee shall not adopt, register or attempt to register any trademark, trade name, logo, domain name (other than in accordance with Section 13.8), business name or other designation in the Territory which consists of or comprises the Core Trademarks set forth on Exhibit B or combinations of the Core Trademarks with other Trademarks, or which is confusingly similar to any of the Core Trademarks set forth on Exhibit B without the express written agreement of Licensor. Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the Core Trademarks set forth on Exhibit B in the Territory. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be filed for registration of a Trademark pursuant to Section 13.7, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest thereto.

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This Section 3.1 shall not be construed to limit Licensor’s rights in and to any of the Core Trademarks under this Agreement or under applicable Law. All rights in and to the Core Trademarks not specifically granted under this Agreement are reserved to Licensor.

3.2 This Agreement shall not apply to any products that do not use any of the Core Trademarks.

4.	USE OF THE LICENSED CORE TRADEMARKS

4.1 Licensee shall affix to all products, packaging material and advertising materials that bear the Licensed Core Trademarks, including Field Products, such symbols (including “TM” and ®) in material accordance with the Brand Identity Book, or as otherwise required or reasonably necessary to allow adequate protection of the Licensed Core Trademarks and the benefits thereof under applicable trademark Laws, provided, that Licensee shall be deemed in compliance with this Section 4.1 if it uses such symbols in a manner consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately as of the Effective Date in the applicable country or region of the Territory or, with respect to Field Products which did not use Licensed Core Trademarks as of the Effective Date, in a manner consistent in all material respects to comparable products in the applicable countries or regions of the Territory, in each case subject to Section 4.3. In addition, with respect to each Field Product bearing any of the Licensed Core Trademarks, Licensee shall use the following legend: “[Licensed Core Trademark] is a registered trademark of [Name of Licensor] used under license” on all packaging of Field Products, but not advertising materials, bearing Licensed Core Trademarks.

4.2 Licensee shall use each of the Licensed Core Trademarks in compliance in all material respects with the visual identity sections of the Brand Identity Book with respect to the format, color, placement and visual use of the Licensed Core Trademarks, as set forth therein, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses such Licensed Core Trademarks in a manner consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, subject in each case to Section 4.3. Each use of any of the Licensed Core Trademarks on the Field Products and on labels, packaging, in advertising or otherwise, must reproduce such Licensed Core Trademarks in all material respects in accordance with the Brand Identity Book. Licensee shall use commercially reasonable efforts to use each of the Licensed Core Trademarks in accordance with the strategic objectives set forth in the brand strategy sections of the Brand Identity Book, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses the Licensed Core Trademark in a manner consistent in all material respects as and to the extent used by Stella and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, in each case, subject to Section 4.3.

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4.3 Notwithstanding Section 4.2, if the Brand Identity Book is amended in accordance with the North America Trademark License Agreement, Licensor shall notify Licensee in writing of any such change and Licensee shall conform its use of such Licensed Core Trademarks to such changes after a reasonable transition period. In addition, Licensee shall be entitled to continue using the Licensed Core Trademarks in accordance with the Brand Identity Book before notice of such change is made by Licensor for a period of twelve (12) months following the delivery of notice by Licensor of such change (or any other period required by applicable Law, or agreed upon by the Parties, it being understood that such transition period shall be reasonable under the circumstances), including, unless otherwise precluded by applicable Law, in order to: (a) finish production of Field Products in the process of being manufactured as of the date such notice was delivered, and (b) exhaust any existing inventory of packaging, component parts and other materials bearing the earlier form of the Licensed Core Trademark, existing or under late-stage development as of the date such notice was delivered. Except for changes required to comply with applicable Law, Licensor shall not change the form of any of the Licensed Core Trademarks more than once in any twelve (12) month period.

4.4 Notwithstanding anything to the contrary set forth in Sections 4.1 through 4.3, and subject to Section 5.1, Licensee shall be entitled to use the Licensed Core Trademarks in a manner other than as contemplated by such sections, to the extent (but only to the extent), that such conduct is adapted, in the judgment of Licensee acting in a commercially reasonable manner, (a) to comply with local Laws or, (b) to local market conditions.

4.5 Notwithstanding Section 4.1, Licensee shall comply with all notice and marking requirements of all Laws applicable to or necessary for the protection of the Licensed Core Trademarks.

4.6 Licensee shall use the Licensed Core Trademarks in a manner reasonably calculated to prevent the Licensed Core Trademarks from becoming generic.

4.7 Licensee has the right to join any Trademark with the Licensed Core Trademarks so as to form a composite mark, and may co-brand or co-promote any Field Product bearing any of the Licensed Core Trademarks with other Trademarks, provided that such use is consistent with the terms of this Agreement (including use of the Licensed Core Trademarks in compliance in all material respects with the Brand Identity Book). Notwithstanding the foregoing, Licensee shall obtain Licensor’s approval prior to co-branding or co-promoting a Field Product that uses a Licensed Core Mark with a Trademark of a third party where such Trademark or brand competes with products of Stella or its Subsidiaries (including by means of using such competitor’s brands in cross-promotions, as opposed to a comparative advertising context). Other co-branding or co-promotion of Licensed Core Trademarks, whether with Licensee’s brands and products or those of a third party, shall not require Licensor approval, but shall be consistent with the terms of this Agreement (including in all material respects in accordance with the Brand Identity Book). For the avoidance of doubt, as between the Parties: (a) Licensee owns all right, title, and interest in and to any Trademarks owned or controlled by Licensee (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensee’s Trademarks, express or implied; and (b) Licensor owns all right, title, and interest in and to any Trademarks owned or controlled by Licensor (and all goodwill, including future

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goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensor’s Trademarks, express or implied. No rights, ownership interest or licenses, express or implied, are granted by Licensee to Licensor in respect of such Trademarks.

5.	QUALITY CONTROL

5.1 Neither Licensor nor Licensee shall, nor shall either of them authorize any other Person to, do any act or thing that could reasonably be expected to materially damage the reputation or goodwill of any of the Core Trademarks.

5.2 Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks at a level in all material respects at least equivalent to the quality of such products (and materials) sold (or used) by Stella immediately prior to the Effective Date, or, if different, at a level commensurate with any written standards promulgated pursuant to the North America Trademark License Agreement and upon reasonable notice to Licensee, provided that such modifications do not impose standards more stringent or burdensome on Licensee than those standards Licensor imposes on or enforces against Other Licensees. Without limiting the foregoing, Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in all material respects in accordance with the quality standards at each of the Field Product manufacturing plants operated by Stella or its Affiliates immediately prior to the Effective Date, or in the case of Field Products that were not produced by Stella or its Affiliates immediately prior to the Effective Date in the applicable region or country of the Territory, in accordance with the quality standards for comparable products or as otherwise promulgated pursuant to the North America Trademark License Agreement with respect to such products (the “Quality Standards”). Licensee shall have Field Products bearing any of the Licensed Core Trademarks produced in manufacturing facilities that operate under conditions in compliance with applicable Law.

5.3 Notwithstanding anything to the contrary set forth in Section 5.2, Licensee shall be entitled to maintain quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in a manner other than as contemplated by Section 5.2, and subject to Section 5.1, to the extent (but only to the extent), that such conduct is adapted, in the judgment of Licensee acting in a commercially reasonable manner, (a) to comply with local Laws, or (b) to local market conditions.

5.4 Licensee shall, within a reasonably prompt period after receipt, provide to Licensor copies of all material correspondence relating to a material health or product safety concern of any Governmental Entity relating to any of the Field Products which are Commercialized by Licensee bearing any of the Licensed Core Trademarks. For the avoidance of doubt, routine inspections or immaterial violations shall not fall within the foregoing.

5.5 Licensee shall, at its own expense, have an annual audit of its facilities used to manufacture Field Products bearing any of the Licensed Core Trademarks conducted by a third party with reputation or experience reasonably recognized in the industry (e.g., AIB, BRC, SQF or third parties of similarly recognized standing in the applicable country or region of the Territory where such audit is to be conducted). Licensee shall provide a copy of both the

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completed third party audit and any corrective action plan to Licensor no later than thirty (30) days from the date each such annual audit occurs. If such audit should find a material deficiency in such manufacturing facilities, Licensee shall promptly take commercially reasonable steps to rectify such deficiencies.

6.	SPECIAL MATTERS

6.1 If either Party reasonably believes any Field Products Commercialized by Licensee bearing any of the Licensed Core Trademarks may pose a material health or safety risk, or may not comply with any applicable Law relating thereto, such Party shall promptly notify the other Party in writing. Licensee and Licensor shall discuss in good faith, what actions to take to remedy the issues raised in any such notice.

6.2 Licensee may, at its sole discretion, institute and conduct any voluntary or discretionary recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks. Licensee shall institute and conduct a recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks to the extent required by Law or Governmental Entity. Licensee shall notify Licensor of the timing and procedures for the conduct of any recall by Licensee that involves any Field Product bearing any of the Licensed Core Trademarks, whether voluntary or mandated by Law or any Governmental Entity. Licensor acknowledges that Licensee may not have time to notify the other Licensee of such need and such initiation of such a recall. In such event, such Licensee may initiate such recall and, as soon thereafter as reasonably possible, such Licensee shall notify Licensor that a recall has been initiated. As soon as reasonably practical after the initiation of a recall, the Parties shall cooperate and coordinate their actions in a reasonable manner in respect thereto. Licensee shall bear its own expenses in connection with such recall.

6.3 Reasonably promptly after Licensee receives any material complaint, judicial service or action, action by a Governmental Authority or the like (“Action”), related to Licensee’s use of any of the Licensed Core Trademarks and such Action is reasonably likely to materially adversely affect Licensor (or any Other Licensee), Licensee shall notify Licensor as soon as reasonably possible, and the Parties shall, to the extent reasonably beneficial, cooperate and coordinate their actions in respect thereto.

7.	ADVERTISING MATERIALS

7.1 Production and use of existing or new advertising, promotional, packaging, website or other materials bearing the Licensed Core Trademarks shall comply with the terms of this Agreement (including Section 4 and applicable Law). However, no submission to or review by Licensor shall be required.

7.2 Notwithstanding anything to the contrary, the Parties acknowledge that the restriction on Territory shall not restrict Licensee from running any advertising or marketing campaigns or related activities, including via online media, where such campaigns are intended for and directed to the Territory but may, due to the nature of the media, also be received outside of the Territory via the Internet, television or other means.

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8.	TERM

8.1 The term of this Agreement shall be perpetual and non-terminable.

9.	SUSPENSION OF RIGHTS

9.1 Each of the following occurrences shall be deemed a “Suspension Event” as relates to the specific Field Products at issue in the specific area of the Territory that is affected:

(a)	either (i) a pattern of adulteration or food pathogens in violation of applicable Law is found in any Field Products Commercialized bearing any of the Licensed Core Trademarks or in any other facility where such Field Products are made or kept, such that it poses a significant health and safety risk as demonstrated by independent verifiable lab analysis and Licensee fails to correct the same within fifteen (15) days after receipt of such lab analysis results, or (ii) if such defect is curable but cannot be corrected within such fifteen (15)-day period, Licensee has failed to prepare and begin to implement measures that can reasonably correct such defects within thirty (30) days, and such defects are not then remedied within such thirty (30)-day period; and

(b)	upon any other material breach of this Agreement or material violation of applicable Law such that, if unremedied, the Licensed Core Trademarks, Licensor or any other proper licensee of Licensor would be materially harmed, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

9.2 Licensor’s right to issue a notice and cause the suspension of Licensee’s rights under this Agreement pursuant to Section 9.1 shall be subject to the dispute resolution provisions set forth in Section 18. For the avoidance of doubt, no suspension shall occur pursuant to Section 9.1 until a determination is made that a Suspension Event has occurred in accordance with the dispute resolution mechanisms set forth in Section 18.

9.3 For the avoidance of doubt, a Party’s obligations with respect to a Suspension Event shall not negate its obligations arising under applicable Law.

10.	CONSEQUENCES OF SUSPENSION EVENT

10.1 Upon the occurrence of a Suspension Event in Section 9.1 (a) in respect of any specific Field Product in a specific area of the Territory that is affected, after the applicable cure period has expired, Licensee shall:

(a)	immediately cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product in such part of the Territory, provided, however, that, Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products; and

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(b)	immediately cause all manufacturers, distributors, contractors and sublicensees of Licensee in respect of such Field Product in such affected part of the Territory to cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product, provided, however, that, such parties may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.2 Upon the occurrence of a Suspension Event in Section 9.1(b), after the applicable cure period has expired, Licensee shall suspend the breaching activity giving rise to such Suspension Event (including causing its manufacturers, distributors, contractors and sublicensees to do so as well), provided that (a) such suspension shall be narrowly applied, only as necessary to prevent the continuation of such specific breach (for example, if a breach affects a particular product in a particular part of a country, the suspension would affect only that specific item, as opposed to affecting other areas or related products, or if a breach affects a particular advertisement, then use of that particular advertisement would be suspended), and (b) Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.3 Once the underlying violation or breach has been remedied, the cessation requirements in Sections 10.1 and 10.2 shall no longer be applicable for the affected product or activity.

11.	LIMITED REPRESENTATIONS AND WARRANTIES

11.1 Each Party represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

(b)	the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

(c)	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d)	the execution, delivery and performance of this Agreement by it, does not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other Person or any order, judgment or other restriction by which it may be bound.

11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE LICENSED CORE TRADEMARKS ON AN “AS IS” BASIS.

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12.	INDEMNIFICATION

12.1 Indemnification of Licensor and Other Licensee. Subject to the terms of this Agreement :

(a)	From and after the Effective Date, Licensee shall indemnify, defend, save and hold harmless Licensor, Other Licensees and their Affiliates and each of its and their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from any Third-Party Claim.

(b)	If a Third-Party Claim is brought with respect to use of Licensee’s and any Other Licensee’s use of the Licensed Core Trademarks (including their respective Affiliates or sublicensees), the costs of defending against the claim, and the satisfaction of judgment for damages, will be allocated (i) as reasonably agreed among Licensee and the Other Licensees based on the relative size of any damage award if damages are awarded against them, or on the relative amount of settlement amounts paid if there is a settlement in which such parties pay a settlement amount, or (ii) as determined pursuant to Section 18. If one party pays an amount based on a settlement agreement and any other party pays an amount based on a damages award, the costs of defending the suit shall be allocated based on the relative amounts paid. If only one party pays any amount in settlement or based on a damages award, that party shall pay the entire costs of defending the suit. If no party pays any amount as a damages award or in settlement, then the parties shall allocate equally the costs of defending the suit. Notwithstanding the above, the parties may agree to allocate the costs of suit on any other basis if they voluntarily agree to do so.

12.2	Claims.

(a)	Upon receipt by an Indemnified Party of notice of any Third-Party Claim, in order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall deliver written notice thereof to Licensee promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as Licensee may reasonably request. The failure to provide such notice, however, shall not release Licensee from any of its obligations under this Agreement except and only to the extent, if any, that Licensee is actually prejudiced by such failure.

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(b)	Licensee shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of Licensee with counsel of recognized standing selected by Licensee and reasonably satisfactory to the Indemnified Party. If Licensee assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If Licensee assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with Licensee in such defense and make available to Licensee all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Licensee. If Licensee assumes the defense, or then has the right to assume the defense thereof in accordance with this Section 12.2(b), of any Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless a final judgment from which no appeal may be taken by or on behalf of Licensee is entered against the Indemnified Party for such Third-Party Claim. If Licensee, after receiving a written notice that complies with Section 12.2(a) of a Third-Party Claim, does not elect to defend such Third-Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Licensee’s expense, to defend such Third-Party Claim (upon providing further written notice to Licensee), subject to the right of Licensee to approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third-Party Claim without the written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed) unless a final appeal from which no appeal may be taken is entered against the Indemnified Party. If an Indemnified Party reasonably determines that it needs to take action concerning a Third-Party Claim earlier than thirty (30) days after receipt of notice of the Third-Party Claim, it shall immediately notify Licensee of such need and provide Licensee a reasonable opportunity to assume the defense of the Third-Party Claim. Licensee then shall determine as soon as reasonably possible whether to assume the defense of the Third-Party Claim in accordance with this Section 12.2(b).

(c)	Licensee shall use commercially reasonable efforts to cause the Indemnified Party to be dismissed or removed as promptly as practicable from any Third-Party Claim indemnifiable hereunder to the extent based on the use by Licensee of a Licensed Core Trademark. Upon such dismissal or removal, and provided the Third-Party Claim is not subsequently reinstated, the obligations of Licensee set forth in Sections 12.2(a) and 12.2(b) shall cease to apply with respect to such Third-Party Claim.

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12.3 Certain Limitations.

(a)	Insurance; Tax Benefits.

(i)	For all purposes of this Agreement, “Losses” shall be net of any (A) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(ii)	Licensee and the Indemnified Party shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If the Indemnified Party shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, Licensee shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Licensee and the Indemnified Party shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(iii)	All payments made to Licensor or Stella pursuant to this Section 12 shall be treated for Tax purposes as adjustments to the portion of the Closing Date Purchase Price (as defined in the Share Purchase Agreement) allocated to the Licensed Core Trademarks pursuant to Section 2.2(b) of the Share Purchase Agreement unless otherwise required by applicable Law.

(iv)	Any payments under this Section 12 shall be made free and clear of, and shall not be reduced by, any taxes, levies, imposts, deductions, withholdings, or charges of any nature whatsoever.

(b)

Assignment of Claims. If any Indemnified Party receives any payment from Licensee or any Other Licensee in respect of any Losses pursuant to this Section 12 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Licensee or any Other Licensee, as applicable, to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not

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take place and the Indemnified Party will, at Licensee’s or any Other Licensee’s direction and expense, as applicable, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Licensee, any Other Licensee or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Potential Contributor being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to Licensee or any Other Licensee, as applicable, in an amount equal to the aggregate payments made by Licensee or any Other Licensee, as applicable, to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

(c)	Limitation on Set-off. No Party shall have any right to set-off any unresolved indemnification claim pursuant to this Agreement against any payment due to such Party pursuant to this Agreement or under any other agreement.

12.4 Share Purchase Agreement. Notwithstanding anything to the contrary, Licensee shall not be subject to any obligation to indemnify an Indemnified Party pursuant to this Section 12 (Indemnification) to the extent Licensee is entitled to indemnification under Section 11.2 of the Share Purchase Agreement with respect to such Third-Party Claim or the facts that gave rise to such Third-Party Claim or to the extent the facts that gave rise to such Third-Party Claim constitute a breach by Seller of any terms, provisions or representations of the Share Purchase Agreement (after giving effect to the representation and warranty and covenant survival periods contained in the Share Purchase Agreement).

13.	TRADEMARK ENFORCEMENT, MAINTENANCE AND DOMAIN NAMES

13.1 Each Party shall notify the other in writing of any material unauthorized use, infringement or dilution of any of the Core Trademarks by others, or of any act or circumstance that might reasonably be expected to materially prejudice the rights in the Core Trademarks, promptly after learning thereof.

13.2 As between Licensor and Licensee, Licensor shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with products other than Field Products sold within the Territory; provided that, if Licensor fails to exercise such right, upon reasonable written advance request from Licensee, and Licensee reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Core Trademarks or its rights hereunder, or risk a material and adverse effect thereon, then Licensee shall have the right to bring such action in the Territory.

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13.3 Licensee shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with Field Products within the Territory; provided that, if Licensee fails to exercise such right, upon reasonably written advance request from Licensor, and Licensor reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Licensed Core Trademarks or its rights reserved hereunder, or to prevent a risk of a material and adverse effect thereon, then Licensor shall have the right to bring such action, or cause Licensee to bring such action.

13.4 If both Parties are bringing an Enforcement Action pursuant to Section 13.2 or 13.3 against a single third party or related third parties and (a) a court of competent jurisdiction or other Governmental Entity requires the Parties to consolidate such Enforcement Actions or (b) the Parties otherwise agree and are able to consolidate such Enforcement Actions, the Parties shall cooperate with one another to bring such consolidated action.

13.5 The Party or Parties not bringing the Enforcement Action shall provide reasonable assistance in such Enforcement Action at the enforcing Party’s expense, including in the defense of any counterclaims, at the request of the enforcing Party (including, to the extent reasonably necessary for standing, joining such action as a party).

13.6 If Licensee brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensee shall bear the costs, including reimbursement of Licensor’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If Licensor brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensor shall bear the costs, including reimbursement of Licensee’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If the Parties bring a consolidated Enforcement Action in accordance with Section 13.4, the Parties shall share the costs, including the satisfaction of any judgment for damages or settlement amounts, and the proceeds, including awards or settlements, in connection with such Enforcement Action as reasonably agreed between the Parties based on the relative benefits of the Enforcement Action to each Party. Notwithstanding the foregoing, if Licensee brings an Enforcement Action pursuant to Section 13.2 as a result of Licensor’s unreasonable failure to bring an Enforcement Action, Licensee shall be entitled to recover from the applicable Other Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action; and conversely, if Licensor or an Other Licensee brings an Enforcement Action in accordance with Section 13.3 as a result of Licensee’s unreasonable failure to bring an Enforcement Action, Licensor and the applicable Other Licensees shall be entitled to recover from Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action. As used in this Section 13.6, “costs” and “out of pocket costs” shall include reasonable attorneys’ fees and expenses.

13.7 Prosecution. Unless otherwise agreed in advance with Licensee in writing, Licensor shall prosecute any of the Licensed Core Trademarks in the Territory which are pending applications for registration and shall maintain, preserve and renew each of the Licensed Core Trademarks in the Territory as it falls due for renewal. Licensee shall, at its expense, promptly execute and return any documents made available to Licensee as required by Licensor to maintain, preserve and renew all registrations for the Licensed Core Trademarks in the Territory pursuant to this Section 13. Licensor shall, at Licensee’s reasonable request and expense, prosecute, and

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thereafter maintain and preserve (a) Trademarks constituting any of the Licensed Core Trademarks in the Territory in those jurisdictions for which such Trademarks are not yet registered (or the subject of an application), and (b) Trademarks that would otherwise constitute permitted variations of the Core Trademarks in the Territory; or, if Licensor fails to do the foregoing, Licensee may do so on Licensor’s behalf, and in the name of Licensor, and such Trademarks shall be deemed Licensed Core Trademarks under this Agreement. Without limiting the foregoing, Licensor shall not affirmatively abandon or withdraw any Licensed Core Trademark without Licensee’s prior written consent, it being understood that a failure by Licensee to use a Licensed Core Trademark may result in an abandonment of the same. Additional decisions regarding such applications, registrations, and maintenance of such trademark applications and registrations shall be made by Licensor in accordance with this Agreement.

13.8 Domain Names. Licensee may use and register, on Licensor’s behalf and in the name of Licensor, domain names that combine Licensed Core Trademarks with other terms that a consumer would reasonably believe to relate to the scope of Licensee’s rights hereunder. To the extent any such domain name might reasonably be believed to otherwise or also refer to or constitute any products or services other than Type 1 Products, Licensee shall obtain the advance consent of Licensor before using any such registered domain name for any purpose, including the Commercialization of Field Products. Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest in and to any domain name registered by Licensee in accordance with this Section 13.8 and shall do any reasonable action upon request of Licensor to further effectuate the same, provided that other than domain names that might reasonably be believed to otherwise refer to or constitute any products or services other than Type 1 Products, Licensee shall retain operational control over any such domain names and any systems supporting or providing services in connection with such domain names. For the avoidance of doubt, Licensee shall be under no obligation to assign or otherwise transfer to Licensor any right, title or interest in any website (or its content) owned or controlled by Licensee under such domain name. In addition, Licensor and Licensee shall cooperate to coordinate cross-linking activities between themselves, and Other Licensees, to facilitate the desired consumer experience consistent with the Parties’ rights hereunder. With respect to the use of domain names that include the second-level domain “saraleebakery” and confusingly similar derivations thereof, the Parties agree to coordinate any such use by Licensee and applicable Other Licensees.

14.	COMPLIANCE WITH LAWS

Licensee shall ensure that its Commercialization of the Field Products under the Licensed Core Trademarks, including the labeling, packaging, and advertising and promotional materials thereof, comply in all material respects with all applicable Laws governing the manufacture, packaging, promotion, distribution and sale of the Field Products, including the applicable regulatory authority in jurisdictions in the Territory. Licensor shall ensure that its actions hereunder with respect to the Licensed Core Trademarks comply in all material respects will all applicable Laws.

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15.	INTENTIONALLY OMITTED

16.	ASSIGNMENT AND RELATED SUBLICENSING

16.1 Except as set forth herein, no Party (nor any permitted assignee of this Agreement) shall assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Parties’ prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensee may assign (in whole, or in connection with Section 16.1(b)(iii), in part) the licenses granted under this Agreement, without consent in connection with:

(a)	a Permitted Divestiture in accordance with Section 16.1(b) of the North America Trademark License Agreement (as the term Permitted Divestiture is defined in and pursuant to the terms of Section 16 of the North America Trademark License Agreement); or

(b)	the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of:

(i)	Licensee;

(ii)	Licensee’s business related to Field Products using the Core Trademarks in the Territory, provided, that with respect to this Section 16.1(b)(ii), that the aggregated sales of such Field Products using the Core Trademarks in the Territory in the last four (4) completed fiscal quarters immediately preceding the event described in this Section 16.1(b) were at least US$150 million; or

(iii)	Licensee’s business related to Field Products using the Licensed Core Trademarks in any given continent, provided, that with respect to this Section 16.1(b)(iii), that the aggregated sales of such Field Products in such continent in the four (4) completed fiscal quarters immediately preceding the event described in this Section 16.1(b) were at least US$75 million,

(each of the foregoing, a “Permitted Divestiture”) provided that only the rights to the applicable Core Trademarks are transferred in connection therewith. A third party receiving the assignment in connection with Sections 16.1(a) or 16.1(b) is a “Permitted Assignee”). As used above, for the purpose of this Section 16, the “continent” of South America shall include the Caribbean Islands and Central America.

16.2 In addition, Licensee may sublicense the licenses granted under this Agreement without consent in connection with a sale by Licensee of its business in any country relating to Field Products using the Licensed Core Trademarks; provided that (a) such sublicense shall expire no later than four (4) years after the closing date of such transaction, after which the buyer shall have no right to use any of the Licensed Core Trademarks, (b) Licensee may grant such a sublicense under this Section 16.2 only once every ten (10) years, and (c) the terms and

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conditions of such sublicense are consistent with the terms and conditions of this Agreement. Licensee shall be responsible for the actions and inactions of a sublicensee under this Section 16.2 that would, if committed by Licensee, give rise to a claim by Licensor under this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with this Section 16.2 (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution).

16.3 Unless Licensor otherwise consents, in the case of any assignment (or sublicense, with respect to Section 16.2) of the licenses granted hereunder pursuant to Section 16.1(b)(ii), Section 16.1(b)(iii) or Section 16.2, Licensee shall relinquish its rights with respect to the scope of such rights assigned or sublicensed to such third party, and may no longer exercise the foregoing license with respect thereto. In such instances, a Permitted Assignee (or sublicensee, with respect to Section 16.2) shall agree in writing to the terms, conditions and obligations under this Agreement, and a copy of such written agreement (and the applicable scope of such rights) shall be delivered to Licensor, and this Agreement shall be deemed amended to reflect such relinquishment of such rights.

16.4 Licensee shall be responsible for reimbursing Licensor for any incremental costs (including reasonable attorneys fees) required to implement quality control measures in connection with, or to enforce contractual obligations against, a Permitted Assignee (or a permitted sublicensee pursuant to Section 16.2).

16.5 Any attempt to assign any rights or delegate any obligations under this Agreement without the consent contemplated in Section 2.4 or this Section 16, as applicable, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

17.	CONFIDENTIALITY

17.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

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(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

17.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

18.	DISPUTE RESOLUTION.

18.1 Dispute. In the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”), the complaining Party shall send written notice to the other Party indicating the nature of the Dispute. Each Party will designate a senior executive officer or other authorized party as representative to resolve the Dispute within five (5) days following delivery of notice referred to in this Section 18.1. The executive representatives shall have twenty one (21) days from the expiration of such 5-day time period to resolve the Dispute unless the Parties agree to extend the time period. If the executive representatives cannot resolve the Dispute within the prescribed period, either Party may seek arbitration in accordance with the procedures described below.

18.2 Arbitration Procedures. Any Dispute that cannot be resolved by the procedures described above shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”), in accordance with the ICDR International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by later agreement of the Parties.

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18.3 Appointment of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties, such selection to be completed within fifteen (15) days after the delivery of the notice of arbitration. If the Parties cannot mutually agree upon the arbitrator within this time period, then the arbitrator shall be appointed by the ICDR. The arbitrator shall be independent and possess expertise in the relevant area of the Dispute.

18.4 Number and Definition of Disputes. The arbitration may involve one or more Disputes brought by either Party. Each Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.

18.5 Relief. An arbitrator addressing a Dispute under this Agreement shall have the power to grant any relief sought by any Party to the Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and governing law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Sections 9 and 10. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning a Dispute from a court, to remain in effect until such time as the arbitrators resolve the Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.6 Timing of an Arbitrator’s Decision. It is the intent of the Parties that the arbitrator shall use his or her best efforts to issue the final award or awards within 90 days of his or her appointment, unless the complexity of a Dispute reasonably requires additional time for a fair resolution, as determined by the arbitrator. In addition, the Parties may agree to extend this time limit, or the arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.

18.7 Venue. The place of arbitration shall be New York, New York.

18.8 Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

18.9 Language. The arbitration shall be conducted in English. Notwithstanding the foregoing, either Party may submit testimony or documentary evidence in Spanish, provided that the Party submitting such evidence, at its own cost, also furnishes to the other Party a translation of such evidence (or, in the case of voluminous documentary evidence, of relevant parts of such documentary evidence) into English. Such translations need not be certified.

18.10 Evidence. The Parties agree that the arbitrator shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration.

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18.11 Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. If a Party commences a court proceeding seeking to avoid arbitration of a Dispute and does not prevail, the other Party shall be entitled to recover its costs and reasonable attorneys’ fees in connection with such court proceeding. The foregoing sentence shall not apply to proceedings brought to confirm, modify, correct or vacate an arbitral award.

18.12 Classification of Products. For Disputes as to whether or not a product is a Field Product, the complaining Party shall narrowly define the Dispute for resolution with respect to the specific product at issue (including its nature, trade channel and temperature class), and the arbitrator’s decision shall be limited to classifying the specific product at issue as either a “Type 1 Product,” and hence a Field Product, or a “Type 2 Product,” or a “No Use Product” and hence not a Field Product. Once a product in dispute is subject to such determination by the arbitrator, it shall be deemed added to the Brand Perimeter Map as an Indicative Type 1 Product, Indicative Type 2 Product or No Use Product, based on the arbitrator’s decision. The foregoing shall not preclude the arbitrator for further awarding damages after such determination, if appropriate, subject to Section 18.15.

18.13 Other Disputes. All other Disputes shall be narrowly defined for the arbitrator to make a decision or award as specific and narrow as necessary to address the Dispute at hand.

18.14 Ruling on Suspension. An award shall not include a suspension of use of the Licensed Core Trademarks unless the arbitrator finds that a Suspension Event has occurred pursuant to Sections 9 and 10.

18.15 Ruling on Multiple Disputes. For the avoidance of doubt, if multiple Disputes are submitted in a single arbitration, the arbitrator may rule in favor of one Party for all Disputes, or the other Party for all Disputes, or for some Disputes in favor of different Parties.

18.16 Findings and Conclusions. The award rendered by the arbitrator shall include findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Any monetary award rendered by the arbitrator shall be limited to direct and actually incurred damages, and shall exclude consequential damages, incidental damages, punitive damages, indirect damages or damages for lost profits. The arbitrators shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.17 Confidentiality. Except as may be required by applicable Law or court order, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding

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the arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

19.	MISCELLANEOUS

19.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

19.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Licensee, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

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with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

if to Licensor, to:

[SPV]

[Address]

[City, State Zip]

Attention:

Telephone:

Facsimile:

and

if to Stella, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                  Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

19.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

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19.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and all Exhibits hereto (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

19.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19.7 Extension; Waiver. Any Party may extend the time for the performance of any of the obligations or other acts of any of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

19.8 Authority to Bind. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

19.9 Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other affected Party or Parties in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

[LICENSOR]

By:

Name:

Title:

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

Executed and delivered on the Effective Date (solely for the purposes of Section 12 and 13.6 of this Agreement)

Sara Lee Corporation

By:

Name:

Title:

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Exhibit A

Brand Perimeter Map1

Schedule Exhibit: Brand Perimeter Map

[1]	Note to draft: execution version of this chart shall remove all references to Brand Transition and remove all asterisks.

1

Exhibit B

Certain Core Trademarks

SARA LEE (word mark)

NOBODY DOESN’T LIKE SARA LEE (word mark)

1

Exhibit C

Brand Identity Book

The Brand Identity Book was previously delivered to and reviewed by Licensee and was redelivered to Licensee as of November 9, 2010.

1

Exhibit D

Excluded Core Trademarks

For the avoidance of doubt, Licensee shall not have any right or license under this Agreement to use in any respect any Core Trademark other than the rights expressly granted herein.

1

Exhibit E

Western European Countries

Austria

Belgium

Denmark

Finland

France

Germany

Ireland

Italy

Luxembourg

Netherlands

Norway

Poland

Portugal

Spain

Sweden

Switzerland

United Kingdom

1

Exhibit F

Stella Commercialization Countries

To be inserted following execution and delivery.

1

Exhibit D-3: Form of Ball Park License Agreement

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [                ], 2011 (the “Effective Date”), is made by and between Sara Lee Corporation, a corporation organized under the laws of Maryland (hereafter referred to as “Licensor”) and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (hereafter referred to as “Licensee”, and, together with Licensor, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser”, and Stella, as “Seller,” are parties to that certain Share Purchase Agreement with Betty, dated as of November [            ], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of Sara Lee Bakery Group, Inc. and Sara Lee Vernon, LLC, companies holding certain intellectual property and other assets directed at Commercializing (as hereafter defined) the Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, as contemplated by the Share Purchase Agreement and as a material component and condition thereof, Licensor has agreed to grant Licensee the right to use the BP Trademarks for use in connection with Commercializing the Field Products in the Territory under the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:[1]

“Action” shall have the meaning set forth in Section 7.3.

“Agreement” shall have the meaning set forth in the first paragraph.

“Ball Park Style Guide” shall mean the document set forth in Exhibit A as the same may be amended from time to time in accordance with the terms of this Agreement.

“BP Trademarks” shall mean the words, stylized words, logos, slogans, designs, devices, word and device combinations and other signs or trade dress represented by the trademark applications and trademark registrations of Licensor set out in Exhibit B, and all common-law rights associated therewith.

[1]	Note to draft: definitions of capitalized terms not already defined herein to be copied from the Share Purchase Agreement.

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“Commercialize” (together with its correlatives “Commercializing” and “Commercialization”) shall mean, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, online activities, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including through any other means now or hereafter developed.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

“Dispute” shall have the meaning set forth in Section 18.1.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Enforcement Action” shall mean any third party action or proceeding, including infringement, opposition, revocation, invalidity, or cancellation actions, that might be brought with respect to an infringement or dilution of any of the BP Trademarks or in relation to any act or thing which might materially harm the validity or enforceability of, or the goodwill associated with, any of the BP Trademarks.

“Extended Milestone Period” shall have the meaning set forth in Section 10.3.

“Field Products” shall mean exclusively hot dog buns, including hot dog buns of the sizes and types Commercialized by Licensor immediately before the Effective Date.

“First Sub-Territory” shall mean the State of California.

“Force Majeure Event” shall have the meaning set forth in Section 20.10.

“IBA” shall have the meaning set forth in Section 19.10.

“ICDR” shall have the meaning set forth in Section 19.2.

“Indemnified Parties” shall have the meaning set forth in Section 14.1.

“Licensee” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Licensor” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Losses” shall have the meaning set forth in Section 14.3(a)(i).

“Milestone Period” shall mean five (5) years following the Effective Date.

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“Potential Contributor” shall have the meaning set forth in Section 14.3(a)(iii).

“Purchaser” shall have the meaning set forth in the recitals.

“Quality Standards” shall have the meaning set forth in Section 5.2.

“Sales Target” shall mean U.$.30,000,000.00 (thirty million) in sales of Field Products bearing the BP Trademarks for the Territory.

“Second Sub-Territory” shall mean the United States of America, its territories and possessions, other than the State of California.

“Seller” shall have the meaning set forth in the recitals.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever.

“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax rate. The Party receiving such Tax Benefit shall provide the other Party with its calculation of such amount, providing sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

“Territory” shall mean the First Sub-Territory and the Second Sub-Territory, provided, however, that if Licensee’s rights under Section 2.2 are terminated pursuant to Section 10.3, then “Territory” shall be read to include the First Sub-Territory only.

“Third-Party Claim” shall mean any claim brought by a Person that is not a Party against any Indemnified Party based on use by or on behalf of Licensee or any Affiliate or sublicensee thereof, of the BP Trademarks in connection with Field Products (including with respect to product liability or Trademark infringement), or based on any product or service using the BP Trademarks that is Commercialized by or on behalf of Licensee or any of its Affiliates.

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1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive (even as to Licensor), perpetual, irrevocable, non-sublicensable (except in accordance with Section 2.5), non-transferable (except in accordance with Section 17), limited, royalty-free license to use the BP Trademarks in the First Sub-Territory solely to Commercialize Field Products in the First Sub-Territory.

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2.2 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee an exclusive (even as to Licensor), perpetual (subject to Section 10.3), non-sublicensable (except in accordance with Section 2.5), non-transferable (except in accordance with Section 17), limited, royalty-free license to use the BP Trademarks in the Second Sub-Territory solely to Commercialize Field Products in the Second Sub-Territory.

2.3 Licensee shall not use any of the BP Trademarks except as expressly provided in this Agreement. Subject to the terms and conditions of this Agreement, the license granted hereunder shall include the right to undertake any business activities incidental or related thereto, including the creation of ancillary promotional materials and merchandise related to the Field Products.

2.4 Licensee shall not use, or permit, or direct any Person to use, any of the BP Trademarks (a) as or as part of a trade name, corporate name, business name or d/b/a, or (b) with any goods or services or for any purpose, other than as permitted in this Agreement.

2.5 Licensee shall not have the right to grant sublicenses under the license granted to Licensee under this Agreement without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required for sublicenses to (a) Affiliates (for so long as such party remains an Affiliate of Licensee), and (b) co-packers, distributors and contract manufacturers (including with respect to ancillary promotional materials and merchandise), entered into by Licensee with such parties in the ordinary course of business, provided that with respect to Section 2.5(a), such written sublicenses expressly name Licensor as a third-party beneficiary of such sublicenses, providing for Licensor the right to enforce each provision of such sublicenses, and provided that with respect to Section 2.5(b), such written sublicenses contain usual and customary conditions (including the right to terminate for uncured material breach), and obligations consistent with the terms and conditions of this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.5(b) (which breach shall be deemed a breach of this Agreement), Licensor shall enforce such breach of the terms of this Agreement against Licensee directly, instead of against such sublicensee, and any dispute related thereto shall be subject to Section 19 (Dispute Resolution). In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.5(a) (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 19 (Dispute Resolution).

3.	OWNERSHIP OF BP TRADEMARKS

3.1 Licensee acknowledges that, as between the Parties, Licensor owns all right, title, and interest in and to the BP Trademarks and the goodwill, including future goodwill, associated therewith. Except as expressly stated in this Agreement, no other rights, ownership interest or licenses, express or implied, are granted by Licensor to Licensee in respect of the BP Trademarks. Licensee does not have, nor shall gain, any ownership interest in the BP Trademarks pursuant to this Agreement. Except pursuant to Section 15.7, Licensee shall not adopt, register or attempt to register any trademark, trade name, logo, domain name (other than in accordance with Section 15.8), business name or other designation in the Territory which consists of or comprises the BP Trademarks or combinations of the BP Trademarks with other

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Trademarks, or which is confusingly similar to any of the BP Trademarks, without the express written agreement of Licensor. Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the BP Trademarks. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be filed for registration of a Trademark pursuant to Section 15.7, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest thereto. This Section 3.1 shall not be construed to limit Licensor’s rights in and to any of the BP Trademarks under this Agreement or under applicable Law. All rights in and to the BP Trademarks not specifically granted under this Agreement are reserved to Licensor.

3.2 This Agreement shall not apply to any products that do not use any of the BP Trademarks.

4.	USE OF THE BP TRADEMARKS

4.1 Licensee shall affix to all products, packaging material and advertising materials that bear the BP Trademarks, including Field Products, such symbols (including “TM” and ®) in material accordance with the Ball Park Style Guide, or as otherwise required or reasonably necessary to allow adequate protection of the BP Trademarks and the benefits thereof under applicable trademark Laws, provided, that, subject to Section 4.3, Licensee shall be deemed in compliance with this Section 4.1 if it uses such symbols in a manner consistent in all material respects as and to the extent used by Licensor and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately as of the Effective Date. In addition, with respect to each Field Product bearing any of the BP Trademarks, Licensee shall use the following legend: “BALL PARK is a registered trademark of [Name of Licensor] used under license” on all packaging of Field Products, but not advertising materials, bearing BP Trademarks.

4.2 Licensee shall use each of the BP Trademarks in compliance in all material respects with the visual identity sections of the Ball Park Style Guide with respect to the format, color, placement and visual use of the BP Trademarks, as set forth therein, provided, that, subject to Section 4.3, Licensee shall be deemed in compliance with this Section 4.2 if it uses such BP Trademarks in a manner consistent in all material respects as and to the extent used by Licensor and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date. Each use of any of the BP Trademarks on the Field Products and on labels, packaging, in advertising or otherwise, must reproduce such BP Trademarks in all material respects in accordance with the Ball Park Style Guide. Licensee shall use commercially reasonable efforts to use each of the BP Trademarks in accordance with the strategic objectives set forth in the “Brand Positioning” and “Brand Messaging” sections of the Ball Park Style Guide (or equivalent sections, to the extent that the Ball Park Style Guide is amended at any time after the Effective Date), provided, that, subject to Section 4.3, Licensee shall be deemed in compliance with this Section 4.2 if it uses the BP Trademark in a manner consistent in all material respects as and to the extent used by Licensor and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date.

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4.3 Notwithstanding Section 4.2, if Licensor amends the Ball Park Style Guide, Licensor shall notify Licensee in writing of any such amendment and Licensee shall conform its use of such BP Trademarks to such changes after a transition period agreed upon by the Parties. In addition, Licensee shall be entitled to continue using the BP Trademarks in accordance with the Ball Park Style Guide before notice of such change is made by Licensor for a period of twelve (12) months following the delivery of notice by Licensor of such change (or any other period required by applicable Law, or agreed upon by the Parties in writing (and in the absence of such written agreement with the aforementioned twelve (12) months period), it being understood that such transition period shall be reasonable under the circumstances), including, unless otherwise precluded by applicable Law, in order to: (a) finish production of Field Products in the process of being manufactured as of the date such notice was delivered, and (b) exhaust any existing inventory of packaging, component parts and other materials bearing the earlier form of the BP Trademark, existing or under late-stage development as of the date such notice was delivered. Except for changes required to comply with applicable Law, Licensor shall not change the form of any of the BP Trademarks more than once in any twelve (12) month period. For the avoidance of doubt, any goodwill arising from use by Licensee of Trademarks owned by Licensee shall inure to Licensee.

4.4 Notwithstanding Section 4.1, Licensee shall comply with all notice and marking requirements of all Laws applicable to or necessary for the protection of the BP Trademarks.

4.5 Licensee shall use the BP Trademarks in a manner reasonably calculated to prevent the BP Trademarks from becoming generic.

4.6 Licensee shall not join any name, mark, symbol or logo with the BP Trademarks so as to form a composite trade name or mark, or co-brand or co-promote any Field Product bearing any of the BP Trademarks with any other name, mark, symbol or logo, without obtaining the prior written consent of Licensor.

5.	QUALITY CONTROL

5.1 Neither Licensor nor Licensee shall, nor shall either of them authorize any other Person to, do any act or thing that could reasonably be expected to materially damage the reputation or goodwill of any of the BP Trademarks.

5.2 Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the BP Trademarks at a level in all material respects at least equivalent to the quality of such products (and materials) sold (or used) by Licensor immediately prior to the Effective Date. Without limiting the foregoing, Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the BP Trademarks in all material respects in accordance with the quality standards at each of the Field Product manufacturing plants operated by Licensor immediately prior to the Effective Date (the “Quality Standards”). Licensee shall have Field Products bearing any of the BP Trademarks produced in manufacturing facilities that operate under conditions in compliance with applicable Law.

5.3 Licensee shall, within a reasonably prompt period after receipt, provide to Licensor copies of all material correspondence relating to a material health or product safety concern of any Governmental Entity relating to any of the Field Products which are Commercialized by Licensee bearing any of the BP Trademarks. For the avoidance of doubt, routine inspections or immaterial violations shall not fall within the foregoing.

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5.4 Licensee shall promptly forward to Licensor all material customer or consumer complaints about the Field Products which are Commercialized by Licensee bearing any of the BP Trademarks. If any customer of Licensee conducts an audit of any manufacturing facility at which Licensee produces Field Products bearing any of the BP Trademarks and such audit identifies any deficiencies, then Licensee shall promptly advise Licensor of such audit and such deficiencies, and the corrective actions that Licensee plans to take to address such deficiencies. Licensee shall promptly resolve all such deficiencies, at its own expense, and shall advise Licensor regularly on the status of its corrective actions.

5.5 Licensee shall, at its own expense, have an annual audit of its facilities used to manufacture Field Products bearing any of the BP Trademarks conducted by a third party with reputation or experience reasonably recognized in the industry (e.g., AIB, BRC, SQF or third parties of similarly recognized standing in the applicable region of the Territory where such audit is to be conducted). Licensee shall provide a copy of both the completed third party audit and any corrective action plan to Licensor no later than thirty (30) days from the date each such annual audit occurs. If such audit should find a material deficiency in such manufacturing facilities, Licensee shall promptly take commercially reasonable steps to rectify such deficiencies.

6.	PRODUCT TESTING

6.1 Licensee shall comply in all material respects with all methods of testing raw materials, ingredients, packaging materials and finished products as required by applicable Law.

6.2 Licensee shall conduct, at its own expense, tests and analyses required under Section 6.1, and Licensee shall allow Licensor to review such tests, analyses and their results upon request subject to the confidentiality provisions of Section 18.

7.	SPECIAL MATTERS

7.1 If either Party reasonably believes any Field Products Commercialized by Licensee bearing any of the BP Trademarks may pose a material health or safety risk, or may not comply with any applicable Law relating thereto, such Party shall promptly notify the other Party in writing. Licensee and Licensor shall promptly discuss in good faith, what actions to take to remedy the issues raised in any such notice.

7.2 Licensee may, at its sole discretion, institute and conduct any voluntary or discretionary recall, in the Territory, of any Field Product bearing any of the BP Trademarks. Licensee shall institute and conduct a recall, in the Territory, of any Field Product bearing any of the BP Trademarks to the extent required by Law or Governmental Entity. Licensee shall, immediately upon taking such action, notify Licensor of the timing and procedures for the conduct of any recall by Licensee that involves any Field Product bearing any of the BP Trademarks, whether voluntary or mandated by Law or any Governmental Entity. Licensor acknowledges that Licensee may not have time to notify the other Licensee of such need and such initiation of such

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a recall. In such event, such Licensee may initiate such recall and, as soon thereafter as reasonably possible, such Licensee shall notify Licensor that a recall has been initiated. As soon as reasonably practical after the initiation of a recall, the Parties shall cooperate and coordinate their actions in a reasonable manner in respect thereto. Licensee shall bear its own expenses in connection with such recall.

7.3 Reasonably promptly after Licensee receives any material complaint, judicial service or action, action by a Governmental Authority or the like (“Action”), related to Licensee’s use of the BP Trademarks and such Action is reasonably likely to materially adversely affect Licensor (or any of its other licensees), Licensee shall notify Licensor as soon as reasonably possible, and the Parties shall, to the extent reasonably beneficial, cooperate and coordinate their actions in respect thereto.

7.4 Upon expiration of the Milestone Period, and, if applicable, upon expiration of the Extended Milestone Period, Licensor shall deliver to Licensee a written report reasonably detailing the total amount of sales in the Territory as of the expiration of the Milestone Period or the Extended Milestone Period, as applicable. Upon Licensor’s request and on no less than ten (10) business days prior written notice, Licensee shall permit audits of Licensee’s books and records by Licensor and/or a reputable third-party accounting firm selected by Licensor to determine whether Licensee obtained the Sales Target (or applicable portion thereof). Such audits shall occur during normal business hours. Licensor will seek to avoid unduly disrupting Licensee’s operations during any audit. Licensee shall, in a timely manner, fully cooperate with Licensor and/or the accounting firm and provide them with assistance as they may reasonably request in connection with any audit. Any confidential or proprietary information disclosed pursuant to such an audit shall be considered Confidential Information of Licensee. Any such audit shall be at Licensor’s cost, unless such audit reveals that Licensee did not obtain the Sales Target (or applicable portion thereof) which Licensee claimed to have obtained, in which case Licensee shall pay Licensor’s reasonable out-of-pocket costs of such audit.

8.	ADVERTISING MATERIALS

8.1 Prior to the production of any new advertising, promotional and other materials bearing the BP Trademarks, Licensee shall send Licensor three (3) draft copies or one (1) electronic sample of all such materials at the following email address [to be inserted in execution version] (or such other email address as may be notified in writing to Licensee, together with a reasonable description of Licensee’s proposed use of the same. Licensor shall, in accordance with this Agreement, approve or reject the materials within five (5) Business Days after receipt of such materials. If Licensor does not provide such notice within five (5) Business Days, such materials shall be deemed approved. For the avoidance of doubt, any use of the BP Trademarks on Licensee’s advertising promotional and other materials which has been approved by Licensor (including any such materials used by Licensor prior to the Effective Date) shall not require further approval by Licensor unless Licensee makes a material change to such materials or use. Notwithstanding the foregoing, Licensee shall comply with all applicable Laws relating to advertising, promotions and similar Laws.

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8.2 Notwithstanding anything to the contrary, the Parties acknowledge that the restriction on Territory shall not restrict Licensee from running any advertising or marketing campaigns or related activities, including via online media, where such campaigns are intended for and directed to the Territory but may, due to the nature of the media, also be received outside of the Territory via the Internet, television or other means.

9.	TERM

9.1 The term of this Agreement shall be perpetual and non-terminable (other than as contemplated in Section 10.3 with respect to the Second sub-Territory).

10.	SUSPENSION OF RIGHTS AND TERMINATION

10.1 Each of the following occurrences shall be deemed a “Suspension Event” as relates to the specific Field Products at issue in the specific area of the Territory that is affected:

(a)	either (i) a pattern of adulteration or food pathogens in violation of applicable Law is found in any Field Products Commercialized bearing any of the BP Trademarks or in any other facility where such Field Products are made or kept, such that it poses a significant health and safety risk as demonstrated by independent verifiable lab analysis and Licensee fails to correct the same within fifteen (15) days after receipt of such lab analysis results, or (ii) if such defect is curable but cannot be corrected within such fifteen (15)-day period, Licensee has failed to prepare and begin to implement measures that can reasonably correct such defects within thirty (30) days, and such defects are not then remedied within such thirty (30)-day period; and

(b)	upon any other material breach of this Agreement or material violation of applicable Law such that, if unremedied, the BP Trademarks, Licensor or any other proper licensee of Licensor would be materially harmed, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

10.2 Licensor’s right to issue a notice and cause the suspension of Licensee’s rights under this Agreement pursuant to Section 10.1 shall be subject to the dispute resolution provisions set forth in Section 19. For the avoidance of doubt, no suspension shall occur pursuant to Section 10.1 until a determination is made that a Suspension Event has occurred in accordance with the dispute resolution mechanisms set forth in Section 19.

10.3 If Licensee has not reached the Sales Target at the end of the Milestone Period, then effective six (6) months following the expiration of the Milestone Period, Licensee’s rights under Section 2.2 shall automatically terminate; provided, however, that if Licensee has met ninety percent (90%) of the Sales Target at the end of the Milestone Period, then Licensee’s rights under Section 2.2 shall not terminate and the Milestone Period shall be extended for an additional twelve (12) months following the expiration of the Milestone Period (such additional period, the “Extended Milestone Period”); provided, further, that if Licensee does not meet the Sales Target by the expiration of the Extended Milestone Period, then effective six (6) months following the expiration of the Extended Milestone Period, Licensee’s rights under Section 2.2 shall automatically terminate. Otherwise, upon achievement of the Sales Target as set forth

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above, either within the Milestone Period or within the Extended Milestone Period, as applicable, the license granted to Licensee pursuant to Section 2.2 shall no longer be subject to the achievement of the Sales Target, or any other sales performance criteria. For the avoidance of doubt, the termination of Licensee’s rights under Section 2.2 pursuant to this Section 10.3 shall not affect Licensee’s rights under Section 2.1.

10.4 For the avoidance of doubt, a Party’s obligations with respect to a Suspension Event shall not negate its obligations arising under applicable Law.

11.	CONSEQUENCES OF SUSPENSION EVENT

11.1 Upon the occurrence of a Suspension Event in Section 10.1(a) in respect of any specific Field Product in a specific area of the Territory that is affected, after the applicable cure period has expired, Licensee shall:

(a)	immediately cease all Commercialization of such Field Product and use of the applicable BP Trademarks in respect of such Field Product in such part of the Territory, provided, however, that, Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products; and

(b)	immediately cause all manufacturers, distributors, contractors and sublicensees of Licensee in respect of such Field Product in such affected part of the Territory to cease all Commercialization of such Field Product and use of the applicable BP Trademarks in respect of such Field Product, provided, however, that, such parties may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

11.2 Upon the occurrence of a Suspension Event in Section 10.1(b), after the applicable cure period has expired, Licensee shall suspend the breaching activity giving rise to such Suspension Event (including causing its manufacturers, distributors, contractors and sublicensees to do so as well), provided that (a) such suspension shall be narrowly applied, only as necessary to prevent the continuation of such specific breach (for example, if a breach affects a particular product in a particular part of the Territory, the suspension would affect only that specific item, as opposed to affecting other areas or related products, or if a breach affects a particular advertisement, then use of that particular advertisement would be suspended), and (b) Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

11.3 Once the underlying violation or breach has been remedied, the cessation requirements in Sections 11.1 and 11.2 shall no longer be applicable for the affected product or activity.

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12.	CONSEQUENCES OF TERMINATION

12.1 Upon partial termination of this Agreement pursuant to Section 10.3 (in which case this Section 12 shall only be applicable to the Second Sub-Territory), Licensee shall:

(a)	immediately cease all use of the BP Trademarks, provided, however, that Licensee may dispose of any Field Products bearing the BP Trademarks which are on hand or in production at the time of such termination and may continue use of the BP Trademarks solely and only for the limited purpose of disposing of such product inventory for a period of thirty (30) days after such termination, provided that Licensee disposes of any Field Products bearing the BP Trademarks in accordance with the Quality Standards;

(b)	promptly destroy all materials used for reproducing the BP Trademarks (including without limitation photographic negatives, molds, dies, patterns, printing plates and tooling), except that Licensee shall have a thirty (30)-day period after any such termination to transition away from use of the BP Trademarks;

(c)	within the time period specified in Section 12.1(a), cause any and all manufacturers, distributors, contractors and sublicensees of Licensee to cease all use of the BP Trademarks in connection with the Commercialization of Licensee’s Field Products;

(d)	terminate any sublicensees, subcontracts, co-packing or co-manufacturing agreements granted by Licensee with respect to such terminated Field Products; and

(e)	within thirty (30) days after such termination has taken place, provide Licensor with an affidavit executed by an officer of Licensee attesting that the actions to be taken pursuant to this Section 12.1 have been duly completed by Licensee.

12.2 The termination of the license granted under Section 2.2 shall not affect the remainder of terms and conditions of this Agreement.

13.	LIMITED REPRESENTATIONS AND WARRANTIES

13.1 Each Party represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

(b)	the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

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(c)	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d)	the execution, delivery and performance of this Agreement by it, does not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other Person or any order, judgment or other restriction by which it may be bound.

13.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE BP TRADEMARKS ON AN “AS IS” BASIS.

14.	INDEMNIFICATION

14.1 Indemnification of Licensor. Subject to the terms of this Agreement from and after the Effective Date, Licensee shall indemnify, defend, save and hold harmless Licensor, and its Affiliates and each of its and their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from any Third-Party Claim.

14.2 Claims.

(a)	Upon receipt by the Indemnified Party of notice of any Third-Party Claim, in order for the Indemnified Party to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver written notice thereof to Licensee promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as Licensee may reasonably request. The failure to provide such notice, however, shall not release Licensee from any of its obligations under this Agreement except and only to the extent, if any, that Licensee is actually prejudiced by such failure.

(b)

Licensee shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of Licensee with counsel of recognized standing selected by Licensee and reasonably satisfactory to the Indemnified Party. If Licensee assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If Licensee assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with Licensee in such defense and make available to Licensee all

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witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Licensee. If Licensee assumes the defense, or then has the right to assume the defense thereof in accordance with this Section 14.2(b), of any Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless a final judgment from which no appeal may be taken by or on behalf of Licensee is entered against the Indemnified Party for such Third-Party Claim. If Licensee, after receiving a written notice that complies with Section 14.2(a) of a Third-Party Claim, does not elect to defend such Third-Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Licensee’s expense, to defend such Third-Party Claim (upon providing further written notice to Licensee), subject to the right of Licensee to approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third-Party Claim without the written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed) unless a final appeal from which no appeal may be taken is entered against the Indemnified Party. If an Indemnified Party reasonably determines that it needs to take action concerning a Third-Party Claim earlier than thirty (30) days after receipt of notice of the Third-Party Claim, it shall immediately notify Licensee of such need and provide Licensee a reasonable opportunity to assume the defense of the Third-Party Claim. The Licensee then shall determine as soon as reasonably possible whether to assume the defense of the Third-Party Claim in accordance with this Section 14.2(b).

(c)	Licensee shall use commercially reasonable efforts to cause the Indemnified Party to be dismissed or removed as promptly as practicable from any Third-Party Claim indemnifiable hereunder to the extent based on the use by Licensee of a BP Trademark. Upon such dismissal or removal, and provided the Third-Party Claim is not subsequently reinstated, the obligations of Licensee set forth in Sections 14.2(a) and 14.2(b) shall cease to apply with respect to such Third-Party Claim.

14.3 Certain Limitations.

(a)	Insurance; Tax Benefits.

(i)	For all purposes of this Agreement, “Losses” shall be net of any (A) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

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(ii)	Licensee and the Indemnified Party shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If the Indemnified Party shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, Licensee shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Licensee and the Indemnified Party shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(iii)	All payments made to Licensor pursuant to this Section 14 shall be treated for Tax purposes as adjustments to the portion of the Closing Date Purchase Price (as defined in the Share Purchase Agreement) allocated to the BP Trademarks pursuant to Section 2.2(b) of the Share Purchase Agreement unless otherwise required by applicable Law.

(iv)	Any payments under this Section 14 shall be made free and clear of, and shall not be reduced by, any taxes, levies, imposts, deductions, withholdings, or charges of any nature whatsoever.

(b)	Assignment of Claims. If any Indemnified Party receives any payment from Licensee in respect of any Losses pursuant to this Section 14 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Licensee to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Indemnified Party will, at Licensee’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Licensee or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Potential Contributor being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to Licensee in an amount equal to the aggregate payments made by Licensee to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

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(c)	Limitation on Set-off. No Party shall have any right to set-off any unresolved indemnification claim pursuant to this Agreement against any payment due to such Party pursuant to this Agreement or under any other agreement.

14.4 Share Purchase Agreement. Notwithstanding anything to the contrary, Licensee shall not be subject to any obligation to indemnify an Indemnified Party pursuant to this Section 14 (Indemnification) to the extent Licensee is entitled to indemnification under Section 11.2 of the Share Purchase Agreement with respect to such Third-Party Claim or the facts that gave rise to such Third-Party Claim or to the extent the facts that gave rise to such Third-Party Claim constitute a breach by Seller of any terms, provisions or representations of the Share Purchase Agreement (after giving effect to the representation and warranty and covenant survival periods contained in the Share Purchase Agreement).

15.	TRADEMARK ENFORCEMENT, MAINTENANCE AND DOMAIN NAMES

15.1 Each Party shall notify the other in writing of any material unauthorized use, infringement or dilution of any of the BP Trademarks by others, or of any act or circumstance that might reasonably be expected to materially prejudice the rights in the BP Trademarks, promptly after learning thereof.

15.2 Licensor shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with products other than Field Products sold within the Territory; provided that, if Licensor fails to exercise such right, upon reasonable written advance request from Licensee, and Licensee reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the BP Trademarks or its rights hereunder, or risk a material and adverse effect thereon, then Licensee shall have the right to bring such action in the Territory.

15.3 Licensee shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with Field Products within the Territory; provided that, if Licensee fails to exercise such right, upon reasonably written advance request from Licensor, and Licensor reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the BP Trademarks or its rights reserved hereunder, or to prevent a risk of a material and adverse effect thereon, then Licensor shall have the right to bring such action, or cause Licensee to bring such action, in consultation with Licensor.

15.4 If both Parties are bringing an Enforcement Action pursuant to Sections 15.2 or 15.3 against a single third party or related third parties and (a) a court of competent jurisdiction or other Governmental Entity requires the Parties to consolidate such Enforcement Actions or (b) the Parties otherwise agree and are able to consolidate such Enforcement Actions, the Parties shall cooperate with one another to bring such consolidated action.

15.5 The Party or Parties not bringing the Enforcement Action shall provide reasonable assistance in such Enforcement Action at the enforcing Party’s expense, including in the defense of any counterclaims, at the request of the enforcing Party (including, to the extent reasonably necessary for standing, joining such action as a party).

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15.6 If Licensee brings an Enforcement Action pursuant to Section 15.2 or 15.3, Licensee shall bear the costs, including reimbursement of Licensor’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If Licensor brings an Enforcement Action pursuant to Section 15.2 or 15.3, Licensor shall bear the costs, including reimbursement of Licensee’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If the Parties bring a consolidated Enforcement Action in accordance with Section 15.4, the Parties shall share the costs, including the satisfaction of any judgment for damages or settlement amounts, and the proceeds, including awards or settlements, in connection with such Enforcement Action as reasonably agreed between the Parties based on the relative benefits of the Enforcement Action to each Party. Notwithstanding the foregoing, if Licensee brings an Enforcement Action pursuant to Section 15.2 as a result of Licensor’s unreasonable failure to bring an Enforcement Action, Licensee shall be entitled to recover from Licensor seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action; and conversely, if Licensor brings an Enforcement Action in accordance with Section 15.3 as a result of Licensee’s unreasonable failure to bring an Enforcement Action, Licensor shall be entitled to recover from Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action. As used in this Section 15.6, “costs” and “out of pocket costs” shall include reasonable attorneys’ fees and expenses.

15.7 Prosecution. Unless otherwise agreed in advance with Licensee in writing, Licensor shall prosecute any of the BP Trademarks in the Territory which are pending applications for registration and shall maintain, preserve and renew each of the BP Trademarks in the Territory as it falls due for renewal. Licensee shall, at its expense, promptly execute and return any documents made available to Licensee as required by Licensor to maintain, preserve and renew all registrations for the BP Trademarks in the Territory pursuant to this Section 15. Licensor shall, at Licensee’s reasonable request and expense, prosecute, and thereafter maintain and preserve (a) Trademarks constituting any of the BP Trademarks in the Territory in those jurisdictions for which such Trademarks are not yet registered (or the subject of an application), and (b) Trademarks that would otherwise constitute permitted variations of the BP Trademarks in the Territory; or, if Licensor fails to do the foregoing, Licensee may do so on Licensor’s behalf, and in the name of Licensor, and such Trademarks shall be deemed BP Trademarks under this Agreement. Without limiting the foregoing, Licensor shall not affirmatively abandon or withdraw any BP Trademark without Licensee’s prior written consent, it being understood that a failure by Licensee to use a BP Trademark may result in an abandonment of the same. Additional decisions regarding such applications, registrations, and maintenance of such trademark applications and registrations shall be made by Licensor in accordance with this Agreement.

15.8 Domain Names. Licensee shall not register or use, either on Licensor’s behalf and in Licensor’s name, or on Licensee’s own name and on Licensee’s own behalf, domain names that combine BP Trademarks with other terms. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be

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filed for registration of a domain name, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest in and to any such domain name registered by Licensee and shall do any reasonable action upon request of Licensor to further effectuate the same. For the avoidance of doubt, Licensee may use the BP Trademarks on the websites that it operates or control pursuant to Sections 2.1 and 2.2 subject to this Section 15.8.

16.	COMPLIANCE WITH LAWS

16.1 Licensee shall ensure that its Commercialization of the Field Products under the BP Trademarks, including the labeling, packaging, and advertising and promotional materials thereof, comply in all material respects with all applicable Laws governing the manufacture, packaging, promotion, distribution and sale of the Field Products, including the applicable regulatory authority in the First Sub-Territory and any applicable compliance policy guidelines of the U.S. Food and Drug Administration. Licensor shall ensure that its actions hereunder with respect to the BP Trademarks comply in all material respects will all applicable Laws.

17.	ASSIGNMENT

17.1 Except as set forth herein, Licensee shall not assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without Licensor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensee may assign this Agreement without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (a) Licensee, or (b) Licensee’s U.S. business, in each case upon notice to Licensor.

17.2 If Licensee assigns its rights hereunder with Licensor’s written approval, Licensee shall relinquish its rights with respect to the scope of such assigned rights, and may no longer exercise the foregoing license (or licenses, as applicable) with respect thereto. An assignee of Licensor hereunder, shall agree in writing to the terms and conditions of this Agreement, and a copy of such written agreement shall be delivered to Licensor, and this Agreement shall be deemed amended to reflect such relinquishment of such rights.

17.3 Licensee shall be responsible for reimbursing Licensor for any incremental costs (including reasonable attorneys fees) required to implement quality control measures in connection with, or to enforce contractual obligations against, an assignee of Licensor.

17.4 Any attempt to assign any rights or delegate any obligations under this Agreement without the consent contemplated in Section 2.5 or the approval contemplated in Section 17.1, as applicable, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

18.	CONFIDENTIALITY

18.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care

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as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

18.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

19.	DISPUTE RESOLUTION.

19.1 Dispute. In the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”), the complaining Party shall send written notice to the other Party indicating the nature of the Dispute. Each Party will designate a senior

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executive officer or other authorized party as representative to resolve the Dispute within five (5) days following delivery of notice referred to in this Section 19.1. The executive representatives shall have twenty one (21) days from the expiration of such 5-day time period to resolve the Dispute unless the Parties agree to extend the time period. If the executive representatives cannot resolve the Dispute within the prescribed period, either Party may seek arbitration in accordance with the procedures described below.

19.2 Arbitration Procedures. Any Dispute that cannot be resolved by the procedures described above shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”), in accordance with the ICDR International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by later agreement of the Parties.

19.3 Appointment of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties, such selection to be completed within fifteen (15) days after the delivery of the notice of arbitration. If the Parties cannot mutually agree upon the arbitrator within this time period, then the arbitrator shall be appointed by the ICDR. The arbitrator shall be independent and possess expertise in the relevant area of the Dispute.

19.4 Number and Definition of Disputes. The arbitration may involve one or more Disputes brought by either Party. Each Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.

19.5 Relief. An arbitrator addressing a Dispute under this Agreement shall have the power to grant any relief sought by any Party to the Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and governing law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Sections 10 and 11. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning a Dispute from a court, to remain in effect until such time as the arbitrators resolve the Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 19.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

19.6 Timing of an Arbitrator’s Decision. It is the intent of the Parties that the arbitrator shall use his or her best efforts to issue the final award or awards within 90 days of his or her appointment, unless the complexity of a Dispute reasonably requires additional time for a fair resolution, as determined by the arbitrator. In addition, the Parties may agree to extend this time limit, or the arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.

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19.7 Venue. The place of arbitration shall be New York, New York.

19.8 Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

19.9 Language. The arbitration shall be conducted in English. Notwithstanding the foregoing, either Party may submit testimony or documentary evidence in Spanish, provided that the Party submitting such evidence, at its own cost, also furnishes to the other Party a translation of such evidence (or, in the case of voluminous documentary evidence, of relevant parts of such documentary evidence) into English. Such translations need not be certified.

19.10 Evidence. The Parties agree that the arbitrator shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration.

19.11 Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. If a Party commences a court proceeding seeking to avoid arbitration of a Dispute, and does not prevail, the other Party shall be entitled to recover its costs and reasonable attorneys’ fees in connection with such court proceeding. The foregoing sentence shall not apply to proceedings brought to confirm, modify, correct or vacate an arbitral award.

19.12 Other Disputes. All other Disputes shall be narrowly defined for the arbitrator to make a decision or award as specific and narrow as necessary to address the Dispute at hand.

19.13 Ruling on Suspension. An award shall not include a suspension of use of the BP Trademarks unless the arbitrator finds that a Suspension Event has occurred pursuant to Sections 9 and 10.

19.14 Ruling on Multiple Disputes. For the avoidance of doubt, if multiple Disputes are submitted in a single arbitration, the arbitrator may rule in favor of one Party for all Disputes, or the other Party for all Disputes, or for some Disputes in favor of different Parties.

19.15 Findings and Conclusions. The award rendered by the arbitrator shall include findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Any monetary award rendered by the arbitrator shall be limited to direct and actually incurred damages, and shall exclude consequential damages, incidental damages, punitive damages, indirect damages or damages for lost profits. The arbitrators shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 19.15, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

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19.16 Confidentiality. Except as may be required by applicable Law or court order, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

20.	MISCELLANEOUS

20.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by both of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

20.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Licensee, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

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and

if to Licensor, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

20.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

20.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and all Exhibits hereto (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

20.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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20.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

20.7 Extension; Waiver. Either Party may extend the time for the performance of any of the obligations or other acts of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

20.8 Remedies.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as expressly provided in the next sentence, each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or agreement contained in this Agreement, the non-breaching Party shall be entitled (in addition to any remedy that may be available at Law or in equity) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or agreement or (ii) an injunction restraining such breach or threatened breach.

(b) Each Party agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 20.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

20.9 Authority to Bind. Neither Party shall have the authority to commit the other Party to any binding obligation or to execute, on behalf of the other Party, any agreement, lease or other document creating legal obligations on the part of the other Party, and neither Party shall represent to any third party that it has such authority.

20.10 Force Majeure. Neither Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other Party in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

Sara Lee Corporation

By:

Name:

Title:

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

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Exhibit A

Ball Park Style Guide

The Ball Park Style Guide was previously delivered to and reviewed by Licensee and was redelivered to Licensee as of November 9, 2010.

1

Exhibit B

BP Trademarks

[To Come.]

1

Exhibit D-4: Form of Non-Trademark Intellectual Property Agreement

NON-TRADEMARK IP LICENSE AGREEMENT

THIS NON-TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [            ], 2011 (the “Effective Date”), is made by and between Sara Lee Corporation, a corporation organized under the laws of Maryland (hereafter referred to as “Stella”), and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (hereafter referred to as “Betty”, and together with Stella, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser,” and Stella, as “Seller,” are parties to that certain Share Purchase Agreement with Betty, dated as of November [            ], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser purchased from Seller the Shares (as defined in the Share Purchase Agreement); and

WHEREAS, the Parties desires to grant each other a non-exclusive license to exploit certain Intellectual Property in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1. Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:1

“Additional Businesses” shall mean the development, manufacture, marketing, distribution and/or sale of (i) bagels and English muffins produced at the Arlington, Texas, South Sioux City, Nebraska, and Vernon, California facilities of Stella and its Affiliates, (ii) pan bread produced at the Nashville, Tennessee facility of Stella and its Affiliates, and (iii) stuffing, croutons and bread crumbs produced at the Wisconsin Plant of Stella and its Affiliates, in the case of each of clauses (i), (ii) and (iii), for Stella’s foodservice bakery operations.

“Agreement” shall have the meaning set forth in the first paragraph.

“Advertising Materials” shall mean all advertising, promotional and marketing materials and all packaging, wrapping, and labeling materials (including catalogs, trade advertisements, flyers, labels, package inserts, bags, boxes, coupons, hangtags, and displays, and including any online or website content).

“Betty North America Trademark License Agreement” shall mean that certain trademark license agreement of even date herewith by and among [Licensor], Betty and Stella.

[1]

Note to draft: execution version of Agreement will have the definitions of capitalized terms not already defined herein copied and inserted from the Share Purchase Agreement and the Betty North America Trademark License Agreement.

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“Betty Outside North America Trademark License Agreement” shall mean that certain trademark license agreement of even date herewith by and among [Licensor, Betty and Stella.

“Business” shall mean (i) the development, manufacture, marketing, sale and/or distribution as currently conducted in the Territory by Stella and its Affiliates of bakery products that are fully-baked and delivered to customers as fresh, including white bread, variety bread, bagels, muffins, rolls, buns, snack cakes, English muffins, donuts, sweet rolls, biscuits and cookies, (ii) any royalties or other income producing activity of Stella and its Affiliates associated with the brands formulas and other assets related to the items described in clause (i) above, and (iii) the Additional Businesses. For the avoidance of doubt, the definition of “Business” shall exclude the Excluded Operations.

“Companies” shall mean Sara Lee Bakery Group, Inc., a corporation organized under the laws of the State of Delaware, and Sara Lee Vernon, LLC, a limited liability company organized under the laws of the State of Delaware.

“Companies Advertising Materials” shall mean Advertising Materials owned by the Companies or its Subsidiaries, which, prior to the Effective Date, were used in the conduct of the Excluded Operations.

“Company Non-Trademark IP” shall mean all Intellectual Property (including Companies Advertising Materials), other than Trademarks or domain names, owned by the Companies or its Subsidiaries as of the Effective Date, and which, prior to the Effective Date, was used in the Excluded Operations. For the avoidance of doubt, Company Non-Trademark IP excludes any Intellectual Property used exclusively in the Business prior to the Effective Date.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Excluded Operations” shall mean (i) the development, manufacture, marketing, sale and/or distribution of chilled or frozen products and (ii) any products developed, manufactured or marketed by, or distributed and/or sold through, any of Stella’s or any of its Affiliates’ in-store bakery, frozen bakery and/or foodservice bakery operations, other than the Additional Businesses, in each case including any royalties or other income producing activity of Stella and its Affiliates associated with the brands, formulas and other assets related to any of the items in clause (i) or (ii) above.

“Force Majeure Event” shall have the meaning set forth in Section 9.10.

“New York Courts” shall have the meaning set forth in Section 9.7.

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“Parties” shall have the meaning set forth in the first paragraph, and shall include its permitted successors and permitted assigns.

“Purchaser” shall have the meaning set forth in the recitals.

“Seller” shall have the meaning set forth in the recitals.

“Stella Advertising Materials” shall mean Advertising Materials owned by Stella or its Subsidiaries, which, prior to the Effective Date, were used in the conduct of the Business.

“Seller Non-Trademark IP” shall mean all Intellectual Property (including the Stella Advertising Materials), other than Trademarks or domain names, owned by Seller or its Subsidiaries as of the Effective date, and which, prior to the Effective Date, was used in the Business. Seller Non-Trademark IP excludes any Intellectual Property transferred to Purchaser or its Affiliates pursuant to the Share Purchase Agreement or any Intellectual Property used exclusively in the Excluded Operations prior to the Effective Date.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Stella North America Trademark License Agreement” shall mean that certain trademark license agreement of even date herewith by and among [Licensor], Stella and Betty.

“Stella Outside North America Trademark License Agreement” shall mean that certain trademark license agreement of even date herewith by and among [Licensor], Stella and Betty.

“Territory” shall mean the fifty states of the United States of America and Washington D.C.

1.2. Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE; SUBLICENSE

2.1. License. Subject to the terms and conditions of this Agreement,

(a) Stella grants to Betty a perpetual, non-exclusive, worldwide, irrevocable, non-terminable, non-transferable (except in accordance with Section 6), non-sublicensable (except in accordance with Section 2.3), royalty-free, right and license, under and with respect to the Seller Non-Trademark IP, to make, have made, develop, use, copy, package, create derivative works of, sell, offer for sale, import, distribute, display and otherwise commercially exploit, any products or services.

(b) Each of the Companies grant to Stella a perpetual, non-exclusive worldwide, irrevocable, non-terminable, non-transferable (except in accordance with Section 7), non-sublicensable (except in accordance with Section 2.3), royalty-free, right and license, under and with respect to the Company Non-Trademark IP, to make, have made, develop, use, copy, package, create derivative works of, sell, offer for sale, import, distribute, display and otherwise commercially exploit, any products or services.

2.2. Delivery. To the extent not in Companies’ or Companies Subsidiaries’ possession, and upon their reasonable request within twelve (12) months following the Effective Date, Stella shall, and shall cause its Affiliates existing as of the Effective Date to, use commercially reasonable efforts to deliver the tangible embodiments of the Seller Non-Trademark IP to Betty that were used in connection with the Business prior to the Effective Date, to the extent in Stella’s or Stella’s Subsidiaries reasonable possession and control (and otherwise at the expense of Betty). To the extent not in Stella’s or Stella’s Affiliates’ possession, and upon their reasonable request within twelve (12) months following the Effective Date, Betty shall, and shall cause the Companies and the Companies’ Subsidiaries to, use commercially reasonable efforts to deliver the tangible embodiments of the Company Non-Trademark IP to Stella that were used in connection with Stella’s businesses (other than the Business) by Stella prior to the Effective Date, to the extent in Company’s or the Company’s Subsidiaries reasonable possession and control (and otherwise at the expense of Stella).

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2.3. Sublicense. Each Party may grant sublicenses under the license granted to under this Agreement consistent with the terms under which such Party sublicenses its own Intellectual Property of comparable nature, subject to the terms of Section 7. Neither Party shall have any obligation to account to the other Party for any compensation received with respect to such sublicenses.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY; MODIFICATIONS

3.1. Ownership. Each Party acknowledges that, as between the Parties, Stella or its Affiliates own all right, title, and interest in and to the Seller Non-Trademark IP and Betty or its Affiliates own all right, title, and interest in and to the Company Non-Trademark IP. Except as expressly stated in this Agreement, no ownership interest, other rights, or licenses, express or implied, are granted by one Party to the other Party. Neither Party has, nor shall gain, any ownership interest in the other Party’s Intellectual Property hereunder.

3.2. Modifications. Subject to Stella’s or its Affiliates’ ownership rights in the underlying Seller Non-Trademark IP, as between the Parties, Betty shall own all right, title and interest in and to all modifications and improvements (including derivative works, enhancements and updates) it creates to the Seller Non-Trademark IP. Subject to Betty’s or its Affiliates’ ownership rights in the underlying Company Non-Trademark IP, as between the Parties, Stella shall own all right, title and interest in and to all modifications and improvements (including derivative works, enhancements and updates) it creates to the Company Non-Trademark IP. Neither Party shall have any obligation to provide to the other Party with any such modifications or improvements or to account to the other Party for any use or licensing of such modifications or improvements.

3.3. No Maintenance. Neither Party shall have any responsibility to update, maintain, modify, enhance or support any of the Intellectual Property licensed hereunder.

4.	TERM AND TERMINATION

4.1. The term of this Agreement shall be perpetual and non-terminable.

5.	LIMITED REPRESENTATIONS AND WARRANTIES; DISCLAIMER

5.1. Mutual Representations and Warranties. Each Party represents, warrants and covenants that:

(a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

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(b) the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

(c) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d) the execution, delivery and performance of this Agreement by it, do not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other person or any order, judgment or other restriction by which it may be bound.

5.2. DISCLAIMERS. OTHER THAN (a) AS SET FORTH IN SECTION 5.1 AND (b) IN THE SHARE PURCHASE AGREEMENT (WHICH SHALL BE ADDRESSED SOLELY THROUGH AND SUBJECT TO THE TERMS OF THE SHARE PURCHASE AGREEMENT), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, NOR DOES ANY PARTY REPRESENT THAT SUCH PARTY WILL DEFEND OR INDEMNIFY THE OTHER PARTY IN ANY THIRD-PARTY CLAIMS FOR THE OTHER PARTY’S USE OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, INCLUDING ANY CLAIMS FOR COPYRIGHT, TRADEMARK OR PATENT INFRINGEMENT, TRADE SECRET MISAPPROPRIATION OR ANY OTHER VIOLATION. EXCEPT AS EXPRESSLY SET FORTH (Y) IN THIS AGREEMENT AND (Z) IN THE SHARE PURCHASE AGREEMENT (WHICH SHALL BE ADDRESSED SOLELY THROUGH AND SUBJECT TO THE TERMS OF THE SHARE PURCHASE AGREEMENT), STELLA LICENSES THE SELLER NON-TRADEMARK IP ON AN “AS IS” AND “WHERE IS” BASIS AND BETTY LICENSES THE COMPANY NON-TRADEMARK IP ON AN “AS IS” AND “WHERE IS” BASIS.

6.	ASSIGNMENT

Neither Party may assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed, provided, however, that each Party may assign this Agreement without consent in connection with the merger, acquisition, restructuring or sale of all or substantially all of (a) such Party, or (b) in connection with a Permitted Divestiture (as defined in the applicable Trademark License Agreement with respect to the territory covered by such Trademark License Agreement), provided that in each case all associated obligations are transferred in connection therewith. Any attempt to assign this Agreement or any rights under this Agreement or delegate any obligations under this Agreement without such consent, where such consent is required, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

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7.	CONFIDENTIALITY

7.1. Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a) each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b) no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

(c) each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

7.2. Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a) without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b) was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c) was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d) is independently developed by the recipient; or

(e) is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

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8.	LIMITATION ON LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR MATERIAL BREACHES OF OBLIGATIONS SET FORTH IN SECTION 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES.

9.	MISCELLANEOUS

9.1. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by both of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Betty, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

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with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

if to Stella, to:

[Hudson] Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                  Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

9.3. Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

9.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder or thereunder.

9.5. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or

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other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

9.7. Jurisdiction. To the fullest extent permitted by applicable Law, each Party (a) agrees that any claim, action or proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement shall be brought only in the state courts located in New York County, in the State of New York and the Federal Courts located in the Southern District of New York located in the borough of Manhattan in the City of New York, New York County (collectively, the “New York Courts”), (b) agrees to submit to the exclusive jurisdiction of the New York Courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in clauses (i) or (iii) of Section 9.2 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.8. Extension; Waiver. Either Party may extend the time for the performance of any of the obligations or other acts of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.9. Authority to Bind. Neither Party shall have the authority to commit the other Party to any binding obligation or to execute, on behalf of the other Party, any agreement, lease or other document creating legal obligations on the part of the other Party, and neither Party shall represent to any third party that it has such authority.

9.10. Force Majeure. Neither Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other Party in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

Sara Lee Corporation

By:

Name:

Title:

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

[Signature Page]

Exhibit D-5: Form of Sara Lee North America License Agreement to Seller

NORTH AMERICA TRADEMARK LICENSE AGREEMENT

THIS NORTH AMERICA TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [            ], 2011 (the “Effective Date”), is made by and between [Name of Licensor], a [            ] (hereafter referred to as “Licensor”), Sara Lee Corporation, a corporation organized under the laws of Maryland (hereafter referred to as “Licensee”), and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico, solely for the purposes set forth on the signature page hereto (“Betty”, and together with Licensor and Licensee, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser”, Licensee as “Seller”, and Betty are parties to that certain Share Purchase Agreement, dated as of November [__], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of Sara Lee Bakery Group, Inc. and Sara Lee Vernon, LLC, companies holding certain intellectual property and other assets directed at Commercializing (as hereafter defined) the Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, Licensor is a special purpose entity created pursuant to that certain Limited Liability Company Agreement entered into by Licensee and Betty as of [__];

WHEREAS, pursuant to that certain Contribution Agreement, dated on the date hereof (the “Contribution Agreement”), among Seller, certain Affiliates of Seller and Licensor, Seller and certain Affiliates of Seller contributed to Licensor the Core Trademarks (as hereafter defined), which such Trademarks are directed at Commercializing the Field Products, as well as other products to be Commercialized by Betty and its Affiliates, which such other products are not subject to this Agreement; and

WHEREAS, as a result of the Contribution Agreement, Licensor is the owner of the Core Trademarks; and

WHEREAS, as contemplated by the Share Purchase Agreement and as a material component and condition thereof, Licensor has agreed to grant Licensee the right to use the Licensed Core Trademarks for use in connection with Commercializing the Field Products in the Territory under the terms and conditions hereafter set forth; and

WHEREAS, Licensor is concurrently entering into a trademark license agreement of even date herewith under which Licensor is granting to Betty the right to use the Core Trademarks in connection with Commercializing in the Territory certain products identified in the Brand Perimeter Map (as hereafter defined) (the “Betty License Agreement”).

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NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:1

“Action” shall have the meaning set forth in Section 6.3.

“Agreement” shall have the meaning set forth in the first paragraph.

“Betty” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Betty License Agreement” shall have the meaning set forth in the recitals.

“Brand Identity Book” shall mean those documents set forth in Exhibit C, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Brand Perimeter Map” shall mean the chart set forth in Exhibit A containing the combinations of the product types represented by the rows contained in such Exhibit and the trade channels (identified as “Retail” and “Foodservice” in Exhibit A) within the temperature zones (identified as “Fresh”, “Chilled” and “Frozen” in Exhibit A) represented by the columns contained in such Exhibit, which such chart may be amended from time to time in accordance with this Agreement. For purposes of Exhibit A, “Par-Baked” means Field Products that Licensee Commercializes to retail customers who fully bake such Field Products before Commercializing them to end consumers.

“Commercialize” (together with its correlatives “Commercializing” and “Commercialization”) shall mean, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, online activities, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including through any other means now or hereafter developed.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine-readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Core Trademarks” shall mean any Trademarks and domain names owned or controlled by Licensor.

“Dispute” shall have the meaning set forth in Section 18.1.

[1]	Note to draft: execution version of Agreement will have the definitions of capitalized terms not already defined herein copied and inserted from the Share Purchase Agreement.

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“Effective Date” shall have the meaning set forth in the first paragraph.

“Enforcement Action” shall mean any third party action or proceeding, including infringement, opposition, revocation, invalidity, or cancellation actions, that might be brought with respect to an infringement or dilution of any of the Core Trademarks or in relation to any act or thing which might materially harm the validity or enforceability of, or the goodwill associated with, any of the Core Trademarks.

“Field” shall mean all bakery products, including fresh, chilled, frozen, fully-baked and par-baked products (including the products identified in the Brand Perimeter Map), and including, in any temperature class, retail and foodservice channels (including institutions, restaurants, hotels, vending machines, distributors, etc.).

“Field Products” shall mean all goods and services, including Type 2 Products, but excluding Type 1 Products and No Use Products (unless otherwise agreed by the Parties).

“Force Majeure Event” shall have the meaning set forth in Section 19.9.

“IBA” shall have the meaning set forth in Section 18.10.

“ICDR” shall have the meaning set forth in Section 18.2.

“Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

“Indicative No Use Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map, as “No Use” combinations.

“Indicative Transition Products” shall mean those Indicative Type 1 Products identified on the Brand Perimeter Map as “Brand Transition” designations denoted by an asterisk.

“Indicative Type 1 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Betty’s rights. For the avoidance of doubt, Indicative Type 1 Products shall include those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as “Brand Transition” designations.

“Indicative Type 2 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Licensee’s rights.

“Licensed Core Trademarks” shall mean all Core Trademarks.

“Licensee” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Licensor” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

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“Losses” shall have the meaning set forth in Section 12.3(a)(i).

“No Use Products” shall mean all Indicative No Use Products and any other products within the Field (including those similar to or evolutions of Indicative No Use Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative No Use Products than Indicative Type 1 Products or Indicative Type 2 Products.

“Other Licensee” shall mean any authorized licensee of Licensor with respect to any of the Core Trademarks.

“Permitted Assignee” shall have the meaning set forth in Section 16.1.

“Permitted Divestiture” shall have the meaning set forth in Section 16.1.

“Potential Contributor” shall have the meaning set forth in Section 12.3(b).

“Purchaser” shall have the meaning set forth in the recitals.

“Quality Standards” shall have the meaning set forth in Section 5.2.

“Seller” shall have the meaning set forth in the recitals.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Steering Committee” shall mean the steering committee formed pursuant to the Steering Committee Agreement.

“Steering Committee Agreement” shall mean the Steering Committee Agreement, agreed to by [            ] and [            ] on the same date hereto, and included as an exhibit to the [LLC Agreement].

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever.

“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax rate. The Party receiving such Tax Benefit shall provide the other Party with its calculation of

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such amount, providing sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

“Territory” shall mean Canada, Mexico and the United States of America, in each case including each of their respective territories and possessions.

“Third-Party Claim” shall mean any claim brought by a Person that is not a Party against any Indemnified Party based on use by or on behalf of Licensee or any Affiliate or sublicensee thereof, of the Licensed Core Trademarks in connection with Field Products (including with respect to product liability or Trademark infringement), or based on any product or service using the Core Trademarks that is Commercialized by or on behalf of Licensee or any of its Affiliates.

“Transition Products” shall mean all Indicative Transition Products and any other products within the Field (including those similar to or evolutions of Indicative Transition Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Transition Products than Indicative No Use Products, Indicative Type 1 Products (other than Indicative Transition Products) or Indicative Type 2 Products.

“Type 1 Products” shall mean all Indicative Type 1 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 1 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 1 Products than Indicative Type 2 Products or No Use Products. Notwithstanding the foregoing, Type 1 Products shall exclude Transition Products in the Territory for four (4) years following the Effective Date.

“Type 2 Products” shall mean all Indicative Type 2 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 2 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 2 Products than Indicative Type 1 Products or No Use Products. Notwithstanding the foregoing, Type 2 Products shall include Transition Products in the Territory for four (4) years following the Effective Date.

1.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

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(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee: (a) an exclusive (even as to Licensor, but subject to Section 2.2) perpetual, irrevocable, non-terminable, non-sublicensable (except in accordance with Section 2.4), non-transferable (except in accordance with Section 16), royalty-free license to use the Licensed Core Trademarks in the Territory solely to Commercialize Field Products in the Territory; and (b) an exclusive (even as to Licensor, but subject to Section 2.2 of the Betty License Agreement) four (4) year, irrevocable (except in accordance with Section 2.2), non-terminable (except in accordance with Section 2.2), non-sublicensable (except in accordance with Section 2.4), non-transferable (except in accordance with Section 16), royalty-free license to use the Licensed Core Trademarks in the Territory solely to Commercialize Transition Products in the Territory. Licensee shall not use any of the Licensed Core Trademarks except as expressly provided in this Agreement. Subject to the terms and conditions of this Agreement, the license granted hereunder shall include the right to undertake any business activities incidental or related thereto, including the creation of ancillary promotional materials and merchandise (e.g., materials and merchandise in connection with independent operator (I/O) advertising agreements) related to the Field Products and Transition Products.

2.2 At the end of the four year period specified in Section 2.1(b), Section 2.1(b) shall have no further effect, and Licensee’s exclusive rights to Commercialize Transition Products in the Territory shall terminate.

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2.3 Licensee or its Affiliates may use any of the Licensed Core Trademarks as or as part of a trade name, corporate name, business name or d/b/a.

2.4 Sublicenses.

(a)	Within the Field. Licensee shall not have the right to grant sublicenses under the licenses granted to Licensee under this Agreement within the Field without Licensor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required for sublicenses to (i) Affiliates (for so long as such party remains an Affiliate of Licensee), and (ii) co-packers, distributors and contract manufacturers (including with respect to ancillary promotional materials and merchandise), entered into by Licensee with such parties in the ordinary course of business, or otherwise as permitted in Section 16, provided that with respect to Section 2.4(a)(i), such written sublicenses expressly name Licensor as a third party beneficiary of such sublicenses, providing for Licensor the right to enforce each provision of such sublicenses, and provided that with respect to Section 2.4(a)(ii), such written sublicenses contain usual and customary conditions (including the right to terminate for uncured material breach), consistent with the terms and conditions of this Agreement. In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.4(a)(ii) (which breach shall be deemed a breach of this Agreement), Licensor shall enforce such breach of the terms of this Agreement against Licensee directly, instead of against such sublicensee, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution). In the event of a breach by any sublicensee of any sublicense granted in accordance with Section 2.4(a)(i) (which breach shall be deemed a breach of this Agreement), Licensor may enforce such breach of the terms of this Agreement against Licensee directly, and any dispute related thereto shall be subject to Section 18 (Dispute Resolution).

(b)	Outside the Field. Licensee shall have the right to grant sublicenses under the licenses granted to Licensee under this Agreement outside of the Field without Licensor’s prior written consent. For the sake of clarity, the product category denominated on the Brand Perimeter Map as refrigerated dough shall, for purposes of this Section 2.4 be deemed to be outside the Field.

2.5 Except as otherwise agreed in writing among Licensor, Licensee and Betty, neither Licensee nor Licensor shall use, or permit or direct any Person to use, the Core Trademarks in connection with Commercializing any No Use Products.

3.	OWNERSHIP OF CORE TRADEMARKS

3.1 Licensee acknowledges that, as between the Parties, Licensor owns all right, title, and interest in and to the Core Trademarks and the goodwill, including future goodwill, associated therewith. Except as expressly stated in this Agreement, no other rights, ownership interest or licenses, express or implied, are granted by Licensor to Licensee in respect of the Core Trademarks. Licensee does not have, nor shall gain, any ownership interest in the Core

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Trademarks pursuant to this Agreement. Except as otherwise allowed by the Steering Committee or pursuant to Section 13.7, Licensee shall not adopt, register or attempt to register any trademark, trade name, logo, domain name (other than in accordance with Section 13.8), business name or other designation in the Territory which consists of or comprises the Core Trademarks set forth on Exhibit B or combinations of the Core Trademarks with other Trademarks, or which is confusingly similar to any of the Core Trademarks set forth on Exhibit B without the express written agreement of Licensor. Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the Core Trademarks set forth on Exhibit B in the Territory. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be filed for registration of a Trademark pursuant to Section 13.7, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest thereto. This Section 3.1 shall not be construed to limit Licensor’s rights in and to any of the Core Trademarks under this Agreement or under applicable Law. All rights in and to the Core Trademarks not specifically granted under this Agreement are reserved to Licensor.

3.2 This Agreement shall not apply to any products that do not use any of the Core Trademarks.

4.	USE OF THE LICENSED CORE TRADEMARKS

4.1 Licensee shall affix to all products, packaging material and advertising materials that bear the Licensed Core Trademarks, including Field Products, such symbols (including “TM” and ®) in material accordance with the Brand Identity Book, or as otherwise required or reasonably necessary to allow adequate protection of the Licensed Core Trademarks and the benefits thereof under applicable trademark Laws, provided, that Licensee shall be deemed in compliance with this Section 4.1 if it uses such symbols in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately as of the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks as of the Effective Date, in a manner consistent in all material respects to comparable products, in each case subject to Section 4.3. In addition, with respect to each Field Product bearing any of the Licensed Core Trademarks, Licensee shall use the following legend: “[Licensed Core Trademark] is a registered trademark of [Name of Licensor] used under license” on all packaging of Field Products, but not advertising materials, bearing Licensed Core Trademarks.

4.2 Licensee shall use each of the Licensed Core Trademarks in compliance in all material respects with the visual identity sections of the Brand Identity Book with respect to the format, color, placement and visual use of the Licensed Core Trademarks, as set forth therein, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses such Licensed Core Trademarks in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, subject in each case to Section 4.3. Each use of any of the Licensed Core Trademarks on the Field Products and on labels, packaging, in advertising or otherwise, must reproduce such Licensed Core Trademarks in all material respects in

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accordance with the Brand Identity Book. Licensee shall use commercially reasonable efforts to use each of the Licensed Core Trademarks in accordance with the strategic objectives set forth in the brand strategy sections of the Brand Identity Book, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses the Licensed Core Trademark in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, in each case subject to Section 4.3.

4.3 Notwithstanding Section 4.2, if the Steering Committee elects to amend or otherwise change the Brand Identity Book in accordance with this Agreement, Licensor shall notify Licensee in writing of any such change and Licensee shall conform its use of such Licensed Core Trademarks to such changes after the transition period agreed upon by the Steering Committee. In addition, Licensee shall be entitled to continue using the Licensed Core Trademarks in accordance with the Brand Identity Book before notice of such change is made by Licensor for a period of twelve (12) months following the delivery of notice by Licensor of such change (or any other period required by applicable Law, or agreed upon by the Steering Committee, it being understood that with respect to any other period agreed upon by the Steering Committee, such transition period shall be reasonable under the circumstances), including, unless otherwise precluded by applicable Law, in order to: (a) finish production of Field Products in the process of being manufactured as of the date such notice was delivered, and (b) exhaust any existing inventory of packaging, component parts and other materials bearing the earlier form of the Licensed Core Trademark, existing or under late-stage development as of the date such notice was delivered. Except for changes required to comply with applicable Law, the Steering Committee shall not change the form of any of the Licensed Core Trademarks more than once in any twelve (12) month period.

4.4 Notwithstanding Section 4.1, Licensee shall comply with all notice and marking requirements of all Laws applicable to or necessary for the protection of the Licensed Core Trademarks.

4.5 Licensee shall use the Licensed Core Trademarks in a manner reasonably calculated to prevent the Licensed Core Trademarks from becoming generic.

4.6 Licensee has the right to join any Trademark with the Licensed Core Trademarks so as to form a composite mark, and may co-brand or co-promote any Field Product bearing any of the Licensed Core Trademarks with other Trademarks, provided that such use is consistent with the terms of this Agreement (including use of the Licensed Core Trademarks in compliance in all material respects with the Brand Identity Book). Notwithstanding the foregoing, Licensee shall obtain Licensor’s approval prior to co-branding or co-promoting a Field Product that uses a Licensed Core Mark with a Trademark of a third party where such Trademark or brand competes with products of Betty or its Subsidiaries (including by means of using such competitor’s brands in cross-promotions, as opposed to a comparative advertising context). Other co-branding or co-promotion of Licensed Core Trademarks, whether with Licensee’s brands and products or those of a third party, shall not require Steering Committee approval, but shall be consistent with the terms of this Agreement (including in all material respects in accordance with the Brand

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Identity Book). For the avoidance of doubt, as between the Parties: (a) Licensee owns all right, title, and interest in and to any Trademarks owned or controlled by Licensee (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensee’s Trademarks, express or implied; and (b) Licensor owns all right, title, and interest in and to any Trademarks owned or controlled by Licensor (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensor’s Trademarks, express or implied. No rights, ownership interest or licenses, express or implied, are granted by Licensee to Licensor in respect of such Trademarks.

5.	QUALITY CONTROL

5.1 Neither Licensor nor Licensee shall, nor shall either of them authorize any other Person to, do any act or thing that could reasonably be expected to materially damage the reputation or goodwill of any of the Core Trademarks.

5.2 Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks at a level in all material respects at least equivalent to the quality of such products (and materials) sold (or used) by Licensee immediately prior to the Effective Date, or, if different, at a level commensurate with any written standards set forth by the Steering Committee in accordance with this Agreement provided to Licensee after the Effective Date and upon reasonable notice to Licensee, provided that such modifications do not impose standards more stringent or burdensome on Licensee than those standards Licensor imposes on or enforces against Other Licensees. Without limiting the foregoing, Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in all material respects in accordance with the quality standards at each of the Field Product manufacturing plants operated by Licensee or its Affiliates immediately prior to the Effective Date, or in the case of Field Products that were not produced by Licensee or its Affiliates immediately prior to the Effective Date, in accordance with the quality standards for comparable products or as otherwise promulgated by the Steering Committee with respect to such products (the “Quality Standards”). Licensee shall have Field Products bearing any of the Licensed Core Trademarks produced in manufacturing facilities that operate under conditions in compliance with applicable Law.

5.3 Licensee shall, within a reasonably prompt period after receipt, provide to the Steering Committee copies of all material correspondence relating to a material health or product safety concern of any Governmental Entity relating to any of the Field Products which are Commercialized by Licensee bearing any of the Licensed Core Trademarks. For the avoidance of doubt, routine inspections or immaterial violations shall not fall within the foregoing.

5.4 Licensee shall, at its own expense, have an annual audit of its facilities used to manufacture Field Products bearing any of the Licensed Core Trademarks conducted by a third party with reputation or experience reasonably recognized in the industry (e.g., AIB, BRC or SQF). Licensee shall provide a copy of both the completed third party audit and any corrective action plan to Licensor no later than thirty (30) days from the date each such annual audit occurs. If such audit should find a material deficiency in such manufacturing facilities, Licensee shall promptly take commercially reasonable steps to rectify such deficiencies.

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6.	SPECIAL MATTERS

6.1 If either Party reasonably believes any Field Products Commercialized by Licensee bearing any of the Licensed Core Trademarks may pose a material health or safety risk, or may not comply with any applicable Law relating thereto, such Party shall promptly notify the other Party in writing. The Steering Committee shall discuss in good faith, what actions to take to remedy the issues raised in any such notice.

6.2 Licensee may, at its sole discretion, institute and conduct any voluntary or discretionary recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks. Licensee shall institute and conduct a recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks to the extent required by Law or Governmental Entity. Licensee shall notify Licensor of the timing and procedures for the conduct of any recall by Licensee that involves any Field Product bearing any of the Licensed Core Trademarks, whether voluntary or mandated by Law or any Governmental Entity. Licensor acknowledges that Licensee may not have time to notify Licensor of such need and such initiation of such a recall. In such event, Licensee may initiate such recall and, as soon thereafter as reasonably possible, Licensee shall notify Licensor that a recall has been initiated. As soon as reasonably practical after the initiation of a recall, the Parties shall cooperate and coordinate their actions in a reasonable manner in respect thereto. Licensee shall bear its own expenses in connection with such recall.

6.3 Reasonably promptly after Licensee receives any material complaint, judicial service or action, action by a Governmental Authority or the like (“Action”), related to Licensee’s use of any of the Licensed Core Trademarks and such Action is reasonably likely to materially adversely affect Licensor (or any Other Licensee), Licensee shall notify Licensor as soon as reasonably possible, and the Parties shall, to the extent reasonably beneficial, cooperate and coordinate their actions in respect thereto.

7.	ADVERTISING MATERIALS

7.1 Production and use of existing or new advertising, promotional, packaging, website or other materials bearing the Licensed Core Trademarks shall comply with the terms of this Agreement (including Section 4 and applicable Law). However, no submission to or review by Licensor shall be required.

7.2 Notwithstanding anything to the contrary, the Parties acknowledge that the restriction on Territory shall not restrict Licensee from running any advertising or marketing campaigns or related activities, including via online media, where such campaigns are intended for and directed to the Territory but may, due to the nature of the media, also be received outside of the Territory via the Internet, television or other means.

8.	TERM

8.1 The term of this Agreement shall be perpetual and non-terminable.

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9.	SUSPENSION OF RIGHTS

9.1 Each of the following occurrences shall be deemed a “Suspension Event” as relates to the specific Field Products at issue in the specific area of the Territory that is affected:

(a)	either (i) a pattern of adulteration or food pathogens in violation of applicable Law is found in any Field Products Commercialized bearing any of the Licensed Core Trademarks or in any other facility where such Field Products are made or kept, such that it poses a significant health and safety risk as demonstrated by independent verifiable lab analysis and Licensee fails to correct the same within fifteen (15) days after receipt of such lab analysis results or (ii) if such defect is curable but cannot be corrected within such fifteen (15) day period, Licensee has failed to prepare and begin to implement measures that can reasonably correct such defects within thirty (30) days, and such defects are not then remedied within such thirty (30) day period; and

(b)	upon any other material breach of this Agreement or material violation of applicable Law such that, if unremedied, the Licensed Core Trademarks, Licensor or any other proper licensee of Licensor would be materially harmed, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

9.2 Licensor’s right to issue a notice and cause the suspension of Licensee’s rights under this Agreement pursuant to Section 9.1 shall be subject to the dispute resolution provisions set forth in Section 18. For the avoidance of doubt, no suspension shall occur pursuant to Section 9.1 until a determination is made that a Suspension Event has occurred in accordance with the dispute resolution mechanisms set forth in Section 18.

9.3 For the avoidance of doubt, a Party’s obligations with respect to a Suspension Event shall not negate its obligations arising under applicable Law.

10.	CONSEQUENCES OF SUSPENSION EVENT

10.1 Upon the occurrence of a Suspension Event in Section 9.1(a) in respect of any specific Field Product in a specific area of the Territory that is affected, after the applicable cure period has expired, Licensee shall:

(a)	immediately cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product in such part of the Territory, provided, however, that, Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products; and

(b)	immediately cause all manufacturers, distributors, contractors and sublicensees of Licensee in respect of such Field Product in such affected part of the Territory to cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product, provided, however, that, such parties may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

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10.2 Upon the occurrence of a Suspension Event in Section 9.1(b), after the applicable cure period has expired, Licensee shall suspend the breaching activity giving rise to such Suspension Event (including causing its manufacturers, distributors, contractors and sublicensees to do so as well), provided that (a) such suspension shall be narrowly applied, only as necessary to prevent the continuation of such specific breach (for example, if a breach affects a particular product in a particular part of a country, the suspension would affect only that specific item, as opposed to affecting other areas or related products, or if a breach affects a particular advertisement, then use of that particular advertisement would be suspended), and (b) Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.3 Once the underlying violation or breach has been remedied, the cessation requirements in Sections 10.1 and 10.2 shall no longer be applicable for the affected product or activity.

11.	LIMITED REPRESENTATIONS AND WARRANTIES

11.1	Each Party represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

(b)	the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

(c)	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d)	the execution, delivery and performance of this Agreement by it, does not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other Person or any order, judgment or other restriction by which it may be bound.

11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE LICENSED CORE TRADEMARKS ON AN “AS IS” BASIS.

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12.	INDEMNIFICATION

12.1 Indemnification of Licensor and Other Licensee. Subject to the terms of this Agreement:

(a)	From and after the Effective Date, Licensee shall indemnify, defend, save and hold harmless Licensor, Other Licensees and their Affiliates and each of its and their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from any Third-Party Claim.

(b)	If a Third-Party Claim is brought with respect to use of Licensee’s and any Other Licensee’s use of the Licensed Core Trademarks (including their respective Affiliates or sublicensees), the costs of defending against the claim, and the satisfaction of judgment for damages, will be allocated (i) as reasonably agreed among Licensee and the Other Licensees based on the relative size of any damage award if damages are awarded against them, or on the relative amount of settlement amounts paid if there is a settlement in which such parties pay a settlement amount, or (ii) as determined pursuant to Section 18. If one party pays an amount based on a settlement agreement and any other party pays an amount based on a damages award, the costs of defending the suit shall be allocated based on the relative amounts paid. If only one party pays any amount in settlement or based on a damages award, that party shall pay the entire costs of defending the suit. If no party pays any amount as a damages award or in settlement, then the parties shall allocate equally the costs of defending the suit. Notwithstanding the above, the parties may agree to allocate the costs of suit on any other basis if they voluntarily agree to do so.

12.2 Claims.

(a)	Upon receipt by an Indemnified Party of notice of any Third-Party Claim, in order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall deliver written notice thereof to Licensee promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as Licensee may reasonably request. The failure to provide such notice, however, shall not release Licensee from any of its obligations under this Agreement except and only to the extent, if any, that Licensee is actually prejudiced by such failure.

(b)

Licensee shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of Licensee with counsel of recognized standing selected by Licensee and reasonably satisfactory to the Indemnified Party. If Licensee assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to

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employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If Licensee assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with Licensee in such defense and make available to Licensee all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Licensee. If Licensee assumes the defense, or then has the right to assume the defense thereof in accordance with this Section 12.2(b), of any Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless a final judgment from which no appeal may be taken by or on behalf of Licensee is entered against the Indemnified Party for such Third-Party Claim. If Licensee, after receiving a written notice that complies with Section 12.2(a) of a Third-Party Claim, does not elect to defend such Third-Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Licensee’s expense, to defend such Third-Party Claim (upon providing further written notice to Licensee), subject to the right of Licensee to approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third-Party Claim without the written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed) unless a final appeal from which no appeal may be taken is entered against the Indemnified Party. If an Indemnified Party reasonably determines that it needs to take action concerning a Third-Party Claim earlier than thirty (30) days after receipt of notice of the Third-Party Claim, it shall immediately notify Licensee of such need and provide Licensee a reasonable opportunity to assume the defense of the Third-Party Claim. Licensee then shall determine as soon as reasonably possible whether to assume the defense of the Third-Party Claim in accordance with this Section 12.2(b).

(c)	Licensee shall use commercially reasonable efforts to cause the Indemnified Party to be dismissed or removed as promptly as practicable from any Third-Party Claim indemnifiable hereunder to the extent based on the use by Licensee of a Licensed Core Trademark. Upon such dismissal or removal, and provided the Third-Party Claim is not subsequently reinstated, the obligations of Licensee set forth in Sections 12.2(a) and 12.2(b) shall cease to apply with respect to such Third-Party Claim.

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12.3 Certain Limitations.

(a)	Insurance; Tax Benefits.

(i)	For all purposes of this Agreement, “Losses” shall be net of any (A) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(ii)	Licensee and the Indemnified Party shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If the Indemnified Party shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, Licensee shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Licensee and the Indemnified Party shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(iii)	All payments made to Betty pursuant to this Section 12 shall be treated for Tax purposes as adjustments to the portion of the Closing Date Purchase Price (as defined in the Share Purchase Agreement) allocated to the Licensed Core Trademarks pursuant to Section 2.2(b) of the Share Purchase Agreement unless otherwise required by applicable Law.

(iv)	Any payments under this Section 12 shall be made free and clear of, and shall not be reduced by, any taxes, levies, imposts, deductions, withholdings, or charges of any nature whatsoever.

(b)

Assignment of Claims. If any Indemnified Party receives any payment from Licensee or any Other Licensee in respect of any Losses pursuant to this Section 12 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Licensee or any Other Licensee, as applicable, to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Indemnified Party will, at Licensee’s or any Other Licensee’s

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direction and expense, as applicable, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Licensee, any Other Licensee or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Potential Contributor being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to Licensee or any Other Licensee, as applicable, in an amount equal to the aggregate payments made by Licensee or any Other Licensee, as applicable, to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

(c)	Limitation on Set-off. No Party shall have any right to set-off any unresolved indemnification claim pursuant to this Agreement against any payment due to such Party pursuant to this Agreement or under any other agreement.

12.4 Share Purchase Agreement. Notwithstanding anything to the contrary, Licensee shall not be subject to any obligation to indemnify an Indemnified Party pursuant to this Section 12 (Indemnification) to the extent Licensee is entitled to indemnification under Section 11.2 of the Share Purchase Agreement with respect to such Third-Party Claim or the facts that gave rise to such Third-Party Claim or to the extent the facts that gave rise to such Third-Party Claim constitute a breach by Seller of any terms, provisions or representations of the Share Purchase Agreement (after giving effect to the representation and warranty and covenant survival periods contained in the Share Purchase Agreement).

13.	TRADEMARK ENFORCEMENT, MAINTENANCE AND DOMAIN NAMES

13.1 Each Party shall notify the other in writing of any material unauthorized use, infringement or dilution of any of the Core Trademarks by others, or of any act or circumstance that might reasonably be expected to materially prejudice the rights in the Core Trademarks, promptly after learning thereof.

13.2 As between Licensor and Licensee, Licensor shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with products other than Field Products sold within the Territory; provided that, if Licensor fails to exercise such right, upon reasonable written advance request from Licensee, and Licensee reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Core Trademarks or its rights hereunder, or risk a material and adverse effect thereon, then Licensee shall have the right to bring such action in the Territory, or cause Licensor to bring such action in the Territory, in consultation with the Steering Committee.

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13.3 Licensee shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with Field Products within the Territory; provided that, if Licensee fails to exercise such right, upon reasonably written advance request from Licensor, and Licensor reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Licensed Core Trademarks or its rights reserved hereunder, or to prevent a risk of a material and adverse effect thereon, then Licensor shall have the right to bring such action, or cause Licensee to bring such action, in consultation with the Steering Committee.

13.4 If both Parties are bringing an Enforcement Action pursuant to Section 13.2 or 13.3 against a single third party or related third parties and (a) a court of competent jurisdiction or other Governmental Entity requires the Parties to consolidate such Enforcement Actions or (b) the Parties otherwise agree and are able to consolidate such Enforcement Actions, the Parties shall cooperate with one another to bring such consolidated action, in consultation with the Steering Committee.

13.5 The Party or Parties not bringing the Enforcement Action shall provide reasonable assistance in such Enforcement Action at the enforcing Party’s expense, including in the defense of any counterclaims, at the request of the enforcing Party (including, to the extent reasonably necessary for standing, joining such action as a party).

13.6 If Licensee brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensee shall bear the costs, including reimbursement of Licensor’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If Licensor brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensor shall bear the costs, including reimbursement of Licensee’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If the Parties bring a consolidated Enforcement Action in accordance with Section 13.4, the Parties shall share the costs, including the satisfaction of any judgment for damages or settlement amounts, and the proceeds, including awards or settlements, in connection with such Enforcement Action as reasonably agreed between the Parties based on the relative benefits of the Enforcement Action to each Party. Notwithstanding the foregoing, if Licensee brings an Enforcement Action pursuant to Section 13.2 as a result of Licensor’s unreasonable failure to bring an Enforcement Action, Licensee shall be entitled to recover from the applicable Other Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action; and conversely, if Licensor or an Other Licensee brings an Enforcement Action in accordance with Section 13.3 as a result of Licensee’s unreasonable failure to bring an Enforcement Action, Licensor and the applicable Other Licensees shall be entitled to recover from Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action. As used in this Section 13.6, “costs” and “out of pocket costs” shall include reasonable attorneys’ fees and expenses.

13.7 Prosecution. Unless otherwise agreed in advance with Licensee in writing, Licensor shall prosecute any of the Licensed Core Trademarks in the Territory which are pending applications for registration and shall maintain, preserve and renew each of the Licensed Core Trademarks in the Territory as it falls due for renewal. Licensee shall, at its expense, promptly execute and return any documents made available to Licensee as required by Licensor to maintain, preserve and renew all registrations for the Licensed Core Trademarks in the Territory pursuant to this

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Section 13. Licensor shall, at Licensee’s reasonable request and expense, prosecute, and thereafter maintain and preserve (a) Trademarks constituting any of the Licensed Core Trademarks in the Territory in those jurisdictions for which such Trademarks are not yet registered (or the subject of an application), and (b) Trademarks that would otherwise constitute permitted variations of the Core Trademarks in the Territory; or, if Licensor fails to do the foregoing, Licensee may do so on Licensor’s behalf, and in the name of Licensor, and such Trademarks shall be deemed Licensed Core Trademarks under this Agreement. Without limiting the foregoing, Licensor shall not affirmatively abandon or withdraw any Licensed Core Trademark without Licensee’s prior written consent, it being understood that a failure by Licensee to use a Licensed Core Trademark may result in an abandonment of the same. Additional decisions regarding such applications, registrations, and maintenance of such trademark applications and registrations shall be made by the Steering Committee in accordance with this Agreement.

13.8 Domain Names. Licensee may use and register, on Licensor’s behalf and in the name of Licensor, domain names that combine Licensed Core Trademarks with other terms that a consumer would reasonably believe to relate to the scope of Licensee’s rights hereunder. To the extent any such domain name might reasonably be believed to otherwise or also refer to or constitute Type 1 Products or No Use Products, Licensee shall obtain the advance consent of the Steering Committee before using any such registered domain name for any purpose, including the Commercialization of Field Products. Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest in and to any domain name registered by Licensee in accordance with this Section 13.8 and shall do any reasonable action upon request of Licensor to further effectuate the same, provided that other than domain names that might reasonably be believed to otherwise refer to or constitute Type 1 Products or No Use Products, Licensee shall retain operational control over any such domain names and any systems supporting or providing services in connection with such domain names. For the avoidance of doubt, Licensee shall be under no obligation to assign or otherwise transfer to Licensor any right, title or interest in any website (or its content) owned or controlled by Licensee under such domain name. In addition, Licensor and Licensee shall, through the Steering Committee, cooperate to coordinate cross-linking activities between themselves and Other Licensees, to facilitate the desired consumer experience consistent with the Parties’ rights hereunder. With respect to the use of domain names that include the second-level domain “saraleebakery” and confusingly similar derivations thereof, the Parties agree that any such use by Licensee and applicable Other Licensees shall be coordinated use, and such use shall be coordinated through and subject to the approval of the Steering Committee.

14.	COMPLIANCE WITH LAWS

Licensee shall ensure that its Commercialization of the Field Products under the Licensed Core Trademarks, including the labeling, packaging, and advertising and promotional materials thereof, comply in all material respects with all applicable Laws governing the manufacture, packaging, promotion, distribution and sale of the Field Products, including any applicable compliance policy guidelines of the U.S. Food and Drug Administration in the United States and the applicable regulatory authority in jurisdictions in the Territory outside the United States. Licensor shall ensure that its actions hereunder with respect to the Licensed Core Trademarks comply in all material respects will all applicable Laws.

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15.	INTENTIONALLY OMITTED

16.	ASSIGNMENT

16.1 Except as set forth herein, no Party (nor any permitted assignee of this Agreement) shall assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Parties’ prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensee may assign (in whole or, in connection with Section 16.1(b), in part) the licenses granted under this Agreement, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (a) Licensee, or (b) any product or services category (e.g., meats, desserts, food services, frozen dinners, ice cream, refrigerated dough) using the Licensed Core Trademarks in any portion of the Territory or any other product or services category now in existence or developed by or on behalf of Licensee (each of the foregoing, a “Permitted Divestiture”). A third party receiving the assignment in connection with this Section 16.1(a) or Section 16.1(b), is a “Permitted Assignee”).

16.2 Unless Licensor otherwise consents, if Licensee assigns this Agreement in whole or in part pursuant to Section 16.1(a), such Permitted Assignee shall assume Licensee’s rights under the Steering Committee Agreement (in which case, Licensee shall no longer retain any rights under such agreement). For all other Permitted Assignees, the Steering Committee Agreement shall not be deemed included within the scope of rights granted therein, and Licensee shall reserve such rights to itself. With respect to any Permitted Divestiture, a Permitted Assignee shall agree in writing to the terms, conditions and obligations under this Agreement, and a copy of such written agreement (and the applicable scope of such rights) shall be delivered to Licensor, and this Agreement shall be deemed amended to reflect such relinquishment of such rights.

16.3 Licensee shall be responsible for reimbursing Licensor for any incremental costs (including reasonable attorneys fees) required to implement quality control measures in connection with, or to enforce contractual obligations against, a Permitted Assignee.

16.4 Any attempt to assign any rights or delegate any obligations under this Agreement without the consent contemplated in Section 2.4 or this Section 16, as applicable, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

17.	CONFIDENTIALITY

17.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

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(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

17.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

18.	DISPUTE RESOLUTION.

18.1 Dispute. In the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”), the complaining Party shall first present the Dispute to the Steering Committee for resolution. The Steering Committee will attempt to resolve the Dispute within 30 days after the written notification by a Party seeking resolution of

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such Dispute, unless the Parties agree to an extended time period. If the Steering Committee is unable to resolve any Dispute that properly comes before it within 30 days after the written notification by Licensee seeking resolution of such Dispute, unless the Parties agree to an extended time period, each Party shall designate a senior executive officer as representative to resolve the Dispute within five (5) days after the expiration of such 30-day time period. The executive representatives shall have twenty one (21) days from the expiration of such 5-day time period to resolve the Dispute unless the Parties agree to extend the time period. If the executive representatives cannot resolve the Dispute within the prescribed period, either Party may seek arbitration in accordance with the procedures described below.

18.2 Arbitration Procedures. Any Dispute that cannot be resolved by the procedures described above shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”), in accordance with the ICDR International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by later agreement of the Parties.

18.3 Appointment of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties, such selection to be completed within fifteen (15) days after the delivery of the notice of arbitration. If the Parties cannot mutually agree upon the arbitrator within this time period, then the arbitrator shall be appointed by the ICDR. The arbitrator shall be independent and possess expertise in the relevant area of the Dispute.

18.4 Number and Definition of Disputes. The arbitration may involve one or more Disputes brought by either Party. Each Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.

18.5 Relief. An arbitrator addressing a Dispute under this Agreement shall have the power to grant any relief sought by any Party to the Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and governing law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Sections 9 and 10. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning a Dispute from a court, to remain in effect until such time as the arbitrators resolve the Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.6 Timing of an Arbitrator’s Decision. It is the intent of the Parties that the arbitrator shall use his or her best efforts to issue the final award or awards within 90 days of his or her appointment, unless the complexity of a Dispute reasonably requires additional time for a fair resolution, as determined by the arbitrator. In addition, the Parties may agree to extend this time limit, or the arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.

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18.7 Venue. The place of arbitration shall be New York, New York.

18.8 Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

18.9 Language. The arbitration shall be conducted in English. Notwithstanding the foregoing, either Party may submit testimony or documentary evidence in Spanish, provided that the Party submitting such evidence, at its own cost, also furnishes to the other Party a translation of such evidence (or, in the case of voluminous documentary evidence, of relevant parts of such documentary evidence) into English. Such translations need not be certified.

18.10 Evidence. The Parties agree that the arbitrator shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration.

18.11 Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. If a Party commences a court proceeding seeking to avoid arbitration of a Dispute and does not prevail, the other Party shall be entitled to recover its costs and reasonable attorneys’ fees in connection with such court proceeding. The foregoing sentence shall not apply to proceedings brought to confirm, modify, correct or vacate an arbitral award.

18.12 Classification of Products. For Disputes as to whether or not a product is a Field Product, the complaining Party shall narrowly define the Dispute for resolution with respect to the specific product at issue (including its nature, trade channel and temperature class), and the arbitrator’s decision shall be limited to classifying the specific product at issue as either a “Type 1 Product,” and hence a Field Product, or a “Type 2 Product,” or a “No Use Product” and hence not a Field Product. Once a product in dispute is subject to such determination by the arbitrator, it shall be deemed added to the Brand Perimeter Map as an Indicative Type 1 Product, Indicative Type 2 Product or No Use Product, based on the arbitrator’s decision. The foregoing shall not preclude the arbitrator for further awarding damages after such determination, if appropriate, subject to Section 18.15.

18.13 Other Disputes. All other Disputes shall be narrowly defined for the arbitrator to make a decision or award as specific and narrow as necessary to address the Dispute at hand.

18.14 Ruling on Suspension. An award shall not include a suspension of use of the Licensed Core Trademarks unless the arbitrator finds that a Suspension Event has occurred pursuant to Sections 9 and 10.

18.15 Ruling on Multiple Disputes. For the avoidance of doubt, if multiple Disputes are submitted in a single arbitration, the arbitrator may rule in favor of one Party for all Disputes, or the other Party for all Disputes, or for some Disputes in favor of different Parties.

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18.16 Findings and Conclusions. The award rendered by the arbitrator shall include findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Any monetary award rendered by the arbitrator shall be limited to direct and actually incurred damages, and shall exclude consequential damages, incidental damages, punitive damages, indirect damages or damages for lost profits. The arbitrators shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.16, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.17 Confidentiality. Except as may be required by applicable Law or court order, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

19.	MISCELLANEOUS

19.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

19.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Betty, to:

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

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with a copy to (which shall not constitute notice):

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

if to Licensor, to:

[SPV]

[Address]

[City, State Zip]

Attention:

Telephone:

Facsimile:

and

if to Licensee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

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with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                   Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

19.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

19.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and all Exhibits hereto, together with the Steering Committee Agreement, (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

19.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19.7 Extension; Waiver. Any Party may extend the time for the performance of any of the obligations or other acts of any of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

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19.8 Authority to Bind. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

19.9 Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other affected Party or Parties in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

[LICENSOR]

By:

Name:

Title:

Sara Lee Corporation

By:

Name:

Title:

Executed and delivered on the Effective Date (solely for the purposes of Section 12 and 13.6 of this Agreement).

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

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Exhibit A

Brand Perimeter Map

Schedule Exhibit: Brand Perimeter Map

1

Exhibit B

Certain Core Trademarks

SARA LEE (word mark)

NOBODY DOESN’T LIKE SARA LEE (word mark)

1

Exhibit C

Brand Identity Book

The Brand Identity Book was previously delivered to and reviewed by Licensee and was redelivered to Licensee as of November 9, 2010.

1

Exhibit D-6: Form of Sara Lee Outside North America

License Agreement to Seller

OUTSIDE NORTH AMERICA TRADEMARK LICENSE AGREEMENT

THIS OUTSIDE NORTH AMERICA TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated [            ], 2011 (the “Effective Date”), is made by and between [Name of Licensor], a [            ] (hereafter referred to as “Licensor”), Sara Lee Corporation, a corporation organized under the laws of Maryland (hereafter referred to as “Licensee”), and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico, solely for the purposes set forth on the signature page hereto (“Betty”, and together with Licensor and Licensee, the “Parties”).

WHEREAS, BBU, Inc. a corporation incorporated under the laws of the State of Delaware, as “Purchaser”, Licensee as “Seller”, and Betty are parties to that certain Share Purchase Agreement, dated as of November [            ], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of Sara Lee Bakery Group, Inc. and Sara Lee Vernon, LLC, companies holding certain intellectual property and other assets directed at Commercializing (as hereafter defined) the Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, Licensor is a special purpose entity created pursuant to that certain Limited Liability Company Agreement entered into by Licensee and Betty as of [        ];

WHEREAS, pursuant to that certain Contribution Agreement, dated on the date hereof (the “Contribution Agreement”), among Seller, certain Affiliates of Seller and Licensor, Seller and certain Affiliates of Seller contributed to Licensor the Core Trademarks (as hereafter defined), which such Trademarks are directed at Commercializing the Field Products, as well as other products Commercialized by Betty and its Affiliates, which such other products are not subject to this Agreement; and

WHEREAS, as a result of the Contribution Agreement, Licensor is the owner of the Core Trademarks; and

WHEREAS, as contemplated by the Share Purchase Agreement and as a material component and condition thereof, Licensor has agreed to grant Licensee the right to use the Licensed Core Trademarks for use in connection with Commercializing the Field Products in the Territory under the terms and conditions hereafter set forth; and

WHEREAS, Licensor is concurrently entering into a trademark license agreement (“North America Trademark License Agreement”) of even date herewith under which Licensor is granting to Licensee the right to use the Core Trademarks in connection with Commercializing the Field Products in the United States, Canada and Mexico; and

WHEREAS, Licensor is concurrently entering into a trademark license agreement of even date herewith under which Licensor is granting to Betty the right to use the Core Trademarks in connection with Commercializing in the Territory certain products identified in the Brand Perimeter Map (as hereafter defined) (the “Betty License Agreement”).

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NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:1

“Action” shall have the meaning set forth in Section 6.3.

“Agreement” shall have the meaning set forth in the first paragraph.

“Betty” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Betty License Agreement” shall have the meaning set forth in the recitals.

“Brand Identity Book” shall mean those documents set forth in Exhibit C, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Brand Perimeter Map” shall mean the chart set forth in Exhibit A containing the combinations of the product types represented by the rows contained in such Exhibit and the trade channels (identified as “Retail” and “Foodservice” in Exhibit A) within the temperature zones (identified as “Fresh”, “Chilled” and “Frozen” in Exhibit A) represented by the columns contained in such Exhibit, which such chart may be amended from time to time in accordance with this Agreement. For purposes of Exhibit A, “Par-Baked” means Field Products that Licensee Commercializes to retail customers who fully bake such Field Products before Commercializing them to end consumers.

“Commercialize” (together with its correlatives “Commercializing” and “Commercialization”) shall mean, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, online activities, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including through any other means now or hereafter developed.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic or machine readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Agreement. For the avoidance of doubt, the terms and conditions of this Agreement shall be considered Confidential Information.

[1]	Note to draft: execution version of Agreement will have the definitions of capitalized terms not already defined herein copied and inserted from the Share Purchase Agreement.

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“Contribution Agreement” shall have the meaning set forth in the recitals.

“Core Trademarks” shall mean any Trademarks and domain names owned or controlled by Licensor.

“Dispute” shall have the meaning set forth in Section 18.1.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Enforcement Action” shall mean any third party action or proceeding, including infringement, opposition, revocation, invalidity, or cancellation actions, that might be brought with respect to an infringement or dilution of any of the Core Trademarks or in relation to any act or thing which might materially harm the validity or enforceability of, or the goodwill associated with, any of the Core Trademarks.

“Field” shall mean all bakery products, including fresh, chilled, frozen, fully-baked and par-baked products (including the products identified in the Brand Perimeter Map), and including, in any temperature class, retail and foodservice channels (including institutions, restaurants, hotels, vending machines, distributors, etc.).

“Field Products” shall mean all goods and services, including Type 2 Products, but excluding Type 1 Products and No Use Products (unless otherwise agreed by the Parties).

“Force Majeure Event” shall have the meaning set forth in Section 19.9.

“IBA” shall have the meaning set forth in Section 18.10.

“ICDR” shall have the meaning set forth in Section 18.2.

“Indemnified Parties” shall have the meaning set forth in Section 12.1(a).

“Indicative No Use Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map, as “No Use” combinations.

“Indicative Type 1 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Betty’s rights. For the avoidance of doubt, Indicative Type 1 Products shall include those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as “Brand Transition” designations.

“Indicative Type 2 Products” shall mean those products (as relates to particular temperature classes and trade channels) identified on the Brand Perimeter Map as falling within Licensee’s rights.

“Licensed Core Trademarks” shall mean all Core Trademarks.

“Licensee” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

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“Licensor” shall have the meaning set forth in the first paragraph and shall include its permitted successors and permitted assigns.

“Losses” shall have the meaning set forth in Section 12.3(a)(i).

“No Use Products” shall mean all Indicative No Use Products and any other products within the Field (including those similar to or evolutions of Indicative No Use Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative No Use Products than Indicative Type 1 Products or Indicative Type 2 Products.

“North America Trademark License Agreement” shall have the meaning set forth in the recitals.

“Other Licensee” shall mean any authorized licensee of Licensor with respect to any of the Core Trademarks.

“Permitted Assignee” shall have the meaning set forth in Section 16.2.

“Permitted Divestiture” shall have the meaning set forth in Section 16.2.

“Potential Contributor” shall have the meaning set forth in Section 12.3(a)(iii).

“Purchaser” shall have the meaning set forth in the recitals.

“Quality Standards” shall have the meaning set forth in Section 5.2.

“Seller” shall have the meaning set forth in the recitals.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Tax” or “Taxes” shall mean all taxes, however denominated, including any additions to taxes, interest, penalties, fines or other amounts imposed by any Governmental Entity that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes including U.S. federal income taxes and state income taxes, alternative minimum taxes, estimated taxes, license taxes, windfall profits taxes, payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, goods and services taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, registration taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, customs, duties, escheat obligations and other obligations of the same or of a similar nature, severance, premium, capital stock, profits, disability, add-on minimum and margin, or other tax of any kind whatsoever.

“Tax Benefit” shall mean the net present value (based on a six percent (6%) discount rate) of any reasonably expected reduction in actual cash Tax liability of a Party (or a group of corporations including the Party) (including by deduction, reduction of income by virtue of increased Tax basis, entitlement of refund, credit or otherwise) assuming a forty percent (40%) effective tax rate. The Party receiving such Tax Benefit shall provide the other Party with its calculation of such amount, providing sufficient specificity to allow a reasonable level of review. To the extent that the other Party objects to the calculation of such amount, the Parties shall cooperate in good faith to resolve any disagreement related thereto; provided that such cooperation shall not require disclosure of either Party’s Tax Returns.

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“Territory” shall mean the world, excluding United States of America, Mexico and Canada.

“Third-Party Claim” shall mean any claim brought by a Person that is not a Party against any Indemnified Party based on use by or on behalf of Licensee or any Affiliate or sublicensee thereof, of the Licensed Core Trademarks in connection with Field Products (including with respect to product liability or Trademark infringement), or based on any product or service using the Core Trademarks (or any Trademarks owned by Licensee or its Affiliates incorporating the Trademark SARA LEE) that is Commercialized by or on behalf of Licensee or any of its Affiliates.

“Type 1 Products” shall mean all Indicative Type 1 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 1 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 1 Products than Indicative Type 2 Products or No Use Products.

“Type 2 Products” shall mean all Indicative Type 2 Products and any other products within the Field (including those similar to or evolutions of Indicative Type 2 Products) that, in light of their nature, temperature class and trade channel, are more closely related to Indicative Type 2 Products than Indicative Type 1 Products or No Use Products.

1.2	Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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(g) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(j) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Licensor grants to Licensee: (a) an exclusive (even as to Licensor, but subject to Section 2.5), perpetual, irrevocable, non-terminable, non-sublicensable (except in accordance with Section 2.3), non-transferable (except in accordance with Section 16), royalty-free license to use the Licensed Core Trademarks in the Territory solely to Commercialize Field Products in the Territory; and (b) an exclusive, terminable (in accordance with Section 2.5), non-sublicensable (except in accordance with Section 2.3), non-transferable (except in accordance with Section 16), royalty-free license to continue to use the Licensed Core Trademarks in the Territory solely to Commercialize Type 1 Products in the Territory. Licensee shall not use any of the Licensed Core Trademarks except as expressly provided in this Agreement. Subject to the terms and conditions of this Agreement, the license granted hereunder shall include the right to undertake any business activities incidental or related thereto, including the creation of ancillary promotional materials and merchandise (e.g., materials and merchandise in connection with independent operator (I/O) advertising agreements) related to the Field Products.

2.2 Licensee or its Affiliates may use any of the Licensed Core Trademarks as or as part of a trade name, corporate name, business name or d/b/a.

2.3 Licensee shall have the right to grant sublicenses under the license granted to Licensee under this Agreement without Licensor’s prior written consent.

2.4 Except as otherwise agreed in writing among Licensor, Licensee and Betty, neither Licensee nor Licensor shall use, or permit or direct any Person to use, the Core Trademarks in connection with Commercializing any No Use Products.

2.5 Notwithstanding anything to the contrary set forth in Section 2.1, Licensee may continue to Commercialize any Type 1 Products bearing the Licensed Core Trademarks in any country in the Territory, provided, that, Licensee must cease all such activities in such country with respect to such Type 1 Products nine (9) months following receipt of written notice by Betty that advises Licensee that Betty has the good faith intent to begin Commercializing such Type 1 Products in such country immediately following the expiration of such nine (9) month period.

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3.	OWNERSHIP OF CORE TRADEMARKS

3.1 Licensee acknowledges that, as between the Parties, Licensor owns all right, title, and interest in and to the Core Trademarks and the goodwill, including future goodwill, associated therewith. Except as expressly stated in this Agreement, no other rights, ownership interest or licenses, express or implied, are granted by Licensor to Licensee in respect of the Core Trademarks. Licensee does not have, nor shall gain, any ownership interest in the Core Trademarks pursuant to this Agreement. Except pursuant to Section 13.7, Licensee shall not adopt, register or attempt to register any trademark, trade name, logo, domain name (other than in accordance with Section 13.8), business name or other designation in the Territory which consists of or comprises the Core Trademarks set forth on Exhibit B or combinations of the Core Trademarks with other Trademarks, or which is confusingly similar to any of the Core Trademarks set forth on Exhibit B without the express written agreement of Licensor. Licensee shall not contest the validity or distinctiveness of, or Licensor’s title in and to, the Core Trademarks set forth on Exhibit B in the Territory. If Licensee at any time, without the prior written consent of Licensor, undertakes any of the foregoing actions, or otherwise files or causes to be filed for registration of a Trademark pursuant to Section 13.7, Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest thereto. This Section 3.1 shall not be construed to limit Licensor’s rights in and to any of the Core Trademarks under this Agreement or under applicable Law. All rights in and to the Core Trademarks not specifically granted under this Agreement are reserved to Licensor.

3.2 This Agreement shall not apply to any products that do not use any of the Core Trademarks.

4.	USE OF THE LICENSED CORE TRADEMARKS

4.1 Licensee shall affix to all products, packaging material and advertising materials that bear the Licensed Core Trademarks, including Field Products, such symbols (including “TM” and ®) in material accordance with the Brand Identity Book, or as otherwise required or reasonably necessary to allow adequate protection of the Licensed Core Trademarks and the benefits thereof under applicable trademark Laws, provided, that Licensee shall be deemed in compliance with this Section 4.1 if it uses such symbols in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately as of the Effective Date in the applicable country or region of the Territory or, with respect to Field Products which did not use Licensed Core Trademarks as of the Effective Date, in a manner consistent in all material respects to comparable products in the applicable countries or regions of the Territory, in each case subject to Section 4.3. In addition, with respect to each Field Product bearing any of the Licensed Core Trademarks, Licensee shall use the following legend: “[Licensed Core Trademark] is a registered trademark of [Name of Licensor] used under license” on all packaging of Field Products, but not advertising materials, bearing Licensed Core Trademarks.

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4.2 Licensee shall use each of the Licensed Core Trademarks in compliance in all material respects with the visual identity sections of the Brand Identity Book with respect to the format, color, placement and visual use of the Licensed Core Trademarks, as set forth therein, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses such Licensed Core Trademarks in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, subject in each case to Section 4.3. Each use of any of the Licensed Core Trademarks on the Field Products and on labels, packaging, in advertising or otherwise, must reproduce such Licensed Core Trademarks in all material respects in accordance with the Brand Identity Book. Licensee shall use commercially reasonable efforts to use each of the Licensed Core Trademarks in accordance with the strategic objectives set forth in the brand strategy sections of the Brand Identity Book, provided, that Licensee shall be deemed in compliance with this Section 4.2 if it uses the Licensed Core Trademark in a manner consistent in all material respects as and to the extent used by Licensee and its Affiliates in connection with the Field Products, packaging materials, and advertising materials immediately prior to the Effective Date or, with respect to Field Products which did not use Licensed Core Trademarks immediately prior to the Effective Date, in a manner consistent in all material respects to comparable products, in each case, subject to Section 4.3.

4.3 Notwithstanding Section 4.2, if the Brand Identity Book is amended in accordance with the North America Trademark License Agreement, Licensor shall notify Licensee in writing of any such change and Licensee shall conform its use of such Licensed Core Trademarks to such changes after a reasonable transition period. In addition, Licensee shall be entitled to continue using the Licensed Core Trademarks in accordance with the Brand Identity Book before notice of such change is made by Licensor for a period of twelve (12) months following the delivery of notice by Licensor of such change (or any other period required by applicable Law, or agreed upon by the Parties, it being understood that such transition period shall be reasonable under the circumstances), including, unless otherwise precluded by applicable Law, in order to: (a) finish production of Field Products in the process of being manufactured as of the date such notice was delivered, and (b) exhaust any existing inventory of packaging, component parts and other materials bearing the earlier form of the Licensed Core Trademark, existing or under late-stage development as of the date such notice was delivered. Except for changes required to comply with applicable Law, Licensor shall not change the form of any of the Licensed Core Trademarks more than once in any twelve (12) month period.

4.4 Notwithstanding anything to the contrary set forth in Sections 4.1 through 4.3, and subject to Section 5.1, Licensee shall be entitled to use the Licensed Core Trademarks in a manner other than as contemplated by such sections, to the extent (but only to the extent), that such conduct is adapted, in the judgment of Licensee acting in a commercially reasonable manner, (a) to comply with local Laws or, (b) to local market conditions.

4.5 Notwithstanding Section 4.1, Licensee shall comply with all notice and marking requirements of all Laws applicable to or necessary for the protection of the Licensed Core Trademarks.

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4.6 Licensee shall use the Licensed Core Trademarks in a manner reasonably calculated to prevent the Licensed Core Trademarks from becoming generic.

4.7 Licensee has the right to join any Trademark with the Licensed Core Trademarks so as to form a composite mark, and may co-brand or co-promote any Field Product bearing any of the Licensed Core Trademarks with other Trademarks, provided that such use is consistent with the terms of this Agreement (including use of the Licensed Core Trademarks in compliance in all material respects with the Brand Identity Book). Notwithstanding the foregoing, Licensee shall obtain Licensor’s approval prior to co-branding or co-promoting a Field Product that uses a Licensed Core Mark with a Trademark of a third party where such Trademark or brand competes with products of Betty or its Subsidiaries (including by means of using such competitor’s brands in cross-promotions, as opposed to a comparative advertising context). Other co-branding or co-promotion of Licensed Core Trademarks, whether with Licensee’s brands and products or those of a third party, shall not require Licensor approval, but shall be consistent with the terms of this Agreement (including in all material respects in accordance with the Brand Identity Book). For the avoidance of doubt, as between the Parties: (a) Licensee owns all right, title, and interest in and to any Trademarks owned or controlled by Licensee (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title and interest of Licensee’s Trademarks, express or implied; and (b) Licensor owns all right, title, and interest in and to any Trademarks owned or controlled by Licensor (and all goodwill, including future goodwill associated therewith), and the joining, co-branding or co-promoting of such Trademarks as contemplated herein shall not convey any ownership, right, title, and interest of Licensor’s Trademarks, express or implied. No rights, ownership interest or licenses, express or implied, are granted by Licensee to Licensor in respect of such Trademarks.

4.8 For the avoidance of doubt, and in acknowledgement of Licensor’s interest in enforcing its own quality control and brand usage, nothing in this Agreement shall provide Betty with the right to enforce the provisions of this Section 4 (other than the second sentence of Section 4.7) or otherwise provide Betty with the ability to compel Licensor to do so.

5.	QUALITY CONTROL

5.1 Neither Licensor nor Licensee shall, nor shall either of them authorize any other Person to, do any act or thing that could reasonably be expected to materially damage the reputation or goodwill of any of the Core Trademarks.

5.2 Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks at a level in all material respects at least equivalent to the quality of such products (and materials) sold (or used) by Stella immediately prior to the Effective Date, or, if different, at a level commensurate with any written standards promulgated pursuant to the North America Trademark License Agreement and upon reasonable notice to Licensee, provided that such modifications do not impose standards more stringent or burdensome on Licensee than those standards Licensor imposes on or enforces against Other Licensees. Without limiting the foregoing, Licensee shall maintain the quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in all material respects in accordance with the quality standards at each of the Field Product manufacturing

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plants operated by Licensee or its Affiliates immediately prior to the Effective Date, or in the case of Field Products that were not produced by Licensee or its Affiliates immediately prior to the Effective Date in the applicable region or country of the Territory, in accordance with the quality standards for comparable products or as otherwise promulgated pursuant to the North America Trademark License Agreement with respect to such products (the “Quality Standards”). Licensee shall have Field Products bearing any of the Licensed Core Trademarks produced in manufacturing facilities that operate under conditions in compliance with applicable Law.

5.3 Notwithstanding anything to the contrary set forth in Section 5.2, Licensee shall be entitled to maintain quality levels of the Field Products (and any other materials) bearing any of the Licensed Core Trademarks in a manner other than as contemplated by Section 5.2, and subject to Section 5.1, to the extent (but only to the extent), that such conduct is adapted, in the judgment of Licensee acting in a commercially reasonable manner, (a) to comply with local Laws, or (b) to local market conditions.

5.4 Licensee shall, within a reasonably prompt period after receipt, provide to Licensor copies of all material correspondence relating to a material health or product safety concern of any Governmental Entity relating to any of the Field Products which are Commercialized by Licensee bearing any of the Licensed Core Trademarks. For the avoidance of doubt, routine inspections or immaterial violations shall not fall within the foregoing.

5.5 Licensee shall, at its own expense, have an annual audit of its facilities used to manufacture Field Products bearing any of the Licensed Core Trademarks conducted by a third party with reputation or experience reasonably recognized in the industry (e.g., AIB, BRC, SQF or third parties of similarly recognized standing in the applicable country or region of the Territory where such audit is to be conducted). Licensee shall provide a copy of both the completed third party audit and any corrective action plan to Licensor no later than thirty (30) days from the date each such annual audit occurs. If such audit should find a material deficiency in such manufacturing facilities, Licensee shall promptly take commercially reasonable steps to rectify such deficiencies.

5.6 For the avoidance of doubt, and in acknowledgement of Licensor’s interest in enforcing its own quality control and brand usage, nothing in this Agreement shall provide Betty with the right to enforce the provisions of this Section 5 or otherwise provide Betty with the ability to compel Licensor to do so.

6.	SPECIAL MATTERS

6.1 If either Party reasonably believes any Field Products Commercialized by Licensee bearing any of the Licensed Core Trademarks may pose a material health or safety risk, or may not comply with any applicable Law relating thereto, such Party shall promptly notify the other Party in writing. Licensee and Licensor shall discuss in good faith, what actions to take to remedy the issues raised in any such notice.

6.2 Licensee may, at its sole discretion, institute and conduct any voluntary or discretionary recall, in the Territory, of any Field Product bearing any of the Licensed Core Trademarks. Licensee shall institute and conduct a recall, in the Territory, of any Field Product bearing any of

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the Licensed Core Trademarks to the extent required by Law or Governmental Entity. Licensee shall notify Licensor of the timing and procedures for the conduct of any recall by Licensee that involves any Field Product bearing any of the Licensed Core Trademarks, whether voluntary or mandated by Law or any Governmental Entity. Licensor acknowledges that Licensee may not have time to notify Licensor of such need and such initiation of such a recall. In such event, Licensee may initiate such recall and, as soon thereafter as reasonably possible, such Licensee shall notify Licensor that a recall has been initiated. As soon as reasonably practical after the initiation of a recall, the Parties shall cooperate and coordinate their actions in a reasonable manner in respect thereto. Licensee shall bear its own expenses in connection with such recall.

6.3 Reasonably promptly after Licensee receives any material complaint, judicial service or action, action by a Governmental Authority or the like (“Action”), related to Licensee’s use of any of the Licensed Core Trademarks and such Action is reasonably likely to materially adversely affect Licensor (or any Other Licensee), Licensee shall notify Licensor as soon as reasonably possible, and the Parties shall, to the extent reasonably beneficial, cooperate and coordinate their actions in respect thereto.

7.	ADVERTISING MATERIALS

7.1 Production and use of existing or new advertising, promotional, packaging, website or other materials bearing the Licensed Core Trademarks shall comply with the terms of this Agreement (including Section 4 and applicable Law). However, no submission to or review by Licensor shall be required.

7.2 Notwithstanding anything to the contrary, the Parties acknowledge that the restriction on Territory shall not restrict Licensee from running any advertising or marketing campaigns or related activities, including via online media, where such campaigns are intended for and directed to the Territory but may, due to the nature of the media, also be received outside of the Territory via the Internet, television or other means.

8.	TERM

8.1 The term of this Agreement shall be perpetual and non-terminable.

9.	SUSPENSION OF RIGHTS

9.1 Each of the following occurrences shall be deemed a “Suspension Event” as relates to the specific Field Products at issue in the specific area of the Territory that is affected:

(a)	either (i) a pattern of adulteration or food pathogens in violation of applicable Law is found in any Field Products Commercialized bearing any of the Licensed Core Trademarks or in any other facility where such Field Products are made or kept, such that it poses a significant health and safety risk as demonstrated by independent verifiable lab analysis and Licensee fails to correct the same within fifteen (15) days after receipt of such lab analysis results, or (ii) if such defect is curable but cannot be corrected within such fifteen (15) day period, Licensee has failed to prepare and begin to implement measures that can reasonably correct such defects within thirty (30) days, and such defects are not then remedied within such thirty (30) day period; and

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(b)	upon any other material breach of this Agreement or material violation of applicable Law such that, if unremedied, the Licensed Core Trademarks, Licensor or any other proper licensee of Licensor would be materially harmed, if such breach continues uncured for a period of thirty (30) days after written notice of such breach.

9.2 Licensor’s right to issue a notice and cause the suspension of Licensee’s rights under this Agreement pursuant to Section 18 shall be subject to the dispute resolution provisions set forth in Section 18. For the avoidance of doubt, no suspension shall occur pursuant to Section 9.1 until a determination is made that a Suspension Event has occurred in accordance with the dispute resolution mechanisms set forth in Section 18.

9.3 For the avoidance of doubt, a Party’s obligations with respect to a Suspension Event shall not negate its obligations arising under applicable Law.

9.4 For the avoidance of doubt, nothing in this Agreement shall provide Betty with the right to enforce the provisions of this Section 9 or otherwise provide Betty with the ability to compel Licensor to do so except with respect to a breach by Licensee of Section 2 or the second sentence of Section 4.7.

10.	CONSEQUENCES OF SUSPENSION EVENT

10.1 Upon the occurrence of a Suspension Event in Section 9.1(a) in respect of any specific Field Product in a specific area of the Territory that is affected, after the applicable cure period has expired, Licensee shall:

(a)	immediately cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product in such part of the Territory, provided, however, that, Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products; and

(b)	immediately cause all manufacturers, distributors, contractors and sublicensees of Licensee in respect of such Field Product in such affected part of the Territory to cease all Commercialization of such Field Product and use of the applicable Licensed Core Trademarks in respect of such Field Product, provided, however, that, such parties may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.2 Upon the occurrence of a Suspension Event in Section 9.1(b), after the applicable cure period has expired, Licensee shall suspend the breaching activity giving rise to such Suspension Event (including causing its manufacturers, distributors, contractors and sublicensees to do so as well), provided that (a) such suspension shall be narrowly applied, only as necessary to prevent

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the continuation of such specific breach (for example, if a breach affects a particular product in a particular part of a country, the suspension would affect only that specific item, as opposed to affecting other areas or related products, or if a breach affects a particular advertisement, then use of that particular advertisement would be suspended), and (b) Licensee may dispose of any such Field Products which are on hand or in production at the time of issuance of a suspension in a manner reasonably agreed upon by Licensor or otherwise shall destroy such Field Products.

10.3 Once the underlying violation or breach has been remedied, the cessation requirements in Sections 10.1 and 10.2 shall no longer be applicable for the affected product or activity.

11.	LIMITED REPRESENTATIONS AND WARRANTIES

11.1 Each Party represents, warrants and covenants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other Person;

(b)	the execution, delivery and performance of this Agreement by it have been duly and effectively authorized by all necessary corporate or other action, as applicable;

(c)	this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and except as by general principles of equity; and

(d)	the execution, delivery and performance of this Agreement by it, does not conflict with any provision of Law applicable to it or result in any breach of its constituent documents, any agreement with any other Person or any order, judgment or other restriction by which it may be bound.

11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR LICENSES THE LICENSED CORE TRADEMARKS ON AN “AS IS” BASIS.

12.	INDEMNIFICATION

12.1 Indemnification of Licensor and Other Licensee. Subject to the terms of this Agreement:

(a)	From and after the Effective Date, Licensee shall indemnify, defend, save and hold harmless Licensor, Other Licensees and their Affiliates and each of its and their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses, as such Losses are incurred, resulting from any Third-Party Claim.

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(b)	If a Third-Party Claim is brought with respect to use of Licensee’s and any Other Licensee’s use of the Licensed Core Trademarks (including their respective Affiliates or sublicensees), the costs of defending against the claim, and the satisfaction of judgment for damages, will be allocated (i) as reasonably agreed among Licensee and the Other Licensees based on the relative size of any damage award if damages are awarded against them, or on the relative amount of settlement amounts paid if there is a settlement in which such parties pay a settlement amount, or (ii) as determined pursuant to Section 18. If one party pays an amount based on a settlement agreement and any other party pays an amount based on a damages award, the costs of defending the suit shall be allocated based on the relative amounts paid. If only one party pays any amount in settlement or based on a damages award, that party shall pay the entire costs of defending the suit. If no party pays any amount as a damages award or in settlement, then the parties shall allocate equally the costs of defending the suit. Notwithstanding the above, the parties may agree to allocate the costs of suit on any other basis if they voluntarily agree to do so.

12.2 Claims.

(a)	Upon receipt by an Indemnified Party of notice of any Third-Party Claim, in order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party shall deliver written notice thereof to Licensee promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as Licensee may reasonably request. The failure to provide such notice, however, shall not release Licensee from any of its obligations under this Agreement except and only to the extent, if any, that Licensee is actually prejudiced by such failure.

(b)

Licensee shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of Licensee with counsel of recognized standing selected by Licensee and reasonably satisfactory to the Indemnified Party. If Licensee assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If Licensee assumes the defense of any Third-Party Claim, the Indemnified Party shall cooperate with Licensee in such defense and make available to Licensee all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by Licensee. If Licensee assumes the defense, or then has the right to assume the defense thereof in accordance with this Section 12.2(b), of any

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Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without Licensee’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless a final judgment from which no appeal may be taken by or on behalf of Licensee is entered against the Indemnified Party for such Third-Party Claim. If Licensee, after receiving a written notice that complies with Section 12.2(a) of a Third-Party Claim, does not elect to defend such Third-Party Claim within thirty (30) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Licensee’s expense, to defend such Third-Party Claim (upon providing further written notice to Licensee), subject to the right of Licensee to approve the counsel selected by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third-Party Claim without the written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed) unless a final appeal from which no appeal may be taken is entered against the Indemnified Party. If an Indemnified Party reasonably determines that it needs to take action concerning a Third-Party Claim earlier than thirty (30) days after receipt of notice of the Third-Party Claim, it shall immediately notify Licensee of such need and provide Licensee a reasonable opportunity to assume the defense of the Third-Party Claim. Licensee then shall determine as soon as reasonably possible whether to assume the defense of the Third-Party Claim in accordance with this Section 12.2(b).

(c)	Licensee shall use commercially reasonable efforts to cause the Indemnified Party to be dismissed or removed as promptly as practicable from any Third-Party Claim indemnifiable hereunder to the extent based on the use by Licensee of a Licensed Core Trademark. Upon such dismissal or removal, and provided the Third-Party Claim is not subsequently reinstated, the obligations of Licensee set forth in Sections 12.2(a) and 12.2(b) shall cease to apply with respect to such Third-Party Claim.

12.3 Certain Limitations.

(a)	Insurance; Tax Benefits.

(i)	For all purposes of this Agreement, “Losses” shall be net of any (A) insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) Tax Benefit realized by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(ii)	Licensee and the Indemnified Party shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification

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may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all commercially reasonable efforts to mitigate any such claim, liability or Loss. If the Indemnified Party shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, Licensee shall not be required to indemnify any Person for any claim, liability or Loss that would reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, Licensee and the Indemnified Party shall, or shall cause the applicable Indemnified Party to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(iii)	All payments made to Betty pursuant to this Section 12 shall be treated for Tax purposes as adjustments to the portion of the Closing Date Purchase Price (as defined in the Share Purchase Agreement) allocated to the Licensed Core Trademarks pursuant to Section 2.2(b) of the Share Purchase Agreement unless otherwise required by applicable Law.

(iv)	Any payments under this Section 12 shall be made free and clear of, and shall not be reduced by, any taxes, levies, imposts, deductions, withholdings, or charges of any nature whatsoever.

(b)

Assignment of Claims. If any Indemnified Party receives any payment from Licensee or any Other Licensee in respect of any Losses pursuant to this Section 12 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Licensee or any Other Licensee, as applicable, to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Indemnified Party will, at Licensee’s or any Other Licensee’s direction and expense, as applicable, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by Licensee, any Other Licensee or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Potential Contributor being required to make any payment to the Indemnified Party plus, in the case of any claim by the Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (ii) second, to Licensee or any Other Licensee, as applicable, in an amount equal to the aggregate payments made by Licensee or any Other Licensee, as applicable, to the Indemnified Party in respect of such

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claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, and (iii) third, the balance, if any, to the Indemnified Party.

(c)	Limitation on Set-off. No Party shall have any right to set-off any unresolved indemnification claim pursuant to this Agreement against any payment due to such Party pursuant to this Agreement or under any other agreement.

12.4 Share Purchase Agreement. Notwithstanding anything to the contrary, Licensee shall not be subject to any obligation to indemnify an Indemnified Party pursuant to this Section 12 (Indemnification) to the extent Licensee is entitled to indemnification under Section 11.2 of the Share Purchase Agreement with respect to such Third-Party Claim or the facts that gave rise to such Third-Party Claim or to the extent the facts that gave rise to such Third-Party Claim constitute a breach by Seller of any terms, provisions or representations of the Share Purchase Agreement (after giving effect to the representation and warranty and covenant survival periods contained in the Share Purchase Agreement).

13.	TRADEMARK ENFORCEMENT, MAINTENANCE AND DOMAIN NAMES

13.1 Each Party shall notify the other in writing of any material unauthorized use, infringement or dilution of any of the Core Trademarks by others, or of any act or circumstance that might reasonably be expected to materially prejudice the rights in the Core Trademarks, promptly after learning thereof.

13.2 As between Licensor and Licensee, Licensor shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with products other than Field Products sold within the Territory; provided that, if Licensor fails to exercise such right, upon reasonable written advance request from Licensee, and Licensee reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Core Trademarks or its rights hereunder, or risk a material and adverse effect thereon, then Licensee shall have the right to bring such action in the Territory.

13.3 Licensee shall have the sole right and discretion, but not the obligation, to bring an Enforcement Action in connection with Field Products within the Territory; provided that, if Licensee fails to exercise such right, upon reasonably written advance request from Licensor, and Licensor reasonably believes that bringing such Enforcement Action is reasonably necessary for the protection of the Licensed Core Trademarks or its rights reserved hereunder, or to prevent a risk of a material and adverse effect thereon, then Licensor shall have the right to bring such action, or cause Licensee to bring such action.

13.4 If both Parties are bringing an Enforcement Action pursuant to Section 13.2 or 13.3 against a single third party or related third parties and (a) a court of competent jurisdiction or other Governmental Entity requires the Parties to consolidate such Enforcement Actions or (b) the Parties otherwise agree and are able to consolidate such Enforcement Actions, the Parties shall cooperate with one another to bring such consolidated action.

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13.5 The Party or Parties not bringing the Enforcement Action shall provide reasonable assistance in such Enforcement Action at the enforcing Party’s expense, including in the defense of any counterclaims, at the request of the enforcing Party (including, to the extent reasonably necessary for standing, joining such action as a party).

13.6 If Licensee brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensee shall bear the costs, including reimbursement of Licensor’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If Licensor brings an Enforcement Action pursuant to Section 13.2 or 13.3, Licensor shall bear the costs, including reimbursement of Licensee’s reasonable out of pocket costs related to such Enforcement Action, and retain any proceeds, including awards or settlements, in connection with such Enforcement Action. If the Parties bring a consolidated Enforcement Action in accordance with Section 13.4, the Parties shall share the costs, including the satisfaction of any judgment for damages or settlement amounts, and the proceeds, including awards or settlements, in connection with such Enforcement Action as reasonably agreed between the Parties based on the relative benefits of the Enforcement Action to each Party. Notwithstanding the foregoing, if Licensee brings an Enforcement Action pursuant to Section 13.2 as a result of Licensor’s unreasonable failure to bring an Enforcement Action, Licensee shall be entitled to recover from the applicable Other Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action; and conversely, if Licensor or an Other Licensee brings an Enforcement Action in accordance with Section 13.3 as a result of Licensee’s unreasonable failure to bring an Enforcement Action, Licensor and the applicable Other Licensees shall be entitled to recover from Licensee seventy-five percent (75%) of its reasonable costs of bringing the Enforcement Action. As used in this Section 13.6, “costs” and “out of pocket costs” shall include reasonable attorneys’ fees and expenses.

13.7 Prosecution. Unless otherwise agreed in advance with Licensee in writing, Licensor shall prosecute any of the Licensed Core Trademarks in the Territory which are pending applications for registration and shall maintain, preserve and renew each of the Licensed Core Trademarks in the Territory as it falls due for renewal. Licensee shall, at its expense, promptly execute and return any documents made available to Licensee as required by Licensor to maintain, preserve and renew all registrations for the Licensed Core Trademarks in the Territory pursuant to this Section 13. Licensor shall, at Licensee’s reasonable request and expense, prosecute, and thereafter maintain and preserve (a) Trademarks constituting any of the Licensed Core Trademarks in the Territory in those jurisdictions for which such Trademarks are not yet registered (or the subject of an application), and (b) Trademarks that would otherwise constitute permitted variations of the Core Trademarks in the Territory; or, if Licensor fails to do the foregoing, Licensee may do so on Licensor’s behalf, and in the name of Licensor, and such Trademarks shall be deemed Licensed Core Trademarks under this Agreement. Without limiting the foregoing, Licensor shall not affirmatively abandon or withdraw any Licensed Core Trademark without Licensee’s prior written consent, it being understood that a failure by Licensee to use a Licensed Core Trademark may result in an abandonment of the same. Additional decisions regarding such applications, registrations, and maintenance of such trademark applications and registrations shall be made by Licensor in accordance with this Agreement.

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13.8 Domain Names. Licensee may use and register, on Licensor’s behalf and in the name of Licensor, domain names that combine Licensed Core Trademarks with other terms that a consumer would reasonably believe to relate to the scope of Licensee’s rights hereunder. To the extent any such domain name might reasonably be believed to otherwise or also refer to or constitute Type 1 Products or No Use Products, Licensee shall obtain the advance consent of Licensor before using any such registered domain name for any purpose, including the Commercialization of Field Products. Licensee hereby assigns and transfers to Licensor, without further consideration, all of its right, title and interest in and to any domain name registered by Licensee in accordance with this Section 13.8 and shall do any reasonable action upon request of Licensor to further effectuate the same, provided that other than domain names that might reasonably be believed to otherwise refer to or constitute Type 1 Products or No Use Products, Licensee shall retain operational control over any such domain names and any systems supporting or providing services in connection with such domain names. For the avoidance of doubt, Licensee shall be under no obligation to assign or otherwise transfer to Licensor any right, title or interest in any website (or its content) owned or controlled by Licensee under such domain name. In addition, Licensor and Licensee shall cooperate to coordinate cross-linking activities between themselves, and Other Licensees, to facilitate the desired consumer experience consistent with the Parties’ rights hereunder. With respect to the use of domain names that include the second-level domain “saraleebakery” and confusingly similar derivations thereof, the Parties agree to coordinate any such use by Licensee and applicable Other Licensees.

14.	COMPLIANCE WITH LAWS

Licensee shall ensure that its Commercialization of the Field Products under the Licensed Core Trademarks, including the labeling, packaging, and advertising and promotional materials thereof, comply in all material respects with all applicable Laws governing the manufacture, packaging, promotion, distribution and sale of the Field Products, including the applicable regulatory authority in jurisdictions in the Territory. Licensor shall ensure that its actions hereunder with respect to the Licensed Core Trademarks comply in all material respects will all applicable Laws.

15.	INTENTIONALLY OMITTED

16.	ASSIGNMENT

16.1 Except as set forth herein, no Party (nor any permitted assignee of this Agreement) shall assign this Agreement or any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Parties’ prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensee may assign (in whole, or in connection with Section 16.1(a), in part) the licenses granted under this Agreement, without consent, in connection with:

(a)	a Permitted Divestiture (as defined in Section 16.1(b) of the North America Trademark License Agreement and as applicable, to the Territory or portion thereof and Licensee’s activities therein); or

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(b)	the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of Licensee;

(each of the foregoing, a “Permitted Divestiture, provided that only the rights to the applicable Core Trademarks are transferred in connection therewith. A third party receiving the assignment in connection with Sections 16.1(a) or 16.1(b) is a “Permitted Assignee”).

16.2 Unless Licensor otherwise consents, in the case of any assignment of the licenses granted hereunder pursuant to Section 16.1, Licensee shall relinquish its rights with respect to the scope of such rights assigned to such third party, and may no longer exercise the foregoing license with respect thereto. In such instances, a Permitted Assignee shall agree in writing to the terms, conditions and obligations under this Agreement, and a copy of such written agreement (and the applicable scope of such rights) shall be delivered to Licensor, and this Agreement shall be deemed amended to reflect such relinquishment of such rights.

16.3 Licensee shall be responsible for reimbursing Licensor for any incremental costs (including reasonable attorneys fees) required to implement quality control measures in connection with, or to enforce contractual obligations against, a Permitted Assignee.

16.4 Any attempt to assign any rights or delegate any obligations under this Agreement without the consent contemplated in this Section 16, as applicable, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and permitted assigns.

17.	CONFIDENTIALITY

17.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

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17.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law, or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

18.	DISPUTE RESOLUTION.

18.1 Dispute. In the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement including any dispute regarding its validity or termination, or the performance or breach thereof (a “Dispute”), the complaining Party shall send written notice to the other Party indicating the nature of the Dispute. Each Party will designate a senior executive officer or other authorized party as representative to resolve the Dispute within five (5) days following delivery of notice referred to in this Section 18.1. The executive representatives shall have twenty one (21) days from the expiration of such 5-day time period to resolve the Dispute unless the Parties agree to extend the time period. If the executive representatives cannot resolve the Dispute within the prescribed period, either Party may seek arbitration in accordance with the procedures described below.

18.2 Arbitration Procedures. Any Dispute that cannot be resolved by the procedures described above shall be finally settled by arbitration administered by the International Centre for Dispute Resolution (“ICDR”), in accordance with the ICDR International Dispute Resolution Procedures in effect at the time of the arbitration, except as they may be modified herein or by later agreement of the Parties.

18.3 Appointment of Arbitrator. The arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties, such selection to be completed within fifteen (15) days after the delivery of the notice of arbitration. If the Parties cannot mutually agree upon the arbitrator within this time period, then the arbitrator shall be appointed by the ICDR. The arbitrator shall be independent and possess expertise in the relevant area of the Dispute.

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18.4 Number and Definition of Disputes. The arbitration may involve one or more Disputes brought by either Party. Each Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.

18.5 Relief. An arbitrator addressing a Dispute under this Agreement shall have the power to grant any relief sought by any Party to the Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and governing law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Sections 9 and 10. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning a Dispute from a court, to remain in effect until such time as the arbitrators resolve the Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.5, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.6 Timing of an Arbitrator’s Decision. It is the intent of the Parties that the arbitrator shall use his or her best efforts to issue the final award or awards within 90 days of his or her appointment, unless the complexity of a Dispute reasonably requires additional time for a fair resolution, as determined by the arbitrator. In addition, the Parties may agree to extend this time limit, or the arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.

18.7 Venue. The place of arbitration shall be New York, New York.

18.8 Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

18.9 Language. The arbitration shall be conducted in English. Notwithstanding the foregoing, either Party may submit testimony or documentary evidence in Spanish, provided that the Party submitting such evidence, at its own cost, also furnishes to the other Party a translation of such evidence (or, in the case of voluminous documentary evidence, of relevant parts of such documentary evidence) into English. Such translations need not be certified.

18.10 Evidence. The Parties agree that the arbitrator shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration.

18.11 Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. If a Party commences a court proceeding seeking to avoid arbitration of a Dispute and does not prevail, the other Party shall be entitled to recover its costs and reasonable attorneys’ fees in connection with such court proceeding. The foregoing sentence shall not apply to proceedings brought to confirm, modify, correct or vacate an arbitral award.

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18.12 Classification of Products. For Disputes as to whether or not a product is a Field Product, the complaining Party shall narrowly define the Dispute for resolution with respect to the specific product at issue (including its nature, trade channel and temperature class), and the arbitrator’s decision shall be limited to classifying the specific product at issue as either a “Type 1 Product,” and hence a Field Product, or a “Type 2 Product,” or a “No Use Product” and hence not a Field Product. Once a product in dispute is subject to such determination by the arbitrator, it shall be deemed added to the Brand Perimeter Map as an Indicative Type 1 Product, Indicative Type 2 Product or No Use Product, based on the arbitrator’s decision. The foregoing shall not preclude the arbitrator for further awarding damages after such determination, if appropriate, subject to Section 18.15.

18.13 Other Disputes. All other Disputes shall be narrowly defined for the arbitrator to make a decision or award as specific and narrow as necessary to address the Dispute at hand.

18.14 Ruling on Suspension. An award shall not include a suspension of use of the Licensed Core Trademarks unless the arbitrator finds that a Suspension Event has occurred pursuant to Sections 9 and 10.

18.15 Ruling on Multiple Disputes. For the avoidance of doubt, if multiple Disputes are submitted in a single arbitration, the arbitrator may rule in favor of one Party for all Disputes, or the other Party for all Disputes, or for some Disputes in favor of different Parties.

18.16 Findings and Conclusions. The award rendered by the arbitrator shall include findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on the award may be entered in any court of competent jurisdiction. Any monetary award rendered by the arbitrator shall be limited to direct and actually incurred damages, and shall exclude consequential damages, incidental damages, punitive damages, indirect damages or damages for lost profits. The arbitrators shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York in New York City or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the Supreme Court of the State of New York, New York County, in New York City. For purposes of this Section 18.16, the Parties consent to the personal jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York, New York County, as appropriate.

18.17 Confidentiality. Except as may be required by applicable Law or court order, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

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19.	MISCELLANEOUS

19.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

19.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Betty, to:

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with a copy to (which shall not constitute notice):

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

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if to Licensor, to:

[SPV]

[Address]

[City, State Zip]

Attention:

Telephone:

Facsimile:

and

if to Licensee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                   Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

19.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

19.4 Entire Agreement; No Third Party Beneficiaries. This Agreement and all Exhibits hereto (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

19.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and

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provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

19.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

19.7 Extension; Waiver. Any Party may extend the time for the performance of any of the obligations or other acts of any of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

19.8 Authority to Bind. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

19.9 Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other affected Party or Parties in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the Parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

[LICENSOR]

By:

Name:

Title:

Sara Lee Corporation

By:

Name:

Title:

Executed and delivered on the Effective Date

(solely for the purposes of Section 12 and 13.6

of this Agreement).

Grupo Bimbo, S.A.B. de C.V.

By:

Name:

Title:

27

Exhibit A

Brand Perimeter Map1

Schedule Exhibit: Brand Perimeter Map

[1]	Note to draft: execution version of this chart shall remove all references to Brand Transition and remove all asterisks.

1

Exhibit B

Certain Core Trademarks

SARA LEE (word mark)

NOBODY DOESN’T LIKE SARA LEE (word mark)

1

Exhibit C

Brand Identity Book

The Brand Identity Book was previously delivered to and reviewed by Licensee and was redelivered to Licensee as of November 9, 2010.

1

EXHIBIT E

FORM OF SELLER TRANSITION SERVICES AGREEMENT

CONFIDENTIAL AND PROPRIETARY

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Transition Services Agreement”) is made and entered into as of this [•] day of [•], 20[•] (the “Effective Date”), by and between BBU, INC., a corporation organized under the laws of the State of Delaware (“BBU”) and SARA LEE CORPORATION, a corporation organized under the laws of the State of Maryland (“Seller” and, with BBU, each a “Party” and, collectively, the “Parties”). Capitalized terms have the meaning given to them in Section 1.1 (Definitions).

WHEREAS, the Parties and GRUPO BIMBO, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico, have entered into that certain Share Purchase Agreement, dated November [•], 2010 (the “Share Purchase Agreement”), pursuant to which, on the Effective Date, the Parties have consummated the Share Purchase, and the Parties have executed, or are to execute, the other Ancillary Agreements;

WHEREAS, the Share Purchase Agreement contemplates that the Parties enter into this Transition Services Agreement in order to allow for the orderly transition, from Seller to BBU, of certain services used in or provided to the Business; and

WHEREAS, the Parties desire that Seller provide, or cause one or more of its Affiliates or third-party contractors, including any existing service providers (each, including Seller’s Affiliates, a “Seller Subcontractor”), to provide, BBU with certain services for a limited period of time, in order to allow for such orderly transition, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein (the sufficiency of which is hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1. Definitions. For all purposes of this Transition Services Agreement, the following terms shall have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Share Purchase Agreement.

“Actual Costs” shall mean Seller’s total actual costs of providing the applicable Service or Project (including Seller’s internal and/or allocated costs and amounts paid to third parties with respect to software, licenses, services, hardware, assets or other resources used to provide the Service or Project), as reasonably determined by Seller in accordance with past practices.

“Additional Charges” shall have the meaning set forth in Section 8.5 (Additional Charges).

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“Additional Extension Period” shall have the meaning set forth in Section 3.1(a) (Service Period).

“Additional Services” shall mean (i) any services (other than Base Services) set forth in, or agreed to be performed as Services pursuant to, the Transition Plan set forth on Annex B and (ii) such additional services (other than Base Services) as the Parties may mutually agree that Seller shall provide to BBU hereunder, which are agreed upon in written Schedules executed by both Parties and attached to Annex A. Additional Services include Projects.

“Allocated Costs” are the costs and expenses charged by Seller to the Business for Base Services, as reflected in Seller’s annual operating plan for the applicable Seller fiscal year. With respect to Allocated Costs for any Seller fiscal year that begins after the Effective Date, the Allocated Costs will be calculated by Seller in the same manner and consistent with the accounting and allocation principals used by Seller in computing Allocated Costs for Seller’s fiscal year 2011.

“Base Services” shall mean (i) the FSS/GIS Services, (ii) Benefits Services and (iii) any Inadvertently Omitted Services provided hereunder.

“BBU” shall have the meaning set forth in the first paragraph.

“BBU Indemnified Parties” shall have the meaning set forth in Section 13.4(b) (Indemnification).

“BBU Option Extension Period” shall have the meaning set forth in Section 3.1(a) (Service Period).

“Benefits Service Period” shall have the meaning set forth in Section 3.1(b) (Service Period).

“Benefits Services” shall mean the services set forth in Schedule 3 to Annex A to be provided with respect to the benefit plans described on Schedule 3 to Annex A.

“Benefits Services Charges” shall have the meaning set forth in Section 8.2(a) (Benefits Services Charges).

“Change” shall have the meaning set forth in Section 6.2(a) (Changes to the Services).

“Change of Control” shall have the meaning set forth in Section 14.9(a) (Assignment).

“Change Procedures” shall have the meaning set forth in Section 6.2(a) (Changes to the Services).

“Charges” shall mean, collectively, Services Charges, Project Charges and Additional Charges.

“Confidential Information” shall mean all confidential and proprietary information and materials exchanged by the Parties to which a Party has access, whether in oral, written, graphic

CONFIDENTIAL AND PROPRIETARY

or machine-readable form, in the course of or in connection with the exercise of rights or the performance of obligations under this Transition Services Agreement. For the avoidance of doubt, the terms and conditions of this Transition Services Agreement shall be considered Confidential Information.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Force Majeure Event” shall have the meaning set forth in Section 4.5 (Force Majeure).

“FSS Services” shall mean the services set forth in Schedule 1 to Annex A.

“FSS/GIS Service Period” shall have the meaning set forth in Section 3.1(a) (Service Period).

“FSS/GIS Services” shall mean, collectively, the FSS Services and GIS Services.

“FSS/GIS Services Charges” shall have the meaning set forth in Section 8.1 (FSS/GIS Services Charges).

“GIS Services” shall mean the services set forth in Schedule 2 to Annex A.

“Governance” shall have the meaning set forth in Section 7.2 (Governance).

“Governance Committee” shall have the meaning set forth in Section 7.2 (Governance).

“Inadvertently Omitted Service” shall have the meaning set forth in Section 2.2(c) (Services).

“Indemnified Party” shall have the meaning set forth in Section 13.5 (Indemnification Procedures).

“Indemnifying Party” shall have the meaning set forth in Section 13.5 (Indemnification Procedures).

“Initial Period” shall have the meaning set forth in Section 3.1(a) (Service Period).

“Invoice Date” shall have the meaning set forth in Section 8.6 (Invoicing and Payment).

“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 7.2(a)(i) (Governance).

“Losses” shall have the meaning set forth in Section 13.4(a) (Indemnification).

“New York Courts” shall have the meaning set forth in Section 14.7 (Jurisdiction).

“Party” and “Parties” have the meanings set forth in the first paragraph.

“Plan Costs” shall have the meaning set forth in Section 8.2(b) (Benefits Service Charges).

CONFIDENTIAL AND PROPRIETARY

“Prohibited Party” shall mean any Person set forth on Annex D hereto.

“Project” shall have the meaning set forth in Section 8.3 (Project Charges).

“Project Charges” shall have the meaning set forth in Section 8.3 (Project Charges).

“Purchaser” shall have the meaning set forth in the recitals.

“Required Consent” shall have the meaning set forth in Section 5.1 (Pass-Through Services and Third-Party Resources).

“Seller” shall have the meaning set forth in the first paragraph.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.4(a) (Indemnification).

“Seller Subcontractor” shall have the meaning set forth in the recitals.

“Service Managers” shall have the meaning set forth in Section 7.1 (Cooperation; Service Managers).

“Service Period” shall have the meaning set forth in Section 3.1(d) (Service Period).

“Services” shall have the meaning set forth in Section 2.2(a) (Services).

“Services Charges” shall mean, collectively, FSS/GIS Services Charges and Benefits Services Charges.

“Share Purchase Agreement” shall have the meaning set forth in the recitals.

“Systems Damage” shall mean material adverse effects to, or other material impairment of or material damage to, Seller’s and Seller’s Affiliates’ assets, services, systems or resources, or the integrity or security thereof, including any outage, loss of data, damage to equipment or violation of Law that cause any such material adverse effect, material impairment or material damage.

“Third Party Claim” shall have the meaning set forth in Section 13.5 (Indemnification Procedures).

“Transition Period” shall have the meaning set forth in Section 6.1 (Transition Plan).

“Transition Plan” shall have the meaning set forth in Section 6.1 (Transition Plan).

“Transition Services Agreement” shall have the meaning set forth in the introduction.

“Year 1 FSS/GIS Services Charge” shall have the meaning set forth in Section 8.1 (FSS/GIS Services Charges).

CONFIDENTIAL AND PROPRIETARY

“Year 2 FSS/GIS Services Charge” shall have the meaning set forth in Section 8.1(b) (FSS/GIS Services Charges).

“Year 3 FSS/GIS Services Charge” shall have the meaning set forth in Section 8.1(b) (FSS/GIS Services Charges).

1.2. Interpretation.

(a) The headings contained in this Transition Services Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Services Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Transition Services Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Transition Services Agreement as a whole and not to any particular provision of this Transition Services Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Transition Services Agreement unless otherwise specified.

(d) The words “or” and “nor” shall not be exclusive.

(e) All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Transition Services Agreement as if set forth herein.

(f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g) A reference to any party to this Transition Services Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(h) Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

(i) The Parties have participated jointly in the negotiation and drafting of this Transition Services Agreement. In the event an ambiguity or question of intent or interpretation arises, this Transition Services Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Transition Services Agreement.

(j) All payments and adjustments under this Transition Services Agreement shall be made in U.S. Dollars.

    CONFIDENTIAL AND PROPRIETARY

(k) Any reference in this Transition Services Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.

(l) If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until it may be taken or given, on the next Business Day.

ARTICLE 2

SERVICES

2.1. Agreement. Subject to the terms and conditions contained herein, Seller hereby agrees to provide, or cause to be provided (directly, by a Seller Subcontractor or otherwise) to, BBU (or its Affiliates) the Services with respect to the Business as and to the extent and in a manner consistent with the manner in which such Services were provided to the Business prior to the Closing Date.

2.2. Services.

(a) The term “Services” shall mean (i) the Base Services and (iii) the Additional Services. Annex A, Annex B and Schedules 1, 2 and 3 to Annex A are each hereby incorporated herein by reference. All Services provided hereunder shall be provided solely with respect to the Business.

(b) Any Additional Services or modifications to existing Services shall be only as set forth in a new written Schedule to Annex A executed by both Parties, a written amendment to an existing Schedule to Annex A executed by both Parties or the Transition Plan attached as Annex B. In addition to a description of the relevant services, the Schedules to Annex A may also include other terms and conditions. In case of ambiguity or conflict between the terms and conditions of the body of this Transition Services Agreement and the terms and conditions of a Schedule to Annex A, the terms and conditions of the body of this Transition Services Agreement shall control.

(c) For purposes of this Section 2.2(c), the Parties acknowledge and agree that the FSS/GIS Services are intended to be those services previously provided by Seller to the Business as part of Seller’s “Financial Shared Services” and “Global Information Services” of the type set forth set forth on Schedule 1 and Schedule 2 to Annex A that (i) are material for the continuity of operations of the Business after the Closing Date and (ii) were provided by Seller or a Seller Subcontractor to the Business immediately prior to the Closing Date. If any service intended by the Parties to be included in the FSS/GIS Services is inadvertently omitted from Schedule 1 or Schedule 2 to Annex A (an “Inadvertently Omitted Service”), then, at BBU’s written request to Seller, such Inadvertently Omitted Service shall be deemed to be a FSS/GIS Service to the same extent and in the same manner as if initially included in Schedule 1 or Schedule 2 to Annex A, and such applicable Schedule shall be deemed automatically amended accordingly. For the avoidance of doubt, this subsection only applies to FSS/GIS Services and not to Benefits Services.

        CONFIDENTIAL AND PROPRIETARY

2.3. Limited Nature of Services. Only the Base Services and mutually agreed upon Additional Services shall be provided by Seller to BBU under this Transition Services Agreement. No Additional Services requested by BBU shall be performed as Services unless and until expressly agreed upon in (i) a written a Schedule executed by both Parties and attached to Annex A or (ii) the Transition Plan attached as Annex B.

ARTICLE 3

TERM, EARLY TERMINATION AND EXTENSION OF SERVICES

3.1. Service Period.

(a) Seller shall provide each of the FSS/GIS Services to BBU during the period that shall commence on the Effective Date and shall continue for an initial period of twelve (12) months (the “Initial Period”). Following such Initial Period, BBU may extend the term of the provision of the FSS/GIS Services (i) for up to two (2) additional consecutive six (6)-month periods (each, a “BBU Option Extension Period”) by providing written notice to Seller, and (ii) for up to two (2) additional consecutive six (6)-month periods following the second BBU Option Extension Period (each, an “Additional Extension Period”) with the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. To exercise a BBU Option Extension Period or request an Additional Extension Period, BBU shall provide written notice to Seller at least three (3) months prior to the end of the then-current term and, in the case of an Additional Extension Period, Seller shall respond to BBU with respect to such request within ten (10) Business Days following receipt of such notice. Unless earlier terminated in accordance with the terms hereof, the provision of the FSS/GIS Services shall terminate at the end of the later of (x) the Initial Period (if BBU does not exercise a BBU Option Extension Period), (y) the last exercised BBU Option Extension Period (if an Additional Extension Period is not agreed upon) or (z) the last agreed upon Additional Extension Period (if an Additional Extension Period is agreed upon) (the Effective Date through such termination date, the “FSS/GIS Service Period”).

(b) Seller shall provide each of the Benefits Services to BBU during the period that shall commence on the Effective Date and shall continue until December 31, 2011 (the “Benefits Service Period”).

(c) Seller shall provide any Additional Services during the term for such Services as set forth in the applicable Schedule to Annex A or Annex B.

(d) This Transition Services Agreement shall terminate upon the last to expire of the terms for Services set forth herein, in a Schedule to Annex A or Annex B (the Effective Date through such termination date, the “Service Period”).

CONFIDENTIAL AND PROPRIETARY

3.2. Early Termination of Services.

(a) BBU may request that any portion or bundle of FSS/GIS Services be terminated after the Initial Period. Any such request shall be set forth in a written notice from BBU to Seller specifying the proposed date of termination of such FSS/GIS Services (which date shall be no earlier than three (3) months after the date of receipt of such notice). Such termination of any FSS/GIS Services shall be subject to Seller’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. For purposes of this Section 3.2, the Parties agree that it would not be unreasonable for Seller to withhold consent if the termination of any portion or bundle of FSS/GIS Services, as requested by BBU, would (i) materially and adversely affect Seller’s ability to provide any of the remaining FSS/GIS Services in the manner required by this Transition Services Agreement or (ii) materially and adversely affect Seller’s ability to provide similar services to Seller’s own businesses. If Seller consents in writing to any such termination of FSS/GIS Services, (x) such termination shall be effective on the proposed date of termination set forth in BBU’s request or such other termination date as agreed upon by the Parties in writing, and (y) the Parties shall agree upon applicable Projects, as necessary, as specified in Section 8.9 (Impact of Termination of Services) and the Services Charges shall be modified as set forth in Section 8.9 (Impact of Termination of Services).

(b) BBU shall have no right to terminate the Benefits Services prior to the expiration of the Benefits Period, other than as set forth in Section 10.1(d) (Termination).

ARTICLE 4

PROVISION OF THE SERVICES

4.1. Provision of the Services. Subject to changes to the Services in accordance with the terms hereof and the performance of the Transition Plan in accordance with the terms hereof and thereof, Seller shall provide all Services on an “as-is, where-is” basis, provided, however, that Seller shall use commercially reasonable efforts to cause the responsiveness and quality of the Services provided to BBU to be consistent with the responsiveness and quality of services provided to the Business prior to the Closing Date.

4.2. Subcontractors and Affiliates. Seller may use Seller Subcontractors to perform the Services, provided, however, that, with respect to the hiring, engaging or changing of any non-Affiliate Seller Subcontractor, Seller shall use the same degree of care in selecting any such Seller Subcontractor as it would if such Seller Subcontractor was being retained to provide similar services to Seller. Notwithstanding the use of any Seller Subcontractor, Seller shall remain responsible for the performance of Services (or any failure to perform Services) in accordance with the terms hereof unless BBU or one of its Affiliates is a party to the applicable contract or agreement with the Seller Subcontractor.

CONFIDENTIAL AND PROPRIETARY

4.3. Service Suspensions due to BBU’s Acts or Omissions. To the extent that BBU’s actions or inactions prevent Seller from providing any of the Services despite Seller’s reasonable efforts to perform such Services, Seller shall so notify BBU of the effect of such actions or inactions, and Seller shall be excused from performing such Service(s) until BBU has cured such action or inaction preventing Seller from performing such Service(s). Any notice provided under this Section 4.3 shall be in writing and shall set out in reasonable detail the action or inaction of BBU that is preventing Seller from providing the Service(s) in question.

4.4. Services Policies and Procedures. BBU shall comply with the policies, procedures and practices with respect to the Services that were applicable to the Business as of the Closing Date (which have been provided to BBU or its Affiliates in Data Site folder number 8.10.9), except for any modification reasonably required due to changes in Law following the Closing Date (which modification shall be identified in a written notice provided by Seller to BBU) or as agreed upon by the Parties. To the extent that a failure of BBU to act in accordance with this Section 4.4 prevents Seller from providing any of the Services, Seller shall so notify BBU of the effect of such failure, and Seller shall be excused from performing such Services(s) until BBU has cured such failure. Any notice provided under this Section 4.4 shall be in writing and shall set out in reasonable detail the failure of BBU that is preventing Seller from providing the Service(s) in question.

4.5. Force Majeure. Seller shall not be liable for any failure or delay in performing any of its obligations under this Transition Services Agreement, including performing any of the Services, if the failure or delay is due to any cause beyond Seller’s reasonable control or beyond the reasonable control of any Seller Subcontractor (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that if any such Force Majeure Event affecting such Services also affects services Seller performs for itself, its Affiliates or other third parties, then Seller shall act in good faith in determining which services (including Services) to suspend or delay and shall not act in a prejudicial nature with respect to the Services provided to BBU, and provided, further, that Seller shall notify BBU in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to restore the provision of Services and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Transition Services Agreement.

4.6. Compliance with Law. Seller shall not be required to provide any Service to the extent that the provision of such Service may require Seller, any of its Affiliates or any of their respective officers, directors, employees, agents, or representatives to violate any applicable Law, provided that Seller shall provide written notice to BBU setting out in reasonable detail the violation of applicable Law that is preventing Seller from providing the Service(s) in question.

4.7. Suspension/Changes of the Services. Notwithstanding any provision to the contrary in this Transition Services Agreement, in the event that (i) a problem or failure affects BBU’s systems and/or equipment or Seller’s systems and/or equipment and (ii) Seller determines in good faith that the ongoing performance of the Services without suspension or modification may result in Systems Damage, Seller may suspend the performance of Services, or change the manner in which the Services are performed (in each case, for the avoidance of doubt, without complying with the Change Procedures or otherwise obtaining BBU’s consent), as reasonably

CONFIDENTIAL AND PROPRIETARY

required to maintain the integrity of Seller’s systems or prevent such Systems Damage, provided that if any such issue affecting such Services also affects services Seller performs for itself, its Affiliates or other third parties, then Seller shall act in good faith in determining which services (including Services) to suspend or delay and shall not act in a prejudicial nature with respect to the Services provided to BBU. Seller shall provide BBU with notice of such suspension or modification (and reasonable detail of the underlying problem) as soon practicable, which notice may be provided orally or by email (with a written notice to follow as soon as commercially reasonably practicable thereafter), and shall use commercially reasonable efforts to restore the provision of Services and mitigate the effect of such suspension or modification on the performance of its obligations under this Transition Services Agreement.

4.8. Service Process Audits. BBU may (subject to reasonable advance notice to Seller, no more frequently than twice during any twelve (12)-month period and for no longer than five (5) Business Days with respect to any audit) review and observe the processes used by Seller to perform the Services to the extent reasonably necessary for BBU to verify the accuracy of the Services and the data and information generated thereby. Notwithstanding the foregoing, if any such audit uncovers any specifically indentified defalcations (i.e., misappropriation of BBU’s funds), then (i) such audit shall be extended for a reasonable period of time as necessary for BBU and Seller to fully investigate such defalcations and (ii) BBU shall be entitled to perform one additional follow-up audit directed at such discovered defalcations within six (6) months following the conclusion of such original audit. Any such audits shall occur during normal business hours and shall be subject to such security, procedural, confidentiality and other restrictions or policies as Seller and its Seller Subcontractors may reasonably determine. BBU shall coordinate the timing and manner of any such audit with Seller to minimize the impact on Seller’s operations, including scheduling such audits at times other than Seller’s quarter- and year-end. If any such audit requires access to any third party’s facilities or records, such access shall be subject to such third party’s consent.

ARTICLE 5

RESOURCES USED TO PROVIDE THE SERVICES

5.1. Pass-Through Services and Third-Party Resources. Services provided by Seller through third parties (including Seller Subcontractors and vendors) or using third-party intellectual property are subject to the terms and conditions of any applicable agreements between Seller and/or its Affiliates and such third parties. Set forth on Annex E is a list of consents from third parties that are required in order for Seller to provide the Services in accordance with the terms of this Transition Services Agreement (each such consent, a “Required Consent”). After the Effective Date, the Parties shall identify any additional Required Consents and shall update Annex E to add such additional Required Consents. The Parties shall use commercially reasonable efforts to cooperate to obtain any Required Consent, including by mutually developing a Required Consent request strategy or process and considering each Party’s existing relationships with respect to third parties from which such Required Consents are required. Seller shall not be required to provide any Service subject to a Required Consent which, despite the Parties’ commercially reasonable efforts, has not been obtained. To the extent that the Parties are unable, despite their commercially reasonable efforts, to obtain a Required Consent, the Parties shall use commercially reasonable efforts to enable Seller to provide, and

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BBU to receive, such Service which is subject to the unobtained Required Consent, including exploring work-arounds and using alternative resources or substitute services. BBU shall be responsible for all costs related to (a) obtaining such consents or permissions, and (b) all efforts of Seller to provide Services subject to unobtained Required Consents, including work-arounds, alternative resources or substitute services costs, in each case as Actual Costs in accordance with Section 8.3 (Project Charges), provided, however, that BBU may be required to pay such costs directly to an applicable third party or to Seller as of the date Seller incurs such cost, in each case, as determined by the Parties in the course of cooperating to obtain such Required Consent. In addition and without limiting or modifying Section 6.5 (Third Party Consents) and 6.12 (Shared Contracts) of the Share Purchase Agreement, during the Service Period, the Parties shall, as part of the Transition Plan process, work together to identify and agree upon any third-party license agreements or portions thereof (e.g., a certain number of seats under a multi-seat license) that should and may, in accordance with the terms of such license agreement, be transferred to BBU or its Affiliates at the termination of this Transition Services Agreement (or the applicable Service) and the Parties shall cooperate to so assign or transfer such agreed-upon third-party license agreements or portions thereof in accordance with the terms and conditions set forth in Section 6.5 (Third Party Consents) of the Share Purchase Agreement.

5.2. BBU Resources. BBU shall provide Seller and Seller’s Affiliates, contractors and personnel with such reasonable access to BBU’s networks, systems, resources, personnel and facilities as is required for the purpose of Seller’s (or that of its Affiliates, contractors and personnel) provision of the Services, and only to the extent reasonably required to provide such Services.

5.3. Required Licenses. Subject to Section 5.1 (Pass-Through Services and Third-Party Resources), each Party hereby grants to the other Party such license rights to its and its Affiliates’ owned or licensed intellectual property, software, data and records solely as are reasonably necessary to permit Seller to perform, and BBU to receive, the Services, provided, however, that such license rights are limited in scope and duration to the extent required for the performance and receipt of such Services.

ARTICLE 6

CHANGES TO THE SERVICES

6.1. Transition Plan. The Parties shall prepare and perform a detailed transition plan (the “Transition Plan”) to transition the provision of the Services from Seller to BBU between the Closing Date until the completion of the Transition Plan in accordance with the terms thereof (such period, the “Transition Period”), which shall be attached to this Transition Services Agreement as Annex B and may include Additional Services. Such Transition Period shall be agreed upon by the Parties, but in no event shall be longer in duration than the Service Period. Changes to the Transition Plan and implementation of any Changes to the Services in the course of performance of the Transition Plan shall be performed in accordance with the Change Procedures.

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6.2. Changes to the Services.

(a) In connection with the preparation of the Transition Plan, Seller shall deliver to BBU, for its review, change control procedures (the “Change Procedures”), which shall be applicable in the event of any Changes to any Base Services from the manner in which the equivalent Base Service was provided on the Closing Date. The Change Procedures shall also be applicable in the event of a Change to any Additional Service from the manner in which such Additional Service was initially agreed to be provided and any change to the Transition Plan. A “Change” shall mean any change that would materially alter the manner in which Services are provided or the composition of Services. The Parties shall discuss in good faith and agree upon the final form of the Change Procedures. Any Change to any Service or any change to the Transition Plan must be approved pursuant to the Change Procedures

(b) The Parties shall collaborate to make Changes to the Services and changes to the Transition Plan as may be reasonably required by BBU to manage and perform the Business after the Closing Date (including in the event of any technological upgrades that Seller is making across its systems that would make such changes necessary), and the Parties shall perform the Change Procedure in order to allow for the provision and receipt of the Services in a manner that is acceptable to each Party from an operational perspective but that does not risk the integrity of the Services or the systems and resources used by each Party, as the case may be, to perform or receive the Services.

(c) The Change Procedures shall provide, at a minimum, that with respect to all Changes requested by Seller, other than those made on a temporary basis to maintain the continuity of Services, Seller shall: (i) advise BBU in advance of the nature of the Change; (ii) use reasonable efforts to schedule the Change so as to minimize any interruption to BBU’s operations; (iii) prepare and deliver to BBU a schedule for the planned Changes; and (iv) monitor the status of Changes against the applicable schedule.

(d) With respect to any Change made on a temporary basis to maintain continuity of Services, Seller shall provide to BBU timely notification (which may be given orally or by email provided that any oral or email notice must be confirmed in writing to BBU within five (5) business days) of the Change.

6.3. Limitations on Changes. Except as otherwise set forth herein, Changes to the Services shall not be implemented until approved by each Party, provided, however, that Seller may make Changes, or limit or delay Changes, to the Services as Seller reasonably determines in good faith are required to prevent Systems Damage and Seller may make non-material changes to the Services, provided that Seller shall provide notice orally or by email (with a written notice to follow as soon as commercially reasonably practicable thereafter) to BBU setting out in reasonable detail the changes that Seller intends to make to such Service(s).

6.4. Necessary Changes to the Services. Notwithstanding Section      (Changes to the Services) or Section 6.3 (Limitations on Changes), Seller may make Changes to the Services or suspend Services, if, and to the extent that, in Seller’s reasonable good faith determination, the ongoing performance of such Services without suspension or modification may result in Systems Damage, provided that Seller shall provide notice orally or by email (with a written notice to follow as soon as commercially reasonably practicable thereafter) to BBU setting out in reasonable detail the Changes that Seller intends to make to the Service(s) in question.

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ARTICLE 7

GOVERNANCE OF THE SERVICES

7.1. Cooperation; Service Managers. The Parties shall cooperate in good faith to realize their intent and to effect the terms of this Transition Services Agreement. Each Party shall act in good faith and, except as otherwise set forth herein, in a commercially reasonable manner to achieve the benefits expected and to resolve any problems that may occur. The individuals set forth on by each Party with respect to the Services (or any replacements for such individuals hereafter identified in a written notice provided in accordance with Section 14.2 (Notices)), shall be such Party’s service managers (the “Service Managers”) for the purpose of coordinating day-to-day provision and receipt of the Services.

7.2. Governance. The Parties shall establish and perform a robust and formal governance process pursuant to which the Parties shall manage the performance and receipt of the Services (“Governance”). As part of the Governance process, the Parties shall establish one or more committees, including a joint steering committee, each of which shall be responsible for the planning and management of such aspects of the Services and the Transition Plan as the Parties shall mutually determine (each such committee, a “Governance Committee”). Each such committee shall be assigned specific tasks or responsibilities as agreed upon by the Parties, and the committees shall be arranged in a structure reflecting their seniority with respect to each other committee. Each such committee shall have an equal number of representatives from Seller and BBU and shall make decisions on a consensus (i.e., majority) basis.

(a) Initial Committees. Initially upon the Effective Date, and at a minimum, the Parties shall establish the following Governance Committees:

(i) Joint Steering Committee. The Parties shall establish a “Joint Steering Committee” (“JSC”) to be the most senior Governance Committee. The JSC shall set general policy and strategy for Governance, the Transition Plan and the Services, as well as make decisions with respect to such topics, except to the extent delegated to subcommittees including Governance Committees established with respect to specific Services. While the Joint Steering Committee shall be permitted to delegate its responsibilities, all major decisions or determination and material issues with respect to Services or this Transition Services Agreement shall be the responsibility of the JSC.

(ii) Services-Specific Committees. The Parties shall, upon the written request of either Party, establish Governance Committees to be responsible for the management of specific Services and to make determinations with respect to such Services. Each of the Services-specific Governance Committees shall be junior to the JSC in the Governance issue escalation structure.

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(b) Change. The Governance Committees shall perform the Change Procedure to effectively govern and manage Changes to the Services without risk of disruption of the Services or integrity or security risks to the resources used by each Party to perform or receive the Services.

(c) Escalation. To the extent that a Governance Committee is unable to make a decision or resolve a dispute for which it is responsible, such Governance Committee shall escalate such decision or dispute to the next most senior Governance Committee for determination in accordance with the Governance process. If necessary, the escalation process shall continue until a decision or dispute has been escalated to the JSC. To the extent that the Parties are unable, by performing the Governance process set forth herein, to make a decision or resolve a dispute arising under this Transition Services Agreement, the Parties shall each refer such decision or dispute to the chief financial officers of each of BBU and Seller for determination or resolution.

ARTICLE 8

SERVICES CHARGES, INVOICING AND PAYMENTS

8.1. FSS/GIS Services Charges. As compensation for the provision of the FSS/GIS Services, BBU shall pay to Seller for each twelve (12)-month period following the Effective Date an aggregate amount equal to (i) in respect of the Initial Period, U.S. $29,750,000 (the “Year 1 FSS/GIS Services Charge”) and (ii) in respect of any subsequent twelve (12)-month period (y) the annual Allocated Costs relating to the FSS/GIS Services provided to the Business for Seller’s applicable fiscal year, multiplied by (z) 105% (collectively, the “FSS/GIS Services Charges”). BBU shall pay the FSS/GIS Services Charges in twelve (12) equal payments for each applicable twelve (12)-month period in accordance with Section 8.6 (Invoicing and Payment).

(a) BBU shall pay the Year 1 FSS/GIS Services Charge in monthly installments of U.S. $2,479,167.

(b) The Parties agree that the FSS/GIS Services Charges for each BBU Option Extension Period or Additional Extension Period will equal one-half of the FSS/GIS Services Charges for Seller’s fiscal year 2012, fiscal year 2013 or fiscal year 2014, as applicable, depending upon which Seller fiscal year is in effect on the first day of each BBU Option Extension Period or Additional Extension. So long as this Transition Services Agreement remains in effect, Seller shall provide to BBU a calculation of the Allocated Costs for FSS/GIS Services (together with supporting documentation) for each Seller fiscal year after fiscal year 2011 no later than forty-five (45) days before the first day of such Seller fiscal year. BBU shall have twenty (20) days after receipt of such calculation to review the calculation and request reasonable additional supporting documentation from Seller, and Seller agrees to cooperate with BBU to substantiate that the Allocated Costs for FSS/GIS Services were computed consistent with the computation of Allocated Costs for FSS/GIS Services for Seller’s fiscal year 2011. The FSS/GIS Services Charges for the period from (and including) the first anniversary of the Effective Date through (but excluding) the second anniversary of the Effective Date shall be the “Year 2 FSS/GIS Services Charge.” The FSS/GIS Services Charges for the period from (and including) the second anniversary of the Effective Date through (but excluding) the third anniversary of the Effective Date shall be the “Year 3 FSS/GIS Services Charge.”

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8.2. Benefits Services Charges.

(a) As compensation for the provision of the Benefits Services, BBU shall pay to Seller an amount equal to U.S. $1,464,000 (which is the annual Allocated Costs relating to the Benefits Services provided to the Business for Seller’s fiscal year 2011) prorated based on the number of months (or portions thereof) remaining in 2011 as of and including the Effective Date (collectively, the “Benefits Services Charges”). BBU shall pay the Benefits Services Charges in equal monthly payments during the Benefits Service Period in accordance with Section 8.6 (Invoicing and Payment).

(b) In addition, BBU shall be solely responsible for any and all costs or expenses associated with the Affected Employees or Former Seller Employees participating in the benefit plans subject to the Benefits Services from and after the Closing Date, including the costs of all claims, payments and distributions to such participants, premiums and company contributions and company-portion of contributions payable under the plans and fees and expenses of third-party administrators for such benefit plans and reasonably necessary consultants (collectively, “Plan Costs”). BBU shall be responsible for paying such Plan Costs directly to the applicable third-party administrators in accordance with the terms set out by such third parties. To the extent Seller or any of its Affiliates is billed for any such Plan Costs, during the Service Period or any time thereafter, BBU shall promptly reimburse Seller for the same upon Seller’s receipt of an invoice in accordance with Section 8.6 (Invoicing and Payment) accompanied by supporting documentation.

8.3. Project Charges. For any one-time or limited-time Additional Service that the Parties agree in writing will be provided by Seller (as set forth in a Schedule to Annex A or Annex B) (each, a “Project”), BBU shall pay Seller 105% of the Actual Costs of such Project (“Project Charges”). Examples of Projects include projects for set-up tasks, system improvements, separation of benefit plans and setting up independent benefit plans, data migration and the creation of a separate instance of all or any portion of Seller’s system, a new system or software or new installations. The Project Charges for any Project contemplated to be conducted during the Initial Period will be amortized over the Initial Period or the remaining portion thereof. The Project Charges for any Project conducted after the Initial Period will be amortized over the current BBU Option Extension Period or Additional Extension Period (as applicable) or the remaining portion thereof. For any Project Charges paid on an amortized basis, there shall be a true up, if necessary, in the invoice for the last month of the applicable period to reflect any difference between the Project Charges amortized over such period (or remainder thereof) and actual Project Charges incurred by Seller. To the extent that the Project Charges exceed in the aggregate one million dollars (U.S. $1,000,000) for any single Project or related Projects, such Project Charges shall be paid by BBU as Seller incurs the applicable Actual Costs, upon receipt of an invoice in accordance with Section 8.6 (Invoicing and Payment) setting forth in reasonable detail the calculation of the applicable Project Charges. In addition, the Parties anticipate that the Transition Plan will include the ongoing Projects identified on Annex F. The Parties agree that such Projects shall be within the scope of this Transition Services Agreement, and BBU shall be responsible for all Project Costs for such Project incurred on or after the Effective Date.

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8.4. Ongoing Additional Services. The compensation to be paid by BBU to Seller for any new ongoing Additional Services shall be as agreed upon by the Parties in writing (as set forth in a Schedule to Annex A) and shall be considered “Service Charges,” provided that (i) for any new ongoing Additional Services to be added to Schedule 1 or Schedule 2 to Annex A, the Parties shall agree upon an appropriate change to the FSS/GIS Services Charges for the remainder of the FSS/GIS Service Period, such appropriate change determined consistent with the method used to determine the Year 1 FSS/GIS Services Charge (with the applicable five percent (5%) mark-up for any period after the Initial Period) and (ii) for any new ongoing Additional Services to be added to Schedule 3 to Annex A, the Parties shall agree upon an appropriate change to the Benefits Services Charges for the remainder of the Benefits Service Period, such appropriate change determined in a method consistent with the method used to determine the initial Benefits Services Charge. For the avoidance of doubt, Seller shall have no obligation to provide any such Additional Service until both Parties have agreed to an appropriate Services Charge, or changes to an existing Services Charges, in writing.

8.5. Additional Charges. In addition to the Services Charges and Project Charges, BBU shall pay to Seller, upon receipt of an invoice in accordance with Section 8.6 (Invoicing and Payment), the following “Additional Charges:”

(a) no later than the first day of the first month after the Effective Date: U.S. $15,000,000;

(b) no later than the first day of the 13th month after the Effective Date: U.S. $10,000,000; and

(c) no later than the first day of the 25th month after the Effective Date: U.S. $10,000,000.

Additional Charges are an agreed amount intended to compensate Seller for wind-down and other costs relating to the termination or expiration of this Transition Services Agreement, including severance costs (other than those specifically required to be paid separately in the Share Purchase Agreement), Seller’s increased costs for its own services related to decreased services volume related to Services or the termination or expiration thereof, Seller’s increased and/or under-absorbed overhead costs, and license and contract termination fees. Additional Charges shall be payable by BBU without regard to whether Services continue to be provided during such period and such payment obligations shall survive the termination or expiration of this Transition Services Agreement.

8.6. Invoicing and Payment. On the first day of each calendar month during the Service Period, Seller shall issue to BBU an invoice containing a summary description of the Services Charges applicable to Services to be performed in such calendar month, and reflecting any Project Charges and Additional Charges incurred during the prior month (the date of delivery of such invoice, the “Invoice Date”), provided that the first invoice hereunder shall be with respect to the period from the Effective Date through the end of the calendar month

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following that in which the Effective Date occurs. Any such invoice shall include reasonable detail of all Charges and Plan Costs and be accompanied by supporting documentation (if reasonably available) for all Charges that are based on Actual Costs. BBU agrees to pay on or before the date that is twenty-five (25) days after the Invoice Date by wire transfer of immediately available funds payable to the order of Seller all Charges and Plan Costs invoiced by Seller pursuant to this Section 8.6. BBU shall be responsible for all taxes and similar charges imposed on the Services and on the Charges and Plan Costs paid hereunder (excluding taxes based on the income of Seller). Late payments shall bear interest at a rate of 0.5% per month. In the event of a dispute in respect of an amount owing hereunder, BBU shall: (x) give written notice to Seller of the disputed amount together with sufficient information to outline the nature of the dispute, with such notice to be delivered on or before the due date for payment of the disputed amount; (y) pay all undisputed amounts or portions thereof on or before the due date therefor; and (z) use the dispute resolution procedure set forth in Section 7.2(c) (Governance) to resolve such dispute. For the avoidance of doubt, if an invoice contains multiple items, all undisputed items and undisputed portions of any disputed item shall be paid in accordance with this Section 8.6 notwithstanding the fact that another item within such invoice is under dispute. Invoicing and payment of Plan Costs (to the extent not paid directly to the applicable third party administrator by Seller) shall be billed and paid as set forth in Schedule 3 to Annex A.

8.7. Remedies for Nonpayment. Seller may suspend providing the Services hereunder if BBU has failed to make full payment on any past due invoice with respect to undisputed amounts within fourteen (14) days after BBU’s receipt of notice from Seller advising BBU of such past due invoice. BBU may not set off any amounts due hereunder against any amounts that may be due or claimed to be due from Seller or its Affiliates to BBU or its Affiliates pursuant to this Transition Services Agreement (if any) or any other agreement (including the Share Purchase Agreement).

8.8. Impact of Suspension or Modification of Services.

(a) In the event that, pursuant to Sections 4.3 (Service Suspensions due to BBU’s Acts or Omissions), 4.4 (Services Policies and Procedures), 4.6 (Compliance with Law) and 4.7 (Suspension/Changes of the Services), Seller suspends or modifies Services or is unable to provide Services, Charges hereunder shall be payable by BBU in accordance with the terms of this Transition Services Agreement, including with respect to such Services, regardless of, and notwithstanding, any such suspension, modification or period of non-provision.

(b) In the event that, pursuant to Section 4.5 (Force Majeure), Seller suspends Services or is unable to provide Services, BBU’s obligation to pay any applicable Charges shall determined as follows:

(i) For any Service provided by a non-Affiliate Seller Subcontractor, BBU’s obligation to pay any applicable Services Charges or Project Charges for suspended or non-provided Services due to a Force Majeure Event shall be suspended if, when and for so long as Seller’s obligations to make payment to such Seller Subcontractor for such Services have also been suspend.

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(ii) For any Service provided by Seller or its Affiliates, BBU’s obligation to pay any applicable Services Charges or Project Charges for suspended or non-provided Services due to a Force Majeure Event shall be suspended. If any such suspension or non-performance of a Service occurs, Seller shall reasonably determine the portion of the Services Charges and/or Project Charges associated with such suspended or non-performed Service or portion thereof in accordance with the procedures and methodologies used in determining the Services Charges set forth in Section 8.1 (FSS/GIS Services Charges) and Section 8.2 (Benefits Services Charges), as applicable, and Project Charges set forth in Section 8.3 (Project Charges), and shall provide BBU with written notice thereof together with sufficient detail of any such determination, and such portion of the Services Charges and/or Project Charges shall be deducted from or credited against the next invoice provided hereunder. For the avoidance of doubt, there shall be no suspension of Charges under this Section 8.8(b) if the Services are suspended or not performed for any short or limited period of time but the Services are still provided in all material respects.

(iii) Notwithstanding the foregoing, (A) BBU’s obligation to pay the applicable Services Charges and Project Charges shall resume when the performance of the applicable Services by Seller or a Seller Subcontractor resumes and (B) BBU’s obligation to pay (x) all Additional Charges, (y) all Plan Costs and (z) all Services Charges and Project Charges for unaffected Services, shall continue regardless of, and notwithstanding, any such suspension or period of non-provision.

(c) Notwithstanding Section 8.8(a), in the event that, pursuant to Section 4.7 (Suspension/Changes of the Services), Seller suspends Services or is unable to provide Services, BBU’s obligation to pay any applicable Services Charges or Project Charges with respect to such suspended or non-provided Services shall be suspended for so long as Seller suspends or is unable to provide such Services, but BBU’s obligation to pay (i) all Additional Charges, (ii) all Plan Costs and (iii) all Services Charges or Project Charges for unaffected Services, shall continue regardless of, and notwithstanding, any such suspension or period of non-provision. If any such suspension or non-performance of a Service occurs, Seller shall reasonably determine the portion of the Services Charges and/or Project Charges associated with such suspended or non-performed Service or portion thereof in accordance with the procedures and methodologies used in determining the Services Charges set forth in Section 8.1 (FSS/GIS Services Charges) and Section 8.2 (Benefits Services Charges), as applicable, and Project Charges set forth in Section 8.3 (Project Charges), and shall provide BBU with written notice thereof together with sufficient detail of any such determination. For the avoidance of doubt, there shall be no suspension of Charges under this Section 8.8(c) if the Services are suspended or not performed for any short or limited period of time but the Services are still provided in all material respects.

8.9. Impact of Early Termination of Services. In the event that, pursuant to Section 3.2 (Termination of Services), BBU elects to terminate any portion or bundle of Services, the Parties shall agree in writing in accordance with Section 8.3 (Project Charges) upon appropriate Projects necessary to facilitate such termination and the continued performance of the remaining Services (including, if applicable, the development of interfaces and making system

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configuration changes), unless such transition Projects are already set forth in the Transition Plan. For the avoidance of doubt, the Project Charges for such Projects shall not include any costs for which Additional Charges are intended to compensate Seller. In addition, the Parties acknowledge that if Services are so terminated, the Services Charges for the remaining Services may decrease or increase. Prior to the Parties agreeing upon any termination of any Services, the Parties shall agree upon an appropriate change to the Services Charges for the remainder of the Service Period, such appropriate change determined consistent with the method used to determine the Year 1 FSS/GIS Services Charge (with the applicable five percent (5%) mark-up for any period after the Initial Period) or initial Benefits Services Charge, as applicable, but, for the avoidance of doubt, shall not include any costs for which Additional Charges are intended to compensate Seller.

ARTICLE 9

CONFIDENTIALITY.

9.1. Obligations. Any Confidential Information of a Party, received by the other Party pursuant to this Transition Services Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Transition Services Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a) each Party shall only disclose Confidential Information to its employees and to other Persons that are bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Transition Services Agreement;

(b) no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Transition Services Agreement; and

(c) each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

9.2. Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Transition Services Agreement with respect to any Confidential Information which:

(a) without obligation of confidentiality, was rightfully known by the recipient prior to disclosure;

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(b) was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Transition Services Agreement or any other confidentiality obligation on behalf of any third party;

(c) was disclosed to the recipient by a third party, provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d) is independently developed by the recipient; or

(e) is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing Party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

ARTICLE 10

TERMINATION

10.1. Termination. This Transition Services Agreement shall be subject to termination:

(a) automatically on the last day of the Service Period;

(b) by Seller, if BBU fails to pay any undisputed Charges, Plan Costs or any other undisputed amounts due and owing from BBU hereunder in an aggregate amount greater than U.S.$ 1,000,000 more than thirty (30) days past the due date therefor and such failure continues for thirty (30) calendar days after BBU’s receipt of written notice of such failure;

(c) by Seller, in accordance with, and subject to the terms and conditions of, Section 14.9 (Assignment); and

(d) by BBU, upon thirty (30) calendar days prior written notice, if Seller fails to perform its material obligations under this Transition Services Agreement; provided that if Seller (i) cures such failure or (ii) has provided BBU with a written plan for curing such failure and continues to work diligently to cure such failure, in the case of clause (i) and (ii) within such thirty (30) calendar-day period, then this Transition Services Agreement shall continue in effect notwithstanding such failure and notice from BBU.

10.2. Consequences of Termination. Except as set forth in Section 10.3 (Survival), subject to any rights or obligations of the Parties that have accrued prior to expiration or termination (including Charges payable with respect to Services performed prior to the effective date of expiration or termination and all Additional Charges and Plan Costs), neither Party shall have any further obligation to the other Party with respect to the Services or this Transition Services Agreement.

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10.3. Survival. BBU’s obligation to pay all Charges accrued prior to expiration or termination of this Transition Services Agreement (including Charges payable with respect to Services performed prior to the effective date of such expiration or termination and all Additional Charges and Plan Costs) shall survive expiration or termination of this Transition Services Agreement, even if payment of such Charges is not due until after such expiration or termination. In addition, the following provisions shall survive the expiration or termination of this Transition Services Agreement for any reason: Article 9 (Confidentiality), Article 11 (Data and Intellectual Property and Other Proprietary Rights), Article 13 (Disclaimers, Liability Limitation and Indemnity) and Article 14 (General Provisions) and Section 8.1(a) (FSS/GIS Services Charges) (except if termination is pursuant to Section 10.1(d) (Termination)), Section 8.2(b) (Benefits Services Charges), Section 8.5 (Additional Charges), Section 10.2 (Consequences of Termination) and Section 10.3 (Survival).

ARTICLE 11

DATA AND INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

11.1. Segregation of Data and Systems. In accordance with the Transition Plan, and as a Project, the Parties intend to configure systems so that each Party’s access to the data of the other Party, other than data of the Business, is not permitted, and to move Business data to segregated systems, virtual machines or similar set-ups prior to the Closing Date or after the Closing Date.

11.2. Confidentiality Agreements. To the extent the Parties are unable to configure the systems to which BBU has access in accordance with Section 11.1 (Segregation of Data and Systems) prior to the Closing Date, Seller may establish security protocols, login limitations, security monitoring, reasonable limitations on the number of personnel with access to such systems and other reasonable security processes and procedures to monitor access to Seller systems and resources. BBU personnel with access to non-Business data shall be required to execute a customary confidentiality and data access agreement, and Seller shall be permitted to perform reasonable periodic or targeted audits to verify that BBU personnel are not accessing data other than Business data. Seller personnel with access to Business data shall be required to execute a customary confidentiality and data access agreement, and BBU shall be permitted to perform reasonable periodic or targeted audits to verify that Seller personnel are not accessing data other than Business data.

11.3. Reservation of Rights. Except as set forth in Section 11.4 (Ownership of Data), the Services do not convey, and nothing in this Transition Services Agreement or in any dealings between the Parties with respect hereto shall be construed to convey, to BBU any ownership or other rights (other than the usage rights explicitly set forth in this Transition Services Agreement) with respect to any property (including intellectual property).

11.4. Ownership of Data. BBU shall own all data or records (a) of the Business generated in the course of performance of the Services after the Closing Date and (b) generated or resulting from data owned by BBU in the course of performance of the Services after the Closing Date, in each case, to the extent solely related to the Business.

11.5. New Intellectual Property. Except as set forth in Section 11.4 (Ownership of Data), if a Party creates new intellectual property in connection with this Transition Services Agreement, as between the Parties, such Party shall be the sole and exclusive owner of such new intellectual property and shall grant to the other Party a non-exclusive, perpetual, fully-paid up license to use such new intellectual property in its internal business.

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ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1. BBU Representations. BBU hereby represents and warrants to Seller that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Transition Services Agreement; (b) it has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Transition Services Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder; (c) this Transition Services Agreement has been duly executed and delivered by BBU and, assuming that this Transition Services Agreement is valid and binding on Seller, constitutes a legal, valid and binding obligation of BBU, enforceable against BBU in accordance with its terms; and (d) the execution and delivery of this Transition Services Agreement by BBU does not and its performance will not violate any provisions or result in a default under any agreement, instrument, indenture, judgment, order, award or decree to which BBU is a party or is bound or any applicable Law.

12.2. Seller Representations. Seller hereby represents and warrants to BBU that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Transition Services Agreement; (b) it has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Transition Services Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder; (c) this Transition Services Agreement has been duly executed and delivered by Seller and, assuming that this Transition Services Agreement is valid and binding on BBU, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; and (d) subject to Section 5.1 (Pass-Through Services and Third-Party Resources), the execution and delivery of this Transition Services Agreement by Seller does not and its performance will not violate any provisions or result in a default under any agreement, instrument, indenture, judgment, order, award or decree to which Seller is a party or is bound or any applicable Law.

ARTICLE 13

DISCLAIMERS, LIABILITY LIMITATION AND INDEMNITY

13.1. Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES AND EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS TRANSITION

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SERVICES AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

13.2. Limitation of Liability – Nature of Damages. IN NO EVENT SHALL BBU OR SELLER, OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OTHER PERSON UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3. Limitation on Liability – Monetary Amount. NOTWITHSTANDING ANY OTHER TERM OR CONDITION TO THE CONTRARY, EACH OF SELLER’S AND BBU’S TOTAL LIABILITY UNDER THIS TRANSITION SERVICES AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SERVICES TO BE PROVIDED HEREUNDER (EXCEPT, IN THE CASE OF BBU, FOR OBLIGATIONS TO PAY THE CHARGES AND PLAN COSTS AS AND TO THE EXTENT REQUIRED BY ARTICLE 8 (SERVICES CHARGES, INVOICING AND PAYMENTS)), DURING THE ENTIRE TERM OF THIS TRANSITION SERVICES AGREEMENT, SHALL BE LIMITED TO THE AMOUNT OF THE SERVICES CHARGES (FOR THE AVOIDANCE OF DOUBT, EXCLUDING ADDITIONAL CHARGES) PAID BY BBU TO SELLER IN CONNECTION WITH THE SERVICES PROVIDED BY SELLER DURING THE SIX (6) MONTH PERIOD PRIOR TO THE EVENT WITH RESPECT TO WHICH SUCH LIABILITY AROSE.

13.4. Indemnification.

(a) Indemnification by BBU. BBU shall save, defend, indemnify and hold harmless Seller, its Affiliates, and each of their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereafter collectively, “Losses”) to the extent resulting from:

(i) the breach of this Transition Services Agreement by BBU or any of its Affiliates; or

(ii) BBU’s violation of Law in connection with the receipt or use of Services.

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(b) Indemnification By Seller. Seller shall save, defend, indemnify and hold harmless BBU, its Affiliates, and each of their respective officers, directors, employees, representatives, agents and permitted successors and assigns (collectively, the “BBU Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(i) the breach of this Transition Services Agreement by Seller, any of its Affiliates or any Seller Subcontractor;

(ii) the gross negligence or willful misconduct in the performance of Services by Seller, any of its Affiliates or any Seller Subcontractor;

(iii) criminal acts of employees of Seller, any of its Affiliates or any Seller Subcontractor acting on its or their behalf in the course of performance of Services; or

(iv) Seller’s violation of Law in connection with the provision of Base Services as such Base Services were provided to the Business prior to the Effective Date and as such Base Services are modified by Seller in its discretion (other than pursuant to agreed upon amendments to the Schedules to Annex A or as otherwise directed by BBU).

13.5. Indemnification Procedures.

(a) In order for a BBU Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) to be entitled to any indemnification provided for under this Transition Services Agreement, as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 13.5 except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of written notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel for the Indemnified Party, there is an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make

CONFIDENTIAL AND PROPRIETARY

available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, or then has the right to assume the defense in accordance with this Section 13.5(b), the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed) unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. Notwithstanding the foregoing, an Indemnified Party shall have the right to retain control of the defense of any Third Party Claim in those instances where such Indemnified Party has reasonably anticipated potential Losses in an amount that is materially greater than the remaining amount available under the limitation of liability set forth in Section 13.3 (Limitation on Liability – Monetary Amount); provided that if the Indemnified Party exercises this right, it shall (x) consult with the Indemnifying Party with respect to the defense of the Third Party Claim and (y) not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(c) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Section 13.5, except and only to the extent, if any, that the Indemnifying Party is actually prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters (provided, that the Indemnified Party shall not be required to make available any such records, materials or information that is subject to attorney-client or other legal privilege if making available any such records, materials or information would result in a violation or waiver of such privilege), furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

ARTICLE 14

GENERAL PROVISIONS

14.1. Amendment and Modification. This Transition Services Agreement and all Exhibits, Schedules and Annexes hereto may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Transition Services Agreement.

CONFIDENTIAL AND PROPRIETARY

14.2. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as FedEx, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to BBU, to:

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

and

if to Seller, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                  Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

14.3. Counterparts. This Transition Services Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Transition Services Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Transition Services Agreement or of a signature of a Party will be effective as an original.

CONFIDENTIAL AND PROPRIETARY

14.4. Entire Agreement; No Third Party Beneficiaries. This Transition Services Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof and (ii) except with respect to indemnified parties hereunder, are not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder.

14.5. Severability. Any term or provision of this Transition Services Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (including the economic terms hereof).

14.6. Governing Law. THIS TRANSITION SERVICES AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

14.7. Jurisdiction. To the fullest extent permitted by applicable Law, each Party (i) agrees that any claim, action or Proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Transition Services Agreement shall be brought only in the state courts located in New York County, in the State of New York and the Federal Courts located in the Southern District of New York located in the borough of Manhattan in the City of New York, New York County (collectively, the “New York Courts”), (ii) agrees to submit to the exclusive jurisdiction of the New York Courts for purposes of all legal Proceedings arising out of, or in connection with, this Transition Services Agreement, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court or any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14.2 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

14.8. Waiver. The waiver by any Party of any instance of any other Party’s noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances or of any Party’s remedies for such noncompliance.

CONFIDENTIAL AND PROPRIETARY

14.9. Assignment.

(a) This Transition Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Neither this Transition Services Agreement nor any part hereof may be assigned or transferred by operation of law or otherwise by either Party without the prior written consent of the other Party. Any attempted assignment or transfer in violation of this Section 14.9 shall be void ab initio. Notwithstanding the foregoing, except as set forth in Section 14.9(b), either Party may, without the prior written consent of the other Party, assign or otherwise transfer this Transition Services Agreement to (i) any Person who, directly or indirectly, including by operation of law or otherwise, Controls or is Controlled by such Party, or (ii) any Person that acquires all or substantially all of the business or control of such Party (whether such acquisition is by way of acquisition of assets, acquisition of stock, merger, consolidation or otherwise) (each, a “Change of Control”); provided, however, that no such assignment or other transfer shall relieve the assigning or transferring Party of any of its obligations under this Transition Services Agreement.

(b) Notwithstanding anything in this Transition Services Agreement to the contrary, neither BBU nor any assignee or transferee permitted in accordance with Section 14.9(a) may, without Seller’s prior written consent (as determined by Seller in its sole discretion), assign or otherwise transfer this Transition Services Agreement or any part hereof in a Change of Control or engage in a Change of Control transaction if the assignee or transferee or any Affiliate thereof or any Person Controlling or Controlled by the assignee, transferee or any Affiliate thereof is a Prohibited Party.

(c) Unless Seller notifies BBU prior to or within thirty (30) days following the occurrence of any such Change of Control involving a Prohibited Party that this Transition Services Agreement shall remain in effect following such Change of Control, this Transition Services Agreement shall terminate on the expiration of ninety (90) days following the occurrence of such Change of Control. The foregoing election to terminate this Transition Services Agreement shall be Seller’s sole and exclusive remedy with respect to such Change of Control, provided, however, that such termination of this Transition Services Agreement shall not extinguish any outstanding liability or any Charges, including applicable termination costs, due in connection with such termination.

(d) If BBU or any permitted assignee or transferee anticipates that any Change of Control shall occur, BBU shall so notify Seller forthwith after it acquires knowledge that a Change of Control is likely to occur and shall notify Seller of the parties (including all Affiliates of such parties) to such Change of Control (including whether any party is a Prohibited Party), and shall also notify Seller within five days following the occurrence of any such Change of Control.

14.10. Remedies. Except as otherwise expressly provided herein, the remedies set forth in this Transition Services Agreement are intended to be non-exclusive, provided, however, that the limitations on liability and damages provided in Article 13 (Disclaimers, Liability Limitation and Indemnity) shall apply to all claims by any Party against any other Party or Person under or related to this Transition Services Agreement. If BBU or Seller breaches the provisions of this Transition Services Agreement, the non-breaching Party shall be entitled, without limiting its other rights or remedies, to seek equitable relief to prevent or restrain such breach, including injunctive relief.

CONFIDENTIAL AND PROPRIETARY

14.11. Limitations on Actions. The Parties acknowledge that Seller and any employees or agents of Seller providing the Services hereunder are independent contractors of BBU with respect to the Services and nothing contained herein shall be deemed to create any employment, partnership, joint venture or agency relationship between Seller and its employees or agents on the one hand and BBU on the other hand. Except as expressly authorized by this Transition Services Agreement or as specifically directed by BBU in writing, Seller shall not hold itself out as an agent of, or otherwise incur obligations or liabilities on behalf of, BBU or the Business.

14.12. Authority to Bind. Neither Party shall have the authority to commit the other Party to any binding obligation or to execute, on behalf of the other Party, any agreement, lease or other document creating legal obligations on the part of the other Party, and neither Party shall represent to any third party that it has such authority.

- signature page follows -

EXHIBIT E

FORM OF SELLER TRANSITION SERVICES AGREEMENT

CONFIDENTIAL AND PROPRIETARY

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their duly and lawfully authorized officers or legal representatives effective as of the Effective Date.

BBU, INC.	SARA LEE CORPORATION

By:	By:
Name:	Name:
Title:	Title:

Contribution Agreement Newco A

Exhibit A

TRADEMARKS

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	NOBODY DOESN’T LIKE SARA LEE	Canada	1175255 612492	Registered	Sara Lee International Corporation	6/9/2004 6/9/2019, First Renewal	Class 30 Cakes, cookies, biscuits, pastries, pies, bread, rolls, meals and prepared main dishes of meals.

	SARA LEE	Canada	852826 510054	Registered	Sara Lee International Corporation	3/26/1999 3/26/2014, First Renewal	Class 29 Processed meats.

	SARA LEE	Canada	250178 125212	Registered	Sara Lee International Corporation	2/2/1962 2/2/2022, Next Renewal	Class 30 Cakes, cookies, biscuits, pastries, pies, bread, and rolls, meals and prepared main dishes of meals.

	SARA LEE	Canada	852827 504761	Registered	Sara Lee International Corporation	11/30/1998 11/30/2013, First Renewal	Class 29 Processed meats. Class 42 Retail kiosk and deli center services featuring processed meats.

	SARA LEE PUDDIN IN THE MIDDLE	Canada	528565 303526	Registered	Sara Lee International Corporation	6/7/1985 6/7/2015, Next Renewal	Class 30 Bakery goods, namely cakes.

	PREMIUM SARA LEE ANADE ALGO DELICIOSO A TU VIDA & Design	Mexico	553035 759254	Registered	Sara Lee Corporation	8/16/2002 6/21/2012, First Renewal

Class 16

Paper, cardboard and goods made from these materials, not included in other classes; printed matter; bookbinding material; photographs; stationery; plastic materials for packaging (not included in other classes); printers’ type; including printed promotional articles; labels included in this class for advertising purposes; signs included in this class for advertising purposes; placards, posters, brochures, panphlets, and catalogs; as well as all kind of printed material and publications for promoting and/or advertising purposes of different products or services.

	SARA LEE	Mexico	174951 509839	Registered	Sara Lee Corporation	11/15/1995 8/9/2013, Next Renewal	Class 29 Processed meats.

1

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Mexico	249448 337740	Registered	Sara Lee Corporation	12/2/1987 5/29/2015, Next Renewal

Class 02

Dyes for food.

Class 05

Dietetical food, baby food, food for sick patients with vitamins.

Class 29

Meat, fish, poultry and game; meat extracts; preserved, dried and cooked fruits and vegetables; jellies, jams, fruit sauces; eggs, milk and milk products; edible oils and fats.

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

Class 31

Agricultural, horticultural and forestry products and grains not included in other classes; living animals; fresh fruits and vegetables; seeds, natural plants and flowers; foodstuffs for animals, malt.

Class 32

Beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages.

	SARA LEE CAKE BITES	Mexico	456222 765048	Renewed	Sara Lee Corporation	10/29/2002 11/1/2020, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice, particularly bakery goods.

	SARA LEE CHEESECAKE BITES	Mexico	456220 765047	Renewed	Sara Lee Corporation	10/29/2002 11/1/2020, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice, particularly bakery goods.

2

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	BITES	United States of America	77/251333	Published	Sara Lee Corporation	11/15/2010, Status Check	Class 30 Bakery Goods

	JOY OF EATING	United States of America		Unfiled	Sara Lee Corporation		Class 29 Processed meats Class 30 Bakery goods

	KITCHENS OF SARA LEE	United States of America	77/109483	Published	Sara Lee Corporation	4/8/2011, Statement of Use Final

Class 29

Meat, processed meat and poultry; cheese; condiments, namely, oil based sandwich spreads and sandwich oils

Class 30

Bakery products namely sweet bakery goods, bakery desserts; bread, buns and rolls; croutons, spices, sauces, and condiments namely, flavored mayonnaise and mustard based sandwich spreads, mustards and salad dressing.

	KITCHENS OF SARA LEE	United States of America	77/771378	Published	Sara Lee Corporation	1/13/2011, Statement of Use 1st Extension

Class 29

Meat; Poultry; Processed meat; Condiments, namely, oil based sandwich spreads and sandwich oils; Mustard based sandwich spreads; Mustards; Salad dressing; and Sausages

Class 30

Bakery desserts; Bakery products, namely, sweet bakery goods; Bread and buns; Coffee; Coffee beans; Ground coffee beans; Mayonnaise; Prepared coffee and coffee-based beverages; Roasted coffee beans; Rolls; Sauces and Flavored Mayonnaise

	NOBODY DOESN’T LIKE SARA LEE	United States of America	75/612225 2298289	Registered	Sara Lee Corporation	12/7/1999 12/7/2019, First Renewal	Class 29 Processed meats.

	NOBODY DOESN’T LIKE SARA LEE	United States of America	74/521531 1885156	Registered	Sara Lee Corporation	3/21/1995 3/21/2015, Next Renewal	Class 30 Rolls, pies, cakes, cheesecake, muffins, ice cream.

3

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	NOBODY DOESN’T LIKE SARA LEE	United States of America	78/163525 2788808	Registered	Sara Lee Corporation	12/2/2003 12/2/2013, First Renewal	Class 30 Bakery goods.
	NOBODY DOESN’T LIKE SARA LEE	United States of America	78/116262 2882892	Registered	Sara Lee Corporation	9/7/2004 9/7/2014, First Renewal	Class 30 Bread, bagels and buns.
	NOBODY DOESN’T LIKE SARA LEE	United States of America	78/870876 3293889	Registered	Sara Lee Corporation	9/18/2007 9/18/2017, First Renewal	Class 30 Frozen prepared meat lasagna entrees
	SARA LEE	United States of America	74/260390 1785697	Registered	Sara Lee Corporation	8/3/1993 8/3/2013, Next Renewal	Class 29 Processed meats.
	SARA LEE	United States of America	75/938769 2568180	Registered	Sara Lee Corporation	5/7/2002 5/7/2012, First Renewal	Class 29 Cheese.
	SARA LEE	United States of America	78/327886 2897493	Registered	Sara Lee Corporation	10/26/2004 10/26/2014, First Renewal	Class 29 Processed meats, namely, pork, poultry and beef.
	SARA LEE	United States of America	77/162801 3669866	Registered	Sara Lee Corporation	8/18/2009 8/18/2019, First Renewal	Class 30 Coffee; Coffee beans; Ground coffee beans; Roasted coffee beans
	SARA LEE	United States of America	71/682021 623191	Registered	Sara Lee Corporation	3/13/1956 3/13/2016, Next Renewal	Class 30 Cake.
	SARA LEE	United States of America	72/346486 905216	Registered	Sara Lee Corporation	12/29/1970 12/29/2010, Next Renewal	Class 30 Bakery goods--namely, coffee cakes, cheese cakes, dessert cakes, layer cakes, pound cakes, dinner rolls, sweet rolls, pastries and brownies.
	SARA LEE	United States of America	78/327887 2899982	Registered	Sara Lee Corporation	11/2/2004 11/2/2014, First Renewal	Class 35 Retail kiosk and deli center services featuring processed meats.

4

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	United States of America	73/041252 1026301	Registered	Sara Lee Corporation	12/2/1975 12/2/2015, Next Renewal	Class 29 Frozen prepared entrees comprised principally of meat, poultry or fish, vegetables and seasoning. Class 30 Bakery goods of all kinds and ice cream.
	SARA LEE CARVER’S COLLECTION	United States of America	75/688232 2435831	Registered	Sara Lee Corporation	3/13/2001 3/13/2011, First Renewal	Class 29 Processed meats.
	SARA LEE CARVER’S COLLECTION	United States of America	75/688233 2530309	Registered	Sara Lee Corporation	1/15/2002 1/15/2012, First Renewal	Class 29 Processed meats.
	SARA LEE FRESH	United States of America	75/654924 2860458	No Maintenance	Sara Lee Corporation	7/6/2004 7/6/2010, Aff of Use - 6 Year 7/6/2014, First Renewal	Class 35 Wholesale distributorship for baked goods.
	SARA LEE FRESH IDEAS	United States of America	77/073983 3811250	Registered	Sara Lee Bakery Group, Inc.	6/29/2010 6/29/2020, First Renewal

Class 29

Processed meat, cheese; condiments namely, oil based sandwich spreads and oils.

Class 30

Bread, buns and rolls; salad dressings, condiments, namely, flavored mayonnaise and mustard based sandwich spreads, mustards, and sauces

	SARA LEE MAPLE HONEY HAM	United States of America	75/711396 2449919	No Maintenance	Sara Lee Corporation	5/8/2001 5/8/2011, First Renewal	Class 29 Processed meats, namely, ham.

5

Image	Trademark	Country	Appl. # Reg. #	Status	Owner	Registration Date Next Action	Goods
	SARA LEE SATISFACTION GUARANTEE	United States of America	75/709778 2775956	Registered	Sara Lee Corporation	10/21/2003 10/21/2013, First Renewal	Class 29 Processed meats.
	SIMPLE MEAL SOLUTIONS	United States of America	77/321854	Published	Sara Lee Bakery Group, Inc.	2/21/2011, Cert of Reg. due	Class 30 Buns and rolls

	WHOLESOME INDULGENCE	United States of America	78/754315 3620969	Registered	Sara Lee Bakery Group, Inc.	5/12/2019, First Renewal	Class 30 Muffins and bagels
	WHOLESOME INDULGENCE	United States of America	78/869146 3621032	Registered	Sara Lee Bakery Group, Inc.	5/12/2019, First Renewal	Class 30 Cakes, pies, cheesecakes, and brownies.

PATENTS

TITLE	APPLICATION #	FILING DATE	NEXT ACTION	APPLICANT(S)	EXPIRATION
DOUGH ROTARY EXTRUSION DIVIDER & CUTTING CONTROL (PROJECT MADDOX)	12/544863	20-Aug-2009	Awaiting office action	Gerald E. Holt and Marshall S. Maddox

DOMAIN NAMES

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
thejoyofeating.com	Network Solutions	Sara Lee Corporation	5/8/2006	5/8/2011
breadrules.com	Network Solutions	Sara Lee Corporation	7/20/2007	11/5/2010
saraleebread.biz	Network Solutions	Sara Lee Corporation	10/21/2004	10/20/2011
saraleebread.com	Network Solutions	Sara Lee Corporation	8/23/2006	10/21/2011
saraleebread.info	Network Solutions	Sara Lee Corporation	10/21/2004	10/21/2011
saraleebread.net	Network Solutions	Sara Lee Corporation	8/24/2006	10/21/2011
saraleebread.org	Network Solutions	Sara Lee Corporation	10/21/2004	10/21/2011
saraleedesserts.com	Network Solutions	OHC	7/6/2010	7/6/2012

6

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
saralee.com	Network Solutions	Sara Lee Corporation	12/2/1994	12/1/2010
saralee.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saralee.mx	Network Solutions	Sara Lee Corporation	12/21/2009	12/20/2010
saralee.net	Network Solutions	Sara Lee Corporation	2/23/1996	2/24/2011
saraleebake.com	Network Solutions	Sara Lee Corporation	7/29/1995	7/28/2011
saraleebakery.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleebakery.com	Network Solutions	Sara Lee Corporation	4/10/1997	4/11/2011
saraleebrands.com	Network Solutions	Sara Lee Corporation	9/14/2000	9/14/2011
saraleebrands.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleecoffee.biz	Network Solutions	Sara Lee Corporation	11/2/2004	11/2/2010
saraleecoffee.ca	Network Solutions	Sara Lee Corporation	9/28/2010	9/28/2011
saraleecoffee.com	Network Solutions	Sara Lee Corporation	12/21/2001	11/19/2010
saraleecoffee.net	Network Solutions	Sara Lee Corporation	9/3/2002	1/3/2011
saraleecoffeeandtea.com	Network Solutions	Sara Lee Corporation	7/19/2002	4/18/2011
saraleecoffeedirect.com	Network Solutions	Sara Lee Corporation	8/19/2010	8/19/2011
saraleecoffeefs.com	Network Solutions	Sara Lee Corporation	9/14/2000	9/14/2011
saraleecoffeefs.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleecoffeeonline.com	Network Solutions	Sara Lee Corporation	2/14/2001	2/14/2011
saraleecoffeeshop.com	Network Solutions	Sara Lee Corporation	9/21/00	9/21/2011
saraleecoffeetea.com	Network Solutions	Sara Lee Corporation	7/30/2002	7/30/2011
saraleecoffee-tea.com	Network Solutions	Sara Lee Corporation	9/26/2000	9/26/2011
saraleecoffee-tea.us	Network Solutions	Sara Lee Corporation	4/24/2002	4/23/2011
saraleecoffee-usa.com	Network Solutions	Sara Lee Corporation	9/21/2000	9/21/2011
saraleecoffee-usa.us	Network Solutions	Sara Lee Corporation	4/24/2002	4/23/2011
saraleecompany.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saraleecorp.com	Network Solutions	Sara Lee Corporation	8/18/2006	3/31/2011
saraleecorp.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saraleecorporation.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saralee-ct.com	Network Solutions	Sara Lee Corporation	9/20/2000	9/20/2011
saralee-ct.us	Network Solutions	Sara Lee Corporation	7/21/2003	4/23/2011
saraleedeli.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleedeli.com	Network Solutions	Sara Lee Corporation	1/12/1999	1/12/2011
saraleedelimeat.com	Network Solutions	Sara Lee Corporation	1/13/1999	1/13/2011
saraleedessert1st.com	Network Solutions	Sara Lee Corporation	4/5/2010	4/5/2011
saraleedessertfirst.com	Network Solutions	Sara Lee Corporation	4/5/2010	4/5/2011
saraleefood.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011
saraleefoods.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleefoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleefoods.net	Network Solutions	Sara Lee Corporation	8/12/2003	8/12/2011
saraleefoodservice.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010

7

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
saraleefoodservice.com	Network Solutions	Sara Lee Corporation	11/25/2002	7/24/2011
saraleefoodservicemerchandising.com	Network Solutions	Sara Lee Corporation	7/6/2007	7/6/2011
saraleefoodseu.com	Network Solutions	Sara Lee Corporation	12/20/2001	12/20/2010
saraleefoodseurope.com	Network Solutions	Sara Lee Corporation	1/10/2002	1/10/2011
saraleefoodsus.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011
saraleefoundation.org	Network Solutions	Sara Lee Corporation	4/23/1997	4/24/2011
saraleehbc-ca.com	Network Solutions	Sara Lee Corporation	12/21/1999	12/21/2010
saraleehbc-usa.com	Network Solutions	Sara Lee Corporation	7/26/1999	7/26/2011
saraleehealthierlifestyle.com	Network Solutions	Sara Lee Corporation	9/22/2010	7/19/2012
saraleeholidaypromo.com	Network Solutions	Sara Lee Corporation	4/17/2008	4/17/2011
saraleeideas.com	Network Solutions	Sara Lee Corporation	8/18/2006	7/8/2011
saraleeinternational.jobs	Network Solutions	Sara Lee Corporation	4/7/2006	4/7/2011
saralee-io.com	Network Solutions	Sara Lee Corporation	12/11/2006	12/11/2011
saraleelunch.com	Network Solutions	Sara Lee Corporation	8/18/2006	2/14/2011
saraleemeats.com	Network Solutions	Sara Lee Corporation	3/31/1999	3/31/2011
saraleemenuvision.com	Network Solutions	Sara Lee Corporation	7/30/10	7/30/11
saraleepies.com	Network Solutions	Sara Lee Corporation	10/1/2002	10/1/2012
saraleereffoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleerefrigeratedfoods.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/18/2010
saraleerefrigfoods.com	Network Solutions	Sara Lee Corporation	2/11/1999	2/11/2011
saraleeusfoods.com	Network Solutions	Sara Lee Corporation	2/1/2001	2/1/2011
slfreshdirect.com	Network Solutions	Sara Lee Corporation	8/18/2006	1/7/2011
slftraffic.com	Network Solutions	Sara Lee Corporation	8/14/2001	9/14/2011
slrf.com	Network Solutions	Sara Lee Corporation	3/26/1999	3/25/2011
slsts.com	Network Solutions	Sara Lee Corporation	10/14/2002	10/14/2011
tasteexplosion.com	Network Solutions	Sara Lee Corporation	11/2/1999	9/21/2013
slbf.com	Network Solutions	Sara Lee Corporation	4/4/1999	4/4/2011
slbg.com	Network Solutions	Sara Lee Corporation	8/24/2006	1/24/2013
slbg.info	Network Solutions	Sara Lee Corporation	10/17/2001	10/17/2012
slbg.net	Network Solutions	Sara Lee Corporation	10/17/2001	10/17/2012
slbg.org	Network Solutions	Sara Lee Corporation	10/17/2001	10/17/2012
slbg.tv	Network Solutions	Sara Lee Corporation	10/17/2001	10/17/2012
slbg.ws	Network Solutions	Sara Lee Corporation	10/17/2001	10/17/2012

8

Exhibit F-1: Form of Sara Lee North America

Trademark Contribution Agreement

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [            ], 2011 (“Effective Date”), is entered into by and among Sara Lee Corporation, a corporation organized under the laws of Maryland (“Parent Assignor”), [and those Subsidiaries of HUDSON CORPORATION listed on Annex I (together with Parent Assignor, the “Assignors”), and [STELLA IP LICENSOR, LLC], a Delaware limited liability company (“Assignee”, each of Assignee and each of the Assignors being referred to as a “Party”, and collectively as the “Parties”).

RECITALS

WHEREAS, Parent Assignor is party to that certain Share Purchase Agreement dated as of November ___, 2010 (the “Purchase Agreement”) with BETTY, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“BETTY”), and BETTY BUYER, a corporation incorporated under the laws of the State of Delaware (“Buyer”), pursuant to which Buyer has agreed to purchase the Shares (as defined in the Purchase Agreement) and Parent Assignor has agreed to cause the Assigned Marks (as hereafter defined) to be transferred, assigned and contributed to Assignee, and to cause Assignee to license certain of such Assigned Marks to Buyer and certain of such Assigned Marks to Parent Assignor;

WHEREAS, in connection with the foregoing, Assignors desire to assign and transfer to Assignee, all of their respective right, title and interest in and to the Assigned Marks, and Assignee is desirous of acquiring the same; and

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee hereby agree as follows:

ARTICLE I DEFINITIONS AND INTERPRETATION

1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in the Purchase Agreement or as otherwise defined below.

“Assigned Marks” shall have the meaning set forth in Section 2.2.

“Licensed Products” shall mean any Field Products and No Use Products as each are defined in the North American Trademark License Agreement dated as of the date hereof.

“Territory” shall mean Canada, Mexico and the United States of America, in each case including their respective territories and possessions.

1.2 Interpretation. Interpretation of this Agreement shall be as set forth in Section 1.2 of the Purchase Agreement (as applied to this Agreement).

ARTICLE II

2.1 Retained Rights & Liabilities. For clarity, except as expressly set forth herein, no assignment or license of Intellectual Property is made or granted by any Party to the other Party, and each Party reserves all rights with respect thereto, and no rights may arise by implication or estoppel, other than those expressly granted herein. No Encumbrance, Liability or obligation to any third party is or shall be contributed or conveyed pursuant to this Agreement.

2.2 Trademark Assignment. Subject to the terms of this Agreement and the Purchase Agreement, effective immediately prior to the Closing Date, Assignors, on behalf of themselves and their Affiliates, hereby irrevocably contribute, convey, assign, transfer, deliver and agree to irrevocably contribute, convey, assign, transfer, deliver to Assignee, along with Assignee’s successors and assigns, any and all of Assignors’ (or their Subsidiaries’) right, title, and interest in, to, and under:

(a) Trademarks and Internet domain names set out in Exhibit A;

(b) any other Trademarks and Internet domain names in the Territory containing the “STELLA” Trademarks;

(c) any other Trademarks and Internet domain names in the Territory used or intended for use by Parent Assignor or Parent Assignor’s Affiliates in connection with the Business or any Licensed Product, in each case, owned by Assignors or their Affiliates as of the Closing, but excluding any Trademarks and Internet domain names assigned to the Companies pursuant to that certain [Contribution Agreement to Hudson Bakery Group]; and

(d) all common law rights to the foregoing, all renewals and extensions, all registrations that have been or may be granted thereon, all applications for registrations thereof, all income, royalties, claims, causes of action, credits, damages, payments now or hereafter due or payable with respect to, and rights of recovery and setoffs of Assignors and their Affiliates against third parties relating to the ownership or use of any of the foregoing and all records and documents primarily related thereto, and together with the right to sue, recover damages for and otherwise enforce past, present and future damages and infringement claims and to fully and entirely stand in the place of Assignors and their Affiliates in all matters with respect thereto.

The foregoing items in Section 2.2 (a) to (d) shall be referred to herein as the “Assigned Marks.”

2.3 Short-form Assignments and Recordation. Assignors agree to execute and, if requested by Assignee, have notarized, without further consideration, short-form assignments for each of the Trademarks in the Assigned Marks in the form of Exhibit B for recordation with the U.S. Patent and Trademark Office and/or any other appropriate office, in substantially the form reasonably requested by Assignee, in order to satisfy the recordation requirements and to record Assignee as the assignee and owner of the Assigned Marks.

2.4 Further Assurances. From and after the Closing, each Party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other Party from time to time to effectuate the consummation of the transactions contemplated by this Agreement, including the transfer of the Assigned Marks to Assignee and recordation, prosecution and enforcement thereof, including any documents or communications reasonably necessary for transferring the Internet domain names set forth in Section 2.2 to Assignee as reasonably required by any Internet domain name registrar. Parent Assignor shall pay any reasonable documentary, stamp, recording fees and escrow fees and any other out of pocket costs relating to the transfer of any such asset. Parent Assignor shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement, of the consummation of the transactions contemplated by this Agreement.

ARTICLE III MISCELLANEOUS

3.1 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement except as provided herein.

3.2 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits hereto) together with the Purchase Agreement and the other Ancillary Agreements represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party. Any term or provision of this Agreement may be waived by the Parties only if the waiver is authorized in writing by an authorized representative of the Party for whose benefit the term or provision was intended. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement contained herein. The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

3.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.

3.6 Purchase Agreement. This Agreement is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase Agreement, no representations are being made by Assignors with respect to the subject matter of this Agreement, and Assignee shall not have any recourse against any Assignor with respect to this Agreement or any of the transactions contemplated hereby.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[remainder of page intentionally left blank]

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

HUDSON CORPORATION

By:
Name:
Title:
Date:

[ADD OTHER ASSIGNORS IF NEEDED]

[STELLA IP LICENSOR, LLC] (ASSIGNEE)

By:
Name:
Title:
Date:

EXHIBIT A

EXHIBIT B

TRADEMARK ASSIGNMENT

THIS ASSIGNMENT is dated as of [            ], 2011 between             , with offices at                         ] (“Assignor”) and [Stella IP Licensor, LC], a [            ], with offices at                         ] (“Assignee”) and is made and delivered pursuant to, and subject to the terms of the Share Purchase Agreement (the “Purchase Agreement”) dated as of November [·], 2010, among Sara Lee Corporation a corporation incorporated under the laws of the State of Maryland, GRUPO BIMBO, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico and BBU, Inc., a corporation incorporated under the laws of the State of Delaware and the Contribution Agreement dated as of [            ], 2010 (the “Agreement”).

WHEREAS, Assignor is the owner of the trademarks listed on Exhibit A of the Agreement (hereinafter called “Trademarks”); and

WHEREAS, Assignee is desirous of acquiring the above identified Trademarks;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby irrevocably sell, assign, transfer, and set over to Assignee its successors and assigns the Assignor’s right, title and interest in, to and under said Trademarks and any renewals and extensions of the registrations that are or may be secured under the laws of the [United States of America/Mexico/Canada], together with any goodwill with respect to the foregoing.

This Assignment is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase Agreement, no representations are being made by Assignor with respect to the subject matter of this Assignment, and Assignee shall have no recourse against any Assignor with respect to this Assignment or any of the transactions contemplated hereby.

IN TESTIMONY WHEREOF, Assignor has caused this Assignment to be executed effective as of this          day of [            ], 2011.

[NAME OF ASSIGNOR] (ASSIGNOR)

By:
Name:
Title:
Date:

[IP HOLDCO, LLC] (ASSIGNEE)

By:
Name:
Title:
Date:

Contribution Agreement to Newco B

Exhibit A

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Argentina	1953775 2062772	Renewed	Sara Lee Corporation	7/7/1995 1/16/2016, Next Renewal	Class 30 All goods in the class except yerba-mate.

	SARA LEE	Azerbaijan	962289/3 982149	Renewed	Sara Lee Corporation	12/30/1998 3/12/2016, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

	BAKERY BITES	Bahrain	1934/99 26515	Registered	Sara Lee Corporation	6/26/2002 11/15/2019, First Renewal	Class 30 All goods included in class.

	SARA LEE	Bahrain	1015/96 20549	Renewed	Saramar, LLC	6/17/1996 6/17/2016, Next Renewal	Class 30 All goods included in class, including frozen and fresh cakes and cake related products.

	SARA LEE	Bangladesh	38416 38416	Renewed	Saramar, LLC	8/14/1993 8/14/2015, Next Renewal	Class 30 All goods included in class.

	SARA LEE	Bermuda	4634	Renewed	Sara Lee Corporation	9/27/1961 9/27/2017, Next Renewal	Class 30 A range of frozen prepared ready-to-eat bakery goods.

	SARA LEE	Botswana	SA7567	Registered	Saramar, LLC	4/21/1987 4/21/2017, Next Renewal	Class 30 Frozen confections and confectionery, cakes, pastry and other bakery products; mixtures and ingredients for making the aforegoing.

	SARA LEE	Brazil	760233659 606375	Renewed	Sara Lee Corporation	2/22/1993 2/22/2013, Next Renewal	Class 30 Doughs and pastries, flours and yeast in general.

1

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Chile	520074 597327	Registered	Sara Lee Corporation	6/7/2001 6/7/2011, Next Renewal	Class 30 Products of class 30.
	BAKERY BITES	China (People’s Republic)	9900139508 1619028	Registered	Sara Lee Corporation	8/14/2001 8/13/2011, First Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitute, flour and preparations made from cereals; bread, biscuits, pastry and confectionery, ices; honey, treacle; yeast, baking powder, salt, mustard; pepper, vinegar, sauces, spices; ice and ice cream.

	SARA LEE	China (People’s Republic)	8439464	Pending	Sara Lee Corporation	6/30/2010	Class 30 Bakery goods, sweet goods, bread, buns, rolls, bagels, coffee, and beverages made of coffee

	SARA LEE	China (People’s Republic)	8439506	Pending	Sara Lee Corporation	6/30/2010	Class 30 Bakery goods, sweet goods, bread, buns, rolls, bagels, coffee, and beverages made of coffee

	SARA LEE	China (People’s Republic)	37584 288626	Registered	Sara Lee Corporation	5/30/1987 5/30/2017, Next Renewal	Class 30 Bakery goods, including cakes, pies, rolls, pastries, brownies and croissants.

	SARA LEE	China (People’s Republic)	94051573 815019	Registered	Sara Lee Corporation	2/14/1996 2/13/2016, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee, flour and preparation made from cereals, bread, pastry and confectionery; ices; honey, treacle; yeast, baking-powder, mustard; vinegar, sauces (condiments); spices; ice.

	SARA LEE (IN CHINESE)	China (People’s Republic)	9700107639 1245189	Registered	Sara Lee Corporation	2/7/1999 2/6/2019, Next Renewal	Class 30 Bread, cakes, pastry.

	SARA LEE (IN CHINESE)	China (People’s Republic)	9900123184 1557814	Registered	Sara Lee Corporation	4/21/2001 4/20/2011, First Renewal	Class 30 Bread, cake, biscuits, desserts, all bakery related products and pastries.

	SARA LEE (IN CHINESE)	China (People’s Republic)	37583 288627	Registered	Sara Lee Corporation	5/30/1987 5/29/2017, Next Renewal	Class 30 Bakery goods, including cakes, pies, rolls, pastries, brownies and croissants.

2

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE (IN CHINESE)	China (People’s Republic)	94051574 815021	Registered	Sara Lee Corporation	2/14/1996 2/13/2016, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery; ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices, ice.

	SARA LEE	Colombia	92346871 201922	Registered	Sara Lee Corporation	8/29/1997 8/29/2017, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes; flour, and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, ices; honey, treacle; yeast, baking powder; salt, mustard; pepper, vinegar, sauces, spices; ice.

	SARA LEE	Costa Rica	87130	Renewed	Sara Lee Corporation	5/26/1994 5/26/2014, Next Renewal	Class 30 All goods in class.

	SARA LEE	Croatia	Z942513N Z942513	Registered	Sara Lee Corporation	12/1/1995 12/25/2019, Next Renewal

Class 29

Meat, fish, poultry and game jellies and jams, milk and other dairy products; and preserved dried and cooked fruit.

Class 30

Bread, biscuits, cakes, pastry and confectionary; ices; ice cream; flour and preparations made from cereals; spices and coffee substitues.

	SARA LEE	Dominican Republic	83101	Registered	Sara Lee Corporation	4/15/1996 4/15/2016, First Renewal	Class 30 All goods in class.

	SARA LEE	Dominican Republic	83128	Registered	Sara Lee Corporation	4/15/1996 4/15/2016, First Renewal	Class 30 All products in class.

	SARA LEE	Dominican Republic	83148	Registered	Sara Lee Corporation	4/15/1996 4/15/2016, First Renewal	Class 30 All goods in class.

3

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Dominican Republic	83194	Registered	Sara Lee Corporation	4/15/1996 4/15/2016, First Renewal	Class 30 All products in class.

	SARA LEE	Ecuador	961 2766-76	Renewed	Sara Lee Corporation	8/16/1976 8/16/2016, Next Renewal

Class 29

meat, fish, poultry and game; jellies and compotes; milk and milk products; dried and preserved fruits; bread, biscuits, patty, pastry and confectionery; ices; flour and preparations made from cereals; spices; artificial coffee.

	SARA LEE	El Salvador	3248-95 00182	Registered	Sara Lee Corporation	2/14/2003 2/14/2013, First Renewal	Class 30 All goods in class.

	SARA LEE	Gaza District	4741 4741	Registered	Sara Lee Corporation	4/15/1998 6/7/2018, Next Renewal	Class 30 All goods in class 30.

	SARA LEE	Greece	56296	Registered	Sara Lee Corporation	3/11/1986 3/11/2016, Next Renewal

Class 29

Meat, fish, poultry and game; jellies and jams; milk and other dairy products; and preserved, dried and cooked fruit.

Class 30

Bread, biscuits, cakes, pastry and confectionary, ices; ice cream, flour and preparations made from cereals, spices and coffee substitutes in class 30.

	SARA LEE	Guatemala	93-2722	Suspended	Sara Lee Corporation	1/30/2011, Follow up w/Agent re: status	Class 30 All goods in class.

	SARA LEE	Honduras	6392/99 82505	Registered	Sara Lee Corporation	9/6/2001 9/6/2011, First Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustartd; vinegar, sauces (condiments); spices; ice.

4

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Hong Kong	9127/96 B10790/1997	Registered	Saramar, LLC	7/25/1996 7/25/2013, Next Renewal	Class 30 Frozen and fresh cakes all included in class 30.

	SARA LEE	Hong Kong	B840/1964	Registered	Saramar, LLC	8/6/1964 4/8/2013, Next Renewal	Class 30 Frozen bakery goods.

	SARA LEE (IN CHINESE)	Hong Kong	11039/97 13413	Registered	Saramar, LLC	8/2/1997 8/2/2014, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice, salad dressings.

	SARA LEE BAKERY BITES	Hong Kong	16553/99 B7084/2003	Registered	Saramar, LLC	11/15/1999 11/15/2016, Next Renewal	Class 30 Pastry; being frozen bakery goods; ice cream; all included in class 30.

	SARA LEE	India	128950 322620B	Registered	Saramar, LLC	12/8/1978 2/2/2015, Next Renewal	Class 30 Bakery products of all kinds included in this class 30; ice cream.

	SARA LEE	India	568284 568284	Registered	Saramar, LLC	4/6/2005 2/25/2012, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes; flour and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, ices; honey, treacle; yeast, baking powder; salt, mustard; pepper, vinegar, sauces, spices; ice.

	SARA LEE	Indonesia	2899C/92 333636	Renewed	Saramar, LLC	3/12/1992 3/12/2012, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes; flour and preparations made form cereals; bread, biscuits, cakes, pastry and confectionery, ices; honey, treacle, yeast, baking powder; salt, mustard; pepper, vinegar, sauces; spices; ice.

5

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Indonesia	3569C/92 333640	Renewed	Saramar, LLC	5/11/1995 3/26/2012, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes, flour and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, ices; honey, treacle, yeast, baking powder; salt, mustard; pepper, vinegar, sauces; spices, ice.

	SARA LEE	Israel	43627 43627	Registered	Saramar, LLC	1/27/1984 1/27/2012, Next Renewal	Class 30 Bakery products and ice cream.

	SARA LEE	Jamaica	B8956	Registered	Sara Lee Corporation	1/25/2000 10/17/2014, Next Renewal	Class 30 Cakes and pastry.

	BAKERY BITES	Japan	621/00 4467531	Registered	Saramar, LLC.	4/13/2001 4/13/2011, First Renewal	Class 30 Confectionery, bread and buns.

	BAKERY BITES (IN KATAKANA)	Japan	882/00 4464183	Registered	Saramar, LLC.	3/30/2001 3/30/2011, First Renewal	Class 30 Confectionery, bread and buns.

	SARA LEE	Japan	49793/00 4508967	Registered	Saramar, LLC	9/21/2001 9/21/2011, First Renewal

Class 30

Coffee and cocoa, coffee beans, tea, seasonings, spices, aromatic preparations for food (other than essential oils), rice husked barley, flour for good, gluten for food, gluten for food, cereal preparations (farinaceous foods), coatings for dumplings stuffed with minced pork, sandwiches, sushi, pizzas, boxed lunches, hot dog, meat pies, ravioli, confectionery; bread and buns, instant cakes/dessert mixes, instant ice cream mixes, instant sherbet mixes, almond paste, yeast powder koji, yeast, baking powder, ice, binding agents for ice cream, meat tenderizers for household purposes, preparations for stiffening whipped cream.

6

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE (IN JAPANESE)	Japan	713749/96 1199591	Renewed	Saramar, LLC	5/17/1976 5/17/2016, Next Renewal	Class 30 Confections, bread.

	SARA LEE (IN KATAKANA AND ENGLISH)	Japan	17013/97 4272099	Registered	Saramar, LLC	5/14/1999 5/14/2019, Next Renewal	Class 30 Confectionery, bread & buns.

	SARA LEE	Korea, Republic of	241/92 271401	Registered	Saramar, LLC	8/10/1993 8/10/2013, Next Renewal	Class 30 Frozen cakes, frozen pies, frozen muffins, frozen bread, popsicles, biscuits, ice cream, crackers, cookies, wafers, bread, and candy for food.

	SARA LEE	Korea, Republic of	40-2003-51208 610251	Registered	Saramar, LLC	3/3/2005 3/3/2015, First Renewal

Class 30

Frozen cakes, frozen pies, frozen bread rolls, frozen dumplings, frozen unleavened bread, frozen breadcrumbs, frozen gingerbread, frozen bread mainly for sandwich and/or toast, frozen sponge cakes (castellas), frozen hamburger buns, frozen muffins, ice cakes, biscuits, ice cream, crackers, cookies, wafers, bread rolls, dumplings, muffins, unleavened bread, breadcrumbs, gingerbread, bread mainly for sandwich and/or toast, sponge cakes (castellas), hamburger buns, candy for food, ice candy and caramel candy.

	SARA LEE	Kuwait	71442 59219	Registered	Sara Lee Corporation	7/11/2005 7/11/2015, First Renewal	Class 30 All goods in this class.

	BAKERY BITES	Laos	7487 7420	Renewed	Sara Lee Corporation	2/8/2000 12/28/2019, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitute, flour and preparations made from cereals; bread, biscuits, pastry and confectionery, ices; honey, treacle; yeast, baking powder, salt, mustard; pepper, vinegar, sauces, spices; ice and ice cream.

7

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Liberia	29792/435	Registered	Saramar, LLC	7/28/1992 7/29/2022, Next Renewal

Class 30

Baking and preparation of all kinds of cakes, such as cream cheese cake, all butter coffee cake, all butter fresh-orange cake, all butter yellow cake, all butter pound cake, all butter fresh-banana cake, apple’n spice, all butter chocolate brownies, all butter cinnamon nut coffee cake, all butter chocolate cake which mark is the trademark of the said company.

	BAKERY BITES	Macau	N/5572 N/5572	Renewed	Sara Lee Corporation	2/21/2000 8/1/2014, Next Renewal	Class 30 Cakes, pies, confectionery, ice cream and bread.

	SARA LEE	Malawi	266/82 266/82	Registered	Saramar, LLC	11/30/1989 11/30/2017, Next Renewal	Class 30 Frozen confections and confectionery; cakes, pastry and other bakery products; mixtures and ingredients for making the aforegoing.

	SARA LEE	Malaya	M/74773 M/74773	Renewed	Saramar, LLC	4/14/1984 4/14/2018, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes, flour and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, including chewing gum and candy, ices, honey, treacle; yeast, baking powder; salt, mustard, pepper, vinegar, sauces, spices; ice.

	SARA LEE	Malaysia	95000482 95000482	Registered	Saramar, LLC	1/14/1995 1/14/2012, Next Renewal	Class 30 Bread, biscuits, rolls, bagels, muffins, cakes, pies, pastries, cookies, brownies and ice cream.

8

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Malaysia	97/04684 97004684	Registered	Saramar, LLC	4/11/1997 4/11/2014, Next Renewal

Class 30

Bread, biscuits, rolls, bagels, muffins, cakes, pies, pastries, cookies, brown and ice-cream; frozen dessert products, including frozen cakes, pies and pastry confectionery, snack and savoury products. coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes, flour and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, including chewing gum and candy, ices, honey, treacle; yeast, baking powder; salt, mustard, pepper, vinegar, sauces, spices/ ice.

	SARA LEE	Morocco	96400 96400	Registered	Saramar, LLC	3/16/2005 3/16/2015, First Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

	SARA LEE	Namibia	82/1093	Registered	Saramar, LLC	11/17/1982 11/17/2012, Next Renewal	Class 30 Frozen confections and confectionery; cakes, pastry and other bakery products; mixtures and ingredients for making the aforegoing.

	SARA LEE	Nepal	12494/054	Registered	Sara Lee Corporation	5/21/1997 5/22/2011, Next Renewal

Class 30

Spices, coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee, flour and preparation made from cereals, bread, pastry and confectionery ices; honey, treacle, yeast, baking powder, salt, mustard, vinegar, sauces, (condiments); spices, ices.

	SARA LEE	Oman	13778 13778	Renewed	Saramar, LLC	1/29/2002 6/9/2016, Next Renewal	Class 30 Frozen and fresh cakes and cake related products.

	SARA LEE	Pakistan	121243 121243	Registered	Sara Lee Corporation	11/30/1999 8/1/2015, Next Renewal	Class 30 Bread, biscuits, cakes, pies, pastry, frozen and fresh cakes and cake related products and confectionery being goods included in class 30.

9

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Panama	355748 18936	Registered	Saramar, LLC	7/31/1984 7/31/2014, Next Renewal	Class 30 Bakery goods, namely, coffee cakes, cheese cakes, dessert cakes, layer cakes, pound cakes, dinner rolls, sweet rolls, pastries and brownies.

	SARA LEE	Paraguay	30751 267838	Registered	Sara Lee Corporation	5/13/2004 12/16/2013, Next Renewal	Class 30 All goods in class.

	SARA LEE	Peru	024189 032576	Registered	Sara Lee Corporation	1/13/1997 1/13/2017, Next Renewal	Class 30 Frozen pastry products.

	SARA LEE	Peru	145466 78705	Registered	Sara Lee Corporation	1/27/1989 1/27/2014, Next Renewal	Class 30 Bread, cakes, pies, pastries and confectionery; ice and ice cream, flour and other things made of cereals, spices, coffee and substitutes.

	SARA LEE	Qatar	16257 16257	Registered	Saramar, LLC	7/7/2005 1/26/2017, Next Renewal

Class 30

Coffee and tea, (except medicinal tea), cocoa, sugar, rice, tapioca, sago, coffee substitutes; flour and preparations made from cereals, bread, biscuits, cakes; frozen and fresh cakes and cake related products included in class 30; pastry, confectionery, ices; honey, treacles; yeast, baking-powder; salt, mustard; vinegar, sauces; spices; ice.

	SARA LEE	Russian Federation	96.2289/3 132953	Registered	Sara Lee Corporation	9/29/1995 7/20/2014, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice tapioca, sago, coffee substitutes; flour and preparations made from cereals; bread, bisquits, cakes, pastry and confectionery, ices; honey, treacle; yeast, baking powder; salt, mustard, pepper, vinegar, sauces, spices; ice.

	SARA LEE	Saudi Arabia	749 77/49	Registered	Saramar, LLC	10/30/1980 4/8/2017, Next Renewal	Class 30 Bakery goods of all kinds and ice cream.

10

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Singapore	69829 69829	Renewed	Saramar, LLC	11/27/1976 11/27/2017, Next Renewal	Class 30 Cakes and pastries.

	SARA LEE	Singapore	39276	Registered	Saramar, LLC	5/24/1987 5/24/2011, Next Renewal	Class 30 All goods included in class 30, but not including toffees or any goods of the same description as toffees and not including tea or coffee.

	SARA LEE (IN CHINESE)	Singapore	S/12435/97 T97/12435I	Registered	Saramar, LLC	10/10/1997 10/10/2017, Next Renewal	Class 30 Bread, biscuits, pastry and confectionery, and ice cream; all included in class 30.

	SARA LEE BAKERY BITES	Singapore	12204F T0012204F	Renewed	Saramar, LLC	7/13/2000 7/13/2020, Next Renewal	Class 30 Bread, biscuits, pastry and confectionery, and ice cream.

	SARA LEE	South Africa	77/1673 77/1673	Registered	Sara Lee Corporation	4/21/1977 4/21/2017, Next Renewal	Class 30 Frozen confections and confectionery; cakes, pastry and other bakery products; mixtures and ingredients, for making the aforegoing.

	SARA LEE	South Africa	66/1801	Registered	Saramar, LLC	5/6/1976 5/6/2016, Next Renewal	Class 30 Confectionery, bread, biscuits, cakes, pastry and all other cereal foods and bakery products and frozen foods; yeast, baking powder.

	SARA LEE	Sri Lanka	68176 68176	Registered	Sara Lee Corporation	7/21/1998 7/10/2013, Next Renewal

Class 30

Coffee, cocoa, sugar, rice, tapioca, sago, artificial coffee, flour and preparations made from cereals, bread, pastry and confectionery, ices; honey; treacle, yeast, baking powder; salt, mustard, vinegar, sauces (except salad dressings), ice; biscuits, cakes, pies and ice cream.

	BAKERY BITES	Taiwan	88055425 904391	Registered	Saramar, LLC.	9/1/2000 8/31/2020, First Renewal

Class 30

Coffee, tea, beverage made from tea, cocoa, beverage made from coffee and cocoa, sugar, rice, tapioca, sago, coffee substitute, flour and preparations made from cereals; bread, biscuits, pastry and confectionery, ices; honey, treacle, yeast, baking powder, salt, mustard; pepper, vinegar, sauces, spices; ice and ice cream.

11

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Taiwan	13484	Registered	Saramar, LLC	5/1/1962 4/30/2012, Next Renewal	Class 30 Biscuits and pastries.

	SARA LEE (IN CHINESE)	Taiwan	86047681 844524	Registered	Saramar, LLC	3/16/1999 3/15/2019, Next Renewal

Class 30

Fresh and frozen bakery products including pies, cakes, bread, pastry, muffins; oatmeal, cereal powder and mixed grain powder, and also including coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee, confectionery, ices, honey, treacle, yeast, baking-powder.

	SARA LEE	Thailand	452968 145594	Registered	Saramar, LLC	10/26/2001 5/13/2011, Next Renewal	Class 30 Frozen and fresh cake; bread and confectionery.

	SARA LEE	Thailand	452969 145654	Registered	Saramar, LLC	10/26/2001 5/13/2011, Next Renewal	Class 30 Frozen and fresh cake.

	SARA LEE	Thailand	452967 145809	Registered	Saramar, LLC	10/26/2001 5/13/2011, Next Renewal	Class 30 Frozen and fresh cake.

	SARA LEE	Thailand	330337 59389	Registered	Saramar, LLC	3/14/1987 3/13/2017, Next Renewal	Class 30 Frozen and fresh cake, pastry, bread and confectionery.

	SARA LEE	Turkmenistan	31307 5265	Registered	Sara Lee Corporation	10/11/2000 10/11/2020, First Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

	SARA LEE	United Arab Emirates	7771 9979	Registered	Saramar, LLC	4/28/1997 9/13/2014, Next Renewal	Class 30 Bakery goods (pies, cakes, muffins, rolls and pastries) and ice cream.

12

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Uruguay	262282 262282	Registered	Sara Lee Corporation	8/27/1998 8/27/2018, Next Renewal	Class 30 Bread, biscuits, cakes, pies, pastry and confectionery.
	SARA LEE	Venezuela	38089 86969-F	Registered	Sara Lee Corporation	6/26/1978 6/26/2013, Next Renewal	Class 30 Cakes and pastries.
	SARA LEE	Venezuela	11124-1991 P244690	Registered	Sara Lee Corporation	2/26/1999 2/26/2019, Next Renewal	Class 30 Foods and ingredients thereof.
	BAKERY BITES	Viet Nam	44542 36969	Renewed	Saramar, LLC.	4/26/2001 12/6/2019, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitute, flour and preparations made from cereals; bread, biscuits, pastry and confectionery, ices; honey, treacle; yeast, baking powder, salt, mustard; pepper, vinegar, sauces, spices; ice and ice cream.

	SARA LEE	Viet Nam	14203 11847	Registered	Saramar, LLC	5/17/1994 6/26/2013, Next Renewal

Class 30

Bakery goods and confectioneries, namely frozen cakes, ice cream, cookies, wafers, bread, coffee cakes, cheese cakes, dessert cakes, layer cakes, pound cakes, dinner rolls, sweet rolls, pastries and brownies.

	BAKERY BITES	West Bank	7636 7636	Renewed	Sara Lee Corporation	10/20/2004 12/16/2020, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitute, flour and preparations made from cereals; bread, biscuits, pastry and confectionery, ices; honey, treacle; yeast, baking powder, salt, mustard; pepper, vinegar, sauces, spices; ice and ice cream.

	SARA LEE	West Bank	5193 5193	Registered	Sara Lee Corporation	11/18/2001 6/1/2018, Next Renewal	Class 30 All goods in class 30.

13

Image	Trademark	Country	Appl. Number Reg. Number	Status	Owner	Registration Date Next Action	Goods
	SARA LEE	Zambia	289/82 B311/82	Registered	Saramar, LLC	12/6/1989 12/6/2017, Next Renewal	Class 30 Frozen confections and confectionery, cakes, pastry and other bakery products; mixtures and ingredients for making the aforegoing.
	SARA LEE	Zimbabwe	856/82	Registered	Saramar, LLC	11/29/1982 11/29/2012, Next Renewal	Class 30 Frozen confections and confectionery; cakes, pastry and other bakery products included in class 30; mixtures and ingredients for making the aforegoing.

14

Exhibit F-2: Form of Sara Lee Outside

North America Trademark Contribution Agreement

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [                    ], 2011 (“Effective Date”), is entered into by and among Sara Lee Corporation, a Maryland corporation (“Parent Assignor”), [and those Subsidiaries of HUDSON CORPORATION listed on Annex I (together with Parent Assignor, the “Assignors”), and [STELLA IP LICENSOR, LLC], a Delaware limited liability company (“Assignee”, each of Assignee and each of the Assignors being referred to as a “Party”, and collectively as the “Parties”).

RECITALS

WHEREAS, Parent Assignor is party to that certain Share Purchase Agreement dated as of November     , 2010 (the “Purchase Agreement”) with BETTY, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“BETTY”), and BETTY BUYER, a corporation incorporated under the laws of the State of Delaware (“Buyer”), pursuant to which Buyer has agreed to purchase the Shares (as defined in the Purchase Agreement) and Parent Assignor has agreed to cause the Assigned Marks (as hereafter defined) to be transferred, assigned and contributed to Assignee, and to cause Assignee to license certain of such Assigned Marks to Buyer and certain of such Assigned Marks to Parent Assignor;

WHEREAS, in connection with the foregoing, Assignors desire to assign and transfer to Assignee, all of their respective right, title and interest in and to the Assigned Marks, and Assignee is desirous of acquiring the same; and

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee hereby agree as follows:

ARTICLE I DEFINITIONS AND INTERPRETATION

1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in the Purchase Agreement or as otherwise defined below.

“Assigned Marks” shall have the meaning set forth in Section 2.2.

“Licensed Products” shall mean any Field Products and No Use Products as each are defined in the North American Trademark License Agreement dated as of the date hereof.

“Territory” shall mean the world, excluding North America and the countries listed on Exhibit C.

1.2 Interpretation. Interpretation of this Agreement shall be as set forth in Section 1.2 of the Purchase Agreement (as applied to this Agreement).

ARTICLE II

2.1 Retained Rights & Liabilities. For clarity, except as expressly set forth herein, no assignment or license of Intellectual Property is made or granted by any Party to the other Party, and each Party reserves all rights with respect thereto, and no rights may arise by implication or estoppel, other than those expressly granted herein. No Encumbrance, Liability or obligation to any third party is or shall be contributed or conveyed pursuant to this Agreement.

2.2 Trademark Assignment. Subject to the terms of this Agreement and the Purchase Agreement, effective immediately prior to the Closing Date, Assignors, on behalf of themselves and their Affiliates, hereby irrevocably contribute, convey, assign, transfer, deliver and agree to irrevocably contribute, convey, assign, transfer, deliver to Assignee, along with Assignee’s successors and assigns, any and all of Assignors’ (or their Subsidiaries’) right, title, and interest in, to, and under:

(a) Trademarks and Internet domain names set out in Exhibit A;

(b) any other Trademarks and Internet domain names in the Territory used or intended for use by Parent Assignor or Parent Assignor’s Affiliates in connection with any Licensed Product, in each case, owned by Assignors or their Affiliates as of the Closing, but excluding any Trademarks and Internet domain names assigned to the Companies pursuant to that certain [Contribution Agreement to Hudson Bakery Group]; and

(c) all common law rights to the foregoing, all renewals and extensions, all registrations that have been or may be granted thereon, all applications for registrations thereof, all income, royalties, claims, causes of action, credits, damages, payments now or hereafter due or payable with respect to, and rights of recovery and setoffs of Assignors and their Affiliates against third parties relating to the ownership or use of any of the foregoing and all records and documents primarily related thereto, and together with the right to sue, recover damages for and otherwise enforce past, present and future damages and infringement claims and to fully and entirely stand in the place of Assignors and their Affiliates in all matters with respect thereto.

The foregoing items in Section 2.2 (a) to (d) shall be referred to herein as the “Assigned Marks.” To the extent a Trademark that contains [STELLA] is not an Assigned Mark, but its exclusion would materially harm the enforceability of such Trademark or Assigned Mark, the Parties will in good faith agree on a mechanism to transfer over such Trademark.

2.3 Short-form Assignments and Recordation. Assignors agree to execute and, if requested by Assignee, have notarized, without further consideration, short-form assignments for each of the Trademarks in the Assigned Marks in the form of Exhibit B for recordation with the U.S. Patent and Trademark Office and/or any other appropriate office, in substantially the form reasonably requested by Assignee, in order to satisfy the recordation requirements and to record Assignee as the assignee and owner of the Assigned Marks.

2.4 Further Assurances. From and after the Closing, each Party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other Party from time to time to effectuate the consummation of the transactions contemplated by this Agreement, including the transfer of the Assigned Marks to

Assignee and recordation, prosecution and enforcement thereof, including any documents or communications reasonably necessary for transferring the Internet domain names set forth in Section 2.2 to Assignee as reasonably required by any Internet domain name registrar. Parent Assignor shall pay any reasonable documentary, stamp, recording fees and escrow fees and any other out of pocket costs relating to the transfer of any such asset. Parent Assignor shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement, of the consummation of the transactions contemplated by this Agreement.

ARTICLE III MISCELLANEOUS

3.1 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement except as provided herein.

3.2 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits hereto) together with the Purchase Agreement and the other Ancillary Agreements represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party. Any term or provision of this Agreement may be waived by the Parties only if the waiver is authorized in writing by an authorized representative of the Party for whose benefit the term or provision was intended. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement contained herein. The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

3.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.

3.6 Purchase Agreement. This Agreement is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase

Agreement, no representations are being made by Assignors with respect to the subject matter of this Agreement, and Assignee shall not have any recourse against any Assignor with respect to this Agreement or any of the transactions contemplated hereby.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[remainder of page intentionally left blank]

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

HUDSON CORPORATION

By:

Name:

Title:

Date:

[ADD OTHER ASSIGNORS IF NEEDED]

[STELLA IP LICENSOR, LLC] (ASSIGNEE)

By:

Name:

Title:

Date:

EXHIBIT A

EXHIBIT B

TRADEMARK ASSIGNMENT

THIS ASSIGNMENT is dated as of [                    ], 2011 between                     , with offices at                                 ] (“Assignor”) and [Stella IP Licensor, LC], a [                    ], with offices at                                 ] (“Assignee”) and is made and delivered pursuant to, and subject to the terms of the Share Purchase Agreement (the “Purchase Agreement”) dated as of November [·], 2010, among Sara Lee Corporation a corporation incorporated under the laws of the State of Maryland, GRUPO BIMBO, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico and BBU, Inc., a corporation incorporated under the laws of the State of Delaware and the Contribution Agreement dated as of [                    ], 2010 (the “Agreement”).

WHEREAS, Assignor is the owner of the trademarks listed on Exhibit A of the Agreement (hereinafter called “Trademarks”); and

WHEREAS, Assignee is desirous of acquiring the above identified Trademarks;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby irrevocably sell, assign, transfer, and set over to Assignee its successors and assigns the Assignor’s right, title and interest in, to and under said Trademarks and any renewals and extensions of the registrations that are or may be secured under the laws of the [United States of America/Mexico/Canada], together with any goodwill with respect to the foregoing.

This Assignment is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase Agreement, no representations are being made by Assignor with respect to the subject matter of this Assignment, and Assignee shall have no recourse against any Assignor with respect to this Assignment or any of the transactions contemplated hereby.

IN TESTIMONY WHEREOF, Assignor has caused this Assignment to be executed effective as of this      day of [            ], 2011.

[NAME OF ASSIGNOR] (ASSIGNOR)

By:

Name:

Title:

Date:

[IP HOLDCO, LLC] (ASSIGNEE)

By:

Name:

Title:

Date:

EXHIBIT C

Austria

Belgium

Denmark

Finland

France

Germany

Ireland

Italy

Luxembourg

Netherlands

Norway

Poland

Portugal

Spain

Sweden

Switzerland

United Kingdom

Contribution Agreement to SLBG

Exhibit A

FEDERAL TRADEMARKS

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	HEINER’S 35 REDUCED CALORIE BREAD	73/592612 1427666	4/10/1986 2/3/1987	Renewed	Earthgrains Baking Companies, Inc.	2/3/2017, Next Renewal	Class 30 Bread.
	United States of America	HEINER’S SUNNY BUNS MADE WITH HONEY	73/791092 1609256	4/4/1989 8/7/1990	Renewed	Earthgrains Baking Companies, Inc.	8/7/2020, Next Renewal	Class 30 Bread and bakery goods.
	United States of America	LADY KAY	74/598828 1933117	11/14/1994 11/7/1995	Renewed	Earthgrains Baking Companies, Inc.	11/7/2015, Next Renewal	Class 30 Bakery goods, namely bread, buns and rolls.
	United States of America	BREAK CAKE	75/742064 2659920	7/1/1999 12/10/2002	Registered	Sara Lee Bakery Group, Inc.	12/10/2012, First Renewal	Class 30 Snack cakes, cupcakes, round cakes, danish, sweet rolls and buns, cinnamon rolls and buns, donuts, cookies and bakery goods.
	United States of America	CANTINA CLASICA	77/767749	6/24/2009	Published	Sara Lee Bakery Group, Inc.	1/6/2011, Statement of Use 1st Extension	Class 30 tortillas
	United States of America	CRUSTLESS FILLABLES	77/968096	3/25/2010	Published	Sara Lee Bakery Group, Inc.	12/7/10, Notice of Allowance due	Class 30 Bread, bagels, buns and rolls.
	United States of America	EARTH GRAINS	73/043272 1028835	2/3/1975 12/30/1975	Registered	Sara Lee Bakery Group, Inc.	12/30/2015, Next Renewal	Class 30 Bread, buns and rolls.
	United States of America	EARTH GRAINS	73/070767 1057848	12/3/1975 2/1/1977	Registered	Sara Lee Bakery Group, Inc.	2/1/2017, Next Renewal	Class 30 Bread, buns, rolls and muffins.

1

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	EARTHGRAINS	77/135863 3576880	3/20/2007 2/17/2009	Registered	Sara Lee Bakery Group, Inc.	2/17/2019, First Renewal	Class 30 Bakery products namely bread, buns and rolls
	United States of America	ECOGRAIN	77/767747	6/24/2009	Opposed	Sara Lee Bakery Group, Inc.	11/25/2010, Opp. proceedings resume	Class 30 bread, buns, rolls and bagels.
	United States of America	ECO-GRAIN	77/767748	6/24/2009	Opposed	Sara Lee Bakery Group, Inc.	11/25/2010, Opp. proceedings resume	Class 30 bread, buns, rolls and bagels.
	United States of America	FINALLY A HEALTHY BREAD THAT HAS IT ALL	77/411679	3/3/2008	Published	Sara Lee Bakery Group, Inc.	3/2/2011, Statement of Use 5th Extension	Class 30 Bread, buns and rolls.
	United States of America	HEARTY & DELICIOUS	77/786098	7/21/2009	Published	Sara Lee Bakery Group, Inc.	2/5/2011, Cert of Reg. due	Class 30 Baguettes, buns and rolls.
	United States of America	HEARTY & DELICIOUS	78/931618 3446991	7/18/2006 6/10/2008	Registered	Sara Lee Bakery Group, Inc.	6/10/2018, First Renewal	Class 30 Bread
	United States of America	IRONKIDS	74/202634 1718294	9/12/1991 9/22/1992	Registered	Sara Lee Bakery Group, Inc.	9/22/2012, Next Renewal	Class 30 Bread and hot dog and hamburger buns.
	United States of America	LUMBERCAMP	77/478058 3781817	5/19/2008 4/27/2010	Registered	Sara Lee Bakery Group, Inc.	4/27/2019, First Renewal	Class 30 Bread, buns and rolls
	United States of America	LUMBERJACK	77/478050 3684052	5/19/2008 9/15/2009	Registered	Sara Lee Bakery Group, Inc.	9/15/2019, First Renewal	Class 30 Bread
	United States of America	MORNING GOODNESS	75/213338 3142433	12/16/1996 9/12/2006	Registered	Sara Lee Bakery Group, Inc.	9/12/2019, First renewal	Class 30 Donuts.

2

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	RAINBO	73/033771 1022785	10/4/1974 10/14/1975	Registered	Sara Lee Bakery Group, Inc.	10/14/2015, Next Renewal	Class 30 Buns and rolls.
	United States of America	RAINBO	73/518798 1391006	1/23/1985 4/22/1986	Registered	Sara Lee Bakery Group, Inc.	4/22/2016, Next Renewal	Class 30 Bakery goods.
	United States of America	RAINBO	78/562493 3054844	2/8/2005 1/31/2006	Registered	Sara Lee Bakery Group, Inc.	1/31/2016, First renewal	Class 30 Breads, buns, and rolls.
	United States of America	REDDING FRENCH BAKERY BREAD DELI PASTRY	76/061582 2479675	6/2/2000 8/21/2001	Registered	Sara Lee Bakery Group, Inc.	8/21/2011, First Renewal	Class 30 Bread, buns and rolls.
	United States of America	SAN LUIS SOURDOUGH	75/288607 2205094	5/8/1997 11/24/1998	Renewed	Sara Lee Bakery Group, Inc.	11/24/2018, Next Renewal	Class 30 Bread products, namely breads.
	United States of America	SAN LUIS STYLE SOURDOUGH	75/288600 2149911	5/8/1997 4/7/1998	Registered	Sara Lee Bakery Group, Inc.	4/7/2018, Next Renewal	Class 30 Bread products namely breads, bagels and bread sticks.
	United States of America	SELECT	78/854683 3267966	4/5/2006 7/24/2007	Registered	Sara Lee Bakery Group, Inc.	7/24/2017, First Renewal	Class 30 Buns.
	United States of America	SEMILLA DE ORO	85/044865	5/21/2010	Pending	Sara Lee Bakery Group, Inc.	12/25/2010, Resp. to OA due	Class 30 Buns and rolls
	United States of America	SLICE OF NUTRITION	77/657217 3779188	1/27/2009 4/20/2010	Registered	Sara Lee Bakery Group, Inc.	4/20/2020, First Renewal	Class 30 Bakery products; Bread and buns; Rolls
	United States of America	SOFT & SMOOTH	78/599038 3395865	3/31/2005 3/11/2008	Registered	Sara Lee Bakery Group, Inc.	3/11/2018, First Renewal	Class 30 Bread, buns and rolls.

3

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	SOFT & SMOOTH	77/312659 3702249	10/24/2007 10/27/2009	Registered	Sara Lee Bakery Group, Inc.	10/27/2019, First Renewal	Class 30 Bread, buns and rolls.
	United States of America	THE WHOLE GRAIN ADVANTAGE	78/424688 2926424	5/25/2004 2/15/2005	Registered	Sara Lee Bakery Group, Inc.	2/15/2015, First Renewal	Class 30 Bread, buns and rolls.
	United States of America	THE WHOLE GRAIN ADVANTAGE	78/441477 2926444	6/25/2004 2/15/2005	Registered	Sara Lee Bakery Group, Inc.	2/15/2015, First Renewal	Class 30 Bread, buns and rolls.
	United States of America	THE WHOLE GRAIN ADVANTAGE	78/441486 2926445	6/25/2004 2/15/2005	Registered	Sara Lee Bakery Group, Inc.	2/15/2015, First Renewal	Class 30 Bread, buns and rolls.
	United States of America	WHOLE GRAINS FOR THE WHOLE FAMILY	77/381034	1/25/2008	Published	Sara Lee Bakery Group, Inc.	3/2/2011, Statement of Use 5th Extension	Class 30 Bread, buns, rolls and bagels
	United States of America	YOU KNOW WHAT THEY LIKE	85/124164	9/7/2010	Pending	Sara Lee Bakery Group, Inc.	3/7/2011, Status check	Class 30 Bread, buns, rolls and bagels
	United States of America	ZILLA’S	78/129554 2931562	5/17/2002 3/8/2005	Registered	Sara Lee Bakery Group, Inc.	3/8/2015, First Renewal	Class 30 Tortillas.

COMMON LAW TRADEMARKS

IMAGE	REGION	TRADEMARK	STATUS	OWNER	GOODS	COMMENTS

	Used in WI, MN, DC, VA, MA, PA	LATE BAKE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	West	A LA FRANCAISE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

4

IMAGE	REGION	TRADEMARK	STATUS	OWNER	GOODS	COMMENTS

	West	INTERNATIONAL & Design	Unfilled	Sara Lee Bakery Group, Inc.	Class 30 bagels

	unknown	CROISSANTS ANYTIME	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Croissants.

	unknown	FRESH COLLECTION	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Muffins, danishes, cinammon rolls and cake.

	South	GOLDEN BAKE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread, buns and rolls

	Not used in IN WI, MN, DC, VA, MA, PA	OLD TIMEY	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	See comments	COLONIAL	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread, buns, rolls.

Geography limited to:

Iowa – Every county in the state

Nebraska – Burt, Butler, Cass, Colfax, Cuming, Dodge, Douglas, Gage, Jefferson, Johnson, Landcaster, Nemaha, Otoe, Pawnee, Platte, Richardson, Saline, Sarpy, Saunders, Stanton, Seward and Washington

Kansas – Atchison, Brown, Clay, Dickinson, Doniphan, Douglas, Franklin, Geary, Jackson, Jefferson, Johnson, Leavenworth, Lyon, Marshall, Miami, Morris, Nemaha, Osage, Pottawatomie, Riley, Shawnee, Washington, Waubaunsee and Wyandotte.

Illinois – Carroll, Henry, Mercer, Rock Island and Whiteside

Missouri – Andrew, Atchison, Buchanan, Caldwell, Carroll, Cass, Clay, Clinton, Daviess, DeKalb, Gentry, Grundy, Harrison, Holt, Jackson, Johnson, Lafayette, Linvingston, Mercer, Nodaway, Pettis, Platte, Ray, Saline and Worth

	East	LITE’R 35	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

5

IMAGE	REGION	TRADEMARK	STATUS	OWNER	GOODS	COMMENTS

	Central and South	FRESH BAKE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread and buns

	Central	BILL’S BAKESHOP	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	Central	MOTHERS	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread	Restricted from using in Genesee County, Michigan

	Central	OLD HOME	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	Central	OLD STYLE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	East	AT BUTTER KRUST, QUALITY IS OUR MAIN INGREDIENT	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	East	BAKER’S PRIDE	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Rolls

		KERNS	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	East	MARK OF FRESHNESS	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	East	RIGGIO	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	East	TOASTMASTER	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

6

IMAGE	REGION	TRADEMARK	STATUS	OWNER	GOODS	COMMENTS

	East	MILANO	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	United States of America	130 CALORIES & DELIGHTFUL	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bagels

	United States of America	45 CALORIES & DELIGHTFUL	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Bread

	United States of America	80 CALORIES & DELIGHTFUL	Unfiled	Sara Lee Bakery Group, Inc.	Class 30 Buns

FOREIGN TRADEMARKS

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Canada	EARTHGRAINS	1459253	11/16/2009	Pending	Sara Lee Bakery Group, Inc.	3/10/2011, Response to Off.Action	Class 30 Bakery products namely bread, buns, rolls and bagels.
	Mexico	EARTHGRAINS	88857 385495	6/11/1990 10/23/1990	Registered	Sara Lee Bakery Group, Inc.	6/11/2015, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, coffee substitutes; flour and preparations made from cereals; bread, biscuits, cakes, pastry and confectionery, ices; honey; treacle; yeast, baking powder; salt, mustard; pepper, vinegar, sauces; spices; ice.

	Canada	IRONKIDS	1099643 664220	4/12/2001 5/12/2006	Registered	Sara Lee Bakery Group, Inc.	5/12/2021, First Renewal	Class 30 Bread and hot dog and hamburger buns.
	Canada	SOFT & SMOOTH	1399784	6/18/2008	Published	Sara Lee Bakery Group, Inc.	6/16/2011, 2011, Decl. of use due	Class 30 Bread and buns; rolls.

7

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Mexico	SOFT & SMOOTH	1100699	6/30/2010	Pending	Sara Lee Bakery Group, Inc.	12/30/2010, Status check	Class 30 All goods under this class
	United Kingdom	EARTHGRAINS	2178085 2178085	12/3/1999	Registered	Sara Lee Bakery Group, Inc.	9/24/2018, Next Renewal

Class 30

Preparations made from cereals; bakery products; cakes and pastries; biscuits; bread, buns, muffins, danish pastries, coffee cakes, streusel, sweet rolls, doughnuts, cinnamon rolls, cream filled sweet bread, pizza and pizza crusts; snack foods; chilled or frozen dough, croissants, cinnamon rolls, pie shells and cookie dough.

STATE TRADEMARKS

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Colorado	NATURE’S HARVEST	19851018996	3/5/1981	Renewed	Metz Baking Company	3/5/2011, Next Renewal	Class 46 Int. Food and ingredients of food.
	Colorado	PETER PAN	1911027825	4/22/1991	Renewed	Metz Baking Company	4/22/2011, Next Renewal	Class 30 Bakery products.
	Florida	SMITH’S BAKERY	925531	11/12/1981	Registered	Smith’s Bakery, Inc.	11/12/2011, Next Renewal	Class 30 Foods and ingredients of foods.
	Indiana	OVEN-FRESH	5009-4046	7/21/1981	Registered	Grocers Baking Company	7/18/2011, Next Renewal	Class 46 Int. Fresh baked goods, namely bread, rolls, cakes, pies and doughnuts.
	Indiana	PETER PAN	5010-0659	4/11/1991	Registered	Metz Baking Company	4/9/2011, Next Renewal	Class 46 Int. Bakery products including breads, buns, rolls and stuffing mixes.

8

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Indiana	SELECT	5010-0660	4/11/1991	Registered	Metz Baking Company	4/9/2011, Next Renewal	Class 46 Int. Bakery products, breads, buns, rolls and stuffing mixes.
	Minnesota	DINNER BELLE	643	3/21/1960	Registered	Metz Baking Company	4/24/2011, Next Renewal	Class 46 Int. Bread and bakery products.
	Minnesota	MASTER	7527	12/1/1981	Registered	Metz Baking Company	12/1/2011, Next Renewal	Class 30 Bakery products.
	Minnesota	NATURE’S HARVEST	7193	4/14/1981	Registered	Metz Baking Company	4/14/2011, Next Renewal	Class 30 Bakery products.
	Minnesota	OLD HOME IS GOOD	645	3/21/1960	Registered	Metz Baking Company	4/24/2011, Next Renewal	Class 30 Bakery products.
	Minnesota	PETER PAN	17595	4/15/1991	Registered	Metz Baking Company	4/15/2011, Next Renewal	Class 30 Bakery products; bread, buns, rolls and stuffing mixes.
	Missouri	MASTER	11706	11/21/1991	Registered	Metz Baking Company	11/21/2011, Next Renewal	Class 46 Int. Bakery products including breads, buns, rolls, stuffing mixes and sweet goods.
	Missouri	PETER PAN	4375	8/24/1971	Registered	Metz Baking Company	8/24/2011, Next Renewal	Class 46 Int. Bakery products including bread, buns, rolls, sweet goods and stuffing mixes.
	Montana	PETER PAN	36 16412	4/10/1991	Registered	Metz Baking Company	4/10/2011, Next Renewal	Class 30 Bakery products.
	Nebraska	NATURE’S HARVEST	0677493	3/9/1981	Registered	Metz Baking Company	3/9/2011, Next Renewal	Class 46 Int. Production and sale of bakery products including bread, buns, rolls and stuffing mixes.
	North Dakota	NATURE’S HARVEST	5431000	3/23/1981	Registered	Metz Baking Company	3/23/2011, Next Renewal	Class 46 Int. Foods and ingredients of food.

9

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	North Dakota	PETER PAN	5456500	8/23/1991	Registered	Metz Baking Company	8/23/2011, Next Renewal	Class 46 Int. Foods and ingredients of food.
	North Dakota	SELECT	6692800	4/24/1991	Registered	Metz Baking Company	4/24/2011, Next Renewal	Class 46 Int. Foods and ingredients of food.
	Ohio	OVEN-FRESH	TM 9223	5/5/1981	Registered	Grocers Baking Company	3/5/2011, Next Renewal	Class 30 Baked goods.
	Utah	SELECT	2518059	4/11/1991	Registered	Metz Baking Company	4/11/2011, Next Renewal	Class 30 Bread, cake and related products.
	Wisconsin	NATURE’S HARVEST	30948	3/10/1981	Registered	Metz Baking Company	3/10/2011, Next Renewal	Class 30 Bread, buns, rolls, stuffing mixes, croutons and other bakery products.

FEDERAL TRADEMARKS

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	COOPER’S MILL SPECIALTY BREAD	74/308164 1800215	8/27/1992 10/19/1993	Renewed	EBCI, LLC	10/19/2013, Next Renewal	Class 30 Bread and bakery goods.
	United States of America	ALFARO’S MICRO-BAKERY	77/542203 3668564	8/8/2008 8/18/2009	Registered	Sara Lee Corporation	8/18/2019, First Renewal	Class 30 Bakery goods
	United States of America	BAKER	74/625308 1960027	1/25/1995 3/5/1996	Registered	Sara Lee Corporation	3/5/2016, Next Renewal	Class 30 bakery goods
	United States of America	BUTTERCHARM FARMS	73/294120 1192604	1/23/1981 3/23/1982	Registered	Sara Lee Corporation	3/23/2012, Next Renewal	Class 30 Croutons and stuffing (bread and seasoning mixture).

10

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	BUTTER-KRUST Registration limited to the area comprising the entire United States except for the states of South Carolina, Georgia, Alabama, Tennessee and Florida	76/204676 2859260	2/2/2001 7/6/2004	Registered	Sara Lee Corporation	7/6/2014, First Renewal	Class 30 Bakery products, namely, breads, buns and rolls
	United States of America	GARDNER’S	72/462230 994051	7/5/1973 9/24/1974	Registered	Sara Lee Corporation	9/24/2014, Next Renewal	Class 30 Bakery products, namely, bread and rolls.
	United States of America	GRANDMA SYCAMORE’S HOME MAID BREAD	75/110928 2104907	5/28/1996 10/14/1997	Registered	Sara Lee Corporation	10/14/2017, Next Renewal	Class 30 Bread, bread rolls and bakery products.
	United States of America	GRANDMA SYCAMORE’S HOME MAID BREAD	75/375616 2218616	10/20/1997 1/19/1999	Registered	Sara Lee Corporation	1/19/2019, Next Renewal	Class 30 Bread
	United States of America	GREAT LAKES	73/775489 1558315	1/19/1989 9/26/1989	Registered	Sara Lee Corporation	9/26/2019, Next Renewal	Class 30 Bakery products, namely hot dog and hamburger buns and bread.
	United States of America	MASTER	73/316826 1199769	6/29/1981 6/29/1982	Registered	Sara Lee Corporation	6/29/2012, Next Renewal	Class 30 Bread, buns and rolls.
	United States of America	MR. PITA	76/179322 2536167	12/8/2000 2/5/2002	Registered	Sara Lee Corporation	2/5/2012, First Renewal	Class 30 Pocket breads and bread chips.
	United States of America	MR. PITA	78/902924 3451275	6/7/2006 6/17/2008	Registered	Sara Lee Corporation	6/17/2018, First Renewal	Class 43 Restaurant services
	United States of America	MR. PITA	75/216210 2119856	12/20/1996 12/9/1997	Renewed	Sara Lee Corporation	12/9/2017, Next Renewal	Class 30 Pocket breads and bread chips.

11

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	United States of America	NATURE’S HARVEST	73/299912 1228651	3/6/1981 2/22/1983	Registered	Sara Lee Corporation	2/22/2013, Next Renewal	Class 30 Bread; and bakery goods namely, rolls and stuffing mixes.
	United States of America	NUTRITIONAL SPOTLIGHT	77/524119 3706455	7/16/2008 11/3/2009	Registered	Sara Lee Corporation	11/3/2019, Next Renewal	Class 30 bakery products, breads, rolls, bagels, and buns
	United States of America	NUTRITIONAL SPOTLIGHT	77/524387 3732290	7/17/2008 12/29/2009	Registered	Sara Lee Corporation	12/29/2019, Next Renewal	Class 44 providing a website on the subject of nutrition and healthy living
	United States of America	THE FRESHEST OF THE FRESH	74/338909 1830864	12/10/1992 4/12/1994	Renewed	Sara Lee Corporation	4/12/2014, Next Renewal	Class 30 Bakery goods
	United States of America	UNCLE BILL’S	75/592430 3016507	11/20/1998 11/22/2005	Registered	Sara Lee Corporation	11/22/2015, First Renewal	Class 30 Bakery goods, namely, breads and rolls.
	United States of America	WHEAT FIELDS	73/383086 1296641	9/1/1982 9/18/1984	Registered	Sara Lee Corporation	9/18/2014, Next Renewal	Class 30 Baked bread products-namely, bagels.
	United States of America	WHOLESOME HEART	78/575405 3166463	2/25/2005 10/31/2006	Registered	Sara Lee Corporation	10/31/2016, First Renewal	Class 30 bakery products, namely bread, buns and rolls

FOREIGN TRADEMARKS

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Canada	LUMBERCAMP STYLE	319031 172513	1/16/1969 11/6/1970	Registered	Jackco Enterprises Inc.	11/6/2015, Next Renewal	Class 30 Breads.
	Canada	GREAT LAKES	1399785	6/18/2008	Published	Sara Lee Corporation	6/16/2011, Decl. of use due	Class 30 Bakery products, namely, hot dog and hamburger buns and bread.
	Canada	BRUFFINS	491301 293464	9/25/1982 7/27/1984	Registered	Sara Lee International Corporation	7/27/2014, Next Renewal	Class 30 Whole wheat (or grain) muffins.

12

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	Canada	RUFFINS	491303 293465	8/25/1982 7/27/1984	Registered	Sara Lee International Corporation	7/27/2014, Next Renewal	Class 30 Whole wheat (or grain) muffins.
	Chile	IRONKIDS	520074 597327	6/1/2001 6/1/2001	Registered	World Triathlon Corporation	6/7/2011, First Renewal	Class 30 Products of Class 30
	Japan	IRONKIDS	S62-080312 2223140	7/15/1987 4/23/1990	Renewed	World Triathlon Corporation	4/23/2020, Next Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

	Mexico	IRONKIDS	153402 444730	10/30/1992 10/21/1993	Registered	World Triathlon Corporation	10/30/2012, First Renewal

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces (condiments); spices; ice.

	Spain	EARTH GRAINS	1813625 1813625	12/5/1994	Registered	Bimbo, S.A.	4/7/2014, First Renewal	Class 30 Bread.

13

IMAGE	COUNTRY	TRADEMARK	APPL.# REG.#	FILING DATE REG. DATE	STATUS	OWNER	NEXT ACTION	GOODS
	European Community Extends to: Austria Benelux Bulgaria Cyprus, Republic of Czech Republic Denmark Estonia Finland France Germany Greece Hungary Ireland Italy Latvia Lithuania Malta Poland Portugal Romania Slovakia Slovenia Spain Sweden United Kingdom	EARTHGRAINS & Design	000292805	6/11/1996 11/19/1998	Registered	Bimbo, S.A.	6/11/2016, Next Renewal

Class 29

Meat, fish, poultry and game; meat extracts; preserved, dried and cooked fruits and vegetables; jellies, jams; eggs, milk and milk products; edible oils and fats; preserves and pre-cooked foods with a fish or meat base, croquettes, potato crisps, frozen foods with a fish or meat base.

Class 30

Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee, flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces; spices; ice.

PATENTS

TITLE	PATENT #	ISSUE DATE	NEXT ACTION	REGISTRANT	EXPIRATION
METHOD OF MAKING PITA BREAD WITH REINFORCED SURFACES	5234705	10-Aug-1993	None	Daniel Mani and Simon Mani	18-Jun-2012
AN APPARATUS FOR MOISTENING DOUGH MATERIALS (WATERFALL BAGEL PROCESSING METHOD)	6063426	16-May-2000	Maintenance fee due 11- 16-2011	Sara Lee Corporation	22-Jul-2018

14

TITLE	PATENT #	ISSUE DATE	NEXT ACTION	REGISTRANT	EXPIRATION
APPARATUS FOR THE MANUFACTURE OF FLAT BREAD WITH NOTCHES THEREIN	5103719	14-Apr-1992	None	Sara Lee Corporation	12-Oct-2010

COPYRIGHT (unregistered)

Title	Owner
2-Cell Flat Bread Tray	Sara Lee Corporation

DOMAIN NAMES

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
butter-krust.com	Network Solutions	Butter Krust Baking Co., Inc	11/2/1999	11/2/2013
colonialsucks.net	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
colonialsucks.org	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
earthgrains.com	Network Solutions	Sara Lee Corporation	8/18/2006	9/22/2014
earthgrains.net	Network Solutions	Sara Lee Corporation	5/2/2001	5/2/2012
earthgrainsbread.biz	Network Solutions	Sara Lee Corporation	9/5/2006	10/20/2011
earthgrainsbread.com	Network Solutions	Sara Lee Corporation	8/18/2006	10/21/2011
earthgrainsbread.info	Network Solutions	Sara Lee Corporation	9/5/2006	10/21/2011
earthgrainsbread.net	Network Solutions	Sara Lee Corporation	8/18/2006	10/21/2011
earthgrainsbread.org	Network Solutions	Sara Lee Corporation	9/5/2006	10/21/2011
earthgrainssucks.com	Network Solutions	Sara Lee Corporation	7/21/1999	7/21/2011
earthgrainssucks.net	Network Solutions	Sara Lee Corporation	7/21/1999	7/21/2011
earthgrainssucks.org	Network Solutions	Sara Lee Corporation	7/21/1999	7/21/2011
egbagelsucks.com	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
egbagelsucks.net	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
egbagelsucks.org	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
egr.com	Network Solutions	Sara Lee Corporation	8/18/2006	4/5/2013
grandmasycamoresbread.com	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
grandmasycamoresbread.net	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
grandmasycamoresbread.org	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
grandmasycamoreshomemaidbread.com	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
grandmasycamoreshomemaidbread.net	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
grandmasycamoreshomemaidbread.org	Network Solutions	Sara Lee Corporation	1/4/1010	1/4/1011
hearthstone.biz	Network Solutions	Sara Lee Corporation	11/19/2001	11/19/2011
heinersbakery.com	Domain People, Inc.	Earthgrains of WV	9/21/2000	9/21/2013
ironkidssucks.net	Network Solutions	Sara Lee Corporation	7/21/1999	7/21/2011

15

DOMAIN NAME	REGISTRY	REGISTRANT	REGISTRATION DATE	EXPIRATION DATE
ironkidssucks.org	Network Solutions	Sara Lee Corporation	7/21/1999	7/21/2011
rainbosucks.net	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
rainbosucks.org	Network Solutions	Sara Lee Corporation	8/4/1999	8/4/2011
youknowwhattheylike.com	Network Solutions	Sara Lee Corporation	6/11/2010	6/11/2011

TELEPHONE NUMBERS (800 Toll Free Lines)

Phone number	Used on
1-800-889-3556	Sara Lee Breads

1-866-613-2784	Earthgrains breads 1-866-61-EARTH

1-877-298-4176	A La Farncaise/Alfaros

1-888-705-4100	Cantina Clasica Tortillas

Software (i.e., websites operating under the Internet domain names listed below)

Website URL	Domain Owner
http://www.youknowwhattheylike.com	Sara Lee Corporation
http://www.earthgrains.com	Sara Lee Corporation
http://www.earthgrainsbread.com	Sara Lee Corporation
http://www.heinersbakery.com	Earthgrains of WV
http://www.butter-krust.com	Butter Krust Baking Company Inc.

For the avoidance of doubt, if any Trademarks (including the Core Trademarks) owned by Seller or its Subsidiaries (including Newco A and Newco B) are used in the above listed websites as of the date hereof, such use shall not be construed as a transfer to the Companies of ownership rights or any rights under such Trademarks.

16

Exhibit F-3: Form of Contribution Agreement to Bakery

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [                    ], 2011 (“Effective Date”), is entered into by and among [Sara Lee Corporation, a Maryland corporation (“Parent Assignor”)]1, [and those Subsidiaries of HUDSON CORPORATION listed on Annex I (together with Parent Assignor, the “Assignors”), and [HUDSON BAKERY GROUP, INC., a Delaware corporation]2 (“Assignee”, each of Assignee and each of the Assignors being referred to as a “Party”, and collectively as the “Parties”).

RECITALS

WHEREAS, Parent Assignor is party to that certain Share Purchase Agreement dated as of November ___, 2010 (the “Purchase Agreement”) with BETTY, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“BETTY”), and BETTY BUYER, a corporation incorporated under the laws of the State of Delaware (“Buyer”), pursuant to which Buyer has agreed to purchase the Shares (as defined in the Purchase Agreement) and Parent Assignor has agreed to cause the Contributed Assets (as hereafter defined) to be transferred, assigned and contributed to Assignee;

WHEREAS, in connection with the foregoing, Assignors desire to assign and transfer to Assignee, all of their respective right, title and interest in and to the Contributed Assets, and Assignee is desirous of acquiring the same; and

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee hereby agree as follows:

ARTICLE I DEFINITIONS AND INTERPRETATION

1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in the Purchase Agreement or as otherwise defined below.

“Contributed Assets” shall have the meaning set forth in Section 2.2.

“Contributed Intellectual Property” means, collectively, any Intellectual Property primarily used in or intended for use by Parent Assignor or Parent Assignor’s Affiliates in the Business, as well as any Trademarks used or registered worldwide that are identical or equivalent to the foregoing or used in combination therewith, in each case owned by Parent Assignor or Parent Assignor’s Affiliates (other than the Assignee) as of the date hereof. For the avoidance of doubt, Contributed Intellectual Property excludes any Intellectual Property licensed to Purchaser or its Affiliates pursuant to the applicable License Agreements.

[1]

This agreement may be eventually disaggregated into separate agreements to reflect the fact that there may be several assignors and assignees with respect to the “foreign equivalent” trademarks referenced in the definition of Contributed Intellectual Property. Such Trademarks will be deemed as “Conveyed Trademarks.”

[2]	See previous footnote.

1.2 Interpretation. Interpretation of this Agreement shall be as set forth in Section 1.2 of the Purchase Agreement (as applied to this Agreement).

ARTICLE II

2.1 Retained Rights. For clarity, except as expressly set forth herein, no assignment or license of Intellectual Property is made or granted by any Party to the other Party, and each Party reserves all rights with respect thereto, and no rights may arise by implication or estoppel, other than those expressly granted herein.

2.2 Contributed Assets. Subject to the terms of this Agreement and the Purchase Agreement, effective immediately prior to the Closing Date, Assignors, on behalf of themselves and their Affiliates, hereby irrevocably contribute, convey, assign, transfer, deliver and agree to irrevocably contribute, convey, assign, transfer, deliver to Assignee, along with Assignee’s successors and assigns, any and all of Assignors’ (or their Subsidiaries’) right, title, and interest in, to, and under:

(a) all Contributed Intellectual Property, including all Intellectual Property set forth in Exhibit A;

(b) all telephone, telex and telephone facsimile numbers and other directory listings exclusively used or intended for use by Parent Assignor or Parent Assignor’s Affiliates in connection with the Business or any Licensed Product, including those listed in Exhibit A, in each case, owned by Assignors or their Affiliates as of the Closing; and

(c) all common law rights thereto, all registrations that have been or may be granted thereon, all applications for registrations thereof, all income, royalties, claims, causes of action, credits, damages, payments now or hereafter due or payable with respect to, and rights of recovery and setoffs of Assignors and their Affiliates against third parties relating to the ownership or use of any of the foregoing and all records and documents primarily related thereto, and together with the right to sue, recover damages for and otherwise enforce past, present and future damages and infringement claims and to fully and entirely stand in the place of Assignors and their Affiliates in all matters with respect thereto (and for intent-to-use U.S. trademark applications, the parties acknowledge that that portion of the business which is ongoing and existing to which any contributed Trademarks pertain is being transferred also).

The foregoing items in Section 2.2 (a) to (b) shall be referred to herein as the “Contributed Assets.”

2.3 Short-form Assignments and Recordation. Assignors agree to execute and, if requested by Assignee, have notarized, without further consideration, short-form assignments for each of the Intellectual Property in the Contributed Assets in the form of Exhibit B for recordation with the U.S. Patent and Trademark Office and/or any other appropriate office, in substantially the form reasonably requested by Assignee, in order to satisfy the recordation requirements and to record Assignee as the assignee and owner of the Contributed Assets.

2.4 Further Assurances. From and after the Closing, each Party shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other Party from time to time to effectuate the consummation of the transactions contemplated by this Agreement, including the transfer of the Contributed Assets to Assignee and recordation, prosecution and enforcement thereof, including any documents or communications reasonably necessary for transferring the Domain Names to Assignee as required by any Domain Name registrar. Parent Assignor shall pay any reasonable documentary, stamp, recording fees and escrow fees and any other out of pocket costs relating to the transfer of any such asset. Any Transfer Taxes applicable to the transfer of the Contributed Assets (and, if applicable, the assignment, transfer, conveyance and delivery of any such asset) shall be paid pursuant to and in accordance with Section 8.5 of the Purchase Agreement. [Parent Assignor shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties to this Agreement, of the consummation of the transactions contemplated by this Agreement.

ARTICLE III MISCELLANEOUS

3.1 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement except as provided herein.

3.2 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.3 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits hereto) together with the Purchase Agreement and the other Ancillary Agreements represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party. Any term or provision of this Agreement may be waived by the Parties only if the waiver is authorized in writing by an authorized representative of the Party for whose benefit the term or provision was intended. No action taken pursuant to this Agreement, including, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement contained herein. The waiver by a Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

3.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as its economic or legal substance is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner.

3.6 Purchase Agreement. This Agreement is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase Agreement, no representations are being made by Assignors with respect to the subject matter of this Agreement, and Assignee shall not have any recourse against any Assignor with respect to this Agreement or any of the transactions contemplated hereby.

3.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[remainder of page intentionally left blank]

WHEREFORE, the Parties hereby acknowledge their agreement and consent to the terms and conditions set forth above through their respective signatures as contained below:

HUDSON CORPORATION

By:

Name:

Title:

Date:

[ADD OTHER ASSIGNORS IF NEEDED] [STELLA IP LICENSOR, LLC] (ASSIGNEE)

By:

Name:

Title:

Date:

EXHIBIT A

CONTRIBUTED INTELLECTUAL PROPERTY (AND OTHER ASSETS)

EXHIBIT B

[COPYRIGHT/TRADEMARK/PATENT] ASSIGNMENT

THIS ASSIGNMENT is dated as of [                    ], 2011 between __________, with offices at _________________________] (“Assignor”) and [Stella IP Licensor, LC], a [                    ], with offices at _________________________] (“Assignee”) and is made and delivered pursuant to, and subject to the terms of the Share Purchase Agreement (the “Purchase Agreement”) dated as of November [·], 2010, among Sara Lee Corporation a corporation incorporated under the laws of the State of Maryland, GRUPO BIMBO, S.A.B. DE C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico and BBU, Inc., a corporation incorporated under the laws of the State of Delaware and the Contribution Agreement dated as of [                    ], 2010 (the “Agreement”).

WHEREAS, Assignor is the owner of the [copyrights/trademarks/patents] listed on Exhibit A of the Agreement (hereinafter called “Copyrights/Trademarks/Patents”); and

WHEREAS, Assignee is desirous of acquiring the above identified Copyrights/Trademarks/Patents;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor does hereby irrevocably sell, assign, transfer, and set over to Assignee its successors and assigns the Assignor’s right, title and interest in, to and under said Trademarks and any renewals and extensions of the registrations that are or may be secured under the laws of the [United States of America/Mexico/Canada][, together with any goodwill associated with the foregoing].

This Assignment is executed and delivered pursuant to the Purchase Agreement, and shall be subject to the terms and conditions of, and interpreted in accordance with, the Purchase Agreement. Except as expressly provided in the Purchase Agreement, no representations are being made by Assignor with respect to the subject matter of this Assignment, and Assignee shall have no recourse against any Assignor with respect to this Assignment or any of the transactions contemplated hereby.

IN TESTIMONY WHEREOF, Assignor has caused this Assignment to be executed effective as of this ___ day of [                    ], 2011.

[NAME OF ASSIGNOR] (ASSIGNOR)

By:

Name:

Title:

Date:

[IP HOLDCO, LLC] (ASSIGNEE)

By:

Name:

Title:

Date:

CERTIFICATE OF FORMATION

OF

NEWCO “A” LLC

This Certificate of Formation of [Newco “A” LLC], dated [•], is being duly executed and filed by [•], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.)

FIRST. The name of the limited liability company formed hereby is [Newco “A” LLC].

SECOND. The address of the registered office of the limited liability company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Authorized Person

[Signature page to [Newco “A” LLC] Certificate of Formation]

CERTIFICATE OF FORMATION

OF

NEWCO “B” LLC

This Certificate of Formation of [Newco “B” LLC], dated [•], is being duly executed and filed by [•], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.)

FIRST. The name of the limited liability company formed hereby is [Newco “B” LLC].

SECOND. The address of the registered office of the limited liability company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

Authorized Person

[Signature page to [Newco “B” LLC] Certificate of Formation]

LIMITED LIABILITY COMPANY AGREEMENT

OF

[NEWCO A, LLC]

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of [Newco A, LLC] (the “Company”), is entered into by [Sara Lee Corporation], as the sole equity member (the “Class A Member”), and [Grupo Bimbo, S.A.B. de C.V.], as Special Member (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Company was previously formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), by the filing of the Certificate of Formation with the Office of the Delaware Secretary of State. The Class A Member and the Special Member hereby adopt, confirm and ratify the Certificate of Formation and agree as follows:

Section 1. Name.

The name of the Company is [Newco A, LLC], and all business of the Company shall be conducted under that name unless otherwise required by applicable laws. The name of the Company may be changed from time to time by the Class A Member with thirty days prior written notice to the Special Member, the Special Manager and each Licensee and the filing of an appropriate amendment to the Certificate of Formation with the Secretary of State as required by the Act.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 3500 Lacey Road, Downers Grove, Illinois 60515 or such other location as may hereafter be determined by the Class A Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o [                    ] in the City of Wilmington, County of New Castle, Delaware c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The Class A Member may change such registered office from one location to another within the State of Delaware.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. In the event the registered agent ceases to act as such for any reason, the Board of Managers shall designate a replacement registered agent. If the Board of Managers fails to designate a replacement registered agent, the Class A Member may designate a replacement registered agent.

Section 5. Members.

(a) The Members of the Company are [Sara Lee Corporation] and [Grupo Bimbo, S.A.B. de C.V.]. The mailing address of each Member is set forth on Schedule B hereto. Each Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 7(b) and Section 9(k), the Members may act by written consent.

(c) The Special Member shall be a member of the Company that has no interest in the profits, losses or capital of the Company and has no right to receive any distributions of Company assets (and the Special Member shall not be treated as a member of the Company for income tax purposes). Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. Neither Member, in its capacity as a Member, may bind the Company, except as expressly set forth herein. Except as required by any mandatory provision of the Act or as otherwise required or permitted under this Agreement, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company.

Section 6. Certificates.

This Agreement shall constitute a “limited liability company agreement” within the meaning of the Act. [                ] is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware on [            ], 2010. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, [his][her] powers as an “authorized person” ceased, and the Class A Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Class A Member or any Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction which the Class A Member or the Board determines that qualification may be necessary for the conduct of the Company’s business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7. Purpose.

(a) The sole purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to acquire, own and hold the Licensed Marks pursuant to the Contribution Agreement or to the terms of a License Agreement;

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(ii)	to enter into and perform its obligations and exercise its rights under the License Agreements and the other Basic Documents;

(iii)	to prosecute, register, protect, enforce, police, maintain, preserve and renew the Licensed Marks, including, without limitation, initiating, prosecuting, defending and settling legal and other proceedings to protect the Licensed Marks;

(iv)	to enter into servicing agreements with the Class A Member or the Special Member and/or any Licensee for the purposes of such parties undertaking some or all of the obligations described in clause (iii) above; provided that such Member and/or Licensee shall be solely responsible for all costs and liabilities associated therewith; and

(v)	to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (including the entering into of management, servicing and administration agreements).

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company shall not, without the unanimous written consent of the Members:

(i)	license or grant rights to any Licensed Marks, in each case except as permitted pursuant to the terms of the applicable License Agreement;

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(ii)	assign, transfer, sell, convey or otherwise dispose of any Licensed Marks;

(iii)	abandon or withdraw any Licensed Marks, except, in each case, solely to the extent permitted pursuant to the terms of the applicable License Agreements;

(iv)	Commercialize (as defined on Schedule A hereto) any products or services;

(v)	incur, create or assume any liabilities, obligations or indebtedness, secured or unsecured, direct or indirect, absolute or contingent, except for the incurrence of trade payables in the ordinary course of business and the incurrence of its obligations as a licensor under the Basic Documents, other than the borrowing of funds from any Member in connection with such Member’s actions on behalf of the other Member under Section 7(d);

(vi)	guarantee, assume, become obligated for or hold itself or its credit or assets out as being liable for or able to satisfy the debts or other obligations of any Person, including any Affiliate;

(vii)	grant any liens on, or security interests in, or otherwise encumber any of its assets (including the Licensed Marks);

(viii)	make or permit to remain outstanding any loan or advance to, buy or hold evidence of indebtedness issued by, or own or acquire any stock or securities of, any Person, except securities which constitute cash equivalents and are maintained in the ordinary course of business;

(ix)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or assignment or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents and subject to obtaining any approvals required under this Agreement;

(x)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(xi)	acquire any assets other than the Licensed Marks pursuant to the Contribution Agreement or to the terms of a License Agreement, except such assets as necessary to operate the business of the Company, such as furniture, computers, or software, but in no case shall the Company acquire any individual asset with a value in excess of $[1,000] or any assets having an aggregate value in excess of $[2,000], without the prior approval of the Special Member; or

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(xii)	enter into any agreements with third parties which do not, by their terms, expressly prohibit such third parties from initiating the filing of an involuntary bankruptcy petition against the Company.

(c) The Company shall engage only in activities related to the foregoing purposes. The Company is hereby authorized to execute, deliver and perform, and the Class A Member, or any Manager or any Officer, acting alone, on behalf of the Company is hereby authorized to execute and deliver, the Basic Documents and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Class A Member, Managers or Officers to enter into other agreements on behalf of the Company to the extent authorized pursuant to this Agreement and the Act.

(d) Notwithstanding Section 7(b)(v) of this Agreement, in the event that any Member or any Related Party of such Member, in its capacity as a Licensee, defaults in its obligation to pay the Company for any costs required to prosecute, register, protect, enforce, police, maintain, preserve and renew the Licensed Marks, then the other Member may, on behalf of the defaulting Member or such defaulting Related Party, advance such funds to the Company, which advance shall be deemed a loan made to the Company on a limited recourse basis for which such other Member may only look for repayment to the amounts receivable by the Company in respect of its right of reimbursement from the defaulting Member or defaulting Related Party. In connection therewith, such other Member shall succeed, be subrogated to and be deemed assigned the rights of the Company to seek reimbursement from such defaulting Member or such defaulting Related Party.

Section 8. Powers.

(a) Subject to Section 9, the Company and the Board (and any Manager thereof to the extent authorized by resolution of the Board) on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 7 and to act for and bind the Company in respect thereof and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, in each case to the extent not inconsistent with Section 7.

(b) The Class A Member shall have the power to communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Class A Member and the Company as provided in Section 20.

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(c) In the event that either Member, in its capacity as a Licensee, or any Related Party of such Member, is entitled pursuant to Section 13 of the License Agreement, (i) to bring (or cause the Company, as licensor, to bring) an Enforcement Claim (as defined therein), (ii) to prosecute (or cause the Company, as licensor, to prosecute) any Licensed Marks, or (iii) take other actions on behalf of and in the name of the Company, in order to maintain, preserve and renew such Licensed Marks, and, in either such case, the Company has failed to take the actions reasonably deemed necessary by such Member for the purposes of enforcing such claims or prosecuting, maintaining, preserving and/or renewing such Licensed Marks, then such Member (or any Manager appointed by such Member) may, at the sole expense of such Member, execute such documents and take such actions on behalf of the Company as are reasonably necessary for the applicable Member to exercise such rights and the Company shall be bound thereby.

(d) Each Member (or any Manager appointed by such Member) shall have the right to cause the Company to execute such documents and take such actions on behalf of and in the name of the Company as to enforce the terms of and exercise the Company’s rights under each License Agreement, and the Company shall be bound thereby, it being understood that any such enforcement shall constitute a “Dispute” for purposes of the applicable License Agreement and shall be resolved in accordance with Section 18 of the applicable License Agreement.

(e) Each Member (or any Manager appointed by such Member) shall have the right to appoint one of the two “Representatives” (as defined in the Steering Committee Agreement) to represent the Company, as licensor, on the Steering Committee.

Section 9. Management.

(a) Board of Managers. Subject to Section 7(b) and Section 9(k), the business and affairs of the Company shall be managed by or under the direction of a Board of three or more Persons designated as “Managers” (the “Managers”). As long as the Special Member or any Related Party of the Special Member is entitled to any rights or is bound by any obligations as Licensee, at least one of the Managers shall be a Special Manager. The initial number of Managers shall be three and the authorized number of Managers shall not be increased or decreased without the unanimous consent of the Members. Each Manager appointed by the Class A Member or Special Member, as applicable, shall hold office until a successor is appointed or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall execute and deliver the Management Agreement in substantially the form attached hereto as Exhibit A. A Manager need not be a Member. The initial Managers appointed by the Class A Member and Special Member, as applicable, are listed on Schedule C hereto.

(b) Powers. Subject to Section 9(k), the Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the day-to-day management and conduct of the Company’s business in furtherance of the purposes described herein. Subject to Section 7 and Section 9(k), the Board of Managers shall have the authority to bind the Company.

(c) Meetings of the Board of Managers. The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President, if any, or any Manager on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication.

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(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers, in person or by proxy, shall constitute a quorum for the transaction of business (except for any business described in Section 7(b) or Section 9(k) or any transactions relating to the prosecution, registration, protection, enforcement, policing, maintenance, preservation and/or renewal of any Licensed Marks, in which case a Special Manager must be included (and who may be counted in determining whether a majority of the Managers are present)) and, except as otherwise provided in Section 7 and Section 9(k), the act of a majority of the Managers present, in person or by proxy, at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Managers or members of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Proxies. Each Manager not in attendance at a meeting of the Board shall be deemed to have given a proxy to a Manager in attendance at such meeting, so long as such Manager was appointed by the same Member, to vote as such attending Manager may decide.

(f) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(g) Committees of Managers.

(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company and to include the Special Manager.

(ii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 9(k) and Section 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

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(iii)	Regular meetings of any committee of the Board may be held without notice at such time and at such place as shall from time to time be determined by such committee. Special meetings of any committee of the Board may be called by any member of such committee on not less than one day’s notice to each member of such committee.

(h) [Reserved.]

(i) Removal of Managers. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time, solely by the Member that appointed such Manager and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of such Member.

(j) Class A Member and Managers as Agents. To the extent of its powers expressly set forth in this Agreement and subject to Section 9(k), the Class A Member is an agent of the Company for the purposes of exercising such powers on behalf of the Company, and the actions of the Class A Member taken in accordance with such powers shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or as authorized by a resolution of the Board of Managers, a Member or Manager may not bind the Company. To the extent any Person is authorized to bind the Company in a particular matter, such Person is an agent of the Company for that purpose.

(k) Limitations on the Company’s Activities.

(i)	This Section 9(k) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	Notwithstanding any other provision of this Agreement or in any other document governing the formation, management or operation of the Company and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, so long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, none of the Members, the Board nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Board (including the Special Manager) and the Members (including the Special Member), to take any Material Action.

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(iii)	Notwithstanding any other provision of this Agreement or in any other document governing the formation, management or operation of the Company, the Board shall cause the Company to:

(A)	maintain complete and accurate books and records separate from those of either of the Members and any other Person;

(B)	at all times hold itself out to the public as a legal entity separate and independent from either of the Members and any other Person and have a Board separate from that of either of the Members and any other Person;

(C)	file its own tax returns, if any, as may be required by applicable law, separate from those of any other Person and pay any taxes required to be paid under applicable law;

(D)	hold all of its funds, assets and bank accounts in its own name and not commingle its funds or assets with those of any other Person;

(E)	conduct its business and dealings with third parties only in its own name and hold itself out as a separate and independent entity and strictly comply with all organizational formalities to maintain its separate existence;

(F)	maintain complete and accurate financial statements separate from either of its Members and any other Person, showing its assets and liabilities separate and apart from those of either of its Members and any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) such assets shall also be listed on the Company’s own separate balance sheet as allowed under United States GAAP or International Financial Reporting Standards (whichever basis of accounting is followed by the Class A Member);

(G)	prepare financial statements, which, if required to be audited pursuant to any legal requirement applicable to the Company, will be audited by a nationally recognized firm of certified public accountants (which firm may also serve as auditors of one or more Affiliates), and which will disclose, to the extent required by generally accepted accounting principles (if applicable), any transactions between the Company and any of its Affiliates;

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(H)	pay its liabilities and expenses only out of its own funds as such liabilities and expenses become due;

(I)	maintain an arm’s length relationship with its Affiliates and each of the Members, it being understood that (i) any indemnities provided in the Basic Documents and (ii) any director or officer indemnities provided or arranged by the Members to or for the benefit of any Manager, Officer or employee of the Company shall be considered to have been provided on an arm’s length basis;

(J)	maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(K)	allocate fairly and reasonably any overhead for shared office space;

(L)	use separate stationery, invoices and checks;

(M)	correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(N)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, except that no Member shall be required to make additional capital contributions to the Company, except as required in this Agreement;

(O)	observe and abide by all formalities required of a Delaware limited liability company, including the maintenance of current minute books, and the Company shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Company and its assets and liabilities; and

(P)	cause the Managers, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently with and in furtherance of the foregoing.

The Company shall not assume the liabilities of any Affiliate, and shall not guarantee or assume the liabilities of any Affiliate.

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(iv)	So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, the Board shall not cause or permit the Company to:

(A)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Sections 7(a), 9(k)(i), 9(k)(ii), 9(k)(iii);

(B)	take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal taxes and, to the extent consistent with applicable law, state and local income and other tax purposes, as a disregarded entity that is not separate from the Class A Member, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes; or

(C)	take any action or engage in any business prohibited by Section 7(b).

Failure of the Company, the Board, the Class A Member or the Special Member, on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or result in the dissolution of the Company.

Section 10. Managers.

No resignation or removal of a Manager, and no appointment of a successor Manager, shall be effective until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Manager, the applicable Member shall, as soon as practicable, appoint a successor Manager. No Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. Each Manager shall be an officer, director or employee of the Member which appointed such Manager and such appointing Member shall be responsible for providing any directors’ and officers’ insurance for such Manager and the Company shall have no responsibility for providing the same.

Section 11. Officers.

(a) Officers. The initial officers of the Company shall be designated by the Board of Managers. Each officer of the Company (collectively, the “Officers”) shall be an officer, director or employee of a Member and such Member shall be responsible for providing any directors’ and officers’ insurance for such Officer and the Company shall have no responsibility

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for providing the same. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Managers may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. In addition, any Officer of the Company may resign as such at any time upon written notice to the Company and the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company are listed on Schedule D hereto.

(b) President. The President shall be the chief executive officer of the Company, shall be a Manager, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(c); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

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(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 7(b) and Section 9(k), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Managers and Officers. Each Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of a director and officer, respectively, of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, and except as otherwise characterized for federal and state income tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

Section 13. Capital Contributions.

The Class A Member has contributed to the Company property of an agreed value as listed on Schedule B hereto. In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

Section 14. Additional Contributions.

The Class A Member is not required to make any additional capital contribution to the Company. However, the Class A Member may make additional capital contributions to the Company at any time. To the extent that the Class A Member makes an additional capital contribution to the Company, the Class A Member shall revise Schedule B of this Agreement, in

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the manner set forth in Section 33. The provisions of this Agreement, including this Section 14, are intended to benefit the Class A Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Class A Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Class A Member.

Section 16. Distributions.

Distributions shall be made to the Class A Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Class A Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17. Company to be Disregarded for Tax Purposes.

The Company shall comply with the applicable provisions of the Code and the applicable Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal tax purposes (and for state and local income and other tax purposes to the extent permitted by applicable law), as a disregarded entity that is not separate from the Class A Member pursuant to Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Section 24 hereof, and shall take all actions, and shall refrain from taking any action, required by the Code or Treasury Regulations thereunder in order to maintain such status of the Company.

Section 18. Books and Records.

The Board of Managers shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Members and their duly authorized representatives shall have the right to examine the Company’s books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Board of Managers. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board of Managers.

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Section 19. Reports.

The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Class A Member, with a copy to the Special Member, as promptly as possible any such tax information as may be reasonably necessary to enable such Class A Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 20. Internal Revenue Service Communications.

The Class A Member shall communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Class A Member and the Company.

Section 21. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Class A Member, the Special Member, any Manager, any Officer and any Affiliate of the Class A Member, the Special Member, any Manager or any Officer may engage in or possess an interest in other business ventures (other than business ventures with the Company not permitted hereby) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 22. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Class A Member nor the Special Member nor any Manager nor any Officer nor any officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct.

(b) It is understood and agreed by each Member that such Member shall, to the fullest extent permitted by applicable law, be responsible for any indemnification which may be owing to a Covered Person appointed by such Member or which is an officer, director or employee of such Member (and the Company shall have no responsibility) for any loss, damage or claim incurred by such Covered Person, as applicable, by reason of any act or omission performed or omitted by itself or such Covered Person, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on itself or such Covered Person, as applicable, by this Agreement, except that no Covered Person shall be

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entitled to be indemnified from such Member in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions. The terms of any such indemnification may be set forth in any agreement between such Member and such Covered Person.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding against or involving the Company shall, from time to time, except as otherwise agreed by such Covered Person and the Member that appointed such Covered Person, be advanced by the applicable Member that appointed such Covered Person (subject to Section 22(b) above), prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such Member of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 22.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or, except as a Covered Person may otherwise agree as between itself and the applicable Member responsible for indemnifying such Covered Person, to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 22 shall survive any termination of this Agreement.

Section 23. Assignments.

Except as set forth herein, neither the Class A Member nor the Special Member shall assign or transfer any of such Member’s Total Rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Member’s prior written approval; provided, however, that:

(a) the Class A Member may assign or transfer, in whole but not in part, such Member’s Total Rights, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including

16

by means of change of control or operation of law) of (i) [Sara Lee Corporation] or (ii) any product or services category (e.g. meats, desserts, food services, frozen dinners, ice cream, refrigerated dough) or any other product or services category now in existence or developed by or on behalf of [Sara Lee Corporation]) using the Licensed Trademarks, it being understood that any such assignment or transfer is conditioned upon such assignee or transferee also being assigned or transferred the Class A Member’s rights and obligations under the Basic Documents (in the case of clause (ii) above, solely with respect to the product category or categories sold to such assignee or transferee) and provided further that such assignee or transferee shall succeed to the Class A Member’s rights and obligations under the Steering Committee Agreement, the Separateness Agreement and the Cost Sharing Agreement and to its membership on the Steering Committee as defined in the License Agreements; and

(b) the Special Member may assign or transfer, in whole but not in part, such Member’s Total Rights, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (i) [Grupo Bimbo] or (ii) [Grupo Bimbo]’s U.S. or Mexican business (either of which may also include [Grupo Bimbo]’s Canadian business in any transaction) relating to products using the Licensed Trademarks, it being understood that any such assignment or transfer is conditioned upon such assignee or transferee also being assigned or transferred the Special Member’s rights and obligations under the Basic Documents except that only an assignee or transferee of the Special Member’s U.S. business shall succeed to the Special Member’s rights and obligations under the Steering Committee Agreement, the Separateness Agreement and the Cost Sharing Agreement and to its membership on the Steering Committee as defined therein.

(c) The assignee or transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Class A Member assigns or transfers its Member’s Total Rights pursuant to this Section 23, such admission shall be deemed effective immediately prior to the assignment or transfer and, immediately following such admission, the assignor or transferor Class A Member shall cease to have any Member’s Total Rights. Similarly, if the Special Member assigns or transfers its Member’s Total Rights in this Agreement pursuant to this Section 23, such admission shall be deemed effective immediately prior to the assignment or transfer and, immediately following such admission, the assignor or transferor Special Member shall cease to have any Member’s Total Rights.

Section 24. Resignation.

So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, no Member may resign, except pursuant to an assignment or transfer as provided in Section 23. If a Member is permitted to resign pursuant to this Section 24, an additional member of the Company may be admitted to the Company upon the consent of the remaining Member and such additional member’s execution of an instrument

17

signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 25. Void Transfers.

Any assignment or transfer by the Class A Member of all or any portion of such Member’s Total Rights which would cause the Company to not be disregarded as an entity separate from its owner for federal income tax purposes shall, to the fullest extent permitted by law, be void and ineffectual and shall not bind or be recognized by the Company or any other party. To the fullest extent permitted by law, no such purported assignee or transferee shall have any right to any profits, losses or distributions of the Company, or to participate in the management of the Company.

Section 26. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (iii) so long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, the election to dissolve the Company is made in writing by the Members and each Manager, including the Special Manager. The Members shall give prompt written notice to each Licensee of any dissolution of the Company. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment or transfer by the Class A Member of such Member’s Total Rights or an assignment or transfer by the Special Member of such Member’s Total Rights and the admission of the assignee or transferee pursuant to Sections 23, or (ii) the resignation of the Class A Member or Special Member and the admission of an additional member of the Company pursuant to Sections 24), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Class A Member or the Special Member shall not cause the Class A Member or the Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

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(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner; provided, however, that, to the fullest extent permitted by law, no such sale shall occur except as permitted under the Basic Documents, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act). The Members, or if there are no Members, the Managers, shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the liabilities of the Company and its assets.

(d) In the event of dissolution, the Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Class A Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e) So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, to the extent permitted by law, upon any dissolution of the Company, the assets of the Company shall not be liquidated or dissolved (except as permitted under the Basic Documents) without the unanimous consent of all Members.

Section 27. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Class A Member, the Special Member and each Special Manager hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Class A Member shall not have any interest in any specific assets of the Company, and the Class A Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Class A Member in the Company is personal property.

Section 28. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Class A Member or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

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Section 29. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 30. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 31. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members enforceable against the Members in accordance with its terms.

Section 32. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 33. Amendments.

Except as provided in Section 14, this Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each of the Class A Member and the Special Member. Notwithstanding anything to the contrary in this Agreement, so long as any Member or any Related Party of such Member is entitled to any rights or is bound by any obligations as Licensee, this Agreement may not be modified, altered, supplemented or amended unless all conditions set forth in the Basic Documents relating to such amendment have been satisfied.

Section 34. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 35. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the

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Company, to the Company at its address in Section 2, (b) in the case of each Member, to such Member at such Member’s address as listed on Schedule B hereto, (c) in the case of a Manager, to such Manager at such Manager’s address as listed on Schedule C hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other parties. Any notices required to be delivered hereunder to any Licensees shall be in writing and delivered as required under the applicable License Agreement.

Section 36. Dispute Resolution.

The Members agree that, in the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement which concerns (1) the powers of the Company described in clauses (i) through (iii) of Section 7(a), (2) the permissibility of any acts described in clauses (i), (ii) or (iv) of Section 7(b), Section 7(d) or Section 8(c), (3) the taking of any Material Action described under clause (v) of the definition thereof, or (4) the rights or obligations of the Company pursuant to any License Agreement, such issue, dispute, controversy or claim shall be resolved in accordance with the dispute resolution provisions of Section 18 of the applicable License Agreement. Such provisions are hereby incorporated by reference, mutatis mutandis, with subsections (1), (2), (3) and (4) of this Section 36 constituting a “Dispute” for purposes thereof.

Section 37. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on [            ], 2010.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the ____ day of ___________, 2010.

CLASS A MEMBER: [SARA LEE CORPORATION]

By:
Name:
Title:

SPECIAL MEMBER: [GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

S-1

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself, or consents to, any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) institutes proceedings to have itself adjudicated bankrupt or insolvent, (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver, assignee, sequestrator or liquidator (or other similar official) of the Person or of all or any substantial part of its properties, (viii) makes an assignment for the benefits of its creditors, (ix) admits in writing its inability to pay debts generally as they become due or (x) takes an action in furtherance of any such actions, or (b) (i) if 30 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (ii) if within 30 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) if within 30 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means the Steering Committee Agreement, each License Agreement, the Contribution Agreement, and all agreements, documents and certificates contemplated thereby or delivered in connection therewith.

A-1

“Board” or “Board of Managers” means the Board of Managers as described in Section 9(a).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on [                    ], 2010 as amended or restated from time to time.

“Class A Member” means [Sara Lee Corporation], as initial member of the Company, and includes any transferee or assignee of the initial Class A Member admitted as a substitute member of the Company pursuant to the provisions of Section 23(a), in its capacity as a member of the Company.

“Class A Member License Agreement” means that certain North America Trademark License Agreement, dated as of [•], 2010, by and between the Company, the Class A Member, as Licensee, and [the Special Member], as amended, restated, supplemented or otherwise modified from time to time, and including any license agreement created pursuant to any permitted assignment thereof.

“Commercialize” means, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including, without limitation, via online activities or through any other means now or hereafter developed.

“Company” means [Newco A, LLC], a Delaware limited liability company.

“Contribution Agreement” means that certain Contribution Agreement, dated as of [•], 2010, between [the Company, Sara Lee Corporation and those subsidiaries of Sara Lee Corporation named therein].

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Cost Sharing Agreement” shall mean that certain [Newco A] Cost Sharing Agreement, dated as of [•], 2010, by and between the [Class A Member] and the [Special Member].

“Covered Persons” has the meaning set forth in Section 22(a).

“Licensee” means [Sara Lee Corporation, in its capacity as [licensee]], [Grupo Bimbo, S.A.B. de C.V., in its capacity as [licensee]] or any permitted assignee or transferee of the foregoing under the License Agreements.

A-2

“License Agreement” means either the Class A Member License Agreement or the Special Member License Agreement.

“Licensed Marks” means all U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, certification marks, slogans, corporate names and all registrations and applications to register the same, and the goodwill associated with any of the foregoing, in each case which are now owned by or hereafter acquired by the Company pursuant to the Contribution Agreement or as provided in the License Agreements.

“Management Agreement” means the Management Agreement in substantially the form attached to the Agreement as Exhibit A.

“Managers” has the meaning set forth in Section 9. A Manager is a “manager” within the meaning of the Act. For the avoidance of doubt, each Special Manager is a Manager.

“Material Action” means (i) to engage in any business activity not permitted under Section 7(a), (ii) to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, (iii) cause or take any action in respect of a Bankruptcy of the Company, (iv) to the fullest extent permitted by law, dissolve or liquidate the Company or (v) to make, or consent to the making of, any amendment, modification, or waiver granted under the Steering Committee Agreement or any of the License Agreements.

“Member’s Total Rights” means, with respect to any Member, such Member’s right, title, and interest in the Company, whether derived under the Certificate of Formation, this Agreement, the Act, or otherwise, including without limitation such Member’s “limited liability company interest” (as such term is defined in Section 18-101(8) of the Act), such Member’s status as a “member” (as such term is defined in Section 18-101(11) of the Act), and such Member’s right to participate in the management of the business and affairs of the Company.

“Members” means the Class A Member and the Special Member.

“Officers” has the meaning set forth in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Related Party” shall mean, with respect to any Member, any Affiliate of such Member, in such Affiliate’s capacity as Licensee, or any assignee or transferee of all or a portion of such Member’s or such Affiliate’s rights in respect of any License Agreement to which such Member or such Affiliate is a party.

“Separateness Agreement” shall mean that certain [Newco A] Separateness Agreement, dated as of [•], 2010, by and between the Class A Member and the Special Member.

A-3

“Special Manager” means a Manager appointed by the Special Member.

“Special Member” means [Grupo Bimbo, S.A.B. de C.V.], as member of the Company, and includes any transferee or assignee of the initial Special Member admitted as a substitute member of the Company pursuant to the provisions of Section 23(b), in its capacity as a member of the Company.

“Special Member License Agreement” means that certain North America Trademark License Agreement, dated as of [•], 2010, by and between the Company, as licensor, [the Special Member], as Licensee, and the Class A Member, as amended, restated, supplemented or otherwise modified from time to time, and including any license agreement created pursuant to any permitted assignment thereof.

“Steering Committee” has the meaning set forth in the Steering Committee Agreement.

“Steering Committee Agreement” means that certain Steering Committee Agreement dated as of [                    ], 2010 by and among the Company, as licensor, and the Class A Member and the Special Member, as licensees.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest
Sara Lee Corporation (Class A Member)	[•]	[•]	100%
[Grupo Bimbo, S.A.B. de C.V.] (Special Member)	[•]	$0	0%

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SCHEDULE C

Managers

Name	Mailing Address
[•]	[•]
[•]	[•]
[•] (Special Manager)	[•]

C-1

SCHEDULE D

OFFICERS	TITLE

D-1

EXHIBIT A

Management Agreement

________, 2010

[Newco A, LLC]

Re:	Management Agreement — [Newco A, LLC]

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of [Newco A, LLC], a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of ________, 2010, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Until a year and one day has passed since the date that all License Agreements have been terminated, to the fullest extent permitted by law, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or, to the fullest extent permitted by law, ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

Ex. A-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Name: _________________

Name: _________________

Name: _________________

Ex. A-2

LIMITED LIABILITY COMPANY AGREEMENT

OF

[NEWCO B, LLC]

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of [Newco B, LLC] (the “Company”), is entered into by [Sara Lee Corporation], as the sole equity member (the “Class A Member”), and [Grupo Bimbo, S.A.B. de C.V.], as Special Member (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Company was previously formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), by the filing of the Certificate of Formation with the Office of the Delaware Secretary of State. The Class A Member and the Special Member hereby adopt, confirm and ratify the Certificate of Formation and agree as follows:

Section 1. Name.

The name of the Company is [Newco B, LLC], and all business of the Company shall be conducted under that name unless otherwise required by applicable laws. The name of the Company may be changed from time to time by the Class A Member with thirty days prior written notice to the Special Member, the Special Manager and each Licensee and the filing of an appropriate amendment to the Certificate of Formation with the Secretary of State as required by the Act.

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 3500 Lacey Road, Downers Grove, Illinois 60515 or such other location as may hereafter be determined by the Class A Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o [            ] in the City of Wilmington, County of New Castle, Delaware c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The Class A Member may change such registered office from one location to another within the State of Delaware.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. In the event the registered agent ceases to act as such for any reason, the Board of Managers shall designate a replacement registered agent. If the Board of Managers fails to designate a replacement registered agent, the Class A Member may designate a replacement registered agent.

Section 5. Members.

(a) The Members of the Company are [Sara Lee Corporation] and [Grupo Bimbo, S.A.B. de C.V.]. The mailing address of each Member is set forth on Schedule B hereto. Each Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b) Subject to Section 7(b) and Section 9(k), the Members may act by written consent.

(c) The Special Member shall be a member of the Company that has no interest in the profits, losses or capital of the Company and has no right to receive any distributions of Company assets (and the Special Member shall not be treated as a member of the Company for income tax purposes). Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. Neither Member, in its capacity as a Member, may bind the Company, except as expressly set forth herein. Except as required by any mandatory provision of the Act or as otherwise required or permitted under this Agreement, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company.

Section 6. Certificates.

This Agreement shall constitute a “limited liability company agreement” within the meaning of the Act. [            ] is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware on [            ], 2010. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, [his][her] powers as an “authorized person” ceased, and the Class A Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Class A Member or any Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction which the Class A Member or the Board determines that qualification may be necessary for the conduct of the Company’s business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

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Section 7. Purpose.

(a) The sole purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)	to acquire, own and hold the Licensed Marks pursuant to the Contribution Agreement or to the terms of a License Agreement;

(ii)	to enter into and perform its obligations and exercise its rights under the License Agreements and the other Basic Documents;

(iii)	to prosecute, register, protect, enforce, police, maintain, preserve and renew the Licensed Marks, including, without limitation, initiating, prosecuting, defending and settling legal and other proceedings to protect the Licensed Marks;

(iv)	to enter into servicing agreements with the Class A Member or the Special Member and/or any Licensee for the purposes of such parties undertaking some or all of the obligations described in clause (iii) above; provided that such Member and/or Licensee shall be solely responsible for all costs and liabilities associated therewith; and

(v)	to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes (including the entering into of management, servicing and administration agreements).

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(b) Notwithstanding anything contained in this Agreement to the contrary, the Company shall not, without the unanimous written consent of the Members:

(i)	license or grant rights to any Licensed Marks, in each case except as permitted pursuant to the terms of the applicable License Agreement;

(ii)	assign, transfer, sell, convey or otherwise dispose of any Licensed Marks;

(iii)	abandon or withdraw any Licensed Marks, except, in each case, solely to the extent permitted pursuant to the terms of the applicable License Agreements;

(iv)	Commercialize (as defined on Schedule A hereto) any products or services;

(v)	incur, create or assume any liabilities, obligations or indebtedness, secured or unsecured, direct or indirect, absolute or contingent, except for the incurrence of trade payables in the ordinary course of business and the incurrence of its obligations as a licensor under the Basic Documents, other than the borrowing of funds from any Member in connection with such Member’s actions on behalf of the other Member under Section 7(d);

(vi)	guarantee, assume, become obligated for or hold itself or its credit or assets out as being liable for or able to satisfy the debts or other obligations of any Person, including any Affiliate;

(vii)	grant any liens on, or security interests in, or otherwise encumber any of its assets (including the Licensed Marks);

(viii)	make or permit to remain outstanding any loan or advance to, buy or hold evidence of indebtedness issued by, or own or acquire any stock or securities of, any Person, except securities which constitute cash equivalents and are maintained in the ordinary course of business;

(ix)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or assignment or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents and subject to obtaining any approvals required under this Agreement;

(x)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other);

(xi)	acquire any assets other than the Licensed Marks pursuant to the Contribution Agreement or to the terms of a License Agreement, except such assets as necessary to operate the business of the Company, such as furniture, computers, or software, but in no case shall the Company acquire any individual asset with a value in excess of $[1,000] or any assets having an aggregate value in excess of $[2,000], without the prior approval of the Special Member; or

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(xii)	enter into any agreements with third parties which do not, by their terms, expressly prohibit such third parties from initiating the filing of an involuntary bankruptcy petition against the Company.

(c) The Company shall engage only in activities related to the foregoing purposes. The Company is hereby authorized to execute, deliver and perform, and the Class A Member, or any Manager or any Officer, acting alone, on behalf of the Company is hereby authorized to execute and deliver, the Basic Documents and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Class A Member, Managers or Officers to enter into other agreements on behalf of the Company to the extent authorized pursuant to this Agreement and the Act.

(d) Notwithstanding Section 7(b)(v) of this Agreement, in the event that any Member or any Related Party of such Member, in its capacity as a Licensee, defaults in its obligation to pay the Company for any costs required to prosecute, register, protect, enforce, police, maintain, preserve and renew the Licensed Marks, then the other Member may, on behalf of the defaulting Member or such defaulting Related Party, advance such funds to the Company, which advance shall be deemed a loan made to the Company on a limited recourse basis for which such other Member may only look for repayment to the amounts receivable by the Company in respect of its right of reimbursement from the defaulting Member or defaulting Related Party. In connection therewith, such other Member shall succeed, be subrogated to and be deemed assigned the rights of the Company to seek reimbursement from such defaulting Member or such defaulting Related Party.

Section 8. Powers.

(a) Subject to Section 9, the Company and the Board (and any Manager thereof to the extent authorized by resolution of the Board) on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish the Company’s purposes as set forth in Section 7 and to act for and bind the Company in respect thereof and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act, in each case to the extent not inconsistent with Section 7.

(b) The Class A Member shall have the power to communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Class A Member and the Company as provided in Section 20.

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(c) In the event that either Member, in its capacity as a Licensee, or any Related Party of such Member, is entitled pursuant to Section 13 of the License Agreement, (i) to bring (or cause the Company, as licensor, to bring) an Enforcement Claim (as defined therein), (ii) to prosecute (or cause the Company, as licensor, to prosecute) any Licensed Marks, or (iii) take other actions on behalf of and in the name of the Company, in order to maintain, preserve and renew such Licensed Marks, and, in either such case, the Company has failed to take the actions reasonably deemed necessary by such Member for the purposes of enforcing such claims or prosecuting, maintaining, preserving and/or renewing such Licensed Marks, then such Member (or any Manager appointed by such Member) may, at the sole expense of such Member, execute such documents and take such actions on behalf of the Company as are reasonably necessary for the applicable Member to exercise such rights and the Company shall be bound thereby.

(d) Each Member (or any Manager appointed by such Member) shall have the right to cause the Company to execute such documents and take such actions on behalf of and in the name of the Company as to enforce the terms of and exercise the Company’s rights under each License Agreement, and the Company shall be bound thereby, it being understood that any such enforcement shall constitute a “Dispute” for purposes of the applicable License Agreement and shall be resolved in accordance with Section 18 of the applicable License Agreement; provided, however, that the Special Member acknowledges the Class A Member’s interest in enforcing its own quality control and brand usage and therefore the Special Member agrees (i) not to exercise the foregoing rights with respect to Section 4 (Brand Usage) (except for the rights in the second sentence of Section 4.7 which may be exercised) or Section 5 (Quality Control)) of the Class A Member License Agreement nor (ii) to exercise any rights under Section 9 thereof (Suspension) except with respect to a breach by the Class A Member of Section 2 or the second sentence of Section 4.7 of the Class A Member License Agreement.

Section 9. Management.

(a) Board of Managers. Subject to Section 7(b) and Section 9(k), the business and affairs of the Company shall be managed by or under the direction of a Board of three or more Persons designated as “Managers” (the “Managers”). As long as the Special Member or any Related Party of the Special Member is entitled to any rights or is bound by any obligations as Licensee, at least one of the Managers shall be a Special Manager. The initial number of Managers shall be three and the authorized number of Managers shall not be increased or decreased without the unanimous consent of the Members. Each Manager appointed by the Class A Member or Special Member, as applicable, shall hold office until a successor is appointed or until such Manager’s earlier death, resignation, expulsion or removal. Each Manager shall execute and deliver the Management Agreement in substantially the form attached hereto as Exhibit A. A Manager need not be a Member. The initial Managers appointed by the Class A Member and Special Member, as applicable, are listed on Schedule C hereto.

(b) Powers. Subject to Section 9(k), the Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the day-to-day management and conduct of the Company’s business in furtherance of the purposes described herein. Subject to Section 7 and Section 9(k), the Board of Managers shall have the authority to bind the Company.

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(c) Meetings of the Board of Managers. The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President, if any, or any Manager on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers, in person or by proxy, shall constitute a quorum for the transaction of business (except for any business described in Section 7(b) or Section 9(k) or any transactions relating to the prosecution, registration, protection, enforcement, policing, maintenance, preservation and/or renewal of any Licensed Marks, in which case a Special Manager must be included (and who may be counted in determining whether a majority of the Managers are present)) and, except as otherwise provided in Section 7 and Section 9(k), the act of a majority of the Managers present, in person or by proxy, at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Managers or members of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Proxies. Each Manager not in attendance at a meeting of the Board shall be deemed to have given a proxy to a Manager in attendance at such meeting, so long as such Manager was appointed by the same Member, to vote as such attending Manager may decide.

(f) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(g) Committees of Managers.

(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company and to include the Special Manager.

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(ii)	Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 9(k) and Section 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(iii)	Regular meetings of any committee of the Board may be held without notice at such time and at such place as shall from time to time be determined by such committee. Special meetings of any committee of the Board may be called by any member of such committee on not less than one day’s notice to each member of such committee.

(h) [Reserved.]

(i) Removal of Managers. Unless otherwise restricted by law, any Manager may be removed or expelled, with or without cause, at any time, solely by the Member that appointed such Manager and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of such Member.

(j) Class A Member and Managers as Agents. To the extent of its powers expressly set forth in this Agreement and subject to Section 9(k), the Class A Member is an agent of the Company for the purposes of exercising such powers on behalf of the Company, and the actions of the Class A Member taken in accordance with such powers shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or as authorized by a resolution of the Board of Managers, a Member or Manager may not bind the Company. To the extent any Person is authorized to bind the Company in a particular matter, such Person is an agent of the Company for that purpose.

(k) Limitations on the Company’s Activities.

(i)	This Section 9(k) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)	Notwithstanding any other provision of this Agreement or in any other document governing the formation, management or operation of the Company and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, so long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, none of the Members, the Board nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Board (including the Special Manager) and the Members (including the Special Member), to take any Material Action.

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(iii)	Notwithstanding any other provision of this Agreement or in any other document governing the formation, management or operation of the Company, the Board shall cause the Company to:

(A)	maintain complete and accurate books and records separate from those of either of the Members and any other Person;

(B)	at all times hold itself out to the public as a legal entity separate and independent from either of the Members and any other Person and have a Board separate from that of either of the Members and any other Person;

(C)	file its own tax returns, if any, as may be required by applicable law, separate from those of any other Person and pay any taxes required to be paid under applicable law;

(D)	hold all of its funds, assets and bank accounts in its own name and not commingle its funds or assets with those of any other Person;

(E)	conduct its business and dealings with third parties only in its own name and hold itself out as a separate and independent entity and strictly comply with all organizational formalities to maintain its separate existence;

(F)	maintain complete and accurate financial statements separate from either of its Members and any other Person, showing its assets and liabilities separate and apart from those of either of its Members and any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) such assets shall also be listed on the Company’s own separate balance sheet as allowed under United States GAAP or International Financial Reporting Standards (whichever basis of accounting is followed by the Class A Member);

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(G)	prepare financial statements, which, if required to be audited pursuant to any legal requirement applicable to the Company, will be audited by a nationally recognized firm of certified public accountants (which firm may also serve as auditors of one or more Affiliates), and which will disclose, to the extent required by generally accepted accounting principles (if applicable), any transactions between the Company and any of its Affiliates;

(H)	pay its liabilities and expenses only out of its own funds as such liabilities and expenses become due;

(I)	maintain an arm’s length relationship with its Affiliates and each of the Members, it being understood that (i) any indemnities provided in the Basic Documents and (ii) any director or officer indemnities provided or arranged by the Members to or for the benefit of any Manager, Officer or employee of the Company shall be considered to have been provided on an arm’s length basis;

(J)	maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(K)	allocate fairly and reasonably any overhead for shared office space;

(L)	use separate stationery, invoices and checks;

(M)	correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(N)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, except that no Member shall be required to make additional capital contributions to the Company, except as required in this Agreement;

(O)	observe and abide by all formalities required of a Delaware limited liability company, including the maintenance of current minute books, and the Company shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Company and its assets and liabilities; and

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(P)	cause the Managers, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently with and in furtherance of the foregoing.

The Company shall not assume the liabilities of any Affiliate, and shall not guarantee or assume the liabilities of any Affiliate.

(iv)	So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, the Board shall not cause or permit the Company to:

(A)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Sections 7(a), 9(k)(i), 9(k)(ii), 9(k)(iii);

(B)	take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal taxes and, to the extent consistent with applicable law, state and local income and other tax purposes, as a disregarded entity that is not separate from the Class A Member, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes; or

(C)	take any action or engage in any business prohibited by Section 7(b).

Failure of the Company, the Board, the Class A Member or the Special Member, on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or result in the dissolution of the Company.

Section 10. Managers.

No resignation or removal of a Manager, and no appointment of a successor Manager, shall be effective until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Manager, the applicable Member shall, as soon as practicable, appoint a successor Manager. No Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. Each Manager shall be an officer, director or employee of the Member which appointed such Manager and such appointing Member shall be responsible for providing any directors’ and officers’ insurance for such Manager and the Company shall have no responsibility for providing the same.

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Section 11. Officers.

(a) Officers. The initial officers of the Company shall be designated by the Board of Managers. Each officer of the Company (collectively, the “Officers”) shall be an officer, director or employee of a Member and such Member shall be responsible for providing any directors’ and officers’ insurance for such Officer and the Company shall have no responsibility for providing the same. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Managers may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. In addition, any Officer of the Company may resign as such at any time upon written notice to the Company and the Board of Managers. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company are listed on Schedule D hereto.

(b) President. The President shall be the chief executive officer of the Company, shall be a Manager, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(c); (ii) where signing and execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company, and (iii) as otherwise permitted in Section 11(c).

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant

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Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 7(b) and Section 9(k), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Managers and Officers. Each Manager and Officer shall have a fiduciary duty of loyalty and care similar to that of a director and officer, respectively, of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12. Limited Liability.

Except as otherwise expressly provided by the Act, and except as otherwise characterized for federal and state income tax and financial reporting purposes, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

Section 13. Capital Contributions.

The Class A Member has contributed to the Company property of an agreed value as listed on Schedule B hereto. In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

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Section 14. Additional Contributions.

The Class A Member is not required to make any additional capital contribution to the Company. However, the Class A Member may make additional capital contributions to the Company at any time. To the extent that the Class A Member makes an additional capital contribution to the Company, the Class A Member shall revise Schedule B of this Agreement, in the manner set forth in Section 33. The provisions of this Agreement, including this Section 14, are intended to benefit the Class A Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Class A Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15. Allocation of Profits and Losses.

Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it is expected to be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Class A Member.

Section 16. Distributions.

Distributions shall be made to the Class A Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Class A Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17. Company to be Disregarded for Tax Purposes.

The Company shall comply with the applicable provisions of the Code and the applicable Treasury Regulations thereunder in the manner necessary to effect the intention of the parties that the Company be treated, for federal tax purposes (and for state and local income and other tax purposes to the extent permitted by applicable law), as a disregarded entity that is not separate from the Class A Member pursuant to Treasury Regulations Section 301.7701-1 et seq. and that the Company be accorded such treatment until its dissolution pursuant to Section 24 hereof, and shall take all actions, and shall refrain from taking any action, required by the Code or Treasury Regulations thereunder in order to maintain such status of the Company.

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Section 18. Books and Records.

The Board of Managers shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Members and their duly authorized representatives shall have the right to examine the Company’s books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Board of Managers. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board of Managers.

Section 19. Reports.

The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Class A Member, with a copy to the Special Member, as promptly as possible any such tax information as may be reasonably necessary to enable such Class A Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 20. Internal Revenue Service Communications.

The Class A Member shall communicate and negotiate with the Internal Revenue Service on any federal tax matter on behalf of the Class A Member and the Company.

Section 21. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Class A Member, the Special Member, any Manager, any Officer and any Affiliate of the Class A Member, the Special Member, any Manager or any Officer may engage in or possess an interest in other business ventures (other than business ventures with the Company not permitted hereby) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 22. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Class A Member nor the Special Member nor any Manager nor any Officer nor any officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct.

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(b) It is understood and agreed by each Member that such Member shall, to the fullest extent permitted by applicable law, be responsible for any indemnification which may be owing to a Covered Person appointed by such Member or which is an officer, director or employee of such Member (and the Company shall have no responsibility) for any loss, damage or claim incurred by such Covered Person, as applicable, by reason of any act or omission performed or omitted by itself or such Covered Person, as applicable, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on itself or such Covered Person, as applicable, by this Agreement, except that no Covered Person shall be entitled to be indemnified from such Member in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions. The terms of any such indemnification may be set forth in any agreement between such Member and such Covered Person.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding against or involving the Company shall, from time to time, except as otherwise agreed by such Covered Person and the Member that appointed such Covered Person, be advanced by the applicable Member that appointed such Covered Person (subject to Section 22(b) above), prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such Member of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 22.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or, except as a Covered Person may otherwise agree as between itself and the applicable Member responsible for indemnifying such Covered Person, to any other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 22 shall survive any termination of this Agreement.

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Section 23. Assignments.

Except as set forth herein, neither the Class A Member nor the Special Member shall assign or transfer any of such Member’s Total Rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the other Member’s prior written approval; provided, however, that:

(a) the Class A Member may assign or transfer, in whole but not in part, such Member’s Total Rights, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (i) [Sara Lee Corporation] or (ii) any product or services category (e.g. meats, desserts, food services, frozen dinners, ice cream, refrigerated dough) or any other product or services category now in existence or developed by or on behalf of [Sara Lee Corporation]) using the Licensed Trademarks, it being understood that any such assignment or transfer is conditioned upon such assignee or transferee also being assigned or transferred the Class A Member’s rights and obligations under the Basic Documents (in the case of clause (ii) above, solely with respect to the product category or categories sold to such assignee or transferee) and provided further that such assignee or transferee shall succeed to the Class A Member’s rights and obligations under the Separateness Agreement and the Cost Sharing Agreement; and

(b) the Special Member may assign or transfer, in whole but not in part, such Member’s Total Rights, without consent, in connection with the merger, acquisition, restructuring (excluding restructuring to an Affiliate) or sale of all or substantially all (including by means of change of control or operation of law) of (i) [Grupo Bimbo] or (ii) [Grupo Bimbo]’s U.S. or Mexican business (either of which may also include [Grupo Bimbo]’s Canadian business in any transaction) relating to products using the Licensed Trademarks, it being understood that any such assignment or transfer is conditioned upon such assignee or transferee also being assigned or transferred the Special Member’s rights and obligations under the Basic Documents ) and provided further that such assignee or transferee shall succeed to the Class A Member’s rights and obligations under the Separateness Agreement and the Cost Sharing Agreement.

(c) The assignee or transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Class A Member assigns or transfers its Member’s Total Rights pursuant to this Section 23, such admission shall be deemed effective immediately prior to the assignment or transfer and, immediately following such admission, the assignor or transferor Class A Member shall cease to have any Member’s Total Rights. Similarly, if the Special Member assigns or transfers its Member’s Total Rights in this Agreement pursuant to this Section 23, such admission shall be deemed effective immediately prior to the assignment or transfer and, immediately following such admission, the assignor or transferor Special Member shall cease to have any Member’s Total Rights.

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Section 24. Resignation.

So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, no Member may resign, except pursuant to an assignment or transfer as provided in Section 23. If a Member is permitted to resign pursuant to this Section 24, an additional member of the Company may be admitted to the Company upon the consent of the remaining Member and such additional member’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 25. Void Transfers.

Any assignment or transfer by the Class A Member of all or any portion of such Member’s Total Rights which would cause the Company to not be disregarded as an entity separate from its owner for federal income tax purposes shall, to the fullest extent permitted by law, be void and ineffectual and shall not bind or be recognized by the Company or any other party. To the fullest extent permitted by law, no such purported assignee or transferee shall have any right to any profits, losses or distributions of the Company, or to participate in the management of the Company.

Section 26. Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (iii) so long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, the election to dissolve the Company is made in writing by the Members and each Manager, including the Special Manager. The Members shall give prompt written notice to each Licensee of any dissolution of the Company. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment or transfer by the Class A Member of such Member’s Total Rights or an assignment or transfer by the Special Member of such Member’s Total Rights and the admission of the assignee or transferee pursuant to Sections 23, or (ii) the resignation of the Class A Member or Special Member and the admission of an additional member of the Company pursuant to Sections 24), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

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(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Class A Member or the Special Member shall not cause the Class A Member or the Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner; provided, however, that, to the fullest extent permitted by law, no such sale shall occur except as permitted under the Basic Documents, and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act). The Members, or if there are no Members, the Managers, shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the liabilities of the Company and its assets.

(d) In the event of dissolution, the Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Class A Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e) So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, to the extent permitted by law, upon any dissolution of the Company, the assets of the Company shall not be liquidated or dissolved (except as permitted under the Basic Documents) without the unanimous consent of all Members.

Section 27. Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Class A Member, the Special Member and each Special Manager hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Class A Member shall not have any interest in any specific assets of the Company, and the Class A Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Class A Member in the Company is personal property.

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Section 28. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Class A Member or the Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 29. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 30. Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 31. Binding Agreement.

Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members enforceable against the Members in accordance with its terms.

Section 32. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 33. Amendments.

Except as provided in Section 14, this Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each of the Class A Member and the Special Member. Notwithstanding anything to the contrary in this Agreement, so long as any Member or any Related Party of such Member is entitled to any rights or is bound by any obligations as Licensee, this Agreement may not be modified, altered, supplemented or amended unless all conditions set forth in the Basic Documents relating to such amendment have been satisfied.

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Section 34. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 35. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of each Member, to such Member at such Member’s address as listed on Schedule B hereto, (c) in the case of a Manager, to such Manager at such Manager’s address as listed on Schedule C hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the other parties. Any notices required to be delivered hereunder to any Licensees shall be in writing and delivered as required under the applicable License Agreement.

Section 36. Dispute Resolution.

The Members agree that, in the event of any issue, dispute, controversy or claim arising out of, relating to or in connection with this Agreement which concerns (1) the powers of the Company described in clauses (i) through (iii) of Section 7(a), (2) the permissibility of any acts described in clauses (i), (ii) or (iv) of Section 7(b), Section 7(d) or Section 8(c), (3) the taking of any Material Action described under clause (v) of the definition thereof, or (4) the rights or obligations of the Company pursuant to any License Agreement, such issue, dispute, controversy or claim shall be resolved in accordance with the dispute resolution provisions of Section 18 of the applicable License Agreement. Such provisions are hereby incorporated by reference, mutatis mutandis, with subsections (1), (2), (3) and (4) of this Section 36 constituting a “Dispute” for purposes thereof.

Section 37. Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on [            ], 2010.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the ____ day of ___________, 2010.

CLASS A MEMBER: [SARA LEE CORPORATION]

By:
Name:
Title:

SPECIAL MEMBER: [GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

S-1

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself, or consents to, any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) institutes proceedings to have itself adjudicated bankrupt or insolvent, (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver, assignee, sequestrator or liquidator (or other similar official) of the Person or of all or any substantial part of its properties, (viii) makes an assignment for the benefits of its creditors, (ix) admits in writing its inability to pay debts generally as they become due or (x) takes an action in furtherance of any such actions, or (b) (i) if 30 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (ii) if within 30 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) if within 30 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means each License Agreement, the Contribution Agreement, and all agreements, documents and certificates contemplated thereby or delivered in connection therewith.

“Board” or “Board of Managers” means the Board of Managers as described in Section 9(a).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on [            ], 2010 as amended or restated from time to time.

“Class A Member” means [Sara Lee Corporation], as initial member of the Company, and includes any transferee or assignee of the initial Class A Member admitted as a substitute member of the Company pursuant to the provisions of Section 23(a), in its capacity as a member of the Company.

“Class A Member License Agreement” means that certain Outside North America Trademark License Agreement, dated as of [•], 2010, by and between the Company, the Class A Member, as Licensee, and [the Special Member], as amended, restated, supplemented or otherwise modified from time to time, and including any license agreement created pursuant to any permitted assignment thereof.

“Commercialize” means, with respect to any products, the act of manufacturing, producing, making, importing, marketing, labeling, selling, offering for sale, distributing, transferring, packaging, advertising, promoting, copying, publishing, displaying, using, and/or otherwise commercially exploiting such products, including, without limitation, via online activities or through any other means now or hereafter developed.

“Company” means [Newco B, LLC], a Delaware limited liability company.

“Contribution Agreement” means that certain Contribution Agreement, dated as of [•], 2010, between [the Company, Sara Lee Corporation and those subsidiaries of Sara Lee Corporation named therein].

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Cost Sharing Agreement” shall mean that certain [Newco B] Cost Sharing Agreement, dated as of [•], 2010, by and between the [Class A Member] and the [Special Member].

“Covered Persons” has the meaning set forth in Section 22(a).

“Licensee” means [Sara Lee Corporation, in its capacity as [licensee]], [Grupo Bimbo, S.A.B. de C.V., in its capacity as [licensee]] or any permitted assignee or transferee of the foregoing under the License Agreements.

“License Agreement” means either the Class A Member License Agreement or the Special Member License Agreement.

“Licensed Marks” means all U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, certification marks, slogans, corporate names and all registrations and applications to register the same, and the goodwill associated with any of the foregoing, in each case which are now owned by or hereafter acquired by the Company pursuant to the Contribution Agreement or as provided in the License Agreements.

“Management Agreement” means the Management Agreement in substantially the form attached to the Agreement as Exhibit A.

“Managers” has the meaning set forth in Section 9. A Manager is a “manager” within the meaning of the Act. For the avoidance of doubt, each Special Manager is a Manager.

“Material Action” means (i) to engage in any business activity not permitted under Section 7(a), (ii) to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, (iii) cause or take any action in respect of a Bankruptcy of the Company, (iv) to the fullest extent permitted by law, dissolve or liquidate the Company or (v) to make, or consent to the making of, any amendment, modification, or waiver granted under any of the License Agreements; provided, however, that to the extent the Special Member does not have the right, pursuant to Section 8(d) of this Agreement, to cause enforcement of the Company’s rights with respect to Section 4 (Brand Usage) (except for the rights in the second sentence of Section 4.7 which may be exercised) or Section 5 (Quality Control) or Section 9 (Suspension Rights) under the Class A Member License Agreement, then any waiver of such enforcement rights shall not be deemed a Material Action.

“Member’s Total Rights” means, with respect to any Member, such Member’s right, title, and interest in the Company, whether derived under the Certificate of Formation, this Agreement, the Act, or otherwise, including without limitation such Member’s “limited liability company interest” (as such term is defined in Section 18-101(8) of the Act), such Member’s status as a “member” (as such term is defined in Section 18-101(11) of the Act), and such Member’s right to participate in the management of the business and affairs of the Company.

“Members” means the Class A Member and the Special Member.

“Officers” has the meaning set forth in Section 11.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Related Party” shall mean, with respect to any Member, any Affiliate of such Member, in such Affiliate’s capacity as Licensee, or any assignee or transferee of all or a portion of such Member’s or such Affiliate’s rights in respect of any License Agreement to which such Member or such Affiliate is a party.

“Separateness Agreement” shall mean that certain [Newco B] Separateness Agreement, dated as of [•], 2010, by and between the [Class A Member] and the [Special Member].

“Special Manager” means a Manager appointed by the Special Member.

“Special Member” means [Grupo Bimbo, S.A.B. de C.V.], as member of the Company, and includes any transferee or assignee of the initial Special Member admitted as a substitute member of the Company pursuant to the provisions of Section 23(b), in its capacity as a member of the Company.

“Special Member License Agreement” means that certain Outside North America Trademark License Agreement, dated as of [•], 2010, by and between the Company, as licensor, [the Special Member], as Licensee, and the Class A Member, as amended, restated, supplemented or otherwise modified from time to time, and including any license agreement created pursuant to any permitted assignment thereof.

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Members

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest
Sara Lee Corporation (Class A Member)	[•]	[•]	100%
[Grupo Bimbo, S.A.B. de C.V.] (Special Member)	[•]	$0	0%

B-1

SCHEDULE C

Managers

Name	Mailing Address
[•]	[•]
[•]	[•]
[•] (Special Manager)	[•]

C-1

SCHEDULE D

OFFICERS	TITLE

D-1

EXHIBIT A

Management Agreement

________, 2010

[Newco B, LLC]

__________________

__________________

Re:	Management Agreement — [Newco B, LLC]

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as managers of [Newco B, LLC], a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of ________, 2010, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1. Each of the undersigned accepts such Person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the LLC Agreement. Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2. Until a year and one day has passed since the date that all License Agreements have been terminated, to the fullest extent permitted by law, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or, to the fullest extent permitted by law, ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

Ex. A-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

Name:	_________________

Name:	_________________

Name:	_________________

Ex. A-2

[NEWCO A] COST SHARING AGREEMENT

This Cost Sharing Agreement (this “Agreement”) is entered into by [Sara Lee Corporation] (“Stella”) and [Grupo Bimbo, S.A.B. de C.V.] (“Betty”) as of [            ], 2010 (each a “Party”).

WHEREAS, Stella and Betty are also parties to that certain Share Purchase Agreement, dated as of November [_], 2010 (the “Share Purchase Agreement”), which provides for, among other things, the purchase by Betty or an Affiliate thereof from Stella of all of the capital stock of Hudson Bakery Group, Inc, a Delaware corporation (the “Purchased Company”);

WHEREAS, pursuant to the Share Purchase Agreement, as a material component and condition thereof, Stella has, at the request of Betty, caused to be formed [Newco A], LLC (the “Company”), and has contributed to the Company all of its right, title and interest in and to certain trademarks to be licensed to Betty;

WHEREAS, Stella and Betty, as members of the Company, have entered into that certain Limited Liability Company Agreement of [Newco A, LLC] (the “LLC Agreement”) dated as of [            ], 2010, (capitalized terms used in this Agreement without definitions having the meanings set forth in the LLC Agreement);

WHEREAS, each Party (or an Affiliate thereof) has also entered into a License Agreement with the Company pursuant to which the Company has granted to such Party (or Affiliate thereof) a license to use certain trademarks; and

WHEREAS, the operation and management of the Company is of mutual benefit to each of the Parties in their capacities as Members and Licensees and therefore the Parties wish to share in the cost and expense of operations of the Company;

NOW, THEREFORE, in light of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Periodic Pre-funding. As the Parties recognize the benefits of providing upfront for the anticipated costs of the Company, each Party agrees to provide $12,500 to the Company on the date hereof in order to provide for the initial anticipated costs of the Company, which costs shall be determined and allocated in accordance with this Agreement. Each Party further agrees to provide, on a periodic basis, such additional amounts to the Company sufficient to fund the anticipated costs of the Company during a period to be agreed by the Parties, which costs shall be determined and allocated in accordance with this Agreement.

Section 2. Compensation of Managers. Each Party hereto agrees that it shall promptly reimburse the Company for any compensation that may be owed by the Company to each Manager appointed by such Party (such Manager, with respect to such Party, its “Appointed Manager”) and that such Party shall also be responsible for payment to each of its Appointed

1

Managers of such Appointed Manager’s expenses, if any, of attendance at meetings of the Board (or of any committee thereof), which may be a fixed sum for attendance at each such meeting or a stated salary as Manager, in each case as determined by the applicable Party and the applicable Appointed Manager. No such payment shall preclude any Appointed Manager from acting in any other capacity for the applicable Party. To the extent that any Appointed Manager is an employee of a Party, such Party may arrange for such Appointed Manager’s duties as a Manager of the Company to be compensated as part of its employment and not subject to separate compensation. Each Party shall be responsible for advising the Company of any and all terms of such compensation for which the Company is responsible.

Section 3. Compensation of Officers. Each Party further agrees that it shall promptly reimburse the Company for any compensation that may be owed by the Company to each Officer who is otherwise an officer, director or employee of such Party (such Officer, with respect to such Party, its “Appointed Officer”) and that such Party shall also be responsible for payment to each of its Appointed Officers of such Appointed Officer’s expenses, if any, of attendance at meetings of the Board (or of any committee thereof), which may be a fixed sum for attendance at each such meeting or a stated salary as Officer, in each case as determined by the applicable Party and the applicable Appointed Officer. The applicable Party may arrange for any of its Appointed Officer’s duties as an Officer of the Company to be compensated as part of its employment by such Party and not subject to separate compensation, and no such Officer shall be an employee of the Company unless otherwise agreed by both Parties. In addition, no such payment shall preclude any Appointed Officer from acting in any other capacity for the applicable Party. Each Party shall be responsible for advising the Company of any and all terms of such compensation for which the Company is responsible.

Section 4. Payments of Other Costs. Each Party further agrees to pay 50% of all of the following costs and expenses incurred by the Company: (i) costs for maintaining a registered agent for service of process in Delaware, filing fees and related costs necessary for the Company to maintain its existence as a Delaware limited liability company; (ii) third-party audit costs, if any, incurred in connection with any independent audits of the financial statements of the Company; (iii) franchise taxes, if any, payable by the Company due to it being deemed to do business in any jurisdiction to the extent that such franchise taxes, when taken together with the franchise taxes owed by the Class A Member in such jurisdiction, are incremental to those which the Class A Member would have owed had the Class A Member not contributed to the Company all of its rights in the Licensed Marks and further excluding any income taxes or franchise taxes based on the income of the Company (it being understood that such non-incremental taxes, income taxes or taxes based on income shall be the sole responsibility of the Class A Member); (iv) filing fees, legal costs and related expenses incurred in the prosecution, registration, maintenance and renewal of the Licensed Marks, except to the extent that any such costs are required under the License Agreements to be borne by one of the Licensees, or to be borne by the Licensees on a different basis from 50% sharing, in which event the applicable License Agreement provisions shall control the allocation of such costs; and (v) other costs incurred by the Company in the ordinary course of business, in each case which are determined by the unanimous vote of the Managers of the Company, each acting in good faith, to be attributable to the Company’s duties and obligations under the LLC Agreement or under the applicable License

2

Agreements or otherwise arising out of its operations and not otherwise required to be borne by the Licensee or Licensees thereunder. Written notice of any costs incurred by the Company and evidenced by a written notice from the Company to each Party hereto, together with reasonable supporting documentation, given in accordance with the provisions for notices in Section 35 of the LLC Agreement, shall be deemed presumptively correct and binding on both Parties (absent manifest error).

Section 5. No Capital Contributions. Each Party agrees that such reimbursements shall be deemed payment for services rendered by the Company to the Parties in order to enable the Company to operate efficiently and not as capital contributions to the Company.

Section 6. Assignability. No Party may assign or transfer its rights or delegate its obligations under this Agreement, and any such assignment, transfer or delegation shall, to the fullest extent permitted by law, be null and void, except that each Party shall be required to assign or transfer its rights, and delegate its obligations, hereunder to an assignee or transferee that succeeds to such Party’s rights and obligations as a Member in accordance with Section 23 of the LLC Agreement.

Section 7. Benefits of Agreement; No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person (other than the Company) not a party hereto.

Section 8. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 9. Entire Agreement. This Agreement, together with the other documents expressly referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

Section 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

Section 11. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each Party hereto.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Cost Sharing Agreement as of the date first written above.

[SARA LEE CORPORATION]

By:
Name:
Title:

[GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

[Signature Page to [Newco A] Cost Sharing Agreement]

[NEWCO B] COST SHARING AGREEMENT

This Cost Sharing Agreement (this “Agreement”) is entered into by [Sara Lee Corporation] (“Stella”) and [Grupo Bimbo, S.A.B. de C.V.] (“Betty”) as of [            ], 2010 (each a “Party”).

WHEREAS, Stella and Betty are also parties to that certain Share Purchase Agreement, dated as of November [_], 2010 (the “Share Purchase Agreement”), which provides for, among other things, the purchase by Betty or an Affiliate thereof from Stella of all of the capital stock of Hudson Bakery Group, Inc, a Delaware corporation (the “Purchased Company”);

WHEREAS, pursuant to the Share Purchase Agreement, as a material component and condition thereof, Stella has, at the request of Betty, caused to be formed [Newco B], LLC (the “Company”), and has contributed to the Company all of its right, title and interest in and to certain trademarks to be licensed to Betty;

WHEREAS, Stella and Betty, as members of the Company, have entered into that certain Limited Liability Company Agreement of [Newco B, LLC] (the “LLC Agreement”) dated as of [            ], 2010, (capitalized terms used in this Agreement without definitions having the meanings set forth in the LLC Agreement);

WHEREAS, each Party (or an Affiliate thereof) has also entered into a License Agreement with the Company pursuant to which the Company has granted to such Party (or Affiliate thereof) a license to use certain trademarks; and

WHEREAS, the operation and management of the Company is of mutual benefit to each of the Parties in their capacities as Members and Licensees and therefore the Parties wish to share in the cost and expense of operations of the Company;

NOW, THEREFORE, in light of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Periodic Pre-funding. As the Parties recognize the benefits of providing upfront for the anticipated costs of the Company, each Party agrees to provide $12,500 to the Company on the date hereof in order to provide for the initial anticipated costs of the Company, which costs shall be determined and allocated in accordance with this Agreement. Each Party further agrees to provide, on a periodic basis, such additional amounts to the Company sufficient to fund the anticipated costs of the Company during a period to be agreed by the Parties, which costs shall be determined and allocated in accordance with this Agreement.

Section 2. Compensation of Managers. Each Party hereto agrees that it shall promptly reimburse the Company for any compensation that may be owed by the Company to each Manager appointed by such Party (such Manager, with respect to such Party, its “Appointed Manager”) and that such Party shall also be responsible for payment to each of its Appointed

1

Managers of such Appointed Manager’s expenses, if any, of attendance at meetings of the Board (or of any committee thereof), which may be a fixed sum for attendance at each such meeting or a stated salary as Manager, in each case as determined by the applicable Party and the applicable Appointed Manager. No such payment shall preclude any Appointed Manager from acting in any other capacity for the applicable Party. To the extent that any Appointed Manager is an employee of a Party, such Party may arrange for such Appointed Manager’s duties as a Manager of the Company to be compensated as part of its employment and not subject to separate compensation. Each Party shall be responsible for advising the Company of any and all terms of such compensation for which the Company is responsible.

Section 3. Compensation of Officers. Each Party further agrees that it shall promptly reimburse the Company for any compensation that may be owed by the Company to each Officer who is otherwise an officer, director or employee of such Party (such Officer, with respect to such Party, its “Appointed Officer”) and that such Party shall also be responsible for payment to each of its Appointed Officers of such Appointed Officer’s expenses, if any, of attendance at meetings of the Board (or of any committee thereof), which may be a fixed sum for attendance at each such meeting or a stated salary as Officer, in each case as determined by the applicable Party and the applicable Appointed Officer. The applicable Party may arrange for any of its Appointed Officer’s duties as an Officer of the Company to be compensated as part of its employment by such Party and not subject to separate compensation, and no such Officer shall be an employee of the Company unless otherwise agreed by both Parties. In addition, no such payment shall preclude any Appointed Officer from acting in any other capacity for the applicable Party. Each Party shall be responsible for advising the Company of any and all terms of such compensation for which the Company is responsible.

Section 4. Payments of Other Costs. Each Party further agrees to pay 50% of all of the following costs and expenses incurred by the Company: (i) costs for maintaining a registered agent for service of process in Delaware, filing fees and related costs necessary for the Company to maintain its existence as a Delaware limited liability company; (ii) third-party audit costs, if any, incurred in connection with any independent audits of the financial statements of the Company; (iii) franchise taxes, if any, payable by the Company due to it being deemed to do business in any jurisdiction to the extent that such franchise taxes, when taken together with the franchise taxes owed by the Class A Member in such jurisdiction, are incremental to those which the Class A Member would have owed had the Class A Member not contributed to the Company all of its rights in the Licensed Marks and further excluding any income taxes or franchise taxes based on the income of the Company (it being understood that such non-incremental taxes, income taxes or taxes based on income shall be the sole responsibility of the Class A Member); (iv) filing fees, legal costs and related expenses incurred in the prosecution, registration, maintenance and renewal of the Licensed Marks, except to the extent that any such costs are required under the License Agreements to be borne by one of the Licensees, or to be borne by the Licensees on a different basis from 50% sharing, in which event the applicable License Agreement provisions shall control the allocation of such costs; and (v) other costs incurred by the Company in the ordinary course of business, in each case which are determined by the unanimous vote of the Managers of the Company, each acting in good faith, to be attributable to the Company’s duties and obligations under the LLC Agreement or under the applicable License

2

Agreements or otherwise arising out of its operations and not otherwise required to be borne by the Licensee or Licensees thereunder. Written notice of any costs incurred by the Company and evidenced by a written notice from the Company to each Party hereto, together with reasonable supporting documentation, given in accordance with the provisions for notices in Section 35 of the LLC Agreement, shall be deemed presumptively correct and binding on both Parties (absent manifest error).

Section 5. No Capital Contributions. Each Party agrees that such reimbursements shall be deemed payment for services rendered by the Company to the Parties in order to enable the Company to operate efficiently and not as capital contributions to the Company.

Section 6. Assignability. No Party may assign or transfer its rights or delegate its obligations under this Agreement, and any such assignment, transfer or delegation shall, to the fullest extent permitted by law, be null and void, except that each Party shall be required to assign or transfer its rights, and delegate its obligations, hereunder to an assignee or transferee that succeeds to such Party’s rights and obligations as a Member in accordance with Section 23 of the LLC Agreement.

Section 7. Benefits of Agreement; No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person (other than the Company) not a party hereto.

Section 8. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 9. Entire Agreement. This Agreement, together with the other documents expressly referenced herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

Section 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

Section 11. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each Party hereto.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Cost Sharing Agreement as of the date first written above.

[SARA LEE CORPORATION]

By:
Name:
Title:

[GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

[Signature Page to [Newco B] Cost Sharing Agreement]

AGREED FORM

[NEWCO A] SEPARATENESS AGREEMENT

THIS SEPARATENESS AGREEMENT (this “Agreement”) is made as of [•], 2010 by and between [Sara Lee Corporation], as member of the Company (the “Class A Member”) and [Grupo Bimbo, S.A.B. de C.V.], as member of the Company (the “Special Member”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the LLC Agreement (as defined below).

WHEREAS, the Class A Member and the Special Member, as members of the Company, have entered into that certain Limited Liability Company Agreement of [Newco A, LLC] (the “LLC Agreement”), dated as of the date hereof; and

WHEREAS, the Class A Member and the Special Member wish to ensure that the Company maintains its status as an independent legal entity, separate and distinct from each of the Class A Member, the Special Member and any other Person;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements herein contained and for other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Notwithstanding any provision of the LLC Agreement or in any other document governing the formation, management or operation of the Company, each of the Class A Member and the Special Member shall cause the Company to:

(a) maintain complete and accurate books and records separate from those of either of the Members and any other Person;

(b) at all times hold itself out to the public as a legal entity separate and independent from either of the Members and any other Person and have a Board separate from that of either of the Members and any other Person;

(c) file its own tax returns, if any, as may be required by applicable law, separate from those of any other Person and pay any taxes required to be paid under applicable law;

(d) hold all of its funds, assets and bank accounts in its own name and not commingle its funds or assets with those of any other Person;

(e) conduct its business and dealings with third parties only in its own name and hold itself out as a separate and independent entity and strictly comply with all organizational formalities to maintain its separate existence;

(f) maintain complete and accurate financial statements separate from either of its Members and any other Person, showing its assets and liabilities separate and apart from those of either of its Members and any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) such assets shall also be listed on the Company’s own separate balance sheet as allowed under United States GAAP or International Financial Reporting Standards (whichever basis of accounting is followed by the Class A Member);

(g) prepare financial statements, which, if required to be audited pursuant to any legal requirement applicable to the Company, will be audited by a nationally recognized firm of certified public accountants (which firm may also serve as auditors of one or more Affiliates), and which will disclose, to the extent required by generally accepted accounting principles (if applicable), any transactions between the Company and any of its Affiliates;

(h) pay its liabilities and expenses only out of its own funds as such liabilities and expenses become due;

(i) maintain an arm’s length relationship with its Affiliates and each of the Members, it being understood that (i) any indemnities provided in the Basic Documents and (ii) any director or officer indemnities provided or arranged by the Members to or for the benefit of any Manager, Officer or employee of the Company shall be considered to have been provided on an arm’s length basis;

(j) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(k) allocate fairly and reasonably any overhead for shared office space;

(l) use separate stationery, invoices and checks;

(m) correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(n) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, except that no Member shall be required to make additional capital contributions to the Company, except as required in the LLC Agreement;

(o) observe and abide by all formalities required of a Delaware limited liability company, including the maintenance of current minute books, and cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Company and its assets and liabilities; and

(p) cause the Managers, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently with and in furtherance of the foregoing.

2

Section 2. So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, notwithstanding any other provision of this Agreement, any provision of the LLC Agreement and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, neither the Class A Member nor the Special Member shall cause or permit the Company to:

(a) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Sections 7(a), 9(k)(i), 9(k)(ii), 9(k)(iii) of the LLC Agreement;

(b) take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal taxes and, to the extent consistent with applicable law, state and local income and other tax purposes, as a disregarded entity that is not separate from the Class A Member, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes; or

(c) take any action or engage in any business prohibited by Section 7(b) of the LLC Agreement.

Section 3. Assignability. No party hereto may assign or transfer its rights or delegate its obligations under this Agreement, and any such assignment, transfer or delegation shall, to the fullest extent permitted by law, be null and void, except that each party shall be required to assign or transfer its rights, and delegate its obligations, hereunder to an assignee or transferee that succeeds to such party’s rights and obligations as a Member in accordance with Section 23 of the LLC Agreement.

Section 4. Benefits of Agreement; No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto.

Section 5. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 6. Entire Agreement. This Agreement, together with the other documents expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

Section 8. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each party hereto.

Section 9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Separateness Agreement as of the date first written above.

CLASS A MEMBER:
[SARA LEE CORPORATION]

By:
Name:
Title:

SPECIAL MEMBER:
[GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

[Signature Page to [Newco A] Separateness Agreement]

AGREED FORM

[NEWCO B] SEPARATENESS AGREEMENT

THIS SEPARATENESS AGREEMENT (this “Agreement”) is made as of [•], 2010 by and between [Sara Lee Corporation], as member of the Company (the “Class A Member”) and [Grupo Bimbo, S.A.B. de C.V.], as member of the Company (the “Special Member”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the LLC Agreement (as defined below).

WHEREAS, the Class A Member and the Special Member, as members of the Company, have entered into that certain Limited Liability Company Agreement of [Newco B, LLC] (the “LLC Agreement”), dated as of the date hereof; and

WHEREAS, the Class A Member and the Special Member wish to ensure that the Company maintains its status as an independent legal entity, separate and distinct from each of the Class A Member, the Special Member and any other Person;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements herein contained and for other good and valuable consideration receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Notwithstanding any provision of the LLC Agreement or in any other document governing the formation, management or operation of the Company, each of the Class A Member and the Special Member shall cause the Company to:

(a) maintain complete and accurate books and records separate from those of either of the Members and any other Person;

(b) at all times hold itself out to the public as a legal entity separate and independent from either of the Members and any other Person and have a Board separate from that of either of the Members and any other Person;

(c) file its own tax returns, if any, as may be required by applicable law, separate from those of any other Person and pay any taxes required to be paid under applicable law;

(d) hold all of its funds, assets and bank accounts in its own name and not commingle its funds or assets with those of any other Person;

(e) conduct its business and dealings with third parties only in its own name and hold itself out as a separate and independent entity and strictly comply with all organizational formalities to maintain its separate existence;

(f) maintain complete and accurate financial statements separate from either of its Members and any other Person, showing its assets and liabilities separate and apart from those of either of its Members and any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (x) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) such assets shall also be listed on the Company’s own separate balance sheet as allowed under United States GAAP or International Financial Reporting Standards (whichever basis of accounting is followed by the Class A Member);

(g) prepare financial statements, which, if required to be audited pursuant to any legal requirement applicable to the Company, will be audited by a nationally recognized firm of certified public accountants (which firm may also serve as auditors of one or more Affiliates), and which will disclose, to the extent required by generally accepted accounting principles (if applicable), any transactions between the Company and any of its Affiliates;

(h) pay its liabilities and expenses only out of its own funds as such liabilities and expenses become due;

(i) maintain an arm’s length relationship with its Affiliates and each of the Members, it being understood that (i) any indemnities provided in the Basic Documents and (ii) any director or officer indemnities provided or arranged by the Members to or for the benefit of any Manager, Officer or employee of the Company shall be considered to have been provided on an arm’s length basis;

(j) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds.

(k) allocate fairly and reasonably any overhead for shared office space;

(l) use separate stationery, invoices and checks;

(m) correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;

(n) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, except that no Member shall be required to make additional capital contributions to the Company, except as required in the LLC Agreement;

(o) observe and abide by all formalities required of a Delaware limited liability company, including the maintenance of current minute books, and cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Company and its assets and liabilities; and

(p) cause the Managers, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently with and in furtherance of the foregoing.

Section 2. So long as any Member or any Related Party of such Member remains entitled to any rights or is bound by any obligations as Licensee, notwithstanding any other provision of this Agreement, any provision of the LLC Agreement and any provision of law that otherwise so empowers the Company, the Class A Member, the Special Member, the Board or any other Person, neither the Class A Member nor the Special Member shall cause or permit the Company to:

(a) engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Sections 7(a), 9(k)(i), 9(k)(ii), 9(k)(iii) of the LLC Agreement;

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(b) take any action, file any tax return, or make any election inconsistent with the treatment of the Company, for purposes of federal taxes and, to the extent consistent with applicable law, state and local income and other tax purposes, as a disregarded entity that is not separate from the Class A Member, including making an election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes; or

(c) take any action or engage in any business prohibited by Section 7(b) of the LLC Agreement.

Section 3. Assignability. No party hereto may assign or transfer its rights or delegate its obligations under this Agreement, and any such assignment, transfer or delegation shall, to the fullest extent permitted by law, be null and void, except that each party shall be required to assign or transfer its rights, and delegate its obligations, hereunder to an assignee or transferee that succeeds to such party’s rights and obligations as a Member in accordance with Section 23 of the LLC Agreement.

Section 4. Benefits of Agreement; No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto.

Section 5. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 6. Entire Agreement. This Agreement, together with the other documents expressly referenced herein, constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.

Section 8. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by each party hereto.

Section 9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Separateness Agreement as of the date first written above.

CLASS A MEMBER:

[SARA LEE CORPORATION]

By:
Name:
Title:

SPECIAL MEMBER:

[GRUPO BIMBO, S.A.B. DE C.V.]

By:
Name:
Title:

[Signature Page to [Newco B] Separateness Agreement]

Exhibit I: Form of Steering Committee Agreement

STEERING COMMITTEE AGREEMENT

THIS STEERING COMMITTEE AGREEMENT (this “Agreement”), dated [            ], [2011] (the “Effective Date”), is made by and between [Name of Licensor], a [            ] (hereafter referred to as “Licensor”), Sara Lee Corporation, a corporation organized under the laws of Maryland (hereafter referred to as a “Licensee” or “Stella”), and Grupo Bimbo, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (hereafter referred to as a “Licensee” or “Betty”; and, and together with Stella, the “Licensees”, and together with Licensor and Stella the “Parties”).

WHEREAS, Betty (or Betty’s Affiliate), as “Purchaser”, and Stella (or Stella’s Affiliate), as “Seller”, are parties to that certain Share Purchase Agreement, dated as of November [_], 2010 (the “Share Purchase Agreement”), pursuant to which, among other things, Purchaser provides for the purchase by Purchaser from Seller of all of the capital stock of [Stella Fresh] (the “Purchased Company”), a company that Commercializes (as hereafter defined) Field Products (as hereafter defined) in the Territory (as hereafter defined);

WHEREAS, pursuant to the Contribution Agreement, of even date herewith (the “Contribution Agreement”), among Seller, certain Affiliates of Seller and Licensor, Seller and certain Affiliates of Seller contributed to Licensor the Core Trademarks (as hereafter defined); and

WHEREAS, pursuant to the Share Purchase Agreement and as a material component and condition thereof, Licensor and Betty have entered into the Betty Trademark License Agreement of even date herewith (the “Betty TLA”), relating to the grant of a license by Licensor to Betty of the right to use Betty’s Licensed Core Trademarks (as hereafter defined) and related intellectual property specified in the Betty TLA for the purpose of Commercializing (as hereafter defined) the Betty Field Products (as hereafter defined) in the Territory (as hereafter defined); and

WHEREAS, pursuant to the Share Purchase Agreement and as a material component and condition thereof, Licensor and Stella have entered into the Stella Trademark License Agreement of even date herewith (the “Stella TLA”), relating to the grant of a license by Licensor to Stella of the right to use Stella’s Licensed Core Trademarks (as hereafter defined) and related intellectual property specified in the Stella TLA for the purpose of Commercializing the Stella Field Products (as hereafter defined) in the Territory;

WHEREAS, the Parties desire to enter into this Agreement and form the Steering Committee (as defined below) for the purpose of collaboratively stewarding the use of the Licensed Core Trademarks by Betty and the Core Trademarks by Stella in Commercializing their respective Field Products in the Territory and by Stella in Commercializing the Stella Branded Non-Field Products (as hereafter defined) in the Territory; and

WHEREAS, the members of NewCo A (as hereafter defined) have agreed in the NewCo A LLC Agreement (as hereafter defined) that each member (or any manager appointed by such member) shall have the right to cause Licensor to execute such documents and take such actions on behalf of and in the name of Licensor so as to enforce the terms of and exercise Licensor’s rights under each TLA, with Licensor being bound thereby, and it being understood that any such enforcement shall constitute a Dispute (as defined in each TLA) to be resolved in accordance with the dispute resolution procedures set forth in each TLA.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used herein, capitalized terms have the meaning ascribed to them as follows.

“Betty TLA” shall have meaning set forth in the recitals.

“Betty Field Products” shall have the meaning set forth for the term “Field Products” in the Betty TLA.

“Betty” shall have the meaning set forth in the first paragraph.

“Betty’s Initial Licensed Core Trademarks” shall mean the set of Initial Core Trademarks that are licensed to Betty by Licensor under the Betty TLA.

“Betty’s Follow-on Licensed Core Trademarks” shall mean the set of Follow-on Core Trademarks that are licensed to Betty by Licensor under the Betty TLA.

“Betty’s Licensed Core Trademarks” shall mean Betty’s Initial Licensed Core Trademarks and Betty’s Follow-on Licensed Core Trademarks.

“Brand Health Tracking” shall mean, with respect to any Stella Branded Product, the analytical technique of surveying consumers for the purpose of determining the brand health of such Stella Branded Product in terms of attributes such as (i) “Favorite brand”, (ii) “Is Great tasting”, and (iii) “Is a source of good nutrition”.

“Co-Branding” shall mean, with respect to any product Commercialized by a Licensee, the branding of that product with the Stella Brand and a brand other than the Stella Brand that is not proprietary to such Licensee (the “Other Brand”).

“Co-Chair(s)” shall have the meaning set forth in Section 3.4.

“Core Trademarks” shall mean the Initial Core Trademarks and the Follow-on Core Trademarks.

“Effective Date” shall have the meaning set forth in the first paragraph.

“Follow-on Core Trademarks” shall mean trademarks that from time to time after the Effective Date come into existence and that derive from then existing Core Trademarks.

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“Functional Benefit Guidelines” shall have the meaning set forth in the Stella Brand Identity Book.

“Governmental Authority” shall have the meaning set forth in each TLA.

“Initial Core Trademarks” shall mean the trademarks contributed to Licensor pursuant to the Contribution Agreement.

“Law” shall have the meaning set forth in each TLA.

“Licensed Core Trademarks” shall mean, with respect to the Betty TLA, Betty’s Licensed Core Trademarks, and with respect to the Stella TLA, Stella’s Licensed Core Trademarks.

“Licensee(s)” shall have the meaning set forth in the first paragraph.

“Licensee’s Field Products” shall mean, with respect to Betty, Betty Field Products, and with respect to Stella, Stella Field Products.

“Licensor” shall have the meaning set forth in the first paragraph.

“NewCo A” shall mean [NewCo A], a limited liability company organized under the laws of the State of Delaware.

“NewCo A LLC Agreement” shall mean the [NewCo A] LLC Agreement, dated ______, by and between the parties thereto.

“No Use Zone(s)” shall have the meaning set forth in each TLA.

“Parties” shall have the meaning set forth in the first paragraph.

“Representative(s)” shall have the meaning set forth in Section 3.3.

“Steering Committee” shall mean the committee the formation, administration, and proceedings of which is contemplated by this Agreement.

“Stella Brand” shall mean any brand to which the Core Trademarks are directed.

“Stella Branded Products” shall mean, collectively, with respect to Betty, Betty Field Products, and with respect to Stella, Stella Field Products and Stella Branded Non-Field Products.

“Stella Master Brand Identity Book” shall have the meaning set forth in Section 4.1.

“Stella TLA” shall have the meaning set forth in the recitals.

“Stella Field Products” shall have the meaning set forth for the term “Field Products” in the Stella TLA.

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“Stella Branded Non-Field Products” shall mean products that are not within Stella Field Products and that are Commercialized by Stella under one or more Core Trademarks.

“Stella” shall have the meaning set forth in the first paragraph.

“Stella’s Initial Licensed Core Trademarks” shall mean the set of Initial Core Trademarks that are licensed to Stella by Licensor under the Stella TLA.

“Stella’s Follow-on Licensed Core Trademarks” shall mean the set of Follow-on Core Trademarks that are licensed to Stella by Licensor under the Stella TLA.

“Stella’s Licensed Core Trademarks” shall mean Stella’s Initial Licensed Core Trademarks and Stella’s Follow-on Licensed Core Trademarks.

“Term” shall have the meaning set forth in Section 6.

“Territory” shall mean North America.

“TLA(s)” shall mean each of the Betty TLA and the Stella TLA (and, collectively, the Betty TLA and the Stella TLA).

1.2 Interpretation. Interpretation of this Agreement shall be as set forth in Section 1.2 of the Share Purchase Agreement (as applied to this Agreement).

1.3 Compliance with TLAs and the [NewCo A] LLC Agreement. Notwithstanding anything to the contrary, the obligations of each Party under this Agreement shall be subject to the terms and conditions of (a) the TLA under which the applicable Licensee has been licensed to use the Core Trademarks or some set thereof and (b) Section 8(d) of the [NewCo A] LLC Agreement, and the actions of the Steering Committee shall be undertaken in accordance with the TLAs and the [NewCo A] LLC Agreement. For the avoidance of doubt, nothing in this Agreement shall limit any Party’s rights under the applicable TLA or the NewCo A LLC Agreement to which it is a party.

2.	COLLABORATIVE PURPOSE OF STEERING COMMITTEE

2.1 Purpose. The Steering Committee will be responsible for coordinating compliance and driving alignment with the Stella Master Brand Identity Book by each Licensee. The Parties intend that the Steering Committee collaborate efficiently to protect and grow the equity value, market penetration, revenue, and profitability of Commercializing Stella Branded Products in the Territory.

2.2 Policies and Guidelines. In furtherance of the purpose set forth in Section 2.1, the Steering Committee will adopt, maintain, and revise, from time to time, policies and guidelines for guiding and coordinating each Licensee’s stewardship of the Stella Brand and the quality control that should attend the manufacture, packaging, labeling, shipping, distribution, storage, and other logistics undertaken for Commercializing the Stella Branded Products in the Territory.

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In furtherance thereof, the Steering Committee may, from time to time, amend or revise the Stella Master Brand Identity Book.

2.3 Covered Products. The Steering Committee shall direct its brand stewardship to each Licensee’s use of the Core Trademarks licensed to it in Commercializing, in the case of Betty, the Betty Field Products and, in the case of Stella, the Stella Field Products and the Stella Branded Non-Field Products.

2.4 No Use Zone Requests. The Steering Committee shall be responsible for receiving and deciding upon requests by either Licensee to Commercialize one or more products in any No Use Zone.

2.5 Coordinated Domain Name Use. The Steering Committee shall be responsible for coordinating and approving the use by the Licensees of domain names the use of which from time to time may be shared by the Licensees or that the Steering Committee otherwise determines from time to time should be coordinated by the Parties, including without limitation, the second-level domains “saraleebakery”, “joyofeating”, and derivations thereof that may be confusingly similar.

2.6 Dispute Resolution. The Steering Committee shall, (a) as contemplated by the TLA, provide a forum for the resolution of disputes arising between the Licensees relating to the compliance of each of such Licensee with the TLA under which such Licensee has been licensed to use the Core Trademarks or some set thereof, and (b) as contemplated by the [NewCo A] LLC Agreement, provide a forum for the resolution of disputes deemed thereunder to arise relating to Licensor’s enforcement of its rights under each License Agreement as set forth in Section 8(d) of the [Newco A] LLC Agreement, and relating to certain other disputes that may arise thereunder as described in Section 36 of the [Newco A] Operating Agreement.

3.	ADMINISTRATIVE MATTERS

3.1	Formation. The Steering Committee shall be deemed to have been formed upon the Effective Date.

3.2 Number. The Steering Committee shall be comprised of four (4) persons, with one (1) person designated by each Licensee and two (2) persons designated by Licensor; provided, however, that if the Co-Chairs of the Steering Committee mutually agree, such number may be increased to six (6) or eight (8) persons, with an equal number of additional Representatives from each Licensee, or after any such increase, decreased to four (4) or six (6) persons through removal of an equal number of Representatives from each Licensee.

3.3 Designation of Representatives. The representatives on the Steering Committee (each a “Representative”; collectively, the “Representatives”) shall initially include:

(a)	from each Licensee, the chief marketing officer (or other officer of similar rank and title) responsible for Commercializing that Licensee’s Stella Branded Products;

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(b)	the two persons designated by Licensor as provided in Section 3.2.

Each Party shall have the right in its discretion to appoint alternates and substitutes for each such person that such Party has designated to serve on the Steering Committee.

3.4 Co-Chairs. The Representative designated pursuant to Section 3.3(a) by each Licensee shall be designated as a co-chair of the Steering Committee (each a “Co-Chair”; and, together with the other Co-Chair, the “Co-Chairs”).

3.5 Other Advisors. From time to time, in respect of the subject matter to be addressed by the Steering Committee at any meeting thereof, the Co-Chairs may agree with each other to invite representatives of their respective companies, consultants and other agents with expertise or experience with respect to such subject matter to attend such meetings and to participate in the Steering Committee’s consideration of such subject matter.

3.6	Regular Brand Steward Meetings

(a)	Dates. The Steering Committee shall hold two (2) regular brand steward meetings per year.

(b)	Venues. Generally, the venues of the two (2) regular brand steward meetings shall alternate between the facilities of the respective Licensees; provided, that the Co-Chairs may from time to time mutually agree upon other venues.

(c)	Agendas. The agenda for each regular brand steward meeting shall be mutually agreed by the Co-Chairs, and shall include at a minimum the following items:

(i)	assessment of joint opportunities;

(ii)	review of application of the Functional Benefit Guidelines to each Licensee’s core SKUs, where such core SKUs shall be determined by the Steering Committee;

(iii)	discussion of the evolution of Stella Branded Products using analytical tools to be identified by the Steering Committee, including, without limitation, Brand Health Tracking;

(iv)	review of the Core Trademark Portfolio and related intellectual property issues arising from time to time (including, without limitation, domain names, development of joint sites, and linking rights between each Licensee’s web sites); and

(v)	review of other matters that may be brought to the attention of the Steering Committee pursuant to the TLAs or otherwise.

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3.7	Off Cycle Brand Steward Meetings.

(a)	Notice. Off Cycle Brand Steward Meetings may be called on two (2) weeks’ prior written notice by either Co-Chair (unless such notice is otherwise waived by the Parties) at times other than regular brand steward meetings for the purpose of addressing time-sensitive matters that may have a material effect on the Stella Brand or disputes in respect of which either Licensee is seeking resolution in accordance with either or both TLAs.

(b)	Venues. Off Cycle Brand Steward Meetings may be held in person or by teleconference. For any Off Cycle Brand Steward Meeting that the Co-Chairs agree to hold in person, the Co-Chairs shall agree upon the venue thereof.

(c)	Agendas. The agenda for any off-cycle brand steward meeting shall be as set forth in the notice of such meeting, as may be amended by the mutual agreement of the Co-Chairs.

3.8 Quorum. The quorum for regular brand steward meetings and off-cycle brand steward meetings shall be satisfied as long as each Co-Chair or such Co-Chair’s authorized substitute is present.

3.9 Voting. Any matter to be voted upon by the Steering Committee shall be decided by the unanimous vote of the Representatives.

4.	STELLA MASTER BRAND IDENTITY BOOK

4.1 Adoption. Each Licensee shall adopt the brand identity book (the “Stella Master Brand Identity Book”) pursuant to the TLAs.

4.2	Core Trademark Management, Enforcement and Defense.

(a)	Follow-on Core Trademarks. The decision to prepare and file and thereafter prosecute applications for Follow-on Core Trademarks proposed by either Licensee shall be determined by the Steering Committee.

(b)	Preparation and Filing of Applications. Stella, as agent of Licensor, shall be responsible for preparing and filing any applications for Follow-on Core Trademarks in the Territory approved by the Steering Committee.

(c)	Prosecution. Stella, as agent of Licensor, shall be responsible for continuing to prosecute any applications for any Initial Core Trademarks pending as of the Effective Date and for prosecuting any applications for Follow-on Core Trademarks in the Territory approved by the Steering Committee.

(d)	Maintenance. Stella, as agent of Licensor, shall responsible for actions required to maintain any Core Trademarks in the Territory.

(e)	Enforcement and Defense. The Steering Committee shall coordinate the actions by the Licensees in furtherance of the enforcement and defense of Core Trademarks in accordance with the provisions relating thereto in each of the Betty TLA and the Stella TLA.

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(f)	Expense Sharing. In the case of each Core Trademark used only by one Licensee to Commercialize its Licensed Products in each country in the Territory, such Licensee shall pay the expense (including, without limitation, all fees and out-of-pocket expenses and the allocable portion of staff time) of preparation, filing, and prosecution of applications for such Core Trademark in such country, and the maintenance of such Core Trademark in such country; provided that in the case of each Core Trademark that is used by both Licensees, the Licensees shall share the aforementioned expenses in the manner agreed upon by the Steering Committee.

(g)	Trademark Database; Docket Sheet; Reports. Stella, on behalf of Licensor, shall (i) maintain a database of Core Trademarks and any applications for Core Trademarks, (ii) prepare and periodically update a usual and customary docket sheet containing information on pending applications for Core Trademarks and registrations of Core Trademarks; and (iii) provide to each Licensee a copy of such initial and updated docket sheets for the purpose of, among others, facilitating the review by the Steering Committee of the portfolio of the Core Trademarks contemplated by Section 3.6(c)(iv).

4.3 Changes. The Parties agree that changes to the Stella Master Brand Identity Book (including, without limitation, the form of any Licensed Core Trademark), other than changes in the Stella Master Brand Identity Book or the form of any Licensed Core Trademark required to comply with applicable Law, shall not be subject to the arbitration procedures set forth in Section 18 of either the Betty TLA or the Stella TLA. In the event any dispute over such changes (other than changes required to comply with applicable law) is not resolved by the Steering Committee or the applicable senior executive officers of each of the Parties in accordance with Section 18.1, such change shall not be made and the status quo shall be maintained with respect to the Stella Master Brand Identity Book or such Licensed Core Trademark, as applicable.

5.	CONFIDENTIALITY

5.1 Obligations. Any Confidential Information of a Party, received by another Party pursuant to this Agreement shall be used, disclosed, or copied only for the purposes of, and only in accordance with, this Agreement. Each Party shall use, at a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a)	each Party shall only disclose Confidential Information to its employees or to any Person that is bound by comparable confidentiality obligations and have a bona fide need to access the Confidential Information consistent with the receiving Party’s rights and obligations under this Agreement;

(b)	no Party shall make or have made any copies of Confidential Information of the disclosing Party except those copies which it determines in good faith are reasonably necessary or useful to fulfill its obligations and exercise its rights under this Agreement; and

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(c)	each receiving Party shall affix to any copies it makes of the Confidential Information of the disclosing Party, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information originally received from the disclosing Party.

5.2 Exclusions. None of the Parties shall be bound by obligations restricting disclosure set forth in this Agreement with respect to any Confidential Information which:

(a)	without obligation of confidentiality was rightfully known by the recipient prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to the recipient by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the recipient; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by Law or Governmental Entity, but solely to the extent required thereby, provided that the disclosing party shall use reasonable efforts to provide notice thereof to the other party and reasonably cooperate in seeking additional measures to guard the confidentiality thereof (e.g., seeking a protective order).

6.	TERM

6.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in existence during the term of the Betty TLA (and any successor agreement thereto) and the Stella TLA (and any successor agreement thereto).

7.	MISCELLANEOUS

7.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

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7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Licensor, to:

[SPV]

[Address]

[City, State Zip]

Attention:

Telephone:

Facsimile:

if to [Stella], to:

[Hudson] Corporation

3500 Lacey Road

Downers Grove, IL 60515

Attention: General Counsel

Telephone: (630) 598-6000

Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Kevin F. Blatchford

                  Scott R. Williams

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

and

if to Betty, to:

BBU, Inc.

255 Business Center Drive

Horsham, PA 19044

Attention: General Counsel

Telephone: (215) 323-9212

Facsimile: (215) 293-9629

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with a copy to (which shall not constitute notice):

Grupo Bimbo, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 1000

Colonia Peña Blanca Santa Fe

C.P. 01210

México, D.F.

Attention: Director Jurídico

Telephone: (5255) 5268-6600

Facsimile: (5255) 5268-6812

with another copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Chantal E. Kordula, Esq.

Telephone: (212) 225-2000

Facsimile: (212) 225-3999

7.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Agreement or of a signature of a Party will be effective as an original.

7.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the [NewCo A] LLC Agreement and each TLA, (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person, other than the Parties and the Indemnified Parties, any rights or remedies hereunder or thereunder.

7.5 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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7.7 Extension; Waiver. Any Party may extend the time for the performance of any of the obligations or other acts of any of the other Party. Any agreement on the part of a Party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.8 Authority to Bind. No Party shall have the authority to commit any other Party to any binding obligation or to execute, on behalf of any other Party, any agreement, lease or other document creating legal obligations on the part of any other Party, and no Party shall represent to any third party that it has such authority.

7.9 Force Majeure. No Party shall be liable for any failure or delay in performing any of its obligations under this Agreement if the failure or delay is due to any cause beyond such Party’s reasonable control (including war, acts of terrorism, conditions or events of nature, civil disturbances, work stoppage, labor disturbance, power failures, failure of telephone lines and equipment, fire and earthquake, or any applicable Law) (any such cause, a “Force Majeure Event”), provided that such non-performing Party shall notify the other affected Party or Parties in writing of such Force Majeure Event (and the reasonable details thereof) as soon as possible after becoming aware of the Force Majeure Event, and shall use commercially reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure Event and mitigate the effect of any Force Majeure Event on the performance of its obligations under this Agreement.

7.10 Construction. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments to it, including its exhibits and schedules, unless the context shall clearly indicate or require otherwise. Wherever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. The use of the word “including”, “includes” or “include” herein shall be deemed to be followed by the phrase “without limitation”, and unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The parties have participated jointly in the negotiation and drafting hereof. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

*Signatures appear on next page*

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IN WITNESS WHEREOF, the parties hereto have caused duly authorized representatives of their respective companies to execute and deliver this Agreement on the Effective Date.

Date:	_________________________	[LICENSOR]

	_________________________	By:
Name:
Title:

[STELLA]

Date:	_________________________	By:
Name:
Title:

Date:	_________________________	[BETTY]

By:
Name:
Title:

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OWNER’S AFFIDAVIT

The undersigned first being duly sworn, deposes and says:

1. That they are the owner of the certain real property in the State of [•], described in your Commitment for Title Insurance or Preliminary Title Report No. [•].

2. That the land is improved by a:

☐	Office Building
☐	Apartment Building
☐	Commercial Building
☐	Combination Office and Commercial Building
☐	Industrial Building
☐	Other

3. First American Title Insurance Company (referred to as “First American”) has been requested to issue a form of policy of owner’s title insurance showing as an exception to title in Schedule B therein all existing leases affecting the real property referred to above and described in the Commitment/Preliminary Title Report issued in connection with this transaction.

In addition to any other requirements it may have, First American has requested that the undersigned provide it with a certified list of all of the lessees under existing leases.

Therefore, in response to such request made by First American, the undersigned hereby declares that the rent roll attached hereto as Exhibit “A”, represents all of the lessees under all subsisting leases affecting the subject property.

The undersigned also declares that to its actual knowledge, no leases contain provisions for either options to purchase or the rights of first refusal, or both, other than: (Insert Info or Specify NONE, as applicable) and First American and Buyer/Borrower have been provided with copies of all the leases, including any modifications and amendments thereto.

4. That, to the actual knowledge of the affiant, there have been no repairs, work of improvement or materials furnished to the premises within 120 days, except those incurred in the ordinary course of business and those items specified on Schedule “1” attached hereto.

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5. That, to the actual knowledge of the affiant, there are no unpaid bills for labor or material because of any improvements made to the above premises within the past 90 days.

6. That, to the actual knowledge of the affiant, there is no one in possession of, or who has advanced in writing a claim of adverse possession to the title of the premises other than

☐	The undersigned
☐	Tenants based only on month-to-month rental agreements
☐	Lessees based upon existing leases shown on the rent roll attached hereto

7. That, to the actual knowledge of the affiant, no person(s) other than those mentioned above or in the public records of the county where the premises is located or the Commitment/Preliminary Title Report have any rights, easements, licenses, or agreements allowing them to use, encroach on, or travel over said real property.

8. That, to the actual knowledge of the affiant, the undersigned has not received any supplemental tax bill which is delinquent.

9. That, to the actual knowledge of the affiant, no proceedings in bankruptcy or receivership have been instituted by or against the owner of the property within the last ten (10) years, and that the owner of the property has never made an assignment for the benefit of creditors.

10. [Insert State-specific requirements, provided such requirements are reasonably acceptable to the undersigned.]

11. That this Affidavit is given for the purpose of inducing First American Title Insurance Company and its Agents, Offices and Subsidiaries to issue its Policy(ies) of Title Insurance which may provide coverage as to the items mentioned above and that the statements made herein are true and correct to my/our own actual knowledge.

12. The undersigned acknowledge that they have read the foregoing and fully understand the legal aspects of any misrepresentation and/or untrue statements made herein and indemnify and hold harmless First American and First American Title Guaranty against liability occasioned by reason of reliance upon the statements made herein in the event such statements were false when and as made.

13. That First American has been requested to issue its policy or policies of title insurance referenced above in favor of the Insured named therein;

AND WHEREAS, First American is unwilling to issue said policy or policies until the closing instrument(s) under which the insured acquires an interest in said real property is/are filed for record in the appropriate recording office(s);

AND WHEREAS, the parties in the transaction have requested First American to provide a so-called “New York Style Closing” which provides for the unconditional delivery of the closing instrument(s) between the parties and the passing of consideration therefore.

2

NOW THEREFORE it is agreed that in consideration of First American issuing its policy or policies without making exception therein of matters which may arise between the most recent effective date of the title commitment (the last date upon which the search of title is effective) and the date the documents creating the interest being insured have been filed for record and which matters may constitute an encumbrance on or affect said title, the undersigned agrees to promptly defend, remove, bond or otherwise dispose of any encumbrance, lien or objectionable matter to title (collectively, “objection(s) to title”) which may arise or be filed, as the case may be, against the captioned premises during the period of time between the most recent effective date of title commitment and date of recording of all closing instruments, and to hold harmless and indemnify the First American against all expenses, costs and reasonable attorneys’ fees which may arise out of its failure to so remove, bond or otherwise dispose of any said objection(s) to title.

I declare under penalty of perjury under the laws of the State of [•] that the foregoing is true and correct.

Date:

[OWNER]

By:

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GUARANTY OF BBU

This Guaranty of BBU (this “Guaranty”) is made as of [•], 20[•]1 by BBU, INC., a corporation incorporated under the laws of the State of Delaware (“BBU”), in favor of Sara Lee Corporation, a corporation incorporated under the laws of the State of Maryland (“Sara Lee”), and those Affiliates of Sara Lee which are parties to or beneficiaries of the BBU Guaranteed Agreements (as defined below) (together, the “Beneficiaries”). Capitalized terms used herein but not defined have the meanings assigned to them in the Share Purchase Agreement, dated as of November 9, 2010, by and among BBU, Grupo Bimbo S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico, and Sara Lee.

WHEREAS, Affiliates of BBU (the “BBU Guaranteed Persons”) are parties to: [Sara Lee North America Trademark License Agreement]2, [Sara Lee Outside North America Trademark License Agreement], [Non-Trademark Intellectual Property License Agreement], [Ball Park License Agreement], [Steering Committee Agreement], Limited Liability Company Agreement of [Newco “A”], Limited Liability Company Agreement of [Newco “B”], [Newco “A”] Cost Sharing Agreement, [Newco “B”] Cost Sharing Agreement, [Newco “A”] Separateness Agreement and the [Newco “B”] Separateness Agreement (together, the “BBU Guaranteed Agreements”); and

WHEREAS, BBU will derive substantial direct and indirect benefits from the transactions contemplated by the BBU Guaranteed Agreements.

ARTICLE I

GUARANTY OF BBU

Section 1.1 Guaranty of BBU.

(a) Upon the terms and subject to the conditions set forth in this Section 1.1, BBU irrevocably, absolutely and, except as set forth in Section 1.1(b) and the last paragraph of Section 1.2 (Absolute and Unconditional Guarantee), unconditionally guarantees to each Beneficiary the due, prompt and punctual payment and performance by each of the BBU Guaranteed Persons of all of its payment and performance obligations under each of the BBU Guaranteed Agreements, including any damages payable to any Beneficiary pursuant to the terms of the BBU Guaranteed Agreements (the “BBU Guaranty”). The obligations guaranteed by the BBU Guaranty are collectively referred to herein as the “BBU Guaranteed Obligations.”

(b)A demand for payment or performance or an action to enforce the BBU Guaranty may be made, brought or prosecuted, as applicable, against BBU only if a BBU Guaranteed Obligation remains unpaid or unperformed for any reason five (5) Business Days after a Beneficiary has made a written demand for payment or performance against a BBU Guaranteed Person with respect to such BBU Guaranteed Obligation.

[1]	NTD: To be signed at Closing.
[2]	NTD: To insert caption of each agreement.

(c) Notwithstanding Section 1.1(b), in the case of any demand for payment or performance or an action to enforce the BBU Guaranty that is subject to dispute under the terms of a BBU Guaranteed Agreement that provides that such dispute shall be subject to an express alternative dispute resolution (including arbitration) provision (each such dispute, a “Resolvable Dispute” and each such provision, a “Dispute Resolution Procedure”), then, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Proceeding against BBU to enforce the BBU Guaranty with respect to such demand shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which BBU hereby irrevocably submits.

Section 1.2 Absolute and Unconditional Guaranty. The Liability of BBU under its BBU Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and, except as set forth in Section 1.1(b) (Guaranty of BBU) and the last paragraph of this Section 1.2, unconditional irrespective of:

(a) the illegality of the BBU Guaranty;

(b) the validity or genuineness of any BBU Guaranteed Agreement with respect to any BBU Guaranteed Person;

(c) the enforceability of this Article I against any BBU Guaranteed Person and BBU;

(d) any release or discharge of any obligation of any BBU Guaranteed Person under any BBU Guaranteed Agreement resulting from any change in the corporate existence, structure or ownership of any BBU Guaranteed Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any BBU Guaranteed Person or any of its assets;

(e) subject to Section 2.13, any amendment or modification of any BBU Guaranteed Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any BBU Guaranteed Obligation, any escrow arrangement or other security therefor, any Liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of any BBU Guaranteed Agreement or the documents entered into in connection herewith; or

(f) any other act or omission relating to the BBU Guaranty that may or might in any manner or to any extent vary the risk of BBU or otherwise operate as a discharge of BBU as a matter of Law or equity;

except that in the case of any Liability that is subject to a Resolvable Dispute that has not been finally resolved in accordance with the applicable Dispute Resolution Procedure, then, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Proceeding against BBU to enforce the BBU Guaranty with respect to such Liability shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which BBU hereby irrevocably submits.

BBU agrees, provided that a BBU Guaranteed Obligation remains unpaid or unperformed for any reason five (5) Business Days after a Beneficiary has made a written demand for payment or performance against a BBU Guaranteed Person with respect to such BBU Guaranteed Obligation, the obligations of BBU under this BBU Guaranty shall be unconditional, but subject to all defenses that such BBU Guaranteed Person may have under the applicable BBU Guaranteed Agreement, provided, however, that in the case of any Guaranteed Obligation that is subject to a Resolvable Dispute, then, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Proceeding against BBU to enforce the BBU Guaranty with respect to such Guaranteed Obligation shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which BBU hereby irrevocably submits.

Section 1.3 Beneficiaries. No Beneficiary shall be obligated to file any claim relating to any BBU Guaranteed Obligation in the event that any BBU Guaranteed Person becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of a Beneficiary to so file shall not affect BBU’s obligations hereunder. In the event that any payment to a Beneficiary in respect of any BBU Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, BBU shall remain liable hereunder with respect to the BBU Guaranteed Obligation as if such payment had not been made.

Section 1.4 Waivers. BBU irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the BBU Guaranty not provided for herein.

Section 1.5 Consolidation or Merger. BBU shall require any successor, continuing entity or surviving entity to BBU, whether by merger, consolidation, amalgamation or other business combination, to expressly agree in writing with the Beneficiaries to assume and perform the obligations of BBU under the BBU Guaranty to the extent that such successor or entity does not succeed to the obligations of BBU hereunder by operation of Law.

Section 1.6 Subrogation. BBU may not exercise any rights of subrogation or contribution, whether arising by contract or operation of Law (including any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it in respect of the BBU Guaranty unless and until all of the BBU Guaranteed Obligations have been paid in full.

ARTICLE II

MISCELLANEOUS

Section 2.1 Amendment and Modification. This Guaranty may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by BBU and each of the Beneficiaries expressly stating that such instrument is intended to amend, modify or supplement this Guaranty.

Section 2.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered, if delivered personally to the intended recipient; (b) when faxed, upon confirmation of receipt; and (c) one (1) Business Day following dispatch by an overnight courier service, such as Federal Express, and in each case, addressed to BBU or a Beneficiary at the following address for such Person (or at such other address for a BBU or the Beneficiaries as shall be specified by like notice):

if to BBU, to:

BBU, Inc.
255 Business Center Drive
Horsham, PA 19044
Attention: General Counsel
Telephone: (215) 323-9212
Facsimile: (215) 293-9629

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Chantal E. Kordula, Esq.
Telephone: (212) 225-2000
Facsimile: (212) 225-3999

and

if to the Beneficiaries, to:

Sara Lee Corporation
3500 Lacey Road
Downers Grove, IL 60515
Attention: General Counsel
Telephone: (630) 598-6000
Facsimile: (630) 598-6591

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Kevin F. Blatchford
Scott R. Williams
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

Counterparts; Execution and Delivery. This Guaranty may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of parties hereto and delivered to the other parties. This Guaranty may be executed and delivered by facsimile transmission or electronic transmission (e.g., pdf file), and a facsimile or electronic transmission of this Guaranty or of a signature hereto will be effective as an original.

Section 2.4 Entire Agreement; No Third Party Beneficiaries. This Guaranty (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between BBU and the Beneficiaries with respect to the subject matter hereof and thereof and (ii) are not intended to confer upon any Person, other than BBU and the Beneficiaries, any rights or remedies hereunder or thereunder.

Section 2.5 Severability. Any term or provision of this Guaranty that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, BBU agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 2.6 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 2.7 Jurisdiction. To the fullest extent permitted by applicable Law, each of BBU and the Beneficiaries (i) agrees that any claim, Proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Guaranty shall be brought only in the state courts located in New York County, in the State of New York and the Federal Courts located in the Southern District of New York located in the borough of Manhattan in the City of New York, New York County (collectively, the “New York Courts”), (ii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court or any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum, (iii) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in clauses (a) or (c) of Section 2.2 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (iv) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, in the case of any Guaranteed Obligation that is subject to a Resolvable Dispute, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Proceeding against BBU to enforce the BBU Guaranty with respect to such Guaranteed Obligation shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which BBU hereby irrevocably submits. For the avoidance of doubt, any Beneficiary may pursue a Proceeding to enforce any final resolution of such Proceeding.

Section 2.8 Time of Essence. BBU agrees that, with regard to all dates and time periods set forth or referred to in this Guaranty, time is of the essence.

Section 2.9 Waiver. The failure of any Beneficiary to assert any of its rights under this Guaranty or otherwise shall not constitute a waiver of those rights.

Section 2.10 Transfer. Except as provided in Section 1.5, neither this Guaranty nor any of the rights, interests or obligations hereunder shall be transferred by BBU (whether by operation of Law or otherwise) without the prior written consent of the Beneficiaries. Any transfer of any rights, interests or obligations hereunder in violation of this Section 2.11 shall be null and void.

Section 2.11 Assignment; Successors. For the avoidance of doubt, it is understood and agreed by the parties hereto that BBU shall have no obligations under this Guaranty with respect to any obligations (collectively, “Assigned Obligations”) of a permitted assignee of or permitted successor to a BBU Guaranteed Person under a BBU Guaranteed Agreement if, pursuant to the terms of such BBU Guaranteed Agreement, such BBU Guaranteed Person is released from, or no longer subject to, any liabilities or obligations with respect to the Assigned Obligations following such permitted assignment or permitted succession.

[Remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, BBU has executed this Guaranty as of the date first written above.

BBU, INC.

By
Name:
Title:

SARA LEE CORPORATION, for itself and for each other Beneficiary

By
Name:
Title: